PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-284537

COINCHECK GROUP N.V.

Primary Offering of
4,860,148 Ordinary Shares Underlying Warrants

Secondary Offering of
127,559,143 Ordinary Shares
129,611 Warrants to Purchase Ordinary Shares and
129,611 Ordinary Shares Underlying Warrants

This prospectus relates to the offer and sale by us of (i) up to 4,730,537 of our ordinary shares with a nominal value of one eurocent (EUR 0.01) each (“Ordinary Shares”) that are issuable by us upon the exercise of 4,730,537 Public Warrants (as defined below) that were previously registered, and (ii) up to 129,611 Ordinary Shares that are issuable by us upon the exercise of 129,611 Private Warrants (as defined below).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of

(A)    up to 127,559,143 Ordinary Shares, comprising

(i)     up to 4,195,973 Ordinary Shares (the “TBCP Ordinary Shares”) that were issued to TBCP IV, LLC (the “Thunder Bridge Sponsor” or “Sponsor”) in exchange for (i) 3,547,918 shares of common stock of TBCP IV, LLC and (ii) 648,055 outstanding placement units held by the Thunder Bridge Sponsor that were issued in connection with the private placement that closed simultaneously with the closing of the initial public offering of Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge”) pursuant to the Placement Unit Purchase Agreement, dated June 29, 2021, between Thunder Bridge and Thunder Bridge Sponsor;

(ii)    up to an aggregate of 122,587,617 Ordinary Shares (the “CNCK Ordinary Shares” and, together with the TBCP Ordinary Shares, the “BCA Ordinary Shares”) received by the Coincheck Shareholders in exchange for their existing equity interests in Coincheck, Inc. in connection with the completion of the Business Combination, including (1) up to 109,097,910 Ordinary Shares that were received by Monex Group, Inc., (“Monex”) (2) up to 9,700,464 Ordinary Shares that were received by Koichiro Wada (“Koichiro Wada”), and (3) up to 3,789,243 Ordinary Shares that were received by Yusuke Otsuka (“Yusuke Otsuka” and, together with Thunder Bridge Sponsor, Monex and Koichiro Wada, the “BCA Selling Securityholders”);

(ii)    up to an aggregate of 775,553 Ordinary Shares (the “Next Finance Acquisition Registered Shares”) received by the former holders (the “Next Finance Shareholders”) of all of the issued and outstanding shares (the “Next Finance Shares”) of Next Finance Tech Co., a corporation under the laws of Japan (“Next Finance Tech Co.”) in exchange for their equity interests in Next Finance Tech Co., Ltd.;

(B)    up to 129,611 Private Warrants, and

(C)    up to 129,611 Ordinary Shares issuable upon the exercise of the Private Warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Private Warrants or interests in our Ordinary Shares or Private Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder. With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities. On August 26, 2025, the last reported sale prices for our Ordinary Shares and Public Warrants on Nasdaq were $4.90 per share and $0.69 per warrant, respectively.

The securities being registered for resale pursuant to this prospectus include Ordinary Shares and Private Warrants that were purchased at prices or received for consideration that may be significantly below the current trading prices of these securities on the open market, and the sale of which would result in certain Selling Securityholders realizing a significant gain. The BCA Selling Securityholders acquired the BCA Ordinary Shares covered by this prospectus at average prices ranging from $0.13 (¥18.86) per Ordinary Share to $1.55 (¥227.63) per Ordinary Share. By comparison, the offering price to public shareholders in Thunder Bridge’s initial public offering was $10.00 per unit, which consisted of one Ordinary Share and one fifth of one Public Warrant. Consequently, certain BCA Selling Securityholders may realize a positive rate for return on the sale of their Ordinary Shares covered by this prospectus even if the market price of the Ordinary Shares is below $10.00 per Ordinary Share.

The securities being registered hereby were (except for the Next Finance Acquisition Shares) acquired in connection with the Business Combination in exchange for equity interests held in either Coincheck, Inc. or the Sponsor, or for Private Placement Units purchased pursuant to the Placement Unit Purchase Agreement. The purchase prices paid by the BCA Selling Securityholders for the Ordinary Shares were calculated based on the sum total consideration each BCA Selling Securityholders paid for such exchanged equity interest or Private Placement Units in the amount as follow: (i) Monex Group, Inc. received 109,097,910 Ordinary Shares for an effective aggregate purchase price of ¥8,356,278,855 ($56,915,126), or ¥76.59 ($0.52) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc., (ii) Koichiro Wada received 9,700,464 Ordinary Shares for an effective aggregate purchase price of ¥316,720,000 ($2,157,199), or ¥32.65 ($0.22) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc., (iii) Yusuke Otsuka received 3,789,243 Ordinary Shares for an effective aggregate purchase price of ¥71,482,500 ($486,872), or ¥18.86 ($0.13) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc. and (iv) the Sponsor received 4,195,973 Ordinary Shares (excluding 2,365,278 Ordinary Shares which the Sponsor received but forfeited and surrendered for no consideration) for an effective purchase price of ¥955,146,319 ($6,505,560), or ¥227.63 ($1.55) per share, based on consideration paid for the exchanged equity interest held in the Sponsor. The Sponsor also received 129,611 Private Warrants exercisable at $11.50 per share underlying its Private Placement Units.

Given the lower purchase prices that the BCA Selling Securityholders paid to acquire Ordinary Shares or Warrants compared to the current trading price of our Ordinary Shares or Warrants, these BCA Selling Securityholders are likely to earn a positive rate of return on their investment at current market prices. Based on the last reported sale price on August 26, 2025 of $4.90 (¥719.42) per Ordinary Share, the BCA Selling Securityholders would realize profits on the sale of their holdings as follows: (i) Monex Group would realize a potential profit of ¥70,130,721,361 ($477,664,632.62), or ¥642.82 ($4.38) per share, (ii) Koichiro Wada would realize a potential profit of ¥6,661,968,410 ($45,375,074.31), or ¥686.77 ($4.68) per share, (iii) Yusuke Otsuka would realize a potential profit of ¥2,654,567,121 ($18,080,419.02), or ¥700.55 ($4.77) per share and (iv) the Sponsor would realize a potential aggregate profit of ¥2,063,512,185 ($14,054,707.70), or ¥491.78 ($3.35), per share. The Sponsor would also realize a value of ¥13,135,411 ($89,466) upon the sale of its Private Warrants based on the August 26, 2025 last reported sale price of $0.69 (¥101.31) of our Public Warrants. The aggregate amount of profit for such BCA Selling Securityholders would be ¥79,447,256,892 ($541,120,125.95). Investors who purchase our Ordinary Shares in the open market may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 94.1% of our total outstanding Ordinary Shares as of August 26, 2025 on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants, but excluding any unvested equity awards). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. Based on the last reported sale price of our Ordinary Shares on August 26, 2025, BCA Selling Securityholders may realize profit per share ranging from ¥491.78 ($3.35) to ¥700.55 ($4.77), even though the current trading price of our Ordinary Shares is below the $10.00 offering price to public shareholders in Thunder Bridge’s initial public offering. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable. Additionally, even if the price of our Ordinary Shares declines substantially, some Selling Securityholders may still have an incentive to sell to obtain liquidity.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Implications of Being a Foreign Private Issuer and a Controlled Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED SEPTEMBER 5, 2025

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus and any prospectus supplement. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

FREQUENTLY USED TERMS

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we,” “us,” “our,” “the Company” and “our company” refer to Coincheck Group N.V. and its subsidiaries, which prior to the Business Combination was the business of Coincheck, Inc. (“Coincheck”), and “Coincheck Parent” refers to Coincheck Group N.V., and not to any of its subsidiaries.

The following terms are defined within, or otherwise referred to, in this prospectus.

Term	Description
altcoin	A term sometimes used to refer to a cryptocurrency other than Bitcoin.
Bitcoin (“BTC”)	The first system of global, decentralized, scarce, digital money as initially introduced in a white paper titled “Bitcoin: A Peer-to-Peer Electronic Cash System” by Satoshi Nakamoto.
blockchain	A cryptographically secure digital ledger that maintains a record of all transactions that occur on a network and follows a consensus protocol for confirming new blocks to be added.
Board or Board of Directors	The board of directors of Coincheck Group N.V.
Business Combination	The Business Combination consummated on December 10, 2024 pursuant to the Business Combination Agreement, including related transactions therein described.
Business Combination Agreement

The Business Combination Agreement, dated as of March 22, 2022, as amended, by and among Thunder Bridge, Coincheck Parent, M1 GK, Coincheck Merger Sub, Inc., and Coincheck, and the agreements contemplated therein for related transactions to be signed or completed at closing.

Coincheck	Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) and the principal operating subsidiary of Coincheck Parent, and is a licensed cryptocurrency exchange services provider in Japan.
Coincheck Parent	Coincheck Group N.V., a Dutch public limited liability company (naamloze vennootschap).
Coincheck NFT Marketplace	Coincheck’s service available to customers that enables non-fungible tokens (NFTs) to be purchased.
cold wallet

Sometimes also described as cold storage, the storage of private keys in any fashion that is disconnected from the internet in order to protect data from unauthorized access. Common examples include offline computers, USB drives or paper records.

cover counterparties	Counterparties with which cover transactions are executed.
cover transactions

Transactions executed by Coincheck on the Exchange platform with a customer, or with a party on an external exchange or market maker that is connected via API to Coincheck’s systems, in order to offset Coincheck’s own positions or reduce its exposure arising from transactions in crypto assets with customers using Coincheck’s Marketplace platform.

crypto	A broad term for any cryptography-based market, system, application, or decentralized network.
crypto asset or a “token”

A digital asset built using blockchain technology, including cryptocurrencies and NFTs. Under PSA, digital assets that constitute a “security token” (i.e., ERTRs or ERTRISs under FIEA) are excluded from the definition of crypto assets. Accordingly, crypto assets consist only of digital assets that have been determined not to constitute ERTRs or ERTRISs.

Term	Description
cryptocurrency	Bitcoin and altcoins. This category of crypto asset is designed to work as a medium of exchange, store of value, or to power applications and excludes security tokens.
customer account or customer’s account

The single account, as governed by one customer agreement, opened by a customer that enables the customer to use the Marketplace platform, Exchange platform, Coincheck NFT Marketplace, participate in Coincheck’s IEO platform offerings, and otherwise use Coincheck’s crypto services offered to its accountholders (i.e., there is one account per verified user for all accountholder services, and not separate accounts or customer agreements for each platform or service).

customer assets	Cryptocurrencies held for customers + fiat currency deposited by customers, on a J-GAAP basis. This definition, as used in the description of our business, does not include NFTs.
customers (or “users”)

Parties who hold accounts and utilize the services provided on crypto asset platforms. This definition, as used in the description of our business, generally does not include cover counterparties, and thus such definition differs from the definition of “customer” under IFRS 15. Notwithstanding the foregoing, for purposes of the Company’s audited and unaudited financial statements included elsewhere in this prospectus, “customers” refers to customers that meet the definition under IFRS 15, including cover counterparties.

DeFi

Short for “Decentralized Finance,” referring to a peer-to-peer network built on blockchain technology that can be used to facilitate traditional financial services like borrowing, lending, trading derivatives, and insurance.

ERTRs and ERTRISs	Electronically recorded transferable rights (ERTRs) and electronically recorded transferable rights to be indicated on securities (ERTRIS) under FIEA.
Ethereum	A decentralized global computing platform that supports smart contract transactions and peer-to-peer applications, as well as the native crypto assets, such as Ether (ETH), on the Ethereum network.
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.
Exchange platform

Coincheck’s exchange platform, targeted to more sophisticated crypto investors and traders, which facilitates crypto asset purchase and sale transactions between customers generally on a no-fee basis, and on which Coincheck from time to time purchases or sells crypto assets to help support the covering of transactions on its Marketplace platform.

FEFTA

The Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1948). Under FEFTA, Japan’s Ministry of Finance and its ministries with jurisdiction over a target entity’s business review foreign direct investments and impose certain restrictions on such investments made by foreign investors.

FIEA	Japan’s Financial Instruments and Exchange Act
fork

A “soft” fork aims to be a backward-compatible upgrade to a blockchain, allowing nodes running older versions to still validate new transactions. A “hard” fork is a non-backward-compatible change that requires all nodes to upgrade to the new version, often resulting in a permanent split in the blockchain which results in two different blockchains, the original, and the new version, resulting in the creation of a new token.

hot wallet	A wallet that is connected to the Internet, enabling it to broadcast transactions.

Term	Description
Initial Exchange Offering (“IEO”)/Initial Token Offering

A fundraising event where a crypto start-up raises money through a cryptocurrency exchange. An IEO is a type of Initial Token Offering where a company or project electronically issues utility tokens to procure funds, with a cryptocurrency exchange acting as the main party for screening the project and selling the issuer tokens. Interested supporters can buy tokens with fiat currency or cryptocurrency. The token may be exchangeable in the future for a new cryptocurrency to be launched by the project, or a discount or early rights to a product or service proposed to be offered by the project.

Japan Virtual and Crypto assets Exchange Association (the “JVCEA”)

The JVCEA is a self-regulatory organization for the Japanese cryptocurrency industry under the Payment Services Act, which is formally recognized by the Financial Services Agency of Japan (the “JFSA”). The JVCEA was established in 2018 after a hacking incident of NEM digital tokens occurred with an operational focus on the inspection of the security of domestic exchanges and the enforcement of stricter regulations. The members of the JVCEA consist of the 32 licensed class 1 Japanese virtual currency exchange service providers as of April 15, 2025.

M1 GK

M1 Co G.K., a Japanese limited liability company (godo kaisha) that was a direct, wholly owned subsidiary of Coincheck Parent and the sole shareholder of Coincheck, which was merged into Coincheck on June 20, 2025, resulting in Coincheck Parent becoming the sole shareholder of Coincheck.

Marketplace platform	Coincheck’s main platform offering that supports, as of June 30, 2025, 34 different cryptocurrencies, and is used primarily by retail customers to buy and sell the supported cryptocurrencies.
miner

Individuals or entities who operate a computer or group of computers that add new transactions to blocks and verify blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their service.

mining	The process by which new blocks are created, and thus new transactions are added to the blockchain.
Monex	Monex Group, Inc., a Japanese joint stock company (kabushiki kaisha) listed on the Tokyo Stock Exchange.
Nasdaq	Nasdaq Global Market.
NEM (“XEM”)

NEM (abbreviated as “XEM” on exchange platforms) is a type of open-source cryptocurrency developed for the “New Economic Movement” network. NEM is a crypto asset with a strong community in Japan in particular, and the goal of NEM is to establish a new economic framework based on the principles of decentralization, economic freedom and equality rather than the existing frameworks managed by countries and governments.

network

Also sometimes referred to as a crypto network, cryptocurrency network or blockchain network, a system of interconnected computers that records and verifies cryptocurrency transactions, including the collection of all miners that use computing power to maintain the ledger and add new blocks to the blockchain.

Next Finance	Next Finance Tech Co., Ltd, a Japanese private company engaged in a staking platform services business, that Coincheck Parent acquired in March 2025.
non-fungible token, or NFT	A unique and non-interchangeable unit of data stored on a blockchain which allows for a verified and public proof of ownership, first launched on the Ethereum blockchain.

v

Term	Description
on-chain	A type of crypto transaction that is directly recorded as data on a blockchain. A type of transaction that is not directly recorded on a blockchain is referred to as “off-chain.”
Ordinary Shares	Ordinary Shares of Coincheck Parent, traded on Nasdaq under the symbol “CNCK.”
protocol	A type of algorithm or software that governs how a blockchain operates.
Private Warrants	Warrants, issued by Coincheck Parent, and held by Thunder Bridge Sponsor.
PSA	Japan’s Payment Services Act, a law governing registration and other requirements relating to the issuance and exchange of prepaid payments, as amended to cover crypto assets.
public key or private key

Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.

Public Warrants	Warrants, issued by Coincheck Parent, and traded on Nasdaq under the symbol “CNCKW.”
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The U.S. Securities Act of 1933, as amended.
smart contract	Software that digitally facilitates or enforces a rules-based agreement or terms between transacting parties.
Thunder Bridge	Thunder Bridge Capital Partners IV, Inc., a Delaware corporation, the special purpose acquisition company (SPAC) for the de-SPAC transaction embodied by the Business Combination Agreement.
Thunder Bridge Sponsor	TBCP IV, LLC, a Delaware limited liability company, Thunder Bridge’s sponsor and the recipient of Ordinary Shares as “sponsor shares” pursuant to the Business Combination Agreement.
US$, $ or USD	Refers to U.S. dollars.
wallet	A place to store public and private keys for crypto assets.
Warrants	The Public Warrants and Private Warrants, collectively.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

Coincheck Group N.V.

Following the Business Combination, we continue to qualify as a Foreign Private Issuer and prepared our audited consolidated financial statements, included in this prospectus, as of March 31, 2025 and 2024, and for each of the years in the three-year period ended March 31, 2025, in accordance with International Financial Reporting Standards (“IFRS”) Accounting Standards, as issued by the International Accounting Standards Board (“IASB”). The unaudited condensed consolidated interim financial statements of the Company as of June 30, 2025 and for the three months ended June 30, 2025 and 2024, included in this prospectus, have been prepared in accordance with the International Accounting Standards (“IAS”) 34, Interim Financial Reporting, as issued by IASB presentation. We use the Japanese yen (“¥”) as our reporting currency.

Accounting Treatment of the Business Combination

The Business Combination has been accounted for as a reverse recapitalization. Under this method of accounting, Thunder Bridge has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination has been treated as the equivalent of Coincheck issuing shares at the consummation of the Business Combination (the “Closing”) for the net assets of Thunder Bridge as of December 10, 2024, accompanied by a recapitalization. The net assets of Thunder Bridge have been stated at fair value, with no goodwill or other intangible assets recorded. This determination was based primarily on Coincheck’s stockholders immediately before Closing owning a majority of the voting power of the Company immediately following Closing.

The Business Combination is not within the scope of IFRS 3 since there was no change in control and Thunder Bridge did not meet the definition of a business in accordance with IFRS 3; as such, the Business Combination has been accounted for within the scope of IFRS 2. Any excess of fair value of Coincheck shares issued over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Non-IFRS Financial Measures

In addition to our results determined in accordance with IFRS, we present EBITDA and Adjusted EBITDA, non-IFRS measures, because we believe they are useful in evaluating our operating performance. EBITDA represents net profit (loss) for the period before the impact of taxes, interest, depreciation, and amortization of intangible assets, and Adjusted EBITDA represents EBITDA, further adjusted for transaction expenses that are directly attributable to the reverse recapitalization, as well as Nasdaq listing expenses.

We use EBITDA and Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that EBITDA and Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, EBITDA and Adjusted EBITDA are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for our financial information presented in accordance with IFRS.

Rounding

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Fiscal Year

Our fiscal year begins on April 1 and ends on March 31 of the following year.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “TM” symbols, but the lack of such symbols is not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship of us by, any other companies, or a sponsorship or endorsement of any such other companies by us. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

EXCHANGE RATE PRESENTATION

This prospectus contains translations of certain U.S. dollar amounts into Japanese yen, and Japanese yen amounts into U.S. dollars, as well as certain Eurodollar amounts into Japanese yen, solely for the convenience of the reader. Such translations were made, as we deemed appropriate, and as applicable, at March 31, 2025, 2024 or 2023 or June 30, 2025 (for statements of financial position), or based on the average rate for the year ended March 31, 2025, 2024 or 2023 or three months ended June 30, 2025 or 2024 (for statements of profit or loss), and in the case of purchase price and profit calculations, at a rate of $1.00 to ¥ 146.820 (or ¥1000 to $6.81), which was the foreign exchange rate on August 22, 2025 as reported by the Board of Governors of the Federal Reserve System in its weekly release on August 25, 2025. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/. Such currency amounts are not necessarily indicative of the amounts of currency that could actually have been purchased upon exchange of Japanese yen, U.S. dollars or Eurodollars at the dates or over the periods indicated or any other date, and, when expressed in Japanese yen, U.S. dollars or Eurodollars in the future, such amounts may be different from those set forth in this prospectus due to intervening exchange rate fluctuations.

MARKET AND INDUSTRY DATA

Market data and certain industry forecast data used in this prospectus were obtained from internal reports, where appropriate, as well as third-party sources, including independent industry publications, as well as other publicly available information. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors, both external and internal, could cause our future plans, performance, achievements or results to differ materially from how we discuss those forward-looking items in this prospectus. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. See “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus and our managements’ current intentions, expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside of our control. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in this prospectus under “Risk Factors” and include the following:

•        the price of crypto assets and volume of transactions on Coincheck’s platforms;

•        the development, utility and usage of crypto assets, and people’s interest in investing in them and trading them, particularly in Japan;

•        changes in economic conditions and consumer sentiment in Japan;

•        cyberattacks and security breaches on, or affecting, Coincheck’s platform;

•        the level of demand for any particular crypto asset or crypto assets generally;

•        costs, management integration and governance issues, failures to succeed as planned or estimated, dependence on third parties, new regulatory requirements, and other risks associated or connected to any mergers or acquisitions, or major strategic commercial or business ventures or arrangements, we undertake to expand or grow our business, both inside and outside of Japan;

•        changes to any laws or regulations in the United States, Japan or the Netherlands that are adverse to the Company, Coincheck, or either’s failure to comply with any laws or regulations;

•        administrative sanctions, including fines, or legal claims if we are found to have offered services in violations of the laws of jurisdictions other than Japan or to have violated international sanctions regimes;

•        Coincheck’s ability to compete and increase market share in a highly competitive industry;

•        Coincheck’s ability to introduce new products and services, timely or at all;

•        any interruptions in services provided by third-party service providers;

•        the status of any particular crypto asset as to whether it is deemed a “security” in any relevant jurisdiction;

•        legal, regulatory, and other risks in connection with Coincheck’s operation of the Coincheck NFT Marketplace that could adversely affect our business, operating results, and financial condition;

•        our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions if we expand our business outside of Japan;

•        the inability to maintain the listing of our Ordinary Shares on Nasdaq;

•        the ability to grow and manage growth profitably; and

•        other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

The foregoing factors and “Risk Factors” section in this prospectus should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section as well as any other cautionary statements contained in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in this prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus in their entirety before making an investment decision.

Overview

Since the launch of our crypto asset exchange in 2014, we have provided a young, highly-engaged retail customer base with the opportunity to become familiar with crypto assets by offering a service we believe is easy for anyone to use, regardless of financial or technological literacy. We operate, through our platforms, one of the largest multi-cryptocurrency marketplaces in Japan. We had as of March 31, 2025, according to the JVCEA, a 24.9% market share in Japan by trading volume, and our approximately 2.3 million verified users represent an 18.5% retail market share. As of March 31, 2023, 2024 and 2025, our customer assets were ¥344 billion, ¥744 billion and ¥859 billion, respectively. Our marketplace trading volume was ¥157.1 billion, ¥234.6 billion and ¥337.5 billion during the years ended March 31, 2023, 2024 and 2025, respectively.

We believe that our customers choose us due to our trusted and recognized brand, robust product offering and strong customer service. Approximately 51% of our verified accounts are held by customers under 40 as of March 31, 2025, providing the opportunity for our business to grow alongside our customers as they reach their prime earning years. We believe that this, combined with our constant innovation and robust compliance infrastructure, position us to capitalize on the potential growth of the Japanese crypto economy.

Our Marketplace platform offers our customers access to 34 cryptocurrencies, including Bitcoin, Ethereum and XRP, while our Exchange platform, which offers 20 cryptocurrencies, is geared more towards sophisticated and institutional crypto investors and provides liquidity support for transactions on our Marketplace platform. We believe we are well positioned to benefit from increasing adoption of cryptocurrencies and other new technologies within Japan, the world’s fourth largest economy. We currently derive most of our total revenue from transactions on our Marketplace platform.

We also continue to be an innovator in the Japanese crypto economy with the goal of providing to Japanese customers and institutions broad access to technological developments in the industry. For example, we offer our Coincheck NFT Marketplace, a separate display screen for our customers, which we expect to have synergies within our retail customer base, and conducted Japan’s first IEO during 2021. Our smartphone application is our main point of contact with our customers, and we believe it provides a user friendly experience with sophisticated user interface and experience. To maintain the quality of customer experience, we continuously invest in flexible system and software development, and engineers and product developers accounted for 36.6% of our staff as of March 31, 2025.

We believe that having recently become a publicly traded company listed on Nasdaq will help us access international capital markets, increase our ability to make acquisitions of crypto businesses both inside and outside of Japan, and enhance hiring and retention of key personnel via equity compensation incentives.

Our Mission

We believe we are, today, a leader in the Japanese retail crypto asset industry through our Marketplace platform offering and related retail crypto services. Our mission is threefold: (1) to increase our share of the growing Japanese crypto asset retail market through our Marketplace platform, including by adding or enhancing new or recent features and related services attractive to our customers; (2) to expand our institutional business, such as through the recent launch of the Coincheck Prime brand and our Coincheck IEO platform; and (3) mainly through acquisitions, investments, or joint ventures or other strategic partnerships, to acquire and operate retail and institutional crypto businesses outside of Japan, such as in Europe and other regions.

Our Organizational Structure

Business Combination

On the Closing Date, we consummated the Business Combination pursuant to the Business Combination Agreement, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (which was converted into a Dutch public limited liability company (naamloze vennootschap) and renamed Coincheck Group N.V. immediately prior to the Business Combination), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“M1 GK”), Coincheck Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Coincheck Parent (“Merger Sub”) and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha). Pursuant to the terms set forth in the Business Combination Agreement, (i) Coincheck Parent issued ordinary shares in its share capital (the “Ordinary Shares”) to M1 GK and, pursuant to a share exchange, M1 GK, at that time a wholly owned subsidiary of Coincheck Parent, exchanged all of its shares of Coincheck Parent for all of the outstanding common shares of Coincheck (the “Share Exchange”), resulting in Coincheck becoming a direct wholly owned subsidiary of M1 GK and an indirect wholly owned subsidiary of Coincheck Parent. Immediately after giving effect to the Share Exchange, Coincheck Parent changed its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (ii) Merger Sub merged with and into Thunder Bridge on the Closing Date, with Thunder Bridge continuing as the surviving corporation (the “Merger”); (iii) as a result of the Merger, each outstanding Thunder Bridge share sold as part of a unit in Thunder Bridge’s initial public offering (the “IPO” or “Thunder Bridge’s IPO”; each unit, a “Thunder Bridge Unit”; and each Thunder Bridge share, a “Thunder Bridge Public Share”), for the avoidance of doubt, not including any Thunder Bridge Shares held by TBCP IV, LLC, Thunder Bridge’s sponsor (the “Thunder Bridge Sponsor” or “Sponsor”), as of the date of the Business Combination Agreement (the “Sponsor Shares”), was exchanged for one Ordinary Share; (iv) as a result of the Merger, each Sponsor Share was exchanged for one Ordinary Share and (v) as a result of the Merger, each outstanding private warrant exercisable for Thunder Bridge shares (a “Thunder Bridge Private Warrant”) and each outstanding public warrant exercisable for Thunder Bridge shares sold as part of a unit in Thunder Bridge’s IPO (a “Thunder Bridge Public Warrant” and the Thunder Bridge Public Warrants together with the Private Warrants, the “Thunder Bridge Warrants”) became a warrant exercisable for such number of Ordinary Shares per Thunder Bridge Warrant that the holder thereof was entitled to acquire if such Thunder Bridge Warrant was exercised prior to the Business Combination (each such private and public warrant exercisable for Ordinary Shares, a “Private Warrant” and “Public Warrant,” respectively, and, the Private Warrants and the Public Warrants together, the “Warrants”). At the Closing on the Closing Date, the Sponsor forfeited and surrendered, and Coincheck Parent repurchased for no consideration, 2,365,278 Ordinary Shares.

The transaction was unanimously approved by Thunder Bridge’s Board of Directors and was approved at the special meeting of Thunder Bridge’s shareholders held on December 5, 2024 (the “Special Meeting”). Thunder Bridge’s shareholders also voted to approve all other proposals presented at the Special Meeting. As a result of the Business Combination, Thunder Bridge, M1 GK and Coincheck have become wholly owned subsidiaries of Coincheck Parent. On December 11, 2024, Ordinary Shares and Public Warrants commenced trading on the Nasdaq Global Market, or “Nasdaq,” under the symbols “CNCK” and “CNCKW,” respectively. Following the Business Combination, M1 GK was a direct, wholly owned subsidiary of Coincheck Parent and the sole shareholder of Coincheck, but, on June 20, 2025, was merged into Coincheck, resulting in Coincheck Parent becoming the sole shareholder of Coincheck.

Next Finance Acquisition

On March 12, 2025, we entered into a Sale and Purchase Agreement (the “Next Finance SPA”) with the Next Finance Shareholders of Next Finance Tech Co. Based in Japan, Next Finance Tech Co. is a blockchain infrastructure company that provides staking platform services.

On March 14, 2025 (the “Next Finance Closing Date”), pursuant to the Next Finance SPA, we purchased the Next Finance Shares (the “Next Finance Acquisition”) for an aggregate consideration of ¥265,287,960 and an aggregate of 1,111,450 Ordinary Shares (the “Next Finance Acquisition Shares”). The Next Finance Acquisition Shares were issued in reliance on an exemption under the Securities Act. In connection with the Next Finance Acquisition, we agreed to register the Next Finance Acquisition Shares for resale under the Securities Act and pay all fees and expenses incident to such registration.

The Next Finance SPA provides that, subject to certain customary exceptions, certain of the Next Finance Shareholders may not transfer any of the Next Finance Acquisition Shares during the period beginning on the Next Finance Closing Date and ending on December 31, 2026, provided, however, an aggregate of 70% of such shares are released from such transfer restrictions at five predetermined intervals between May 14, 2025 and July 1, 2026.

The following diagram depicts a simplified organizational structure* of the Company and the ownership percentages (excluding the impact of Ordinary Shares underlying the Warrants, Ordinary Shares authorized for issuance pursuant to the Omnibus Incentive Plan and Ordinary Shares held in treasury) as of August 26, 2025. See “Security Ownership of Certain Beneficial Owners” for more information.

83.4%
11.2%
3.2%
2.2%
Monex Group, Inc.
Other†
TBCP IV, LLC
Public Shareholders
Coincheck Group N.V. (the Netherlands)
Coincheck, Inc. (Japan)
Next Finance Tech Co., Ltd. (Japan)

____________

*        This diagram is provided for illustrative purposes only and does not represent all shareholders or legal entities of the Company.

†        Other shareholders, including the founders of Coincheck, Inc and the Next Finance Shareholders. See “Security Ownership of Certain Beneficial Owners” for more information for such shareholders who hold more than 5% of the Ordinary Shares outstanding as of August 26, 2025.

Our Strengths

For additional information on the below attributes, please see “Business — Our Strengths.”

•        We have a leading position in the Japanese retail market.

•        We have a young, highly-engaged customer base.

•        Our user-friendly platform and product offerings.

•        We have a trusted brand.

•        We have a robust and historically profitable financial model.

•        We have a strong and experienced management team to support continued growth.

Our Corporate Information

Coincheck Group B.V. was incorporated by Monex Group, Inc. (“Monex”) under the laws of the Netherlands as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) in February 2022 for the purpose of effectuating the Business Combination and changed its legal form to a Dutch public limited liability company (naamloze vennootschap) and was renamed Coincheck Group N.V. immediately prior to the Business Combination.

Coincheck Parent’s registered and principal executive office is Nieuwezijds Voorburgwal 162, 1012 SJ Amsterdam, the Netherlands. Coincheck Parent’s principal website address is https://coincheckgroup.com/. Coincheck Parent does not incorporate the information contained on, or accessible through, Coincheck Parent’s website into this prospectus, and you should not consider it a part of this prospectus.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. Below please find a summary of the principal risks we face, organized under relevant headings.

Risks Relating to Our Business, the Crypto Industry, and Crypto Assets

•        Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our share price.

•        Our operating results have and are expected to significantly fluctuate from period to period.

•        If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

•        Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

•        Cyberattacks and security breaches of our cryptocurrency marketplaces, exchanges, platforms or back-office, or of other cryptocurrency marketplaces, exchanges or platforms, especially those impacting crypto customers or other third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

•        Due to our limited operating history (and the limited operating history of crypto assets generally), it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

•        The majority of our revenue is from transactions on our Marketplace platform in certain crypto assets, particularly Bitcoin, Ethereum and XRP. If demand for a now heavily-traded crypto asset declines and is not replaced by new demand for other crypto assets on our platforms, our business, operating results, and financial condition could be adversely affected.

•        Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

•        Depositing and withdrawing crypto assets into and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

Risks Relating to Third Parties

•        We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

•        Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

Risks Relating to Intellectual Property

•        Our intellectual property rights are valuable, and an inability to protect them could adversely impact our business, operating results, and financial condition.

•        We may be subject to claims for alleged infringement of proprietary rights of third parties.

Risks Relating to Our Employees

•        The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

•        In the event of employee or similar service provider misconduct or error, our business may be adversely impacted.

Risks Relating to Our Ordinary Shares

•        Fluctuations in the price of our Ordinary Shares could contribute to the loss of all or part of your investment.

•        There may not be an active trading market for our Ordinary Shares, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell our Ordinary Shares, and may also make it difficult for us to make acquisitions we find attractive.

Risks Relating to Tax Matters

•        The imposition of additional or higher taxes (including tariffs), or other retaliatory measures in respect of disputed national or international tax policy, arrangements or agreements, whether resulting from a change of tax laws or a different interpretation or application of tax laws or by unilateral action of a government outside of the jurisdiction of our operations, could affect demand for our exchange services and/or may otherwise have an adverse effect on our business, results from operations and/or financial condition.

•        If we cease to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

Risks Relating to Our Organization in the Netherlands

•        We are a Dutch public company with limited liability, and our shareholders may have rights different than those of shareholders of companies organized in the United States.

•        We are subject to the Dutch Corporate Governance Code but do not comply with all of the suggested governance provisions of the Dutch Corporate Governance Code, which may affect your rights as a shareholder.

General Risk Factors

•        Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations, or our prospects.

•        Market conditions, economic uncertainty or downturns could adversely affect our business, financial condition, and operating results.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on September 30, 2025.

The discussion below summarizes the significant differences between our corporate governance practices and the Nasdaq listing standards applicable to U.S. companies. The Dutch Corporate Governance Code of the Netherlands (“DCGC”) is based on a “comply or explain” principle, and as set below, we also discuss certain ways in which our governance practices deviate from those suggested in the DCGC.

Under the Nasdaq rules, U.S. domestic listed companies are required to have a majority independent board, which is not required under the DCGC of the Netherlands, our home country. In addition, the Nasdaq rules require U.S. domestic listed companies to have an independent compensation committee and that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that is comprised entirely of independent directors, which are not required under our home country laws. Currently, we have a majority independent board and all of our board committees consist solely of independent directors, but, other than always maintaining an audit committee with only independent directors, that could change in the future.

Further, for so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form, annual report on Form 20-F, for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we have furnished, and intend to furnish, quarterly financial results reports, typically in the form of an earnings press release, on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company.

Also, in lieu of Nasdaq’s quorum requirement of at least 33 1/3 percent of outstanding shares for general (i.e., shareholder) meetings, we follow home country practice, which has no quorum requirements, and our Articles of Association do not require a quorum at general meetings, meaning resolutions may be adopted at Coincheck Parent’s general meetings irrespective of the issued share capital issued or represented. Additionally, to the extent we rely on Dutch law with respect to issuance of shares, our practice varies from the requirements of the corporate governance standards of Nasdaq, which generally require an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

Thus, due to our status as a foreign private issuer and our intent to follow certain home country corporate governance practices, our shareholders do not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards.

Implications of Being a Controlled Company

Monex holds more than a majority of the voting power of our Ordinary Shares eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the Nasdaq corporate governance standards (the “corporate governance standards”). Under the corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.”

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of our Board consist of independent directors, (2) our Board have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) our Board have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Although we are not currently relying on these exemptions, if we do rely on them in the future our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance standards. In the event that we do rely on them in the future and we cease to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will be required to comply with these corporate governance standards within the applicable transition periods or may rely on an alternate exemption, including those available to a foreign private issuer.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Coincheck Group N.V.
Ordinary Shares being offered by us	Up to 4,860,148 Ordinary Shares issuable upon the exercise of 4,860,148 Warrants
Ordinary Shares being registered for resale by the Selling Securityholders	Up to 127,559,143 Ordinary Shares, up to 129,611 Ordinary Shares issuable upon the exercise of 129,611 Private Warrants
Warrants being registered for resale by the Selling Securityholders	Up to 129,611 Private Warrants
Terms of the Offering

The Selling Securityholders will determine when (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders) and how they will dispose of any Ordinary Shares and Warrants registered under this prospectus for resale. The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. See “Plan of Distribution.”

Warrants issued and outstanding

4,730,537 Public Warrants outstanding, which each entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share. The Public Warrants are exercisable on the later of January 9, 2025, which is 30 days after the completion of the Business Combination, and the date that the issuance of the underlying ordinary shares is registered hereby. The Public Warrants will terminate at 5:00 p.m., Eastern Time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of Coincheck Group, or (iii) the redemption date as provided in the warrant agreement dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent (as amended by the Warrant Assumption and Amendment Agreement, dated December 10, 2024, by and among Thunder Bridge Capital Partners IV, Inc., Coincheck Group N.V. and Continental Stock Transfer & Trust Company).

129,611 Private Warrants held by the Thunder Bridge Sponsor, which are identical to the Public Warrants in all material respects, except that so long as the Private Warrants are held by the Thunder Bridge Sponsor or its permitted transferees, the Private Warrants (and the Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until March 10, 2025 subject to certain limited exceptions. Additionally, the Private Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Thunder Bridge Sponsor or its permitted transferees. If the Private Warrants are held by someone other than the Thunder Bridge Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Use of Proceeds

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale by the Selling Securityholders of the securities being registered hereunder.

With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. On August 26, 2025, the last reported sale price of our Ordinary Shares was $4.90 per share. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Liquidity

The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 94.1% of our total outstanding Ordinary Shares as of August 26, 2025 on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants but excluding any unvested equity awards). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable.

Dividend policy

We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on Ordinary Shares for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” for a summary of the Dutch dividend withholding tax regime applicable to dividends distributed by us.

Market for our Ordinary Shares and Warrants

Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities. On August 26, 2025, the last reported sale prices for our Ordinary Shares and Public Warrants on Nasdaq were $4.90 per share and $0.69 per warrant, respectively.

Lock-up restrictions	Certain Ordinary Shares are subject to certain lock-up restrictions. See “Shares Eligible for Future Sale — Lock-Up Agreements.”
Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Ordinary Shares and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement. Wherever in this prospectus we use the terms “adverse effect,” “adversely affect(ed),” “adverse impact,” “adversely impact(ed),”or similar terms, you should read that to mean that such adverse effect or impact may be material to our business, financial condition, results or operation and/or prospects.

Risks Relating to Our Business, the Crypto Industry, and Crypto Assets

Our total revenue is substantially dependent on the prices of crypto assets and volume of transactions conducted on our Marketplace platform. If such prices or volumes decline, our business, operating results, and financial condition would be adversely affected, as well as our share price.

In the years ended March 31, 2023, 2024 and 2025, 98.9%, 99.6% and 99.6%, respectively, of our total revenue consisted of transaction revenue we derive from transactions on our Marketplace platform. Any declines in the volume of crypto asset transactions by retail investors in Japan, the prices of crypto assets we support, especially the ones our customers trade most frequently, or market liquidity for crypto assets generally, may result in lower revenue to us. Additionally, a decline in the number of our monthly users may negatively impact our volume of transactions. Prolonged volatility, or lack of volatility, in these markets can also have a significant impact on our share price. Ongoing volatility in the prices and volumes of crypto assets which result in volatile swings in our total revenue quarter-to-quarter may also result in volatility of our share price, including depreciation in our share price, and we cannot predict future crypto asset prices, trading volume or volatility and those factors will affect our share price. Volatility in our share price could negatively impact public market perception of our business, and our ability to raise equity financing and to acquire other businesses using our shares as consideration (in whole or in part).

The price of crypto assets, including Bitcoin and Ethereum, which constitute the majority of trading volume for our business, and associated demand for trading those and other crypto assets, have historically been volatile, and our revenue and operating results have often followed these price trends, meaning they tend to be more favorable as prices rise and less favorable as prices decline. Sharp declines in the prices of the crypto assets we have for our customers to trade, particularly Bitcoin and Ethereum, also result in a decline in our customer assets.

The price and trading volume of any crypto asset is subject to significant uncertainty and volatility, depending on a number of factors, including:

•        market conditions of, and overall sentiment towards, crypto assets;

•        changes in liquidity, market-making volume and trading activities;

•        trading activities on other crypto platforms worldwide, many of which may be unregulated, and may be subject to manipulative activities;

•        investment and trading activities of highly active retail and institutional users, speculators and miners;

•        the speed and rate at which crypto assets are able to gain adoption as a medium of exchange, utility, store of value, consumptive asset, or usage worldwide, if at all;

•        decreased user and investor confidence in crypto assets and crypto platforms;

•        negative publicity and events relating to crypto assets including due to bankruptcies, fraud or allegations of fraud, failures of management and hacks;

•        unpredictable social media coverage or “trending” of, or other rumors and market speculation regarding, crypto assets;

•        retail customer preferences and perceived value by them of crypto assets and crypto asset markets;

•        regulatory or legislative changes and updates affecting the use and regulation of crypto assets, both in Japan and globally;

•        the maintenance, troubleshooting, and development of the blockchain networks underlying crypto assets, including by miners, validators, and developers worldwide;

•        the ability of crypto networks to attract and retain miners or validators to secure and confirm transactions accurately and efficiently;

•        ongoing technological viability and security of crypto assets and their associated smart contracts, applications and networks, including vulnerabilities against hacks and scalability;

•        financial strength of market participants;

•        interruptions in service in, or failures of, major crypto platforms;

•        availability and cost of funding and capital;

•        liquidity of major crypto platforms;

•        availability of an active derivatives market for various crypto assets, and regulatory permissibility of derivative crypto transactions and markets in various jurisdictions;

•        availability of banking and payment services to support crypto-related companies and projects; and

•        national and international economic and political conditions, such as rising global interest rates and wars.

There is no assurance that any crypto asset that is supported on or by our platforms will maintain its value or that there will be meaningful levels of trading activity of such asset. In particular, we are dependent on Japanese retail customers who account for nearly all of the trading volume on our Marketplace platform, which is currently the source of nearly all of our revenue. Accordingly, we are particularly vulnerable to any changes in sentiment relating to crypto assets from retail investors in Japan, whether due to any of the above factors, or other factors. In the event that any of the foregoing, or other, factors drive down the price of crypto assets or the demand for trading, or trading volume of, crypto assets, our business, operating results and financial condition would be adversely affected.

Our operating results have and are expected to significantly fluctuate from period to period.

Our operating results are heavily dependent on the level of trading of crypto assets on our Marketplace platform. Due in large part to the highly volatile nature of the prices of crypto assets and trading volume, our operating results have fluctuated and are expected to continue to fluctuate significantly between periods in accordance with market sentiments and movements in such prices and volume. As a result, period-to-period comparisons (both sequential and year over year) of our results of operations should not be relied on as indicators of future performance. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances, are outside of our control, including:

•        our revenue is dependent on crypto asset trading activity by our customers, including trading volume and the prevailing trading prices for crypto assets, whose trading prices and volume are highly volatile;

•        our ability to attract, maintain, and grow our customer base and engage our customers;

•        our ability to diversify and grow, including in respect of our non-transaction revenue;

•        pricing pressure on our products and services;

•        investments we make in the development of products and services as well as our investment in sales and marketing;

•        addition and removal of crypto assets on our cryptocurrency exchanges or Coincheck NFT marketplace;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•        regulatory changes that impact our ability to offer certain products or services;

•        the development and introduction of existing and new products and services by us or our competitors;

•        system failure or outages, including with respect to our crypto platforms or other third-party crypto networks;

•        breaches of security or privacy;

•        inaccessibility of our cryptocurrency exchanges or Coincheck NFT Marketplace due to our or third-party actions;

•        our ability to attract and retain talent; and

•        our ability to compete with our competitors, including ones that offer, or begin to offer, more types of crypto assets, better transaction and settlement speed, security, or scalability, lower or more favorable fee structures, or other characteristics attractive to customers.

Cyberattacks and security breaches of our cryptocurrency marketplaces, exchanges, platforms or back-office systems, or of other cryptocurrency marketplaces, exchanges of platforms, especially those impacting crypto customers or other third parties, could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our business involves the collection, storage, processing, and transmission of confidential information, customer, employee, service provider, and other personal data, our and our customers’ crypto and fiat assets, as well as information and technology required to access those assets. We have built our reputation, in part, on the premise that our cryptocurrency platforms offer customers a secure way to purchase, store, and transact in crypto assets. As a result, any actual or perceived security breach of our systems or those of our third-party providers may:

•        harm our reputation and brand;

•        result in our systems or services being unavailable and interrupt our operations;

•        result in improper disclosure of data and violations of applicable privacy and other data protection laws;

•        result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;

•        cause us to incur significant remediation costs;

•        lead to theft or irretrievable loss of our or our customers’ fiat currencies or crypto assets;

•        reduce customer confidence in, or decreased use of, our products and services;

•        divert the attention of management from the operation of our business;

•        result in significant compensation or contractual penalties owed to our customers or third parties as a result of losses to them or claims by them; and

•        adversely affect our business, financial condition and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other companies in the crypto industry, or other kinds of financial institutions with which the crypto industry may be identified, whether or not we are directly impacted, could lead to a general loss of customer confidence in crypto assets, crypto exchanges or in the use of technology to conduct financial digital asset transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

Cybersecurity attacks upon systems across a variety of industries, including the crypto industry, are increasing in their frequency, persistence, and sophistication and, in many cases, are being conducted or supported by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and crypto assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems’ operations are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view toward stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we have developed systems and processes, including employee training, designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute or adequate security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. For example, in January 2018, Coincheck, then under its prior management (that is, before Monex acquired control), was ordered by the JFSA to improve its business operations due to a case in which approximately 526.3 million of the NEM crypto asset, or ¥46.6 billion, was illegally transferred, and which resulted in the suspension of withdrawals by Coincheck’s customers. See “Business — Our History and Development.”

Over the past fiscal year, we have had two cybersecurity incidents, one a phishing incident affecting Coincheck’s X (formerly Twitter) account and the other a virus in a Next Finance personal computer that affected addresses associated with three private keys. Neither of these incidents had material negative consequences to us. As a result of these two recent incidents, we enhanced employee training and background checks for both new and existing employees, but there is still no assurance that similar attacks will not successfully occur in the future.

There are also recent examples of serious hacking in our industry in and outside of Japan. For example, on May 31, 2024, Japanese crypto exchange operator DMM Bitcoin announced that it had lost 4,502.9 Bitcoin (approximately ¥48.2 billion) of customer assets held in cold wallets as a result of a hacking incident in which such assets were transmitted outside of the company through an “unauthorized leak.” As a result, on September 26, 2024, Japan’s Kanto Local Finance Bureau issued a business improvement order to DMM Bitcoin which required DMM Bitcoin to, among other things, investigate the root causes of the incident, adequately compensate affected customers and improve the risk management systems of the company. Outside of Japan, on February 21, 2025, Dubai-based cryptocurrency exchange Bybit announced it had detected unauthorized activity related to ETH cold wallets, and this sophisticated attack led to the transfer and possible loss of over 400,000 ETH worth approximately $1.5 billion. If new rules regarding wallets for customer assets held in custody are introduced in Japan in response to such incidents, this could result in an increase in our security-related expenses, including an increase in insurance costs if we decide to take out an appropriate insurance policy in the future.

There are various kinds and methods of cybersecurity attack that can gain access to our, and our customers and vendors’, computers, facilities, systems and information. These include unauthorized parties having attempted, and likely continuing to attempt in the future, things like hacking, social engineering, phishing, and attempting to fraudulently induce individuals into disclosing usernames, passwords, payment card information, or other sensitive information, which then may lead to access to our information technology systems and customers’ crypto assets. Threats can come from a variety of sources, including criminal hackers, “hacktivists,” state-sponsored intrusions, industrial espionage, and insiders. Actors attempting these invasions that are supported by significant financial and technological resources make them even more sophisticated, dangerous and difficult to detect, and our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.

With respect to cybersecurity attacks supported by foreign countries, on January 14, 2025 government agencies of the United States, Japan and the Republic of Korea issued a joint statement highlighting a recent pattern of malicious cyber activity by affiliates of the Democratic People’s Republic of Korea (“DPRK”) targeting the blockchain technology industry. The joint statement attributes over $300 million in losses in 2024 to DPRK-affiliated cybercrime campaigns targeting cryptocurrency exchanges, digital asset custodians and individual users through well-disguised social engineering attacks. We believe there is also heightened risks in Japan of state-supported cybersecurity attacks from China. Such organized cybercrime operations pose a heightened risk to our operations and digital infrastructure, and our reputation as a secure trading platform may be jeopardized in the event of such an attempted or a successful cyberattack. Additionally, the continued success of DPRK-affiliated cyberattacks on our competitors’ platforms and systems may negatively affect public perception of industry security and harm our ability to attract new users and customers.

Crypto assets we support are not insured or guaranteed by any government or government agency, and we do not have insurance for the loss of our customers’ crypto assets. Our ability to keep safe crypto assets deposited by our customers requires a high level of internal controls. As our business continues to grow and we expand our product and service offerings, we must continue to strengthen our associated internal controls. Our success and the success of our offerings require significant public confidence in our ability to properly manage customers’ assets and balances and handle large and growing transaction volumes and amounts of customer funds. Outages and disruptions of our cryptocurrency platforms, including any caused by cyberattacks, or any failure by us to maintain the necessary controls or to manage customer crypto assets and funds appropriately and in compliance with applicable regulatory requirements, could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, any of which could adversely impact our business, operating results, and financial condition.

We may make acquisitions and investments, both inside and outside of Japan, which could require significant management attention, disrupt our business, result in dilution to our shareholders, and adversely affect our financial results.

As part of our business strategy, we are actively exploring, and intent to continue actively exploring for the foreseeable future, potential opportunities to make acquisitions and strategic investments both inside and outside of Japan to add complementary companies (including cryptocurrency exchanges or marketplace businesses in other countries), or to add specialized knowledge, expertise, products, services, licenses, or technologies that could complement or enhance our business. We routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. Most recently, in March 2025, we acquired Next Finance, a relatively small Japanese private company, to enhance our staking award offering and position us to offer staking platform services to others in the industry. Companies and technologies we decide to acquire or invest in may be private, small, highly speculative in nature, or immature or unsophisticated in their management’s experience with crypto regulatory regimes in their jurisdiction or generally. While this is part of our business strategy, we may not be able to find any suitable acquisition or investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, there is no assurance that we will receive a favorable return on investment for our acquisitions, and we might be required to write off certain assets acquired.

In addition, if we fail to successfully integrate the management and governance of an acquired company, or integrate the products or technologies being acquired otherwise being made available, our total revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and/or to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition, including accounting charges. Anticipated revenue or cost synergies, if any, projected by us in our analyses to support our decisions to acquire or invest may not be realized as we have projected, or at all. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results and result in share dilution. Any substantial indebtedness incurred to complete the acquisition or support the acquired company’s business thereafter would result in increased fixed obligations and may include covenants or other restrictions that would impede our ability to manage our operations.

If we expand to markets outside of Japan, which is our intention, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by non-Japanese regulators and governmental authorities.

If we expand into markets outside of Japan, which is our intention if and as we explore opportunities we deem attractive, we will become obligated to comply (or oversee new foreign operating subsidiaries’ obligations to comply) with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. For instance, financial regulators outside of Japan have significantly increased their scrutiny of crypto asset exchanges, such as by requiring crypto asset exchanges operating in their local jurisdictions to be regulated and licensed under local laws. In response to concerns that crypto assets could be used to circumvent certain sanctions regimes, governments and regulators may also implement new measures and regulations that restrict the operations of crypto asset exchanges. Moreover, laws regulating financial services, the internet, mobile technologies, crypto assets, and related technologies outside of Japan are rapidly evolving, complex and often impose different, more specific, or even conflicting obligations on us, as well as potentially broader liability.

Regulators worldwide frequently study each other’s approaches to the regulation of crypto assets. Consequently, developments in any particular jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business to serve customers in jurisdictions outside of Japan. To the extent that we expand internationally, in addition to the other significant risks relevant to internal expansion, or any expansion, through mergers, acquisitions, joint ventures, partnerships, strategic relationships or similar relationships or transactions, we would become subject to a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny, which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

We operate in a highly competitive industry and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The development of crypto assets and related cryptocurrency markets, exchanges and NFT marketplaces has been rapidly evolving, and is characterized by competition, experimentation, changing customer needs and frequent introductions of new products and services. Crypto asset trading markets are also subject to evolving industry and regulatory requirements both in Japan and internationally. We expect competition to further intensify in the future as existing and new competitors introduce new products and services or enhance existing ones. We compete against a number of companies operating both in Japan and abroad, both those that focus on traditional financial services and those that focus on crypto-related services. Our most direct competitors are other companies licensed in Japan to provide crypto asset exchange services to individual retail investors. As investor acceptance of crypto assets as an investment category has grown, we also see competition from traditional financial technology and brokerage firms that are entering the crypto asset market in Japan, including through joint ventures, and offering services targeted at our customers.

In addition to competition within Japan, another source of competition has been from companies located outside of Japan, many of which are subject to significantly less stringent regulatory and compliance requirements, or enforcement efforts, in their local jurisdictions. To the extent investors in Japan are able to access their services, such companies may be more able to quickly adapt to trends, support a greater number of crypto assets, and develop new crypto-based products and services. Their business models may in fact rely, in large part, on being unregulated or less regulated in their applicable jurisdictions.

To date, due to limited enforcement by regulators in many places, we believe many of these competitors have been able to operate from offshore while offering a number of products and services to retail customers, including in Japan and other more highly regulated jurisdictions, without complying with the relevant licensing and other limitations and requirements in Japan and other more highly regulated jurisdictions. Due to our regulated status in Japan and our commitment to legal and regulatory compliance, we have not been able to offer popular products and services that our unregulated or less regulated competitors operating outside of Japan are offer, and this may adversely impact our ability to be competitive, which may adversely affect our business, financial condition, and results of operations.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop products and technologies that compete with our products. More traditional financial and non-financial services businesses may also choose to offer crypto asset trading services and other crypto-based services in the future as such services gain acceptance. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and their marketing efforts, which could require us to increase our own marketing efforts and incur higher advertising expenses in order to remain competitive. Due to our dependence on revenue from transactions on our Marketplace platform, if current or future competitors offer trading at spreads or commission levels more favorable to retail users than those we offer, our competitive position and operating results could be materially and adversely affected.

Some of our existing competitors have, and some of our potential competitors may or will have, various competitive advantages over us, such as:

•        the ability to trade crypto assets and offer products and services that we do not support or offer on our cryptocurrency marketplace or exchanges, or Coincheck NFT Marketplace (due to constraints from regulatory authorities and other factors);

•        greater name recognition, longer operating histories, larger customer bases and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking, and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation, and research and development costs (in total cost or as a percentage of total revenue);

•        larger and more mature intellectual property portfolios;

•        a greater number of applicable licenses or similar authorizations, including registration as a Type I Financial Instruments Business operator (derivatives, margin, and proprietary securities transactions) in Japan (although we plan to apply for a Type I license later this year, we do not currently have one, acquiring one requires substantial increased capitalization and regulatory approval, and there is no assurance that we will be approved or decide or be able to provide such increased capitalization, which we estimate may require approximately an additional several billion yen of net capital for Coincheck);

•        established core business models outside of the trading of crypto assets;

•        operations in jurisdictions with lower compliance costs and greater flexibility to explore new product offerings;

•        the ability to offer decentralized and noncustodial platforms; and

•        substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

We compete against a growing number of decentralized and noncustodial exchanges and platforms and our business may be adversely affected if we fail to compete effectively against them.

We compete against an increasing number of decentralized and noncustodial exchanges and platforms. On these exchanges or platforms, users can interact directly with a market-making smart contract or on-chain trading mechanism to exchange one type of crypto asset for another without any centralized intermediary. We believe that these exchanges and platforms are typically not as easy to use as our cryptocurrency platforms, and generally lack the speed and liquidity of such kinds of well-operated platforms, like we believe ours to be, but various innovative models and incentives have been designed to bridge the gap. Also, decentralized and noncustodial exchanges and platforms are often thought to be less vulnerable to hacking since users do not need to transfer their assets to a third party, and therefore have more exclusive control over their assets. Concerns about the security of assets following incidents on crypto exchanges, such as the Chapter 11 bankruptcy filing of FTX and allegations of fraud and mismanagement of funds against its founder and former CEO, may also increase user adoption of decentralized and noncustodial platforms. Further, transaction fees on decentralized exchanges may be lower than ours. Decentralized exchanges also do not require their users to fill out “know-your-customer,” or “KYC” forms, offering an additional layer of privacy to those who use them. Such decentralized exchanges and platforms also tend to have lower start-up and entry costs as market entrants often remain unregulated and have minimal operating and regulatory costs, and often have lower transactional fees for users. A significant number of decentralized exchanges or platforms that have been developed and released, including on Ethereum, Avalanche, Tron, Polkadot and Solana, have experienced significant growth and adoption. We expect interest in decentralized and noncustodial exchanges and platforms to grow further as the industry develops. If the demand for decentralized exchanges and platforms grows and we are unable to compete with them, our business may be adversely affected.

If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our total revenue, could decline, which would adversely impact our business, operating results, and financial condition.

The crypto asset industry has been characterized by rapid change and the introduction of disruptive products and services in recent years. These include decentralized applications, DeFi, yield farming, lending, staking, staking reward programs, token wrapping, governance tokens, innovative programs to attract customers such as transaction fee mining programs, initiatives to attract traders such as trading competitions, airdrops and giveaways, and novel cryptocurrency fundraising and distribution schemes. We expect new services and technologies to continue to emerge and evolve, and they may be superior to, or render obsolete, the products and services that we currently provide. We cannot accurately predict the effects of new services and technologies on our business. Our ability to grow our customer base and total revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with third-party developers, and we may not be successful doing so timely or all. Further, any new products or services we do offer could fail to attract customers, generate revenue, or perform or integrate well with third-party applications and platforms. Our ability to adapt and compete with new products and services may also be inhibited by regulatory requirements or limitations and general uncertainty in the law, constraints by our banking partners and payment processors, third-party intellectual property rights, or other factors. Moreover, in addition to product and service innovations, and potentially as part of developing and offering them, we must continue to enhance our technical infrastructure to support the required functionality, performance, capacity, security, ease-of-use and speed to attract and retain customers. We anticipate significant costs and resources to effectively create, develop, enhance and upgrade our products, services and technical infrastructure to meet the evolving needs of our business and remain competitive. If we are unable to do so in a timely or cost-effective manner, our business and our ability to successfully compete, our ability to retain existing customers and attract new customers, may be adversely affected.

Changes in economic conditions and consumer sentiment in Japan could cause demand for our products and services to be lower than we anticipate.

We currently derive all of our total revenue from operations in Japan. Accordingly, our performance is subject to general economic conditions in Japan and their impact on our base of primarily retail customers. Japan has experienced downturns in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies and overall uncertainty with respect to the economy. The outlook for the Japanese economy remains uncertain. In addition, an aging demographic, a declining birth rate, the overall decline of Japan’s population (including the working-age population), political tensions between Japan and some of its neighboring countries (such as China and North Korea), and currency fluctuations are additional factors that add to the uncertainty surrounding the future of the Japanese economy. The impact of economic conditions in Japan on the trading of crypto assets is highly uncertain and dependent on a variety of factors, including market adoption, global trends, central bank monetary policies, regulations and other events beyond our control. To the extent that general economic conditions in Japan materially deteriorate, our ability to attract and retain customers may suffer. While we have seen a steady increase over the years in the trading of crypto assets by Japanese retail investors, there can be no assurance that consumer sentiment towards crypto assets and crypto exchange platforms will not worsen in the future. A lack of growth in, or a drop in demand for, trading of crypto assets by Japanese retail investors would adversely affect our growth prospects and results of operations.

Due to our limited operating history (and the limited operating history of crypto assets generally), it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

We began operations in 2012 and publicly launched our crypto asset trading service in 2014. Our revenue has significantly grown since our formation, but there is no assurance that this growth rate will continue in future periods and you should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. Our limited operating history and the volatile nature of our business make it difficult to evaluate our current business and our future prospects. We have also encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing and heavily regulated industries, including achieving market acceptance of our products and services, attracting and retaining customers, complying with laws and regulations that are subject to evolving interpretations and application, and increasing competition and expenses as we seek to expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face, and our business may be adversely affected if we do not manage these risks successfully.

The majority of our revenue is from transactions on our Marketplace platform in certain crypto assets, particularly Bitcoin, Ethereum and XRP. If demand for a now heavily-traded crypto asset declines and is not replaced by new demand for other crypto assets on our platforms, our business, operating results, and financial condition could be adversely affected.

Our Marketplace platform, as of March 31, 2025, supports 30 different types of cryptocurrencies for trading and custody. Because we only support trading in cryptocurrencies that have been approved for trading by crypto asset exchange operators in Japan under the guidelines of the JVCEA, we support fewer types of crypto assets than some exchange operators in other jurisdictions. For the fiscal years ended March 31, 2024 and 2025, we derived the majority of our revenue from transactions on Bitcoin, Ethereum and XRP. Depending on broader trends within the crypto asset market, our total revenue may be concentrated into certain specific crypto assets at various times in the future. As a result, our business may be adversely affected if the market for Bitcoin, Ethereum, XRP or any particular crypto asset that is being heavily traded on our platforms deteriorates, which could be caused by one or more of the following factors:

•        the reduction in mining rewards of Bitcoin, including block reward halving events, which are events that occur after a specific period of time which reduces the block reward earned by miners;

•        disruptions, hacks, splits in the underlying network (also known as “forks”), attacks by malicious actors who control a significant portion of the networks’ hash rate (such as double spend or 51% attacks), or other similar incidents affecting the Bitcoin or Ethereum blockchain networks;

•        hard “forks” resulting in the creation of and divergence into multiple separate networks;

•        the ability for blockchain networks to resolve significant scaling challenges and increase the volume and speed of transactions;

•        transaction congestion and fees associated with processing transactions on the Bitcoin, Ethereum or other networks;

•        informal governance led by the core developers of crypto assets we offer that are heavily traded by our customers, which can lead to revisions to the underlying source code or inactions that prevent network scaling, and which evolve over time largely based on self-determined participation, which may result in new changes or updates that affect speed, security, usability or value;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed Bitcoin, or the transfer of Satoshi’s Bitcoin, if there turns out to be negative reputation or perceptions associated with such person or persons;

•        negative perception of Bitcoin, Ethereum, XRP or any other specific crypto asset we offer that is currently popular with our customers;

•        development in mathematics, technology, including in digital computing, algebraic geometry, and quantum computing that could result in the cryptography being used by these specific crypto assets becoming insecure or ineffective;

•        regulatory or legislative restrictions or limitations on lending, mining or staking activities, including a finding that offering lending, mining or staking services to customers as a means to generate passive yield constitutes offering of a security under the laws of a particular jurisdiction; and

•        laws and regulations affecting the networks of Bitcoin, Ethereum, XRP or another specific crypto asset that is popular, or access to these networks, including a determination that Bitcoin, Ethereum, XRP or such other specific crypto asset constitutes a security or other regulated financial instrument under the laws of any applicable jurisdiction.

The recent trend in public companies embracing Bitcoin as part of their corporate treasury strategy, particularly as a leveraged strategy, could, to the extent such strategies fail, drive down the price of Bitcoin and other crypto assets, which could negatively affect our trading volume and business.

In recent years, an increasing number of companies have embraced Bitcoin as part of their corporate treasury strategy. According to Cointelegraph, by mid-2025 over 220 public companies worldwide had adopted including Bitcoin in their treasury strategies, collectively holding about 592,100 BTC (roughly $60.03 billion in value as of June 23, 2025). This has led to the creation of what some call “Bitcoin proxies,” stocks whose values largely mirror Bitcoin’s price fluctuations. However, the risks are significant. Bitcoin is highly volatile, with its price subject to sharp fluctuations within short periods. Several of these companies finance their Bitcoin purchases, so that many Bitcoin-heavy firms issue new stock or take on debt to raise capital for Bitcoin acquisition.

Overreliance on Bitcoin in corporate treasuries, given Bitcoin’s volatility, can lead to a decrease in shareholder confidence and capital erosion (a company’s financial strategy leading to a reduction in its value) for these publicly traded companies. If Bitcoin’s price falls sharply, these leveraged companies might find themselves overextended, unable to raise funds or cover liabilities. This could lead to significant financial impacts, potentially triggering forced asset sales and affecting market dynamics amid economic downturn worries. If the capital supporting these strategies dries up as loans mature, lenders could call in margins and force sales, further depressing Bitcoin prices. The risk of cascading liquidations and the unwinding of BTC positions could have profound effects on market stability, potentially resulting in broader economic repercussions. Significant decline in the price of Bitcoin and other crypto assets that may result could negatively affect our trading volume and business.

We are subject to extensive regulation in Japan and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, product and service offerings, business, operating results, and financial condition.

Our business is subject to ongoing examinations, oversight, and reviews, by Japanese regulators and self-regulatory organizations, including, but not limited to, the JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019. We are required to periodically submit business and audit reports and are subject to examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have and may in the future require us to take certain actions, including amending, updating, or revising our compliance measures from time to time, limiting the kinds of customers to whom we provide services, changing, terminating, or delaying our licenses that relate to or cover existing or introduction of new product and services, requiring us to have further external or internal audits, or requiring us to submit or be subject to further regulatory scrutiny, including investigations and inquiries. We have received, and may in the future receive, examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting, and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings we could face civil litigation, significant fines, damage awards, forced removal of certain employees (including members of our executive team), barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability, or other regulatory consequences. Further, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or which could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had in the past, and could again have in the future, an adverse effect on our reputation and brand and our business, operating results, and financial condition. For further information on the regulations we are subject to, see the section entitled “Business — Regulatory Environment.”

An important focus of regulatory oversight is to assess our financial soundness. If we fail to maintain sufficient liquidity and capital resources, our business and trading operations could be adversely affected and we could also be subject to regulatory consequences, including requirements to inject significant additional capital in our regulated entities. It is possible that new or enhanced capital or liquidity requirements could be introduced in the future.

In addition, Coincheck’s Chairman, Representative Director & Executive Director, Satoshi Hasuo (who is also Coincheck Parent’s Chief Operating Officer), also serves as a director of the JVCEA, which could potentially result in a conflict of interest. We are not aware of any such conflicts of interest and believe that the possibility of any information being shared with Mr. Hasuo that could cause a conflict of interest is limited, but there can be no assurances. See “Business — Regulatory Environment — Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers.”

We could be subject to administrative sanctions, including fines, or legal claims if we are found to have offered services in violation of the laws of jurisdictions other than Japan or to have violated international sanctions regimes.

Legal and regulatory regimes in a range of areas, including crypto asset custody, exchange, and transfer, money and crypto asset transmission, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, tax, anti-bribery, anti-money laundering, and counter-terrorist financing, vary widely between Japan and other jurisdictions and are still developing and changing to address issues relating to crypto assets. These legal and regulatory regimes are evolving rapidly and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another. We currently only offer crypto asset exchange services to customers in Japan and take steps to ensure that customers outside of Japan cannot circumvent our account opening procedures. We also have procedures to restrict access from IP addresses in jurisdictions outside of Japan, including the United States. However, these procedures may not always be effective. For instance, the use of a virtual private network may allow users from IP addresses outside of Japan to misrepresent their true locations and gain access to our platform. If our procedures are ineffective or if we are otherwise determined to have violated applicable laws and regulations in other jurisdictions, including the United States, the European Union or elsewhere, we could be subject to administrative sanctions, including fines, or legal claims based on the laws of such other jurisdictions. For example, if individuals located in the United States were able to evade our user restrictions and gain access to our services, we could be deemed to be operating in the United States as an unregistered national securities exchange, an unregistered securities broker-dealer (or unlicensed or unregistered money transmitter or money services business) and/or an unregistered clearing agency with respect to our crypto asset exchange services and could therefore be subject to administrative sanctions or legal claims in the United States.

Also, while we currently only operate in Japan, certain of our transactions or dealings nevertheless may become subject, as a jurisdictional matter, to economic sanctions laws and regulations imposed by governmental authorities outside of Japan, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). We have taken steps designed to comply with sanctions imposed by Japan, the United States, and other relevant regulators, and to prevent our users from using our cryptocurrency exchange to conduct transactions or dealings with countries, regions, and persons sanctioned by Japan, the United States, and other governments, but we cannot guarantee that these safeguards will be effective. Any failure to comply with these sanctions may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive, and any such violation (or allegation of a violation) could adversely affect our business, financial condition, and results of operations.

If the utility and usage of crypto assets, the development of which is difficult to predict, do not grow as we expect, our business, operating results, financial condition and prospects could be adversely affected.

Crypto assets built on blockchain technology were first introduced in 2008 and remain, in our view, in the early stages of development. In addition, different crypto assets are designed for different purposes. Bitcoin, for example, was designed to serve as a peer-to-peer electronic cash system, while Ethereum was designed to be a smart contract and decentralized application platform. The further growth and development of particular crypto assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of crypto assets are subject to a variety of factors that are difficult to evaluate or predict, including the following:

•        Many crypto networks have limited operating histories, have not been validated in production, are still in the process of developing, and are therefore subject to significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective crypto assets and blockchains, any of which could adversely affect their respective crypto assets.

•        Many crypto networks implement software upgrades and other changes to their protocols which could introduce bugs, security risks, or otherwise adversely affect them.

•        Several large networks develop new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or if proposed solutions are unable to receive widespread adoption, or those development modifications cause new unintended issues, that could adversely affect the underlying crypto assets.

•        Security issues, bugs, and software errors have been identified with many crypto assets and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some crypto assets, such as when creators of certain crypto networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a crypto asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute power or staking power on a crypto network, as has happened in the past, it may be able to manipulate transactions which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value.

•        The development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, affect liquid supply of crypto assets and the speed of transactions, and reduce a particular crypto asset’s attractiveness and price.

•        If rewards and transaction fees for miners or validators on any particular crypto network are not sufficiently high to attract and retain miners, a crypto network’s security and speed may be adversely affected, increasing vulnerability to a malicious attack;

•        Many crypto assets have concentrated control, through an “admin key,” that allows a small group of holders to have significant unilateral control and influence over key decisions relating to their crypto networks, such as governance decisions and protocol changes, as well as the market price of such crypto assets.

•        The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie the network’s utility and ability to respond to challenges and grow.

•        Many crypto networks are in the early stages of developing partnerships and collaborations which may not succeed and adversely affect the usability and adoption of the respective crypto assets they support.

Various other technical issues have been uncovered from time to time in our industry that have resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution by their global miner, user, and development communities. If any such risks materialize, and in particular if they are not resolved in a timely manner, the development and growth of crypto may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

A particular crypto asset’s status as a “security” in any relevant jurisdiction remains subject to a high degree of uncertainty.

All of the crypto assets that we currently offer on our cryptocurrency exchanges, which are offered only to Japanese residents, have been confirmed by the JVCEA for trading in Japan by companies registered as crypto asset exchange service providers with the JFSA under the Payment Services Act. Although regulators outside of Japan, including those in the United States, have taken the position that certain crypto assets fall within the definition of a “security” under their country’s securities laws, these crypto assets are not currently considered a “security” in Japan. There can be no assurance that the laws and regulations in Japan will not change in the future, especially if laws or regulatory bodies in Japan later decide to adopt “is it a security” analyses similar to those used in other jurisdictions, such as the U.S. The classification of a crypto asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of such assets. As there can be no assurance that such regulation will not change or that future crypto assets will have differing treatments, we could be subject to legal or regulatory action in the event that a regulatory authority, or a Japanese court, were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a “security” under applicable laws or new rules or guidance. Successful completion of the initial screening process of a crypto asset and determination of no objection by the JVCEA is not binding on regulatory authorities or courts in Japan in the event of a subsequent legal proceeding. If the JFSA or a court were to determine that a supported crypto asset currently offered, sold, or traded on our cryptocurrency exchanges is a security, we would not be able to offer such crypto asset for trading until we are able to do so in a compliant manner. Such an action could result in penalties, fines and reputational harm while customers that traded such supported crypto assets on our cryptocurrency exchanges and subsequently suffered trading losses could also seek to rescind a transaction that we facilitated on the basis that it was conducted in violation of applicable law, which could subject us to significant liability. Further, if a crypto asset supported on our cryptocurrency platforms is deemed to be a security under the laws of foreign jurisdictions, including the United States (as was the case with XRP which, depending on the context, some courts categorize as a security and others do not), it may have adverse consequences for the market for such supported crypto asset, including an adverse impact on its liquidity. Networks on which such supported crypto assets are utilized may also be subject to regulation as securities intermediaries, which could effectively render operation of the networks for their existing purposes impracticable.

We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.

We operate Coincheck NFT Marketplace, which was launched in March 2021. While NFTs and cryptocurrencies are similar in that both are based on blockchain technology, unlike cryptocurrency units, which are fungible, NFTs have unique identification codes and often reference content in areas such as games, arts and sports. NFTs are a relatively newer and emerging type of digital asset, and the regulatory, commercial, and legal framework governing NFTs is expected to evolve both in Japan and other jurisdictions. NFTs, as unique items, are not currently regulated as crypto assets under Japan’s PSA, and we review supported NFTs before inclusion to confirm whether they could be regarded as either “securities” or “crypto assets” under current Japanese regulations. It is possible, however, that our determination of the status of particular NFTs could be challenged or that new regulations applicable to buying and selling of NFTs generally could be introduced in Japan. Our Coincheck NFT Marketplace is only available to customers who have established crypto asset exchange services accounts with us and therefore were subject to our KYC approval process. There can be no assurance that the KYC and other procedures that we have implemented for our crypto asset exchange services accounts will be sufficient to comply with any future regulations applicable to the operation of Coincheck NFT Marketplace, and we could be required to make changes to our Coincheck NFT Marketplace or other operating procedures in order to comply with any such regulations, which could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

As the trading of NFTs potentially implicates issues regarding a range of matters, including, but not limited to, intellectual property rights, privacy and cybersecurity, fraud, anti-money laundering, money transmission, sanctions, and currency, commodity, and securities law compliance, to help manage risks we have established an approval process, conducted in three stages, with our Business Development Office performing the initial review and the Legal & Compliance Department performing the secondary review prior to the final review by an internal review committee, based on the following criteria, which is whether:

•        the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations;

•        the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

There can be no assurance that the procedures we use are sufficient to comply with applicable laws and regulations, which remain uncertain and subject to rapid changes, or to identify all third-party rights issues. For example, NFTs raise various intellectual property law considerations, including relating to ownership, copyrights, trademarks and rights of publicity. The creator of an NFT will often have, or purport to have, all rights to the content of the NFT and rights to assign to a buyer, such as the right to display, modify, or copy the content, so risks include purchasing counterfeit items, or items alleged to be counterfeit, mislabeled items, items that are vulnerable to metadata decay, items on smart contracts with bugs, intellectual property infringement claims, and items that may become untransferable. To the extent that, despite our screening procedures for supported NFTs designed to prevent such issues, we are directly or indirectly involved in a dispute between creators and buyers on our Coincheck NFT Marketplace it could adversely affect the success of our Coincheck NFT Marketplace and harm our business, operating results, and financial condition.

Although NFTs are generally not regulated or deemed crypto assets under Japan’s PSA (See “Business — Regulatory Environment”), it is difficult to predict how the legal and regulatory framework around NFTs will develop and how such developments will impact our business and our Coincheck NFT Marketplace. Outside of Japan, the appropriate regulation of NFTs is under active study in major jurisdictions. For example, NFTs are currently excluded from the scope of the European Union’s Markets in Crypto Assets Regulation (“MiCA”), but, pursuant to Article 142, the European Commission is required to publish a report assessing developments in the NFT market and evaluate the necessity and feasibility of regulating NFTs and related services providers through additional legislation. The European Commission’s report pursuant to Article 142 of MiCA was first due on December 31, 2024, which has been extended to December 31, 2025. In the United States, included within the framework for responsible development of crypto assets announced in September 2022 was an instruction for the U.S. Department of the Treasury to complete an illicit finance risk assessment on NFTs, which was published on May 29, 2024. As part of its finding, the report recommends the continued monitoring and evaluation of the need for additional guidance or rules to address financial risks associated with NFTs. Accordingly, significant additional new regulation is likely to be enacted in the future, and that may include in Japan. Due to the novel and complex issues involved, it is difficult to predict how any such developments will affect the development and operation of our Coincheck NFT Marketplace, and it is possible that the regulations adopted in individual jurisdictions may conflict with one another.

As is the case with other crypto assets, NFTs are also subject to theft through hacking, social engineering, phishing, and fraudulently inducing individuals into delivering NFTs or providing access to NFTs to an unauthorized third party. Any safeguards we have implemented or may implement in the future to protect against these cybersecurity threats may be insufficient to prevent a malicious actor, and any such activity on our Coincheck NFT Marketplace could result in reputational harm, or expenses or losses associated with mitigation efforts against these incidents or third-party claims.

The loss or destruction of private keys required to access any crypto assets held in custody for our customers may be irreversible. If we are unable to access private keys or if we experience a hack or other data loss relating to our ability to access any crypto assets, it could cause regulatory scrutiny, reputational harm and other losses.

Crypto assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the crypto assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the crypto assets held in such a wallet. We hold the private key that is necessary for the transfer of customers’ crypto assets subject to strict limitations on its use under the regulations applicable to us as a crypto asset exchange service provider in Japan. To the extent that any of the private keys relating to our hot or cold wallets containing crypto assets held for our own account or for our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the crypto assets held in the related wallet. Further, we cannot provide assurance that our wallets will not be hacked or compromised. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ crypto assets could adversely affect our customers’ ability to access or sell their crypto assets, require us to reimburse our customers for their losses, and subject us to significant financial losses in addition to losing customer trust in us and our products.

If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing customers and attract new customers and to increase engagement with our products, services and platforms. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable and engaging, and competitively priced. We have historically targeted retail investors new to investing in crypto assets, and the quality of our UI/UX, especially for smartphone users, and the provision of information to such investors is a key competitive factor. (UI refers to user interface design, a human-first approach to product design that focuses on the effectiveness of products, and UX refers to user experience design, a human-first approach to product design that focuses on the aesthetic experience of products.) There is no assurance that we will be able to retain our current customers or attract new customers, or keep our customers engaged. In particular, as the majority of our total revenue is currently derived from Japanese retail customers, we are sensitive to any changes in sentiment among retail investors. Moreover, as we seek to attract new customers, we may try to expand to institutional customers within Japan, and we may be unsuccessful in any such expansion efforts due to differences in needs and expectations between Japanese institutional and retail customers. Any number of factors can negatively affect our customer retention, growth, and engagement, including if:

•        customers increasingly engage with competing products and services, including products and services that we are unable to offer or do not offer;

•        we fail to support new and in-demand crypto assets or if we elect to support crypto assets with negative reputations;

•        our more recently offered products and services, such as our Coincheck NFT Marketplace or IEO business, are unsuccessful in achieving our expected goals for such products and services;

•        there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•        customers perceive the crypto assets on our cryptocurrency marketplace or exchanges, or Coincheck NFT Marketplace, to be bad investments, or experience significant losses in investments made using our crypto asset product or service offerings;

•        technical or other problems prevent us from delivering our products and services with the speed, functionality, security, and reliability that our customers expect;

•        cybersecurity or other incidents causes losses to us or our customers, including losses to assets held by us on behalf of our customers;

•        our pricing model is or becomes uncompetitive;

•        we fail to provide adequate customer service to customers; or

•        we or other companies in our industry are the subject of adverse media reports or other negative publicity.

If we are unable to maintain or increase our customer base and customer engagement, our total revenue and financial results may be adversely affected.

Many of our customers are first-time users and our trading volumes and total revenues could be reduced if these customers stop trading crypto assets altogether or stop using our Marketplace platform services for their trading activities.

Our business model focuses on making crypto assets accessible to a broad demographic of retail customers in Japan, including first-time users. The number of new accounts opened with us by retail investors totaled 182,178, 178,949 and 309,951 in the years ended March 31, 2023, 2024 and 2025, respectively. Our success, and our ability to increase total revenue, depends in part on such customers continuing to utilize our cryptocurrency exchanges and platforms, even as crypto asset prices fluctuate and economic conditions change. Our customers do not have long-term contractual arrangements with us and may cease to use our cryptocurrency exchanges at any time. Retail investors, including particularly first-time and younger-aged users, which constitute a significant portion of our customer base, may be more inclined to explore or move to competing platforms that seek to target the same demographic and to stop trading crypto, some perhaps permanently, when a broad decline in the crypto asset markets occurs. Any significant loss of customers or a significant reduction in their use of our Marketplace platform could have a material impact on our trading volumes and total revenue, and adversely affect our business, financial condition and results of operations.

We may suffer losses due to staking, delegating, and other related services we provide to our customers.

Certain supported crypto assets enable holders to earn rewards by participating in decentralized governance, bookkeeping and transaction confirmation activities on their underlying blockchain networks, such as through staking activities, including staking through validation, delegating, and baking. We currently provide and expect to continue to provide such services for Ethereum (ETH) to our customers in order to enable them to earn rewards based on the amount that we hold on their behalf. For instance, as a service to customers, we operate staking nodes on certain blockchain networks utilizing customers’ crypto assets and pass through the rewards received to those customers, less a service fee. In other cases, we may delegate our customers’ assets to third-party service providers that are unaffiliated with us, and some networks may require customer assets to be transferred into smart contracts on the underlying blockchain networks that are not under our, or a specific third party’s, control. In addition, certain blockchain networks dictate requirements for participation in the relevant decentralized governance activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker, delegator, or validator acts maliciously on the network, “double signs” transactions, or if extended downtimes occur. If we or any of our service providers are slashed by the underlying blockchain network, our customers’ assets may be confiscated, withdrawn, or burnt by the network, resulting in losses for which we may be responsible. Further, certain types of staking require the payment of transaction fees on the underlying blockchain network and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of the network token. If we experience a high volume of such staking requests from our customers on an ongoing basis, we could incur significant costs. Any penalties or slashing events could damage our brand and reputation, cause us to suffer financial losses, discourage existing and potential customers from utilizing our products and services, and adversely impact our business.

We may be exposed to transaction losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition.

In the past, certain of our products and services were able to be paid for by credit and debit cards through payment processors which exposed us to risks associated with chargebacks and refunds. Although we currently do not accept either credit or debit cards for payment, if we return to allowing the use of credit or debit cards in the future we may be exposed to various losses as a result of fraud or uncollectibility that could arise from fraud, misuse, unintentional use, settlement delay, or other activities. If we were to resume allowing the use of credit or debit cards and begin incurring a significant number of refunds and chargebacks, our payment processors could require us to increase reserves, impose penalties on us, charge additional fees, or terminate their relationships with us. Failure to effectively manage risk and prevent fraud could increase our chargeback and refund losses or cause us to incur other liabilities. Increases in chargebacks, refunds or other liabilities, were we to resume allowing the use of credit or debit cards, could have an adverse effect on our operating results, financial condition, and cash flows.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

Our brand and reputation are key assets. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features and support, and our ability to successfully secure, maintain, and defend our rights to use the “Coincheck” mark and other trademarks important to our brand. We believe that the ease-of-use of our products and services, in particular due to the quality and simplicity of our application interface, is a differentiating factor for our brand. We believe that the importance of our brand and reputation will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us or our brand, including our products, services, technology, customer service, personnel, or about crypto assets or crypto asset platforms generally that may indirectly have a negative effect on our brand, could diminish confidence in, and the use of, our products and services. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased total revenue, which could have an adverse effect on our business, operating results, and financial condition.

Our key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review key business metrics, including the number of verified and active users, trading volume, customer assets and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third party. In particular, we need to be vigilant that our verified users do not include users who should be discarded in the calculation as invalid accounts due to fraud, trading bans, or spam or other reasons. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy. We generally will not update previously disclosed key business metrics for any such inaccuracies or adjustments that are immaterial. If our metrics provide us with incorrect or incomplete information about users and their behavior, we may make inaccurate conclusions about our business.

Unfavorable media coverage could negatively affect our business.

We receive a high degree of media coverage in Japan. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported crypto assets for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, could adversely affect our reputation. Further, we could in the future be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large. Such campaigns could materially impact our customers’ decisions to trade on our crypto asset platforms. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in our total revenue, which could adversely affect our business, operating results, and financial condition.

Our product and service offerings may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our platforms or offerings to further such illegal activities, our business could be adversely affected.

Our product and service offerings through our crypto asset platforms may be exploited to facilitate illegal activity including fraud, money laundering, gambling, tax evasion and scams. We may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in several circumstances. The use of our platforms for illegal or improper purposes could subject us to claims, lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in Japan or elsewhere, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. As a licensed crypto asset exchange service provider in Japan, we are required to implement KYC and other preventative measures mandated under Japan’s Act on Prevention of Transfer of Criminal Proceeds and monitored by the JFSA. We have in the past reported instances of non-compliance, and any future failure to maintain sufficient preventative measures could result in regulatory consequences and damage to our reputation. Changes in law have also increased the penalties for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Crypto assets generally have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make crypto assets (as opposed to fiat currencies) more susceptible to use in illegal activity. Various regulatory authorities and law enforcement agencies have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving crypto assets.

While we believe that our risk management and compliance framework is designed to comply with the regulations applicable to our operations in Japan and to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity. If we introduce new services additional challenges may present themselves in monitoring for illicit activities. If any of our customers use our platforms to further such illegal activities, our business could be adversely affected.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

We are subject to significant regulatory oversight in Japan, and our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures will always be effective. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. In addition, we face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activities. We have received in the past, and may from time to time receive, additional examination reports citing violations of rules and regulations or inadequacies that require us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of certain products and services. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers. Any of these outcomes would adversely affect our reputation and brand and business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We may suffer losses due to abrupt and erratic market movements.

The crypto asset market has been characterized by significant volatility and unexpected price movements. Certain crypto assets may become more volatile and less liquid in a very short period of time, resulting in market prices being subject to erratic and abrupt market movement, which could harm our business. For instance, abrupt changes in volatility or market movement can lead to extreme pressures on our cryptocurrency exchanges and infrastructure that can lead to inadvertent suspension of services across parts of the platform or the entire platform.

In addition, we hold certain crypto assets separately from the crypto assets of our customers in order to ensure liquidity for our customers. We utilize the value-at-risk method to help manage the market risk of such crypto assets held and we monitor the supply volume and transaction value of each crypto asset that we offer on our Marketplace platform for liquidity risk on a daily basis relative to our capital. However, as crypto assets are usually significantly more volatile than other financial assets, these periods of volatility and unexpected price fluctuations may affect our financial position and business performance if our risk management and liquidity risk procedures are not effective. One way in which we limit our exposure to market risk is by borrowing crypto assets from our customers under our Coincheck Lending program. Under the terms of the borrowing agreements, we return the subject crypto assets in kind at the end of the specified borrowing period. If borrowing from our customers becomes limited or unavailable, we might need to purchase and hold crypto assets in order to use them to facilitate the operations of our Marketplace platform, increasing our exposure to price fluctuations to the extent of the crypto assets held.

Negative publicity associated with crypto asset platforms, including instances of potential fraud, the bankruptcy of industry participants and the violation of applicable legal and regulatory requirements, may cause existing and potential customers to lose confidence in crypto asset platforms.

Crypto asset platforms are relatively new. Many of our competitors outside of Japan are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In addition, crypto assets may be more vulnerable than other types of assets to market or price manipulation and other fraudulent practices due to the lack of regulations globally. A lack of transparency and incidents of fraud or malfeasance that result in losses to investors may cause our existing or potential customers and the general public to lose confidence in crypto asset platforms, including regulated platforms like ours. These incidents may also lead to increased regulatory scrutiny in Japan and other jurisdictions.

Numerous crypto asset platforms and firms have, over the years, been sued, investigated, shut down or suffered bankruptcy due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger platforms are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. Examples over the years have included Mt. Gox in 2014 (bankruptcy in Japan after an estimated 850,000 Bitcoin were stolen from its wallets), Binance in 2019 (hacked, resulting in losses of approximately $40 million), Bitfinex in 2021 (alleged misuse of over $800 million of customer assets), FTX in 2022 (bankruptcy filing following allegations of fraud and mismanagement and criminal conduct), DMM Bitcoin in 2024 (Japanese company, hacked, resulting in loss of 4,502.9 Bitcoin, approximately ¥48.2 billion), and Bybit in 2025 (attack related to ETH cold wallets, and possible loss of over 400,000 ETH worth approximately $1.5 billion).

Recent highly publicized regulatory actions, particularly in 2023, against large and well known crypto asset companies over the years have been a source of intense negative publicity, including actions against or involving Coinbase (alleged violation of securities laws), Binance and its co-founder and CEO (alleged violations of the Commodity Exchange Act and CFTC regulations, misleading investors, and operating unregistered securities businesses), FTX and its founder (criminal and civil fraud), Ripple Labs (alleged securities laws violations; settlement in 2024 of action filed in 2000). Notwithstanding ultimate dismissal in some instances, the initiation and existence of such enforcement actions may result in the incurrence of significant time and expense and produce reputational harm.

Negative perceptions about crypto asset offering resulting from these widely published incidents of closure or temporary shutdown of crypto asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers, may reduce investor confidence and result in greater volatility of the prices of crypto assets, including significant depreciation in value, which could have an adverse impact on our business.

Depositing and withdrawing crypto assets in and from our cryptocurrency exchanges involve risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.

In order to own, transfer and use a crypto asset on its underlying blockchain network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a string of alphanumerical characters. To deposit crypto assets with us a customer must “sign” a transaction that consists of the private key of the wallet from where the customer is transferring crypto assets, the public key of a wallet that we control which we provide to the customer, and the broadcast of the deposit on the underlying blockchain network. Similarly, to withdraw crypto assets deposited with us, the customer must provide us with the public key of the wallet where the crypto assets are to be transferred, and we are required to “sign” a transaction authorizing the transfer. In addition, some crypto networks require that additional information be provided in connection with any transfer of crypto assets to or from our cryptocurrency exchanges. A number of errors can occur in the process of depositing or withdrawing crypto assets, such as typos, mistakes, or the failure to include the information required by the blockchain network. For instance, a user may incorrectly enter our wallet’s public key or the desired recipient’s public key when depositing and withdrawing from our cryptocurrency exchanges, respectively. Alternatively, a user may transfer crypto assets to a wallet address that he does not own, control or hold the private keys to. In addition, each wallet address is only compatible with the underlying blockchain network on which it is created. For instance, a Bitcoin wallet address can only be used to send and receive Bitcoin. If any Ethereum or other crypto asset is sent to a Bitcoin wallet address, or if any of the foregoing errors occur, all of the customer’s crypto assets will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to continue to encounter similar incidents with our customers. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

A temporary or permanent blockchain “fork” to any supported crypto asset could adversely affect our business.

Blockchain protocols, including Bitcoin and Ethereum, are open source. Any user can download the software, modify it, and then propose that Bitcoin, Ethereum or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin, Ethereum or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence is called a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of a fork is the existence of two parallel versions of the Bitcoin, Ethereum or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability.

Both Bitcoin and Ethereum protocols have been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, Ethereum Classic, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to users as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and, as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, Ethereum, or any of their forked alternatives.

Hard forks can also lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as occurred with Ethereum Classic.

We do not believe that we are required to support any fork or provide the benefit of any forked crypto asset to our customers. However, we have in the past and may in the future continue to be subject to claims by customers arguing that they are entitled to receive certain forked or airdropped crypto assets by virtue of crypto assets that they hold with us. If any customers succeed on a claim that they are entitled to receive the benefits of a forked or airdropped crypto asset that we do not or are unable to support, we may be required to pay significant damages, fines or other fees to compensate customers for their losses.

Forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our customers’ assets. Such disruption and loss could cause us to be exposed to liability, even in circumstances where we have no intention of supporting an asset compromised by a fork.

We currently support, and expect to continue to support, certain smart contract-based crypto assets. If the underlying smart contracts for these crypto assets do not operate as expected, they could lose value and our business could be adversely affected.

We currently support, and expect to continue to support, various crypto assets that represent units of value on smart contracts deployed on a third party blockchain. Smart contracts are programs that store and transfer value and execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming and design can have damaging effects. For instance, in April 2018, a batch overflow bug was found in many Ethereum-based ERC20-compatible smart contract tokens that allowed hackers to create a large number of smart contract tokens, causing multiple crypto asset platforms worldwide to shut down ERC20-compatible token trading. Similarly, in March 2020, a design flaw in the MakerDAO smart contract caused forced liquidations of crypto assets at significantly discounted prices, resulting in millions of dollars of losses to users who had deposited crypto assets into the smart contract. If any such vulnerabilities or flaws come to fruition, smart contract-based crypto assets, including those held by us for our customers, may be affected by negative publicity, be exposed to security vulnerabilities, decline significantly in value, and lose liquidity over a short period of time.

In some cases, smart contracts can be controlled by one or more “admin keys” or users with special privileges, or “super users.” These users have the ability unilaterally to make changes to the smart contract, enable or disable features on the smart contract, change how the smart contract receives external inputs and data, and make other changes to the smart contract. For smart contracts that hold a pool of reserves, these users may also be able to extract funds from the pool, liquidate assets held in the pool, or take other actions that decrease the value of the assets held by the smart contract in reserves. Even for crypto assets that have adopted a decentralized governance mechanism, such as smart contracts that are governed by the holders of a governance token, such governance tokens can be concentrated in the hands of a small group of core community members, who would be able to make similar changes unilaterally to the smart contract. If any such super user or group of core members unilaterally make adverse changes to a smart contract, the design, functionality, features and value of the smart contract, and its related crypto assets, may be harmed. In addition, assets held by the smart contract in reserves may be stolen, misused, burnt, locked up or otherwise become unusable and irrecoverable. These super users can also become targets of hackers and malicious attackers. If an attacker is able to access or obtain the super user privileges of a smart contract, or if a smart contract’s super-users or core community members take actions that adversely affect the smart contract, our customers who hold and transact in the affected crypto assets may experience decreased functionality and value of the applicable crypto assets, up to and including a total loss of the value of such crypto assets. Although we do not control these smart contracts, any such events could cause customers to seek damages against us for their losses, result in reputational damage to us, or in other ways adversely impact our business.

From time to time, we may encounter technical issues in connection with the integration of supported crypto assets and changes and upgrades to their underlying networks, which could adversely affect our business.

In order to support any crypto asset, a variety of front and back-end technical and development work is required to implement our wallet, custody, trading, and other solutions for our customers, and to integrate such supported crypto asset with our existing technical infrastructure. For certain crypto assets, a significant amount of development work is required and there is no guarantee that we will be able to support successfully any existing or future crypto asset. In addition, such integration may introduce software errors or weaknesses into our crypto asset platforms, including our existing infrastructure. Even if such integration is initially successful, any number of technical changes, software upgrades, soft or hard forks, cybersecurity incidents, or other changes to the underlying blockchain network may occur from time to time, causing incompatibility, technical issues, disruptions, or security weaknesses to our platforms and technical infrastructure. If we are unable to identify, troubleshoot and resolve any such issues successfully, we may no longer be able to support such crypto asset, our customers’ assets may be frozen or lost, the security of our hot, warm, or cold wallets may be compromised, and our platforms and technical infrastructure may be affected, all of which could adversely impact our business.

If miners or validators of any supported crypto asset demand high transaction fees, our operating results may be adversely affected.

We charge miner fees when a customer sends certain crypto assets from their Coincheck account to a non-Coincheck account. We estimate the miner fee based on the cost that we will incur to process the withdrawal transaction on the underlying blockchain network. We also pay miner fees when we move crypto assets for various operational purposes, such as when we transfer crypto assets between our hot and cold wallets, for which we do not charge our customers. Miner fees can be unpredictable. For instance, in 2021, Bitcoin miner fees increased from approximately $10 per transaction in January 2021 to over $60 per transaction in April 2021 and again to over $120 per transaction in April 2024. Even though Bitcoin’s miner fees have since decreased, if the block rewards for miners on any blockchain network are not sufficiently high to incentivize miners, miners may demand higher transaction fees, or collude to reject low transaction fees and force users to pay higher fees. Although we generally attempt to pass miner fees relating to customer withdrawals through to our customers, we have in the past incurred, and expect to incur from time to time, losses associated with the payment of miner fees in excess of what we charge our customers, resulting in adverse impact on our operating results.

The nature of our business requires the application of complex financial accounting and tax rules relating to crypto assets transactions, crypto assets and crypto-related revenue, and there is limited guidance from accounting standard setting bodies and taxing authorities. If financial accounting standards undergo significant changes or taxing authorities announce new tax rules, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the IFRS Foundation and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. In addition, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition standards. As such, there remains significant uncertainty on how companies should account for crypto assets transactions, crypto assets and related revenue. There has been limited guidance from taxing authorities on treatment of crypto assets and revenue therefrom. Japanese tax audits or changes in the tax treatment of our business could result in the imposition of significant additional taxes. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, result in liability claims and regulatory enforcement actions and otherwise have an adverse effect on our business.

We obtain and process large amounts of sensitive data, including personal data related to our customers and their transactions, such as their names, addresses, copies of government-issued identification, trading data, tax identification, and bank account information. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase if our business continues to expand. In addition, Japanese laws and regulations, such as the Act on the Protection of Personal Information (“APPI”), governing privacy and data protection require us to safeguard our customers’, employees’, and service providers’ personal data and other important information. If we fail to comply with the regulations under the APPI, we may face recommendation and order from the Personal Information Protection Commission and be liable for fines.

We have administrative, technical, and physical security measures and controls in place and believe we maintain a robust information security program. However, our security measures may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, and, as a result, someone may be able to obtain unauthorized access to sensitive information, including personal data, on our systems. Additionally, our customers have been and could in the future be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Additionally, privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or our vendors’ or other service providers’ business practices, products and service offerings.

Risks Relating to Third Parties

We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We rely on third parties in connection with many aspects of our business, including payment processors, banks, and payment gateways to process transactions; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; and third parties that provide outsourced customer service, compliance support and product development functions which are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not control the operation of any of these third parties, including the data center facilities we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics (like the COVID-19 pandemic) and similar events. There can be no assurance that third parties that provide services to us or to our customers on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our customers on our behalf, such as if third-party service providers were to close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Our current and future services are dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.

We rely on banks and other payment processors to process customers’ payments in connection with the purchase of crypto assets on our cryptocurrency exchanges and we pay these providers fees for their services. From time to time, payment networks have increased, and may increase in the future, the interchange fees and assessments that they charge for transactions that use their networks. Payment networks have imposed, and may impose in the future, special fees on the purchase of crypto assets, including on our cryptocurrency exchanges, which could significantly increase our costs. We could attempt to pass these increases along to our customers, but this strategy might result in the loss of customers to our competitors who may not also pass along the increases, thereby reducing our total revenue and earnings.

We may also be directly or indirectly liable to the bank or other payment processor for rule violations, or they may refuse to do business, or continue to do business, with us if they believe we have committed rule violations. Banks and other payment processors set and interpret their network operating rules, including the level of sufficient compliance by the crypto firm with the “travel rule” that has been enacted to support anti-money laundering laws and regulations. See subsections about anti-money laundering and the “travel rule” in “Business — Regulatory Environment.” The vendor we use, considered an industry standard and used by many crypto firms, to provide the technology services that enable tracking of transactions to comply with the travel rule does not support, or fully support, certain cryptocurrencies we offer. If a bank or other payment processor is not satisfied with our level of compliance, as we have been advised from time to time they may not be, we may be required to change to another bank or payment processor, if possible, or alter our product offering or business practices, which may be costly or otherwise adversely affect our business. They could also adopt new operating rules or standards or interpret or reinterpret existing rules that we might find difficult or even impossible to follow, or costly to implement.

Our success depends in part upon continued distribution through app stores and effective operation with mobile operating systems, networks, technologies, products, hardware and standards that we do not control.

A substantial majority of our customers’ activity on our cryptocurrency exchanges occurs on mobile devices. There is no guarantee that popular mobile devices will remain compatible with the Coincheck app. We are dependent on the interoperability of our app with popular mobile operating systems, networks, technologies, products, hardware and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs or technical issues in such systems, or changes in our or our customers’ relationships with mobile operating system providers, device manufacturers or mobile carriers, or in their terms of service or policies, that degrade the functionality of our app, reduce or eliminate our ability to distribute applications, give preferential treatment to competitive products, limit our ability to target or measure the effectiveness of applications, raise prices, or impose fees or other charges related to the delivery of our application, could adversely affect customer usage of the Coincheck app.

We are also subject to the standard policies and terms of service of these operating systems, as well as policies and terms of service of the various application stores that make our application and experiences available to our developers, creators and customers. These policies and terms of service govern the availability, promotion, distribution, content and operation generally of applications and experiences on such operating systems and stores. Each provider of these operating systems and stores has broad discretion to change and interpret its terms of service and policies with respect to our cryptocurrency exchanges and those changes may be unfavorable to us and our developers’, creators’ and customers’ use of our cryptocurrency exchanges. If we were to violate, or an operating system provider or application store believes that we have violated, its terms of service or policies, that operating system provider or application store could limit or discontinue our access to its operating system or store. In some cases these requirements might not be clear or our interpretation of the requirements might not align with the interpretation of the operating system provider or application store, which could lead to inconsistent enforcement of these terms of service or policies against us, and could also result in the operating system provider or application store limiting or discontinuing access to its operating system or store. Any limitation or discontinuation of our access to any third-party platform or application store could adversely affect our business, financial condition or results of operations.

Additionally, in order to deliver a high-quality mobile experience for our customers, it is important that our products and services work well with a range of mobile technologies, products, systems, networks, hardware and standards that we do not control. We might not be successful in developing products that operate effectively with these technologies, products, systems, networks or standards. In the event that it is more difficult for our customers to access and use our app, or if our customers choose not to access or use our app on their mobile devices or use mobile products that do not offer access to our app, our customer growth, retention and engagement could be harmed.

We are exposed to credit risks due to our reliance on cryptocurrency exchange brokers, which may cause us to incur financial or reputational harm.

We are exposed to certain credit risks due to our reliance on third-party cryptocurrency exchange brokers with whom we execute cover transactions to hedge our exposure to specific crypto assets. Our counterparties in our hedging transactions (which we refer to as our cover counterparties) are composed of a relatively small number of financial institutions and cryptocurrency exchange brokers. We borrow crypto assets from our customers and, in order to be able to hedge by executing cover transactions, hold a portion of those borrowed crypto assets in our accounts with such cryptocurrency exchange brokers. If such cover counterparty should go bankrupt or retain such crypto assets for some other unanticipated reason, we would still be responsible for returning such crypto assets to our customers. We self-impose, as a risk management policy, an overall risk limit amount and specific limits per cover counterparty on a daily basis. We also seek to stay alert for information that could lead to credit, legal or reputational concerns about a cryptocurrency exchange broker we deal with. If concerns arise, we take measures to avoid or reduce the risk, such as reducing the amount on deposit with the affected cover counterparty and transferring the assets to alternative cover counterparties. If credit, legal or reputational concerns regarding all of the cryptocurrency exchange brokers we transact with for a particular crypto asset were to arise, we would likely then attempt to use our own Exchange platform or other OTC counterparties capable of netting settlement to execute cover transactions. If these alternatives are not feasible for a particular crypto asset, however, we may need to temporarily suspend the trading and handling of the affected crypto asset, which could adversely affect our results of operations and our business reputation. On March 24, 2023, Binance, one of our cover counterparties, suffered an outage and suspended the trading of all crypto assets for a number of hours. As of the same date, our crypto assets deposited with Binance had increased to ¥194 million due to an increase in crypto asset prices. Although we were able to successfully use alternative counterparties without disruption to our services in this instance, we may not be successful in doing that in the future if a similar situation with a cover counterparty arises. We are still obligated to complete transactions which have already been placed by customers and accepted by our system, even if we are unable to execute cover transactions.

We transact with both Japanese and international counterparties, and our largest single credit exposure as of March 31, 2025 relates to crypto assets we have deposited in order to transact with bitFlyer. We also transact with OKX and Binance as cover counterparties, and transacted with Bittrex until December 2023 (Bittrex announced in March 2023 it would be shutting down its operations and did so in December 2023). The following table shows the amounts deposited with OKX, bitFlyer, Binance, Bittrex, and all of our cover counterparties in total, as well as our cash and cash equivalents, as of March 31, 2023, June 30, 2023, September 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025.

	As of March 31, 2023	As of June 30, 2023	As of September 30, 2023	As of December 31, 2023	As of March 31, 2024	As of June 30, 2024	As of September 30, 2024	As of December 31, 2024	As of March 31, 2025
Amount deposited with OKX	¥647	¥92	¥88	¥148	¥27	¥0	¥0	¥0	¥0
Amount deposited with bitFlyer	195	213	101	389	581	214	229	398	211
Amount deposited with Binance	195	48	62	137	206	142	142	300	129
Amount deposited with Bittrex	50	0	0	0	0	0	0	0	6
Amount deposited with B2C2	0	0	0	0	3	3	15	17	0
Amount deposited with Wintermute	0	0	0	0	0	0	22	17	24
Amount deposited with all of our cover counterparties	1,088	354	251	674	817	359	409	732	370
% of total equity(1)	10.4%	3.5%	2.5%	6.4%	6.6%	2.8%	3.2%	8.2%	2.5%
Total equity	10,477	10,207	10,095	10,492	12,444	12,881	12,896	8,965	15,056
Cash and cash equivalents	¥7,697	¥7,579	¥7,581	¥8,866	¥10,837	¥11,510	¥10,628	¥12,673	8,389

____________

(1)      The % of total equity = Amount deposited with all of our cover counterparties/Total equity.

We have not suffered credit losses with respect to our counterparties to date, but there can be no assurance that any risk limitation measures we take will prove to be effective and there is a possibility that sudden changes in market conditions could lead to such counterparties having their credit rating downgraded, becoming insolvent or otherwise becoming unable to fulfill their obligations to us, which could have an adverse effect on our customers, business, reputation and results of operations.

Risks Relating to Intellectual Property

Our intellectual property rights are valuable, and an inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, or (with respect to proprietary technology) reverse engineering, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

We may be subject to claims for alleged infringement of proprietary rights of third parties.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity related to crypto assets, as well as litigation, based on allegations of infringement or other violations of intellectual property. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired or licensed technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms or consequences. We expect that the occurrence of infringement claims is likely to grow as the market for crypto assets grows and matures. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our platforms and systems contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our platforms and systems contain software modules licensed to us by third-party authors under “open source” licenses. We also make certain of our own software available to users for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the use of open source software presents the risk of added security vulnerability because the public availability of such software may make it easier for others to compromise our platforms and systems.

Some open source licenses contain requirements that we make available derivative works we create based upon the open source software we used, meaning that if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could impair a competitive advantage that our proprietary software had given us. Or, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we have recently (in May 2025) conducted an inventory and review of our use of open source software and did not identify any material issues of concern, we cannot assure you that our processes for controlling our use of open source software in our platforms and systems are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our software, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by domestic or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our product and service offerings.

Risks Relating to Our Employees

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in an industry that is not widely understood and requires personnel with specialized knowledge and technical skills. We believe that our future success is highly dependent on the talents and contributions of our senior management team, members of our executive team, and other key employees in areas including systems design and engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the relatively recent emergence of markets for crypto assets, the pool of qualified talent is extremely limited, particularly with respect to executive talent, systems engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the operation of our business, could adversely impact our operating results and impair our ability to grow.

In the event of employee or similar service provider misconduct or error, our business may be adversely impacted.

Employee or similar service provider (if not technically an employee, such as an individual contractor, consultant, adviser or agent) misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, failing to supervise other employees or service providers, compliance or harassment violations by our employees and improperly using confidential information. Human error, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses, even if the mistakes are detected. Although we have implemented processes and procedures and provide training to our employees and similar service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of error may be greater for novel products and services because the rapid pace of development of markets for crypto assets and related regulatory frameworks can create a high risk of confusion with respect to compliance obligations, such as those relating to confidentiality, data protection, data access, trading, and conflicts of interest. It is not always possible to deter violative or inappropriate conduct (whether unintentional, or due to carelessness or reckless or intentional behavior), and the precautions we take to prevent and detect inappropriate activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, including supervision of employees, we could be subject to regulatory sanctions, financial penalties, and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which can seriously damage our reputation. Our employees, contractors and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or otherwise result in financial liability.

Risks Relating to Our Ordinary Shares

Fluctuations in the price of our Ordinary Shares could contribute to the loss of all or part of your investment.

Fluctuations in the price of our Ordinary Shares could contribute to the loss of all or part of your investment. The trading price of our Ordinary Shares has been, and may continue to be, volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have an adverse effect on your investment in our Ordinary Shares and our Ordinary Shares may trade at prices significantly below the price you paid for them. In such a circumstance, the trading price of our Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of our Ordinary Shares may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        the volume of our Ordinary Shares available for public sale;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning our company or the industry in which we operate;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        any major change in our Board of Directors or management;

•        sales of substantial amounts of our Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could or may occur; and

•        general economic and political conditions such as recessions, interest rate changes, international currency fluctuations, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our Ordinary Shares irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Ordinary Shares, are not predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There may not be an active trading market for our Ordinary Shares, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell our Ordinary Shares, and may also make it difficult for us to make acquisitions we find attractive.

Prior to the consummation of the Business Combination there was not a public trading market for our Ordinary Shares, and following the closing of the Business Combination and the listing of our Ordinary Shares on Nasdaq the volume of our Ordinary Shares available for public sale has been relatively small, and generally there has been less than 100,000 shares traded per day. If we are unable to create a more liquid market for our Ordinary Shares, through another primary offering (which can be dilutive and the ability of which to complete is largely controlled by capital market conditions and demand) or other means, our share price may remain volatile, or may decline, there may be limited interest in our Ordinary Shares by institutional and sophisticated investors, analysts may not have or lose interest in covering us, and potential acquisition targets may not be comfortable receiving our Ordinary Shares as consideration, which could materially impede our ability to make acquisitions we find attractive on favorable terms, or at all. It is possible that a more active trading market for our Ordinary Shares will not develop in the foreseeable future, or at all.

Future sales of our Ordinary Shares or the anticipation of future sales could reduce the market price of our Ordinary Shares.

Sales of a substantial number of our Ordinary Shares in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. As of March 31, 2025, we have 130,814,526 Ordinary Shares issued and outstanding.

The registration statement to which this prospectus relates covers (i) the resale by the applicable selling securityholders, from time to time, of up to 127,688,754 Ordinary Shares, including up to 129,611 Ordinary Shares issuable upon the exercise of the Private Warrants, subject to any applicable contractual or legal restrictions, and (ii) the issuance of up to 4,730,537 Ordinary Shares issuable upon the exercise of the Public Warrants (and 4,860,148 Ordinary Shares, inclusive of the Ordinary Shares underlying the Private Warrants). The Ordinary Shares that can be offered for resale, pursuant to this prospectus, represents approximately 94.1% of our total outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants but excluding any unvested equity awards). During the time that such registration statement remains effective, the selling securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain selling securityholders) to sell the shares registered thereby. The resale, or anticipated or potential resale, of a substantial number of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices they deem desirable. Additionally, even if the price of our Ordinary Shares declines substantially, some selling securityholders may still have an incentive to sell to obtain liquidity for themselves.

We may issue additional Ordinary Shares or other equity securities, which would dilute your ownership interests and may depress the market price of our Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

Our issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        your proportionate ownership interest in our company will decrease;

•        the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•        the relative voting strength of your shares may be diminished; and

•        the market price of our Ordinary Shares may decline.

Our largest shareholder, Monex, continues to exercise supermajority control over us and may have interests that differ from or conflict with ours.

As of the date of this prospectus, Monex Group, Inc. holds in the aggregate over 80% of our Ordinary Shares outstanding. Accordingly, Monex exercises control, including veto rights, over all fundamental decisions that require shareholder approval, such as the approval of mergers or other business combination transactions, the sale of businesses and amendments to our Articles of Association. As a result, Monex generally has the power to prevent or delay a change of control or other transactions that you may believe would be beneficial to our shareholders, and this may also prevent or discourage shareholder initiatives aimed at changing our management or strategy or otherwise exerting influence over us. Monex, itself a publicly traded company in Japan, will exercise its voting power in its own interest, which may not be in line, or may be in conflict with, the interests of the remaining shareholders.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. We are not contractually obligated to notify investors when our warrants become eligible for redemption, and do not intend to so notify investors upon eligibility of the warrants for redemption.

We incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face increased legal, accounting, administrative, director and officer insurance liability, and other costs and expenses as a public company (we became a public company on December 11, 2024) that Coincheck, Inc. did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations of the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increase costs and make certain activities more time-consuming. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If we fail to maintain effective internal control over financial reporting, the price of our Ordinary Shares may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Ordinary Shares.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. We are required to comply with the management certification requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) in our annual reports on Form 20-F, and we will be required to include management’s annual report on internal control over financial reporting in our annual reports on Form 20-F, pursuant to Section 404(a) of SOX, commencing with the report for the year ending March 31, 2026. If we cease to be a non-accelerated filer under SOX (market value of shares held by non-affiliates, or “public float,” under $75 million), we would then be required to comply with Section 404(b) of SOX (provide an auditor’s attestation report to management’s annual report on internal control over financial reporting) in our annual reports on Form 20-F. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

In connection with the preparation of our consolidated financial statements for the year ended March 31, 2023, we identified a material error related to the accounting for Marketplace transaction revenue recognition and therefore restated our financial statements for the years ended March 31, 2021 and 2022. We had reconsidered during our fiscal year ended March 31, 2023 our accounting policy for Marketplace platform transactions, and reconsideration of the policy for revenue recognition was determined appropriate based upon the development of interpretive guidance across the blockchain and digital asset industry, as well as information obtained from conversations with our auditors, third-party consultants, and other relevant parties. Based on this reconsideration, we determined that use of the former accounting policy had resulted in a material misstatement of Coincheck’s marketplace transaction revenue and costs of sales for the years ended March 31, 2021 and 2022, which required our restatement. We applied the corrected accounting policy for transaction revenue recognition in our audited financial statements for the year ended March 31, 2023, and have continued to do so thereafter, including for this prospectus. Management has concluded that, even though the corrected accounting policy for transaction revenue recognition has been applied beginning with our year-end financial statements for the year ended March 31, 2023, the material weakness has not been completely remediated. Management’s remediation program, which includes actively monitoring and staying informed of the latest accounting practices related to crypto assets among SEC registrants, has not been completed and operating for a sufficient period of time while we have been a publicly traded company (i.e., since December 11, 2024), and therefore our internal control over financial reporting was not effective in this regard as of March 31, 2025. We intend to complete the remediation process during our current fiscal year, but we cannot provide assurances that we will be successful or prevent additional material weaknesses or significant deficiencies in our internal controls over financial reporting in the future.

We qualify as a foreign private issuer (FPI) within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we currently publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events are also furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you hold our securities, you may receive less or different information about us, and at different times, than that you would receive about a U.S. domestic public company.

We could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Also, in June 2025 the SEC issued a concept release soliciting public comment on potential changes to the definition of a Foreign Private Issuer (FPI). This release is the first review of the FPI framework since 2008, and the SEC is considering revisions that could significantly impact which foreign companies qualify for the more-relaxed U.S. reporting requirements afforded to FPIs. The concept release outlines several potential approaches to revising the FPI definition, including updating existing eligibility criteria, adding foreign trading volume requirements, and incorporating an assessment of foreign regulation. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management — Implications of Being a Foreign Private Issuer.”

Because we have no plans to pay cash dividends on Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you are able to sell your Ordinary Shares for a price greater than that which you paid for them.

We plan to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, acquisition plans and activities, and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on your investment unless you sell our Ordinary Shares for a price greater than that which you paid for them.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

Our Ordinary Shares are listed on Nasdaq under the symbol “CNCK”. If Nasdaq delists our Ordinary Shares from trading on its exchange for failure to meet the listing standards, we and holders of our Ordinary Shares could face significant adverse consequences including:

•        a limited availability of market quotations for our Ordinary Shares;

•        reduced liquidity for our Ordinary Shares;

•        a determination that our Ordinary Shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Ordinary Shares;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Some Selling Securityholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors may not experience a similar rate of return.

The securities being registered for resale pursuant to this prospectus include Ordinary Shares and Private Warrants that were purchased at prices or received for consideration that may be significantly below the current trading prices of these securities on the open market, and the sale of which would result in certain Selling Securityholders realizing a significant gain. The BCA Selling Securityholders acquired the BCA Ordinary Shares covered by this prospectus at average prices ranging from $0.13 (¥18.86) per Ordinary Share to $1.55 (¥227.63) per Ordinary Share. By comparison, the offering price to public shareholders in Thunder Bridge’s initial public offering was $10.00 per unit, which consisted of one Ordinary Share and one fifth of one Public Warrant. Consequently, certain BCA Selling Securityholders may realize a positive rate of return on the sale of their Ordinary Shares covered by this prospectus even if the market price of the Ordinary Shares is below $10.00 per Ordinary Share.

The securities being registered hereby (excluding the Next Finance Acquisition Shares) were acquired in connection with the Business Combination in exchange for equity interests held in either Coincheck, Inc. or the Sponsor, or for Private Placement Units purchased pursuant to the Placement Unit Purchase Agreement. The purchase prices paid by the BCA Selling Securityholders for the Ordinary Shares were calculated based on the sum total consideration each BCA Selling Securityholders paid for such exchanged equity interest or Private Placement Units in the amount as follow: (i) Monex Group, Inc. received 109,097,910 Ordinary Shares for an effective aggregate purchase price of ¥8,356,278,855 ($56,915,126), or ¥76.59 ($0.52) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc., (ii) Koichiro Wada received 9,700,464 Ordinary Shares for an effective aggregate purchase price of ¥316,720,000 ($2,157,199), or ¥32.65 ($0.22) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc., (iii) Yusuke Otsuka received 3,789,243 Ordinary Shares for an effective aggregate purchase price of ¥71,482,500 ($486,872), or ¥18.86 ($0.13) per share, based on consideration paid for the exchanged equity interest held in Coincheck, Inc. and (iv) the Sponsor received 4,195,973 Ordinary Shares (excluding 2,365,278 Ordinary Shares which the Sponsor received but forfeited and surrendered for no consideration) for an effective purchase price of ¥955,146,319 ($6,505,560), or ¥227.63 ($1.55) per share, based on consideration paid for the exchanged equity interest held in the Sponsor. The Sponsor also received 129,611 Private Warrants exercisable at $11.50 per share underlying its Private Placement Units.

Given the lower purchase prices that the BCA Selling Securityholders paid to acquire Ordinary Shares or Warrants compared to the current trading price of our Ordinary Shares or Warrants, these BCA Selling Securityholders are likely to earn a positive rate of return on their investment at current market prices. Based on the last reported sale price on August 26, 2025 of $4.90 (¥719.42) per Ordinary Share, the BCA Selling Securityholders would realize profits on the sale of their holdings as follows: (i) Monex Group would realize a potential profit of ¥70,130,721,361 ($477,664,632.62), or ¥642.82 ($4.38) per share, (ii) Koichiro Wada would realize a potential profit of ¥6,661,968,410 ($45,375,074.31), or ¥686.77 ($4.68) per share, (iii) Yusuke Otsuka would realize a potential profit of ¥2,654,567,121 ($18,080,419.02), or ¥700.55 ($4.77) per share and (iv) the Sponsor would realize a potential aggregate profit of ¥2,063,512,185 ($14,054,707.70), or ¥491.78 ($3.35), per share. The Sponsor would also realize a value of ¥13,135,411 ($89,466) upon the sale of its Private Warrants based on the August 26, 2025 last reported sale price of $0.69 (¥101.31) of our Public Warrants. The aggregate amount of profit for such BCA Selling Securityholders would be ¥79,447,256,892 ($541,120,125.95). Investors who purchase our Ordinary Shares in the open market may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

There is no guarantee that the exercise price of our Warrants will ever be less than the trading price of our Ordinary Shares, and our Warrants may expire worthless.

The exercise price for a warrant is $11.50 per Ordinary Share. On August 26, 2025, the last reported sale price of our Ordinary Shares was $4.90 per share. If the price of our Ordinary Shares remains below $11.50 per share, we expect that warrantholders would not exercise their Warrants, resulting in little or no cash proceeds to us. There is no guarantee that the Warrants will be “in the money” prior to their expiration, and as such, the Warrants may expire worthless.

The Ordinary Shares being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares, and the sale of such shares could cause the market price of our Ordinary Shares to decline significantly, even if our business is doing well.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 94.1% of our total outstanding Ordinary Shares as of August 26, 2025 on a fully diluted basis (assuming and after giving effect to the issuance of Ordinary Shares upon exercise of all outstanding Warrants but excluding any unvested equity awards). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Securityholders will be permitted (subject to compliance with the contractual lock-up restrictions that apply to certain Selling Securityholders, as described under “Shares Eligible for Future Sale”) to sell the shares registered hereby. As described herein, the BCA Selling Securityholders acquired their securities at a price significantly lower than our current trading prices or at nominal values and may have a strong financial incentive to sell their securities after such securities are registered for public resale. Based on the last reported sale price of our Ordinary Shares on August 26, 2025, BCA Selling Securityholders may realize profit per share ranging from ¥491.78 ($3.35) to ¥700.55 ($4.77), even though the current trading price of our Ordinary Shares is below the $10.00 offering price to public shareholders in Thunder Bridge’s initial public offering. The resale, or anticipated or potential resale, of a substantial number of shares of our Ordinary Shares may have a material negative impact on the market price of our Ordinary Shares and could make it more difficult for our shareholders to sell their Ordinary Shares at such times and at such prices as they deem desirable. Additionally, even if the price of our Ordinary Shares declines substantially, some Selling Securityholders may still have an incentive to sell to obtain liquidity.

There may not be an active trading market for our Ordinary Shares, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell our Ordinary Shares.

Prior to the consummation of the Business Combination, there had not been a public trading market for our Ordinary Shares. It is possible that an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your Ordinary Shares at an attractive price or at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts may not publish research on us. If no securities or industry analysts commence coverage of our company, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover our company change their recommendation regarding our Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover our company were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Risks Relating to Tax Matters

The imposition of additional or higher taxes (including tariffs), or other retaliatory measures in respect of disputed national or international tax policy, arrangements or agreements, whether resulting from a change of tax laws or a different interpretation or application of tax laws or by unilateral action of a government outside of the jurisdictions of our operations, could affect demand for our exchange services and/or may otherwise have an adverse effect on our business, results from operations and/or financial condition.

Tax laws, regulations and treaties are complex and their application is often subject to interpretation. We may, periodically or on an ad hoc basis, be subject to tax audits or other investigations aimed at assessing our compliance with any direct and/or indirect taxes or levies. Tax authorities may not agree with our interpretations of, or the positions we have taken or intend to take on, tax laws, regulations or treaties applicable to us, our activities, services or transactions. In case of challenges by tax authorities, these may result in lengthy and costly proceedings, additional tax assessments, and the actual payment of additional taxes or levies, interest and/or penalties.

Coincheck Parent is domiciled in the Netherlands, its operating subsidiaries are domiciled and conduct their businesses in Japan, our Ordinary Shares are listed in a United States market (Nasdaq), and our business strategy includes potential acquisitions of companies or businesses that could be domiciled, and conduct business, in other countries or regions. Unilateral or internationally agreed or disputed changes in international tax policy, laws or regulations or in the policies or positions of relevant tax authorities, including Japanese, U.S. or Dutch tax authorities and the application of tariffs or other executive actions, regarding the disputed, application, administration or interpretation of tax laws, regulations or treaties, could also increase the taxes or levies (including tariffs) payable by us or in respect of our services or transactions, possibly even with retroactive effect.

Further, the imposition of any new or additional taxes or levies on the services and products we offer or may offer in the future, or in respect of holding, entering into transactions or otherwise relating to crypto assets, could adversely affect the demand for our services and our results from operations.

If we cease to be a Dutch tax resident for the purposes of a tax treaty concluded by the Netherlands and in certain other events, we could potentially be subject to a proposed Dutch dividend withholding tax in respect of a deemed distribution up to our entire market value less paid-up capital insofar as it exceeds EUR 50 million.

Under a proposal of law currently pending before the Dutch parliament, the Emergency act conditional exit tax dividend withholding tax (Spoedwet conditionele eindafrekening dividendbelasting, “DWT Exit Tax”), we will be deemed to have distributed an amount up to our entire market capitalization less recognized paid-up capital immediately before the occurrence of certain events, including if we cease to be a Dutch tax resident for purposes of a tax treaty concluded by the Netherlands with another jurisdiction and become, for purposes of such tax treaty, exclusively a tax resident of that other jurisdiction which is a qualifying jurisdiction. A qualifying jurisdiction is a jurisdiction other than a member state of the EU/EEA which does not impose a withholding tax on distributions sufficiently similar to the Dutch dividend withholding tax, or that does impose such tax but that grants a step-up for earnings attributable to the period prior to it becoming exclusively a resident in such jurisdiction. This deemed distribution will be subject to a 15% tax insofar as it exceeds a franchise of EUR 50 million. The tax is payable by us as a withholding agent. A full exemption applies insofar shareholders are resident in an EU/EEA member state or a state that has concluded a tax treaty with the Netherlands that contains a dividend article, provided we submit a declaration confirming the satisfaction of applicable conditions by qualifying shareholders within one month following the taxable event. We will be deemed to have withheld the tax on the deemed distribution and have a statutory right to recover this from our shareholders. Dutch resident shareholders qualifying for the exemption are entitled to a credit or refund, and non-Dutch resident shareholders qualifying for the exemption are entitled to a refund, subject to applicable statutory limitations, provided that the tax has been actually recovered from them.

The DWT Exit Tax has been amended several times since the initial proposal of law and is still under discussion. It is therefore not certain whether the DWT Exit Tax will be enacted and if so, in what form. If enacted in its present form, the DWT Exit Tax will have retroactive effect as from December 8, 2021.

We may not be eligible for withholding tax relief benefits in respect of income received by us under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital and may be required to adopt additional measures to claim such benefits under the relevant tax treaties.

Our ability to efficiently fund, realize investments and/or repatriate income or capital gains from jurisdictions in which we are or will be active may depend on our ability to claim benefits under relevant treaties for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital (“tax treaties”) concluded between the Netherlands and such jurisdictions. It depends on the provisions of the relevant tax treaty and the specific circumstances whether we would be entitled to tax treaty benefits and our entitlement to such benefits may change due to changes to the tax treaty or the interpretation or application thereof or relevant facts and circumstances. The ability to claim tax treaty benefits may necessitate restructuring our corporate structure and/or business operations, including changes to our management and organizational structure. This may result in additional complexity and costs. If we are not eligible to claim materially relevant tax treaty benefits, this could result in additional tax costs that may have an adverse impact on our ability to efficiently fund, realize investments and/or repatriate income or capital gains from the jurisdictions in which we are or will be active, and our after tax results and financial condition.

We operate so as to be treated exclusively as a resident of the Netherlands for tax purposes, but other jurisdictions may also claim taxation rights over us.

As a Dutch limited liability company incorporated under Dutch law, we are in principle deemed to be a tax resident of the Netherlands subject to Dutch corporate income tax on our worldwide income and obliged to withhold Dutch dividend withholding tax on (deemed) distributions to our shareholders. We intend to maintain our organizational and management structure in such a manner that we should be regarded to have our residence for tax purposes exclusively in the Netherlands and should not be regarded as a tax resident of any other jurisdiction. Because our group conducts most of its business operations outside of the Netherlands, other jurisdictions, including Japan, may also claim taxation rights over us, for instance by virtue of tax residency, having a permanent establishment or otherwise. Furthermore, changes to applicable laws or interpretations thereof may also result in us ceasing to be exclusively tax resident in the Netherlands. A failure to achieve or maintain exclusive tax residency in the Netherlands may result in adverse tax consequences. The impact of this risk would differ depending on the jurisdictions and tax authorities involved and our ability to resolve double taxation issues, for instance through mutual agreement procedures and/or other dispute resolution mechanisms under an applicable tax treaty or the dispute resolution mechanism under the EU Arbitration Directive (in case of an EU jurisdiction).

While we do not believe we were a passive foreign investment company (a “PFIC”) for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, there can be no guarantee in this regard.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard. If we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to Ordinary Shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. See “Taxation — Certain U.S. Federal Income Tax Consequences to U.S. Holders — Passive Foreign Investment Company.”

Risks Relating to our Organization in the Netherlands

We are a Dutch public company with limited liability, and our shareholders may have rights different than those of shareholders of companies organized in the United States.

The rights of our shareholders may be different from the rights of shareholders of companies governed by the laws of U.S. jurisdictions. We are a Dutch public company with limited liability (naamloze vennootschap). Our corporate affairs are governed by our Articles of Association. The rights of our shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and the responsibilities of members of boards of directors of companies governed by the laws of other jurisdictions, including the United States. In the performance of its duties, our Board is required by Dutch law to consider our interests, the interests of our affiliated enterprise and the interests of all of our stakeholders, including our shareholders and employees, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of shareholders.

We are subject to the Dutch Corporate Governance Code, but do not comply with all of the suggested governance provisions of the Dutch Corporate Governance Code, which may affect your rights as a shareholder.

As a Dutch company, we are subject to the Dutch Corporate Governance Code (“DCGC”). The DCGC contains both principles and suggested governance provisions for management boards, supervisory boards, shareholders and general meetings, financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, public companies are required to disclose in their annual reports, filed in the Netherlands, whether they comply with the suggested governance provisions of the DCGC. If a company does not comply with a principle or suggestion, it is required to give the reason. The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. The principles and suggested governance provisions apply to our board of directors (in relation to role and composition, conflicts of interest and independence requirements, board committees and remuneration), shareholders and the general meeting (for example, regarding anti-takeover protection and our obligations to provide information to our shareholders) and financial reporting (such as external auditor and internal audit requirements). We aim to comply with all applicable provisions of the DCGC except where such provisions conflict with U.S. exchange listing requirements or with market practices in the United States or the Netherlands. This compliance position may affect your rights as a shareholder, and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the suggested governance provisions of the DCGC.

It may be difficult to enforce U.S. judgments against us.

We are a company incorporated under the laws of the Netherlands, and nearly all of our assets are outside of the United States. The majority of our directors and senior management and independent auditors reside outside the United States, and all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the United States judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.

General Risk Factors

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations, or our prospects.

Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on terms favorable to us in connection with a potential business combination, or at all, and could have adverse impacts on our liquidity, our business, financial condition or results of operations, as well as prospects. Our business may be adversely impacted by these developments in ways that we cannot predict at this time, there may be additional risks that we have not yet identified, and we cannot guarantee that we will be able to avoid negative consequences directly or indirectly from any failure of one or more banks or other financial institutions.

Market conditions, economic uncertainty or downturns could adversely affect our business, financial condition, and operating results.

In recent years, the United States and other markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain, including as a result of a pandemic, supply chain disruptions, and ongoing wars and geopolitical conflicts, imposed and threatened tariffs, elevated interest rates, and higher prices from recent elevated inflation levels.

We cannot predict the timing, strength, or duration of any future economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and operating results could be adversely affected.

We may be adversely affected by natural disasters, pandemics, wars, terrorism, and other catastrophic events that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics, terrorism, and other events beyond our control. Further, acts of terrorism (including cyber terrorism), social unrest, and other geo-political events could cause disruptions in our business or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our reputation, financial condition and operating results.

We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services, including as a result of cyberattacks. Additionally, all the aforementioned risks may be further increased if we or our service providers do not or cannot implement our disaster recovery plan or they prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer assets.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the cash and cash equivalents and total capitalization of the Company as of June 30, 2025.

As of June 30, 2025 (actual)	(in millions of yen)
Cash and cash equivalents	10,636
Total equity	213
Liabilities:
Liabilities (current)	109,552
Liabilities (non-current)	1,762
Total liabilities	111,314
Total capitalization	111,527

USE OF PROCEEDS

All of the Ordinary Shares and the Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

With respect to the Ordinary Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $55.9 million. Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include, but is not limited to, funding for working capital, investments in organic and inorganic growth and repayment of outstanding indebtedness. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. On August 26, 2025, the last reported sale price of our Ordinary Shares was $4.90 per share. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The net proceeds to the Selling Securityholders will be the purchase price of the Securities less any discounts and commissions and other expenses borne by the Selling Securityholders.

DIVIDEND POLICY

We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on Ordinary Shares for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition. The payment of annual dividends may be resolved upon by the general meeting of shareholders and any interim cash dividends will be within the discretion of our Board, or the general meeting of shareholders at the proposal by our Board, at such time. The ability of the general meeting of shareholders and the Board to declare dividends (including interim dividends) is limited to requirements (including capital requirements) specified in our articles of association and Dutch law and may also be limited by restrictive covenants pursuant to any debt financing agreements. See “Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants — Withholding Tax” for a summary of the Dutch dividend withholding tax regime applicable to dividends distributed by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Coincheck, Inc. prior to the closing of the Business Combination and Coincheck Group N.V. and subsidiaries after closing.

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Our audited financial statements are prepared in accordance with IFRS Accounting Standards, and our unaudited condensed consolidated interim financial statements as of and for the three months ended June 30, 2025 are prepared in accordance with IAS 34, which differ in certain significant respects from accounting principles generally accepted (GAAP) in other jurisdictions, including U.S. GAAP and Japanese GAAP. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors in this prospectus set forth in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus.

Overview

We believe we are a leader in the Japanese cryptocurrency industry for providing a crypto asset marketplace to retail investors. We offer our retail customers a multi-cryptocurrency marketplace, which we sometimes call our Marketplace platform business, where we, after securing matching or offsetting orders of our customers or otherwise verifying sufficient liquidity, are the seller or buyer against our customers’ executed orders. Our customers may also use our Exchange platform, which is targeted at more experienced cryptocurrency investors, where we do not act as buyer or seller, but only facilitate order books through which the buyer and seller transact directly with each other. We sometimes make purchases on the Exchange platform to support liquidity for our transactions on the Marketplace platform. On both platforms, in the aggregate (excluding purchases we make on the Exchange platform), we had as of June 30, 2025, according to the JVCEA, a 23.6% market share in Japan by trading volume. We also had, according to the JVCEA, 18.7% of the market share for retail users by number of verified users in Japan.

As of June 30, 2025, our number of verified users exceeded 2.3 million, with approximately 50.0% of those accounts held by customers under age 40. As of March 31, 2025, our number of verified users exceeded 2.3 million, with approximately 51.0% of those accounts held by customers under age 40. Each verified user has one customer account, which we sometimes call a verified account.

For the three months ended June 30, 2025 and 2024, 99.3% and 99.1%, respectively, of our total revenue consisted of transaction revenue generated from the Marketplace platform. We offer 34 different crypto assets on our Marketplace platform as of June 30, 2025. For the years ended March 31, 2025 and 2024, 99.6% and 99.6%, respectively, of our total revenue consisted of transaction revenue generated from the Marketplace platform. As of June 30, 2025, more than 90% of our users utilize our mobile trading application for our Marketplace platform, while the remaining users utilize our desktop trading application.

We generally do not charge commissions or fees for use of our Exchange platform.

We believe that we are one of the leading innovators in the Japanese crypto markets. In 2021, we introduced our Coincheck NFT Marketplace platform and also conducted Japan’s first approved IEO.

The growth of crypto assets and crypto markets has come in waves, typically aligned with crypto asset price cycles, which tend to be volatile and draw new customers, investments, and developers into the crypto ecosystem. For example, according to closing day pricing information from CoinMarketCap, as the price of Bitcoin surged from approximately ¥432 thousand during March 2020 to all-time highs of more than ¥7,500 thousand in November 2021, we experienced a corresponding increase in the usage on our Marketplace platform. However, the price of Bitcoin subsequently declined to approximately ¥3,781 thousand as of March 31, 2023. Then, the price of Bitcoin rebounded to approximately ¥10,801 thousand during the fiscal year ended March 31, 2024. For the fiscal year ended March 31, 2025, the price of Bitcoin slightly declined to ¥10,084 thousand as of June 30, 2024, then reached a new all-time high of approximately ¥17,041 thousand in January 2025 then declined to approximately ¥12,382 thousand as of March 31, 2025. The price then recovered to approximately to ¥15,415 thousand as of June 30, 2025, which we believe was a key factor supporting our increased revenue for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024.

There have been a number of major crypto asset price cycles over the past decade, and price cycles continue to be volatile. Due to the highly volatile nature of crypto asset prices and trading activity, historically our operating results have fluctuated significantly from quarter to quarter in line with market sentiment and trading activity.

As of June 30, 2025, our customer assets were ¥1,000 billion, and our marketplace trading volume during the three months ended June 30, 2025 was ¥62 billion. As of March 31, 2025 our customer assets were ¥859 billion, and our marketplace trading volume during the year ended March 31, 2025, was ¥337.5 billion.

For the three months ended June 30, 2025, our total revenue was ¥83,989 million; our net loss was ¥1,377 million; EBITDA, a non-IFRS measure, was a loss of ¥1,063 million; and Adjusted EBITDA (which we calculated differently for the three months ended June 30, 2025 than we had for the previous quarter, as explained in the next paragraph), a non-IFRS measure, was a loss of ¥399 million. For the three months ended June 30, 2024, our total revenue was ¥75,300 million; our net profit was ¥436 million; EBITDA, a non-IFRS measure, was ¥835 million; and Adjusted EBITDA, a non-IFRS measure, was ¥1,014 million. For the year ended March 31, 2025, our total revenue was ¥383,330 million; our net loss was ¥14,350 million; EBITDA, a non-IFRS measure, was a loss of ¥12,603 million; and Adjusted EBITDA (which excludes cash and non-cash expenses related to the Business Combination and Coincheck Parent’s listing on Nasdaq), a non-IFRS measure, was ¥5,718 million. For the year ended March 31, 2024, our total revenue was ¥224,049 million; our net profit was ¥1,967 million; EBITDA, a non-IFRS measure, was ¥3,525 million; and Adjusted EBITDA, a non-IFRS measure, was ¥3,773 million. See “— Key Business Metrics and Trends — Non-IFRS Financial Measures” below for information regarding our use of EBITDA and Adjusted EBITDA and a reconciliation of net profit, the most directly comparable IFRS measure, for the year or quarter, as applicable, to EBITDA and Adjusted EBITDA.

Adjusted EBITDA was calculated differently for the three months ended June 30, 2025 than it was previously calculated for the three months ended March 31, 2025. When the Company announced its financial results on May 13, 2025 for the three months (and full year) ended March 31, 2025, the further adjustment to calculate Adjusted EBITDA consisted only of transaction expenses. In evaluating how Adjusted EBITDA should be calculated for the three months ended June 30, 2025 (and the foreseeable future), the Company considered, in addition to transaction expenses, the non-cash expenses of (i) share-based compensation, which the Company did not have prior to April 1, 2025, and that the majority of the share-based compensation consisted of Coincheck Group restricted share unit awards granted to two of Coincheck, Inc.’s co-founders, and other restricted share unit awards related to the business combination with Thunder Bridge, and (ii) change in fair value of warrant liability, which fluctuates quarter to quarter based on the Company’s share price. The Company believes that showing its EBITDA results, further adjusted to exclude share-based compensation and change in fair value of warrant liability, can present a clearer view of the Company’s operational performance, and is helpful to view together with EBITDA and net profit or loss.

Monthly KPIs

The below table shows monthly operating data from April 2022 through June 2025:

	April	May	June
	2022
	(In millions, except number of verified users)
Exchange trading volume	¥247,033	¥323,442	¥289,704
Marketplace trading volume	¥18,822	¥26,171	¥19,007
Customer assets	¥399,143	¥317,567	¥233,411
Number of verified users	1,643,603	1,676,509	1,705,307

	July	August	September	October	November	December
	2022
	(In millions, except number of verified users)
Exchange trading volume	¥300,918	¥244,844	¥210,837	¥181,739	¥224,326	¥86,479
Marketplace trading volume	¥12,639	¥11,335	¥11,190	¥8,120	¥11,917	¥7,597
Customer assets	¥291,546	¥265,504	¥279,614	¥289,276	¥231,625	¥210,172
Number of verified users	1,718,174	1,730,890	1,749,692	1,758,732	1,770,108	1,775,420

Exchange trading volume includes trading between matched sellers and purchasers but does not include transactions in which we are a party (including our transactions with cover counterparties). Monthly exchange trading volume data reflects trading volume by sellers and purchasers on a gross basis, and is based on information that we are required to prepare for purposes of monthly reporting to the JVCEA using the calculation methods they prescribe.

	January	February	March	April	May	June
	2023
	(In millions, except number of verified accounts)
Exchange trading volume	¥127,100	¥155,880	¥246,434	¥161,783	¥149,721	¥180,540
Marketplace trading volume	¥8,269	¥8,208	¥13,818	¥10,699	¥7,872	¥11,659
Customer assets	¥268,980	¥292,649	¥343,964	¥350,923	¥339,193	¥362,197
Number of verified users	1,784,789	1,791,980	1,802,203	1,810,351	1,820,242	1,830,148
	July	August	September	October	November	December
	2023
	(In millions, except number of verified accounts)
Exchange trading volume	¥153,038	¥135,467	¥107,178	¥196,953	¥264,854	¥291,973
Marketplace trading volume	¥14,361	¥11,060	¥9,140	¥16,365	¥18,190	¥24,101
Customer assets	¥377,832	¥345,869	¥350,550	¥413,291	¥440,819	¥468,415
Number of verified users	1,844,687	1,855,980	1,864,765	1,872,825	1,884,184	1,898,785
	January	February	March	April	May	June
	2024
	(In millions, except number of verified users)
Exchange trading volume	¥343,495	¥368,271	¥625,318	¥463,858	¥314,753	¥271,697
Marketplace trading volume	¥24,808	¥31,101	¥55,205	¥28,222	¥23,112	¥21,658
Customer assets	¥476,125	¥669,685	¥744,197	¥658,149	¥736,853	¥747,891
Number of verified users	1,915,646	1,935,987	1,981,152	2,014,832	2,040,838	2,060,379
	July	August	September	October	November	December
	2024
	(In millions, except number of verified accounts)
Exchange trading volume	¥371,801	¥411,847	¥278,984	¥324,265	¥728,270	¥621,559
Marketplace trading volume	¥22,724	¥18,992	¥13,412	¥18,916	¥50,404	¥48,116
Customer assets	¥750,366	¥635,917	¥669,357	¥735,675	¥1,106,754	¥1,142,223
Number of verified users	2,077,756	2,090,251	2,100,374	2,110,974	2,152,448	2,197,619
	January	February	March	April	May	June
	2025
	(In millions, except number of verified accounts)
Exchange trading volume	¥595,094	¥410,135	¥454,277	¥366,050	¥375,677	¥310,449
Marketplace trading volume	¥46,700	¥25,629	¥19,637	¥21,673	¥21,333	¥18,525
Customer assets	¥1,285,614	¥873,795	¥859,204	¥886,884	¥989,365	¥1,000,300
Number of verified users	2,258,295	2,278,320	2,291,103	2,302,376	2,325,978	2,351,223

Key Business Metrics and Trends

In addition to our financial results, we use these business metrics, and some of the components of them described below, to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions:

Verified Users

Verified users represent users who have fully completed the account-opening application procedures, including KYC procedures, with us. Accordingly, there should only be one account per user (which we sometimes refer to as a verified account). The verified user total is adjusted for accounts that are subsequently closed, but not for those that are inactive. Our verified users increased sequentially for all quarters primarily due, we believe, to growth in our products and services and the overall increase in interest in BTC, Ethereum, XRP and other crypto assets in Japan. As of June 30, 2025, our number of verified users was approximately 2.4 million. Verified user metrics are used as a key performance indicator in our business management process because our current businesses principally serve retail users. We are able to compare our number of verified users against industry data compiled by the JVCEA to assess our competitive position. Our definition of verified users may be revised in the future if the industry data or metric used changes or there are changes in Japanese rules regarding approval of new users or accounts and how that should be defined.

Verified Users

Source: Public information made available by the JVCEA.

Monthly Users

Monthly users represent our verified users with at least one transaction (a purchase, sale, deposit or withdrawal) on either our Marketplace or Exchange platform in the prior calendar month. We view them as the active users on our cryptocurrency exchanges. Monthly users drive retail trading volume, and growth in our monthly users has historically been correlated with both the price of Bitcoin, Ethereum, XRP and other crypto assets and volatility within the crypto asset market. We have aimed to expand our revenue opportunities by, in recent years, adding new cryptocurrencies to give more investment options and by marketing cryptocurrency trading to retail investors. Our number of monthly users was on a declining trend since its peak in the first quarter of the fiscal year ended March 31, 2022 (April – June 2021); however, beginning in the third quarter of the fiscal year ended

March 31, 2024, we have seen an increase in our number of monthly users. Our number of average monthly users was approximately 83,711 for the first quarter of the fiscal year ending March 31, 2026. Our number of average monthly users was approximately 146,200 for the fourth quarter of the fiscal year ended March 31, 2025.

Source: Internal data

Customer Assets (by Currency)

Customer assets are a measure of the scale of total value held on our cryptocurrency exchanges as of the period indicated. We believe that customer assets reflect the trusted nature of our cryptocurrency exchanges and services. The value of our customer assets is driven by the price, quantity, and type of crypto assets held by customers. Customer assets include cash deposited by customers, which is segregated in a trust account with a trust bank, and customers’ crypto assets that we hold in custody.

Changes in the price and quantity, particularly for Bitcoin, Ethereum and XRP, or in the types and mix of crypto assets we make available to our customers, can result in growth or decline in customer assets within a particular period. For example, we could see an increase in the quantity of customer assets we hold — meaning measured in units of crypto assets — but the value of customer assets could decline if the corresponding price of a crypto asset declines. Conversely, a decline in the quantity of assets we hold can be offset, or partially offset, by rising crypto asset prices.

Our ability to protect our customers’ crypto assets is also an important factor, since any inability to do so could result in us compensating our customers for their loss (even if we are not legally required to do so), our customers losing trust in our services, the withdrawal of customer assets or a reduction in the deposit of customer assets. We work continuously to comply with applicable security measures to ensure that customer assets are protected. For more information, see “Risk Factors — Risks Relating to Our Business, the Crypto Industry, and Crypto Assets” and “Business — Regulatory Environment — Regulations on Crypto Asset Exchange Service.” We provide custody services to our customers for their crypto assets. Customer assets as of June 30, 2025, and March 31, 2025 were ¥1,000 billion and ¥859 billion, respectively.

Because the amount and value of our customer assets are driven by multiple factors, some of which are market dependent, this metric has fluctuated in recent periods. For example, according to closing day pricing information from CoinMarketCap, the prices of Bitcoin and Ethereum reached their lowest levels during the fiscal year ended March 31, 2023. However, despite those price declines, our customer assets grew that fiscal year (compared to the prior fiscal year) to ¥344 billion, driven by growth in the price, quantity, or transactions in other types of crypto assets we support, such as XRP. As of March 31, 2024, our customer assets grew further still, to ¥744 billion, of which ¥57 billion consisted of XRP. As of March 31, 2025, our customer assets grew to ¥859 billion, of which ¥179 billion consisted of XRP. As of June 30, 2024, our customer assets grew further still, to ¥748 billion, of which ¥50 billion consisted of XRP. As of June 30, 2025, our customer assets grew to ¥1,000 billion, of which ¥178 billion consisted of XRP.

Customer Assets

Source: Coincheck internal data.

Trading Volume (by Cryptocurrency)

The trading volume of our Marketplace platform customers is directly correlated with our revenue and is influenced by both price and volatility of Bitcoin, Ethereum, XRP and other crypto assets. We have experienced periods of low and high trading volume, and therefore revenue, driven by periods of rising or declining crypto asset prices and/or lower or higher volatility within the crypto asset market. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher trading volume on both our Marketplace platform and Exchange platform.

There are a number of factors that contribute to changes in price and volatility of a given crypto asset, including, but not limited to: changes in the supply and demand for a particular crypto asset; crypto market sentiment; macroeconomic factors; utility of a particular crypto asset; and other events, such as exchange outages or social media commentary. Market participation by well-known investors can also affect consumer sentiment.

Occasionally, planned network events, such as an airdrop, where the network provides holders of a particular crypto asset with a reward, or a “halving,” which is when the reward for validating transactions for a crypto network is reduced by half, can lead to shifts in customer interest in a specific crypto asset. Event-driven changes in customer interest may be temporary and, as a result, our financial performance following such events may not be indicative of future operating performance or financial condition.

The following table shows the trading volume by currency on our Marketplace platform for the fiscal years ended March 31, 2025, 2024 and 2023:

	For the fiscal year ended March 31,
	2025	2024	2023
		(In millions)
BTC	¥143,717	¥106,976	¥66,219
ETH	78,468	63,711	40,170
XRP	55,644	20,729	18,072
IOST	3,016	5,450	11,974
ENJ	352	1,642	4,818
LTC	2,642	2,529	1,959
SAND	2,247	2,056	2,695
XLM	5,539	1,545	2,277
XEM	607	444	2,684
BCH	4,782	3,624	1,494
BAT	541	571	1,070
OMG	—	494	1,349
DOT	1,473	1,338	478
QTUM	733	560	709
MONA	435	509	370
LSK	174	484	657
FCT	—	—	98
SHIB	16,286	—	—
Others	20,871	21,903	—
Total	¥337,527	¥234,566	¥157,093

The following table shows the trading volume by currency on our Marketplace platform for each quarter beginning with the three months ended June 30, 2024:

	For the three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(In millions)
BTC	¥33,367	¥27,237	¥45,464	¥37,649	¥25,617
ETH	17,937	16,020	24,820	19,691	22,458
XRP	6,402	5,061	24,653	19,528	7,712
IOST	1,234	443	915	424	148
ENJ	154	51	116	31	12
LTC	391	325	1,079	847	293
SAND	361	224	1,325	337	125
XLM	230	174	3,734	1,401	474
XEM	607	—	—	—	—
BCH	1,762	721	1,409	890	515
BAT	102	50	297	91	35
OMG	—	—	—	—	—
DOT	358	182	676	257	123
QTUM	167	62	268	236	49
MONA	103	52	203	78	39
LSK	174	—	—	—	61
SHIB	5,062	2,365	5,795	3,064	947
Others	¥14,053	¥6,369	¥21,585	¥14,676	¥5,595
Total	¥72,993	¥55,129	¥117,438	¥91,967	¥61,531

IEO Revenue

We launched our IEO platform, Coincheck IEO, in July 2021, which is the first of its kind in Japan, and on which the first approved IEO in Japan was launched later that year. We charge fees to companies seeking to list on our exchange using our IEO platform, including a certain proportion of the tokens to be sold on the exchange. Commissions received from the issuer and customers, which are based on the fair value of the tokens at the time received, were ¥397 million, ¥nil million and ¥256 million, for the years ended March 31, 2025, 2024 and 2023, respectively. IEO-related commissions are recorded by us as commissions received.

Factors Affecting Our Results of Operations

The success and historical growth of our business as well as our financial condition and operating results have been and will continue to be affected by a number of factors, as described in more detail below.

Price and volatility of crypto assets

For the three months ended June 30, 2025 and 2024, 99.3% and 99.1%, respectively, of our total revenue consisted of transaction revenue generated from trades with customers and cover counterparties on our Marketplace platform business. For both the years ended March 31, 2025 and 2024, 99.6% of our total revenue consisted of transaction revenue generated from trades relating to our Marketplace platform business. As a result, our total revenue is highly correlated with the price and volatility of crypto assets. As earlier mentioned, there are a number of factors that contribute to changes in crypto asset prices and volatility, including, but not limited to: changes in the supply and demand for a particular crypto asset; overall crypto market sentiment; macroeconomic factors; the utility of a particular crypto asset; and other events, such as exchange outages, social media commentary, and government policies.

Adoption of crypto assets and offering of new crypto assets

Our financial performance is dependent on the continued growth in interest for, and adoption of, crypto assets by investors in Japan. Moreover, our growth strategy depends on our continued ability to add customers, expand the breadth of crypto assets on our cryptocurrency exchanges, and launch innovative products.

The number of crypto assets that are tradeable on our cryptocurrency exchanges has increased over time, and we offer 34 different crypto assets on our Marketplace platform as of June 30, 2025 (and we offered 30 different crypto assets on our Marketplace platform as of March 31, 2025). We only offer trading in crypto assets which have been approved for trading by crypto asset exchange service providers under the guidelines of the JVCEA. For the three months ended June 30, 2025 and 2024, respectively, Bitcoin and Ethereum trading volume, as a percentage of total crypto trading volume in Japan (according to the JVCEA data that includes all types of Japanese exchanges), was approximately (i) 67% and 14% and (ii) 75.0% and 13.0%, respectively. However, trading volume of Bitcoin and Ethereum on our Marketplace platform for the three months ended June 30, 2025 and 2024 were (i) 42% and 36% and (ii) 46% and 25% (for 2024), respectively. For the years ended March 31, 2025, 2024 and 2023, respectively, Bitcoin and Ethereum trading volume, as a percentage of total crypto trading volume in Japan (according to the JVCEA data that includes all types of Japanese exchanges), was approximately (i) 62% and 11%, (ii) 73% and 12%, and (iii) 70% and 16%, respectively. However, trading volume of Bitcoin and Ethereum on our Marketplace platform for the years ended March 31, 2025, 2024 and 2023 were, respectively, 43% and 23% (2025), 46% and 27% (for 2024), and 42% and 26% (for 2023).We believe that our higher percentage of trading volume in crypto assets other than Bitcoin and Ethereum demonstrates the depth and value of our Marketplace platform offering which helps us attract, engage and retain customers. Over time, we have observed an overall positive trend in the total market capitalization of crypto assets, which indicates increased adoption. However, these historical trends are not indicative of future adoption, and it is possible that the adoption of crypto assets and blockchain technology may slow, decline, take longer to develop, or never be as broadly adopted as many anticipate, which would negatively impact our business and operating results.

Offering leading technology and providing successful products and services

We believe that the development of new products and services to enhance the value proposition of our crypto asset offerings to our customers is important to maintain our existing customer base and grow it, as well as to reach new customer segments. We continually focus on having leading user interface/user experience — design features for our mobile application to attract and engage retail users as their first access point to trading of crypto assets.

We also focus on our platforms’ ease-of-use and adding new products and services to our offering, such as additional crypto assets to buy and sell, and our Coincheck NFT Marketplace and IEO platform offerings, which we believe appeal to our Marketplace platform users. Subject to the effect of acquisitions or strategic joint ventures, if any, we may do in the future, we believe that our Marketplace platform will continue to be the primary driver of our revenue.

Substantially all of our customers are retail users, some more sophisticated than others, but we are also interested in introducing our products and services more to institutional investors who may be interested in crypto assets, such as through our recently launched “Coincheck Prime” branded offering. However, we may not be able to introduce attractive products or services to institutional users, or such institutions may choose to do business with our competitors.

Ability to competitively price our products and services

Our operating results also depend on our ability to competitively price our products and services. Similar to other financial products, as the crypto asset industry matures we anticipate increased pressure on spreads and commission fees to emerge over time as new, and potentially larger and more established, financial institutions enter the market.

While we believe that we will be able to maintain our position as a trusted brand in Japan and continue to enhance our customer-value proposition and grow our scale, including growing our customer base, in order to offset the effects of any future price pressure on our fees, if we are unable to do so or if such price pressure emerges more rapidly than we anticipate our operating results may be adversely affected.

Marketing

Our primary means of marketing is digital marketing, which allows us to respond flexibly to the impact of changes in the market price of crypto assets. We use television advertisements only to the extent we believe those investments can produce a reasonable return within a reasonable period of time based on our estimated conversion ratio and other factors. Generally, we estimate our return of investment per marketing campaign, which is a primary factor in our decision as to whether we launch the campaign.

Our advertising and promotion expenses are directed towards customer acquisition. They totaled ¥430 million and ¥477 million for the three months ended June 30, 2025 and 2024, respectively, and the number of new accounts opened totaled 60,120 and 79,227, respectively. Beginning in May 2024, we resumed the airing of television advertisements, which caused our advertising costs to increase in the three months ended June 30, 2024. The main components of our advertising and promotional expenses are web advertising, affiliate marketing programs, television advertising, and marketing campaign expenses, which accounted for (i) 36.9%, 40.2%, 8.1%, and 13.0%, respectively, for the three months ended June 30, 2025, and (ii) 10.7%, 36.1%, 36.3% and 16.4%, respectively, for the three months ended June 30, 2024. They totaled ¥1,874 million and ¥661 million for the years ended March 31, 2025 and 2024, respectively, and the number of new accounts opened totaled 309,951 and 178,949, respectively. During our fiscal year ended March 31, 2024, in light of the adverse market environment during that year, we reduced our advertising and promotion expenses, as compared to our ¥1,294 million expense for the fiscal year ended March 31, 2023. Beginning in May 2024, we resumed the airing of television advertisements, which caused our advertising costs to increase in the year ended March 31, 2025. The components of our advertising and promotional expenses are web advertising, affiliate marketing programs, television advertising, and marketing campaign expenses, which accounted for (i) 18.9%, 51.7%, 18.4% and 10.3%, respectively, of our advertising and promotional expenses for the fiscal year ended March 31, 2025, (ii) 12.8%, 69.7%, 0.0%, and 16.5%, respectively, for the fiscal year ended March 31, 2024, and (iii) 16.0%, 73.3%, 0.2% and 9.2%, respectively, for the fiscal year ended March 31, 2023.

We monitor our total marketing costs for customer acquisition (MCC), cost per acquisition (CPA) and customer payback to assess the effectiveness of our marketing. Relevant measures for recent periods are summarized below:

Revenue and Total MCC (Marketplace platform)

____________

(1)      The table above provides our total MCC, CPA, and customer payback for the periods from April 2022 to June 2025. The left bar for each quarter details our total marketing costs, whereas the right bar for each quarter details our customer payback amount for 24 months, including the month in which each customer completed the KYC process (and if 24 months have not passed, from the month in which each customer completed the KYC process to the end of March 2025), for the cohort of customers that were acquired within the quarter. The line above each set of bars provides our CPA for each given quarter. This number is derived by taking the MCC in a given period and dividing it by the total incremental customers that completed our KYC process in that respective quarter.

(2)      MCC and revenue in the table above also include items that are recognized as deductions from sales for accounting purposes.

(3)     For example, for the three months ended June 2022, our MCC totaled ¥591 million, representing a CPA of approximately ¥6,927. Customers acquired during this period subsequently generated cumulative revenue of ¥1,144 million over the following 24 months. In the chart, the left bar for each quarter reflects the fixed MCC incurred during that period. The right bar represents the cumulative revenue generated by the corresponding customer cohort, measured over a 24-month period following acquisition (or through March 2025 for cohorts that have not yet reached 24 months). The stacked segments within each revenue bar illustrate the timing of revenue realization: gray (months 1–3), light blue (months 4–6), purple (months 7–9), and light green (months 10–24).

Source: Coincheck internal data.

The markets for crypto assets continue to evolve, and the number of new accounts opened in a certain period is heavily influenced by a variety of external factors, including price trends of the cryptocurrencies supported on our cryptocurrency exchanges and media coverage regarding crypto asset markets. Because of the volatility in markets for crypto assets and the highly variable nature of our advertising and promotion expenses, these historical metrics may be of limited value in predicting future performance. We expect to continue to consider the latest market trends, our financial condition and other factors, in addition to historical experience of marketing effectiveness in any given period, in determining appropriate levels of marketing expenditures. In addition, we plan to continue to invest in the development of and market new products and services.

Regulation in Japan and international markets

Our financial prospects and continued growth depend in part on our ability to continue to operate in a manner compliant with applicable regulations. Our business is subject to the oversight of numerous regulatory and self-regulatory agencies in Japan, including, but not limited to, JFSA and the JVCEA. We received our license as a crypto asset exchange service provider from the JFSA in January 2019.

Our strategy is to continue to invest in our finance, legal, compliance, and security functions in order to remain at the forefront of crypto policy initiatives and regulatory trends in Japan and maintain our reputation and trust with customers and regulators. Mr. Satoshi Hasuo, our Chief Operating Officer, is also a director of the JVCEA, and we have a leadership role in the regulatory working group of the JVCEA. As the industry matures, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new blockchains and crypto assets and offer our products and services.

We may in the future expand our services into markets outside of Japan. Several regulatory bodies across the world have enacted or signaled changes to regulatory policy. Given the rapid pace of change in the crypto exchange industry and the evolving regulatory environment globally, any expansion of our business, through acquisitions or otherwise, outside of Japan would subject us to additional and differing regulatory regimes and likely significant compliance costs.

Additionally, as an SEC-registered company that is listed on Nasdaq, we are subject to certain reporting and regulatory requirements in the United States. In the United States, on January 21, 2025, the SEC announced the formation of the Crypto Task Force, chaired by SEC Commissioner Hester Peirce. Also in January 2025, the SEC released SAB No. 122, rescinding SAB No. 121, Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for Platform Users, which, until repealed, required an entity to record a liability to reflect its obligation to safeguard the crypto assets held for its platform users with a corresponding asset and required disclosures related to the entity’s safeguarding obligations. SAB No. 122 is effective for annual periods beginning after December 15, 2024, and is required to be applied on a fully retrospective basis, with early adoption permitted. The Company early adopted SAB No. 122 in the fiscal year ended March 31, 2025 and therefore does not recognize the safeguard liabilities and corresponding safeguard assets in its consolidated statement of financial position. See, also, “Business — Regulatory Environment.”

Components of Results of Operations

Total revenue

Total revenue consists of transaction revenue, commission received, and other revenue. Our primary revenue stream is from our Marketplace platform, where 34 different types of cryptocurrencies can be traded as of June 30, 2025 (30 different types of cryptocurrencies can be traded as of March 31, 2025), including BTC, Ethereum, XRP and other altcoins. However, our revenue is susceptible to significant fluctuations as trading volumes in our Marketplace platform depend on cryptocurrency market volatility and prices, which ultimately impact how much revenue we earn.

Transaction revenue

Our Marketplace platform business is the main source of transaction revenue. Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties. The table below shows this breakdown of transaction revenue for the fiscal quarters indicated:

	For the fiscal year ended March 31,
	2025	2024	2023
Transaction revenue from customers	¥243,696	¥158,733	¥125,491
Transaction revenue from cover counterparties	138,009	64,313	49,446
Transaction revenue (total)	¥381,705	¥223,046	¥174,937

Transaction revenue is recognized at the time the transaction is processed. We have experienced periods of low and high-trading volume, and therefore transaction revenue, driven primarily by periods of rising or declining Bitcoin prices and/or lower or higher-cryptocurrency volatility. During periods of rising Bitcoin prices and higher volatility, we have generally observed higher transaction revenue generated by our Marketplace platform business. For the years ended March 31, 2025, 2024 and 2023, our average spread (our fee) per transaction with customers was 3.50%, 3.45% and 3.45%, respectively, a generally flat trend with slight fluctuation due primarily to the change in the mix of cryptocurrencies being traded. Total Marketplace Platform trading volume with customers for these three years was ¥337.5 billion, ¥234.6 billion, and ¥157.1 billion, respectively.

The table below shows a breakdown of transaction revenue for the fiscal quarters indicated:

	For the three months ended June 30,
	2025	2024
Transaction revenue from customers	¥44,860	¥52,736
Transaction revenue from cover counterparties	38,504	21,898
Transaction revenue (total)	¥83,364	¥74,634

For the three months ended June 30, 2025 and 2024, our average spread (our fee) per transaction with customers was 3.31% and 3.46%, respectively, a decline due primarily to the change in the mix of cryptocurrencies being traded. Total Marketplace platform trading volume with customers for the three months ended June 30, 2025 and 2024 was ¥61.5 billion and ¥73.0 billion, respectively.

Commission received

Our commission received consist primarily of remittance fees, deposit and withdrawal and transfer fees, commissions received from the issuer and subscribing customers in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace, commissions that arise from transactions on our Exchange platform, and other commissions.

Expenses

Expenses consist of cost of sales and selling, general, and administrative expenses.

Cost of sales

We purchase crypto assets from customers or cover counterparties to complete customer Marketplace platform orders. Our cost of sales is, mainly, the aggregate price of the crypto assets at the time we purchase them.

Selling, general, and administrative expenses

Personnel expenses and advertising and promotion expenses are the largest components of our selling, general, and administrative expenses. Our personnel expenses are expected to scale if and as our revenues grow. In addition, systems-related expenses are correlated with user numbers and trading volumes and are incurred in order to support our mobile and desktop web applications. With respect to advertising and promotional expenses, beginning in May 2024 we resumed television advertising. For the three months ended June 30, 2025 and 2024, our advertising and promotion expenses were ¥430 million and ¥477 million, respectively. For the years ended March 31, 2025, 2024 and 2023, our advertising and promotion expenses were ¥1,874 million, ¥661 million and ¥1,294 million, respectively.

Our other costs are relatively fixed in nature, which we believe allows us to target significant operating leverage through growth of our customer base. We believe that our expense structure enables us to be profitable, or minimize loss, even in periods with low trading volume.

Selling, general, and administrative expenses consist primarily of the following:

•        Personnel expenses.    Personnel expenses consist of salaries and bonuses of our employees and share-based compensation for restricted share units. Share-based compensation were granted to managing directors and officers, board members and other qualified employees and non-employee consultants. The total share-based compensation expense was ¥298 million and ¥nil million, for the three months ended June 30, 2025 and 2024, respectively.

•        Advertising and promotion expenses.    Advertising and promotion expenses primarily include expenses incurred for the advertising of our products in various media, including television, press, and internet (including social media and online video-sharing platforms) and affiliate marketing programs.

•        Professional fees.    Professional fees consist of legal, financial advisory, accounting and other consulting fees. Professional fee includes transaction expenses related to Company business acquisition activities of ¥143 million and ¥179 million, for the three months ended June 30, 2025 and 2024, respectively. The advisory fees related to the Business Combination were ¥4,607 million, ¥248 million, and ¥717 million, for the years ended March 31, 2025, 2024 and 2023, respectively.

•        Communication expenses.    Communication expenses include cloud service expenses such as Amazon Web Services.

•        Subcontract expenses.    Subcontract expenses include outsourcing costs.

Selling, general, and administrative expenses also include depreciation and amortization, business management service fees, transaction related costs, subcontract labor costs, tax expenses, and other expenses.

Other Income and Expenses

Other income

There was no significant other income in the quarter ended June 30, 2025, or in the quarter ended June 30, 2024. There is no significant other income for the year ended March 31, 2025, and other income consists primarily of gain on sale of business and gain on sale of crypto assets held for the year ended March 31, 2024.

Other expenses

Other expenses consist primarily of exchange loss in the quarter ended June 30, 2025 and in the quarter ended June 30, 2024. Other expenses consist primarily of exchange loss and disposals of intangible assets for the year ended March 31, 2025, and lease contract cancellation penalty, loss on sales and disposals of intangible assets, and termination benefits and exchange loss for the year ended March 31, 2024.

Financial Income and Expenses

Financial income

There was no significant financial income in the quarter ended June 30, 2025, and financial income consisted primarily of derivative gains in the quarter ended June 30, 2024. Financial income consists primarily of change in fair value of warrant liabilities for the year ended March 31, 2025 and derivative gains for the year ended March 31, 2024.

Financial expenses

Financial expenses consist primarily of change in fair value of warrant liability in the quarter ended June 30, 2025 and impairment losses of other financial assets (non-current assets) in the quarter ended June 30, 2024. Financial expenses consist primarily of interest expenses for the year ended March 31, 2025 and impairment losses of other financial assets (non-current assets) for the year ended March 31, 2024.

Historical Results of Operations

Comparison of the three months ended June 30, 2025, with the three months ended June 30, 2024

The following table shows selected consolidated statements of profit or loss data for the three months ended June 30, 2025 and 2024:

	For the three months ended June 30,
(In millions)	2025	2024
Revenue:
Revenue	¥83,553	¥75,294
Other revenue	436	6
Total revenue	83,989	75,300
Expenses:
Cost of sales	81,288	72,182
Selling, general and administrative expenses	3,571	2,474
Total expenses	84,859	74,656
Operating profit (loss)	(870)	644
Other income and expenses
Other income	8	1
Other expenses	(7)	(132)
Financial income	23	1
Financial expenses	(23)	(251)
Profit (loss) before income taxes	(1,251)	645
Income tax expense	126	209
Net profit (loss) for the period attributable to owners of the Company	¥(1,377)	¥436

Revenue.    Revenue was ¥83,553 million in the quarter ended June 30, 2025, an increase of ¥8,259 million, or 11%, from ¥75,294 million in the quarter ended June 30, 2024. The increase was due to the increase in volume for cover counterparties, which was partially offset by the decrease in volume for customers.

Other revenue.    Other revenue was ¥436 million in the quarter ended June 30, 2025, an increase of ¥430 million from ¥6 million in the quarter ended June 30, 2024. The increase was due mainly to staking reward revenue, which was not launched until the fourth quarter of the fiscal year ended March 31, 2025.

Cost of sales.    Cost of sales was ¥81,288 million in the quarter ended June 30, 2025, an increase of ¥9,107 million, or 13%, from ¥72,182 million in the quarter ended June 30, 2024. This increase was due mainly to an increase in trading activity.

Selling, general, and administrative expenses.    Selling, general, and administrative expenses were ¥3,571 million in the quarter ended June 30, 2025, an increase of ¥1,097 million, or 44%, from ¥2,474 million in the quarter ended June 30, 2024. The increase was due mainly to an increase in share-based compensation expense of ¥298 million and professional fees of ¥649 million relating to becoming a publicly traded company.

Operating profit (loss).    Operating loss was ¥870 million in the quarter ended June 30, 2025, as compared to an operating profit of ¥644 million in the quarter ended June 30, 2024. Components contributing to operating loss in the quarter ended June 30, 2025 included share-based compensation expense of ¥298 million and professional fees of ¥649 million relating to becoming a publicly traded company.

Other income.    Other income was ¥1 million in the quarter ended June 30, 2025, a decrease of ¥6 million, or 83%, from ¥8 million in the quarter ended June 30, 2024.

Other expenses.    Other expenses were ¥132 million in the quarter ended June 30, 2025, an increase of ¥125 million, or 1857%, from ¥7 million in the quarter ended June 30, 2024. The increase relates primarily to foreign exchange loss of ¥131 million that occurred in the quarter ended June 30, 2025.

Financial income.    Financial income was ¥1 million in the quarter ended June 30, 2025, a decrease of ¥22 million, from ¥23 million in the quarter ended June 30, 2024. The financial income of ¥23 million in the quarter ended June 30, 2024 was a derivatives gain.

Financial expenses.    Financial expenses were ¥251 million in the quarter ended June 30, 2025, an increase of ¥226 million, or 985%, from ¥23 million in the quarter ended June 30, 2024. The increase was due mainly to change in fair value of warrant liability of ¥223 million in the quarter ended June 30, 2025.

Income tax expenses.    Income tax expenses were ¥126 million in the quarter ended June 30, 2025, a decrease of ¥83 million, or 40%, from ¥209 million in the quarter ended June 30, 2024. The decrease in income tax expenses was due mainly to lower taxable income in the quarter ended June 30, 2025.

Comparison of the year ended March 31, 2025, with the year ended March 31, 2024

The following table shows selected consolidated statements of profit or loss data for the years ended March 31, 2025 and 2024:

	For the fiscal year ended March 31,
(In millions)	2025	2024
Revenue:
Revenue	¥383,205	¥223,775
Other revenue	125	274
Total revenue	383,330	224,049
Expenses:
Cost of sales	369,852	214,786
Selling, general and administrative expenses	14,458	6,757
Total expenses	384,310	221,543
Operating profit (loss)	(980)	2,506
Other income and expenses
Other income	22	437
Other expenses	(105)	(153)
Listing expense	(13,714)	—
Financial income	1,457	67
Financial expenses	(39)	(17)
Profit (loss) before income taxes	(13,359)	2,840
Income tax expense	991	873
Net profit (loss) for the year	(14,350)	1,967

Revenue.    Revenue was ¥383,205 million in the year ended March 31, 2025, an increase of ¥159,430 million, or 71%, from ¥223,775 million in the year ended March 31, 2024. The increase was due mainly to increased transaction revenue due to the increased Marketplace platform trading volume.

Other revenue.    Other revenue was ¥125 million in the year ended March 31, 2025, a decrease of ¥149 million or 54%, from ¥274 million in the year ended March 31, 2024. The decrease was due mainly to decreased sales of NFTs.

Cost of sales.    Cost of sales was ¥369,852 million in the year ended March 31, 2025, an increase of ¥155,065 million, or 72%, from ¥214,786 million in the year ended March 31, 2024. This increase was due mainly to an increase in trading volume on our Marketplace platform.

Selling, general, and administrative expenses.    Selling, general, and administrative expenses were ¥14,458 million in the year ended March 31, 2025, an increase of ¥7,701 million, or 114%, from ¥6,757 million in the year ended March 31, 2024. The increase was due mainly to an increase in professional fees relating to the Business Combination and listing of the Company’s Ordinary Shares on Nasdaq.

	For the fiscal year ended March 31,
(In millions)	2025	2024
Personnel expenses	¥2,684	¥2,287
Advertising and promotion expenses	1,874	661
Professional fees	6,163	710
Communication expenses	786	769
Subcontract expenses	857	473
Depreciation and amortization	727	679
Business management fee	397	458
Transaction related costs	423	335
Subcontract labor costs	142	130
Tax expenses	100	116
Others	305	139
Total	¥14,458	¥6,757

Operating profit (loss).    Operating loss was ¥980 million in the year ended March 31, 2025, a decrease of ¥3,486 million, or 139%, from an operating profit of ¥2,506 million in the year ended March 31, 2024. A large component of the operating loss in the year ended March 31, 2025 was total professional expenses of ¥4,607 million related to the Business Combination and listing of the Company’s Ordinary Shares on Nasdaq.

Other income.    Other income was ¥22 million in the year ended March 31, 2025, a decrease of ¥415 million, or 95%, from ¥437 million in the year ended March 31, 2024, which included a gain of ¥300 million from the sale of our Sharely business. We decided to sell Sharely because it was a business not related to the crypto assets industry.

Other expenses.    Other expenses were ¥105 million in the year ended March 31, 2025, a decrease of ¥48 million, or 31%, from ¥153 million in the year ended March 31, 2024. The decrease primarily relates to a cancellation penalty of lease contract of ¥44 million that occurred in the year ended March 31, 2024.

Financial income.    Financial income was ¥1,457 million in the year ended March 31, 2025, an increase of ¥1,390 million, from ¥67 million in the year ended March 31, 2024. The change was due mainly to the decrease in the fair value of our warrant liabilities.

Listing expense.    Listing expense was ¥13,714 million in the year ended March 31, 2025 (there was no listing expense in the prior year). The listing expense relates to the completion of the Business Combination and listing of our Ordinary Shares on Nasdaq in December 2024. The listing expense represents the excess of fair value of Coincheck shares deemed to have been issued over the fair value of Thunder Bridge’s identifiable net assets acquired, and represents compensation for the service of a stock exchange listing for its shares that is expensed as incurred.

Financial expenses.    Financial expenses were ¥39 million in the year ended March 31, 2025, an increase of ¥22 million, or 129%, from ¥17 million in the year ended March 31, 2024. The change was due mainly to an increase in interest expenses.

Income tax expenses.    Income tax expenses were ¥991 million in the year ended March 31, 2025, an increase of ¥118 million, or 14%, from ¥873 million in the year ended March 31, 2024. The increase in income tax expenses was due mainly to increased taxable income.

Comparison of the year ended March 31, 2024 with the year ended March 31, 2023

The following table shows selected statements of profit or loss data for the years ended March 31, 2024 and 2023:

	For the fiscal year ended March 31,
(In millions)	2024	2023
Revenue:
Revenue	¥223,775	¥175,992
Other revenue	274	932
Total revenue	224,049	176,924
Expenses:
Cost of sales	214,786	169,604
Selling, general and administrative expenses	6,757	8,039
Total expenses	221,543	177,643
Operating profit (loss)	2,506	(719)
Other income and expenses
Other income	437	45
Other expenses	(153)	(165)
Financial income	67	—
Financial expenses	(17)	(7)
Profit (loss) before income taxes	2,840	(846)
Income tax (benefit) expense	873	(287)
Net profit (loss) for the year	1,967	(559)

Revenue.    Revenue was ¥223,775 million in the year ended March 31, 2024, an increase of ¥47,783 million, or 27%, from ¥175,992 million in the year ended March 31, 2023. The increase was due mainly to increased transaction revenue due to increased Marketplace platform trading volume.

Other revenue.    Other revenue was ¥274 million in the year ended March 31, 2024, a decrease of ¥658 million, or 71%, from ¥932 million in the year ended March 31, 2023. The decrease was due mainly to a decrease in sales of NFTs.

Total revenue.    Total revenue was ¥224,049 million in the year ended March 31, 2024, an increase of ¥47,125 million, or 27%, from ¥176,924 million in the year ended March 31, 2023. The increase was due mainly to an increase in transaction revenue due to an increase in trading volume on our Marketplace platform.

Cost of sales.    Cost of sales was ¥214,786 million in the year ended March 31, 2024, an increase of ¥45,182 million, or 27%, from ¥169,604 million in the year ended March 31, 2023. This increase was due mainly to an increase in trading volume on our Marketplace platform.

Selling, general and administrative expenses.    Selling, general and administrative expenses were ¥6,757 million in the year ended March 31, 2024, a decrease of ¥1,282 million, or 16%, from ¥8,039 million in the year ended March 31, 2023. The decrease was due mainly to a decrease in advertising and promotion expenses and a decrease in professional fees.

	For the fiscal year ended March 31,
(In millions)	2024	2023
Personnel expenses	¥2,287	¥2,020
Advertising and promotion expenses	661	1,294
Professional fees	710	1,262
Communication expenses	769	873
Subcontract expenses	473	787
Depreciation and amortization	679	483
Business management fee	458	363

	For the fiscal year ended March 31,
(In millions)	2024	2023
Transaction related costs	335	297
Subcontract labor costs	130	280
Tax expenses	116	27
Others	139	353
Total	¥6,757	¥8,039

Operating profit (loss).    Operating profit was ¥2,506 million in the year ended March 31, 2024, an increase of ¥3,225 million, or 449%, from an operating loss of ¥719 million in the year ended March 31, 2023. The change was due mainly to an increase in total revenue due in part to a slowly recovering cryptocurrency market.

Other income.    Other income was ¥437 million in the year ended March 31, 2024, an increase of ¥392 million, or 871%, from ¥45 million in the year ended March 31, 2023. The increase was due mainly to a gain realized from the sale of our Sharely business.

Other expenses.    Other expenses were ¥153 million in the year ended March 31, 2024, a decrease of ¥12 million, or 7%, from ¥165 million in the year ended March 31, 2023. The decrease was due mainly to having no impairment loss of crypto assets held (non-current assets), partially offset by a lease cancellation penalty and termination benefit costs.

Financial income.    Financial income was ¥67 million in the year ended March 31, 2024, an increase of ¥67 million from ¥ nil million in the year ended March 31, 2023. The increase was due mainly to an increase in derivative gains.

Financial expenses.    Financial expenses were ¥17 million in the year ended March 31, 2024, an increase of ¥10 million from ¥7 million in the year ended March 31, 2023. The increase was due mainly to an increase in impairment loss of other financial assets.

Profit (loss) before income taxes.    Profit before income taxes was ¥2,840 million in the year ended March 31, 2024, an increase of ¥3,686 million from a loss of ¥846 million in the year ended March 31, 2023. The increase was due mainly to an increase in revenue.

Income tax (expenses) benefits.    Income tax expenses were ¥873 million in the year ended March 31, 2024, compared to ¥1,160 million from income tax benefits of ¥287 million in the year ended March 31, 2023, due mainly to a profit of ¥2,840 million in the year ended March 31, 2024 compared to a loss of ¥846 million in the year ended March 31, 2023.

Net profit (loss) for the period.    Net profit was ¥1,967 million in the year ended March 31, 2024, an increase of ¥2,526 million as compared to net loss of ¥559 million in the year ended March 31, 2023. The increase was due mainly to an increase in revenue.

Non-IFRS Financial Measures

In addition to our results determined in accordance with IFRS Accounting Standards, we present EBITDA and Adjusted EBITDA, both non-IFRS measures, because we believe they are useful in evaluating our operating performance. EBITDA represents net profit (loss) for the period before the impact of taxes, interest, depreciation, and amortization of intangible assets, and Adjusted EBITDA is EBITDA, further adjusted for transaction expenses that are directly attributable to the reverse recapitalization (as a result of the Business Combination), as well as Nasdaq listing expenses. Please also see “Overview” near the beginning if this discussion and analysis for an explanation of our change in calculating Adjusted EBITDA beginning with the quarter ended June 30, 2025.

We use EBITDA and Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that EBITDA and Adjusted EBITDA may be helpful to investors because they provide consistency and comparability with past financial performance. However, EBITDA and Adjusted EBITDA are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for our financial information presented in accordance with IFRS Accounting Standards.

A reconciliation is provided below for each non-IFRS financial measure to the most directly comparable financial measure stated in accordance with IFRS Accounting Standards. Investors are encouraged to review the related IFRS financial measures and the reconciliation of these non-IFRS financial measures to their most directly comparable IFRS financial measures, and not to rely on any single financial measure to evaluate our business.

The following tables present reconciliations of our non-IFRS financial measures:

Reconciliation of EBITDA to Net Profit

	For the fiscal year ended March 31,
	2023	2024	2025
Reconciliation of EBITDA:
Net profit (loss) for the year or the period	¥(559)	¥1,967	¥(14,350)
Add: Income tax expenses (benefits)	(287)	873	991
Profit (loss) before income taxes	(846)	2,840	(13,359)
Add: Interest expense	3	6	29
Add: Depreciation and amortization	483	679	727
EBITDA	¥(360)	¥3,525	¥(12,603)

Reconciliation of Adjusted EBITDA to Net Profit

	For the fiscal year ended March 31,
	2023	2024	2025
Reconciliation of Adjusted EBITDA:
Net profit (loss) for the year or the period	¥(559)	¥1,967	¥(14,350)
Add: Income tax expenses (benefits)	(287)	873	991
Profit (loss) before income taxes	(846)	2,840	(13,359)
Add: Interest expense	3	6	29
Add: Depreciation and amortization	483	679	727
Add: Transaction expenses excluding listing expense	717	248	4,607
Add: Listing expense	—	—	13,714
Adjusted EBITDA	¥357	¥3,773	¥5,718

Reconciliation of EBITDA to Net Profit

	For the three months ended
	June 30, 2025	June 30, 2024
Reconciliation of EBITDA:
Net profit (loss) for the period	¥(1,377)	¥436
Add: Income tax expenses	126	209
Profit before income taxes	(1,251)	645
Add: Interest expense	24	7
Add: Depreciation and amortization	164	183
EBITDA	¥(1,063)	¥835

Reconciliation of Adjusted EBITDA to Net Profit

	For the three months ended
	June 30, 2025	June 30, 2024
Reconciliation of Adjusted EBITDA:
Net profit (loss) for the period	¥(1,377)	¥436
Add: Income tax expenses	126	209
Profit before income taxes	(1,251)	645
Add: Interest expense	24	7
Add: Transaction expenses excluding listing expense	143	179
Add: Change in fair value of warrant liability	223	—
Add: Share-based compensation	298	—
Add: Depreciation and amortization	164	183
Adjusted EBITDA	¥(399)	¥1,014

Liquidity and Capital Resources

We finance our operations primarily with our cash flows from operating activities. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. According to these principles, we plan on conducting capital investment, profit distribution, and repayment of any loans based on our operating cash flows through the development and rendering of our crypto asset exchange services.

Cash and cash equivalents mainly consist of bank deposits. As of June 30, 2025, we had cash and cash equivalents of ¥10,636 million. As of June 30, 2025, we also had cash segregated as deposits of ¥49,843 million and, as of March 31, 2025, we had cash segregated as deposits of ¥51,655 million. In accordance with Japanese laws and regulations, 100% of the legal tender deposited by customers is protected by trust companies. Therefore, cash deposited by customers is accounted for under different accounts depending on whether it is protected by trust companies or not. Additionally, Coincheck entered into a line of credit with our affiliate, Monex Finance Corporation, with aggregate commitments as of June 30, 2025, and March 31, 2025 of ¥6,000 million and ¥6,000 million, respectively. The balance outstanding under this agreement was ¥500 million and ¥nil million as of June 30, 2025 and March 31, 2025, respectively. Coincheck Parent entered into its own commitment line contract of ¥2,304 million as a debtor with Monex Finance Corporation in December 2024, for the purpose of stable operating capital. As of June 30, 2025, the balance outstanding under this was ¥1,800 million and, as of March 31, 2025, the balance outstanding under this was ¥751 million.

In addition, Coincheck entered into a committed credit line for ¥200 million with JSF Trust and Banking Co., Ltd. in June 2021, which was increased to ¥500 million as of March 31, 2025, and has been making short-term borrowings under this agreement several times a year, however, all of the borrowings were repaid within about a week of the making of each respective loan and the credit line was unused as of June 30, 2025 and March 31, 2025. We believe our existing cash and cash equivalents, together with our loan arrangements, are sufficient to meet our immediate working capital and capital expenditure needs.

We hold crypto assets on our consolidated statements and condensed consolidated interim statements of financial position principally to facilitate customer transactions on our Marketplace platform. Because most customer crypto assets are held in segregated cold wallets and are not accessible for settlement purposes, we hold crypto assets in our own wallets (nearly all of which are crypto assets borrowed from customers under our Coincheck Lending program) to facilitate prompt settlement of transactions. As of June 30, 2025, we had ¥53,613 million of crypto assets held (current assets). These cryptocurrencies are held and treated as inventories that are recorded at fair value as of the end of the reporting period. The fair value is measured by using a midmarket pricing of the principal market or the most advantageous market. As of June 30, 2025, crypto asset borrowings under our Coincheck Lending program totaled ¥53,307 million. As of March 31, 2025, we had ¥44,680 million of crypto assets held (current assets). These cryptocurrencies are held and treated as inventories that are recorded at fair value as of the end of the reporting period. The fair value is measured by using a midmarket pricing of the principal market or the most advantageous market. As of March 31, 2025, crypto asset borrowings under our Coincheck Lending program totaled ¥44,479 million. We determine the amount of crypto assets to hold based on the total size of our customer assets and recent trading levels. Our accounting and finance department is responsible for monitoring and determining the appropriate amount, and our dealing department is then responsible for managing what amount of crypto assets to hold in hot wallets and to deposit with cover counterparties in accordance with our internal policies. In the interest of security, our policy is to hold the majority of borrowed customer crypto assets in cold wallets and to hold in hot wallets only the amount of crypto assets we deem necessary for expected settlement transactions with cover counterparties and external transfer requests.

The following table shows the amounts held by crypto asset, as well as in hot wallets and cold wallets, or deposited with cover counterparties, as of March 31, 2023, March 31, 2024 and March 31, 2025.

	As of March 31,
	2023	2024	2025
	(in billions of yen)
BTC	¥11.8	¥32.6	¥33.7
ETH	3.3	6.2	2.1
XRP	2.2	2.9	7.7
IOST	0.4	0.4	0.1
ENJ	0.1	0.1	0.0
XEM	0.1	0.1	0.0
XLM	0.1	0.1	0.2
BCH	0.1	0.4	0.2
LTC	0.2	0.2	0.1
LSK	0.1	0.1	0.0
BAT	0.1	0.1	0.0
QTUM	0.1	0.1	0.0
OMG	0.1	0.0	0.0
MONA	0.0	0.0	0.0
Others	0.4	0.9	0.4
Total crypto assets held (current assets)	¥19.0	¥44.2	¥44.7
Amount held in cold wallets	¥15.8	¥39.7	¥41.3
Amount held in hot wallets	¥2.0	¥3.6	¥3.0
Amount deposited with counterparties	¥1.1	¥0.8	¥0.4

The following table shows the amount of borrowed crypto assets, by crypto asset, as of March 31, 2023, 2024, and 2025:

	As of March 31,
	2023	2024	2025
	(in billions of yen)
BTC	¥11.8	¥32.6	¥33.7
ETH	3.3	6.2	2.1
XRP	2.2	2.9	7.7
IOST	0.4	0.4	0.1
ENJ	0.1	0.1	0.0
XEM	0.1	0.1	0.0
XLM	0.1	0.1	0.2
BCH	0.1	0.4	0.2
ETC	0.1	0.2	0.1
LTC	0.1	0.1	0.0
LSK	0.2	0.2	0.1
BAT	0.1	0.1	0.0
QTUM	0.1	0.1	0.0
OMG	0.1	0.0	0.0
MONA	0.0	0.0	0.0
Others	0.2	0.5	0.3
Total borrowed crypto assets	¥18.8	¥44.0	¥44.5

The following table shows the amounts held by crypto asset, as well as in hot wallets and cold wallets, or deposited with cover counterparties, as of June 30, 2025 and March 31, 2025.

	As of
(In millions)	June 30, 2025	March 31, 2025
BTC	¥41,141	¥33,690
ETH	3,430	2,127
XRP	7,742	7,673
IOST	75	112
ENJ	7	17
XEM	17	18
XLM	194	179
BCH	254	185
LTC	124	144
LSK	5	24
BAT	70	23
QTUM	34	30
MONA	9	17
Others	512	442
Total crypto assets held (current assets)	¥53,613	¥44,680
Amount held in cold wallets	50,664	41,346
Amount held in hot wallets	2,540	2,965
Amount deposited with counterparties	410	370

The following table shows the amount of borrowed crypto assets, by crypto asset, as of June 30, 2025 and March 31, 2025:

	As of
(In millions)	June 30, 2025	March 31, 2025
BTC	¥41,573	¥33,651
ETH	2,835	2,066
XRP	7,806	7,672
IOST	95	110
ENJ	15	16
XEM	4	17
XLM	157	181
BCH	308	184
ETC	76	79
LTC	4	24
LSK	147	143
BAT	23	24
QTUM	29	31
MONA	10	17
Others	225	265
Total borrowed crypto assets	¥53,307	¥44,479

We monitor the risk related to crypto assets held in hot wallets or deposited with cover counterparties closely, and our policy is to restrict such amounts to the level necessary to support our operations. As of June 30, 2025, our crypto assets held (current assets) were ¥53,613 million, of which crypto assets borrowed from customers accounted for ¥53,307 million. As of June 30, 2025, the aggregate of crypto assets held in hot wallets and crypto assets deposited with our cover counterparties was ¥3.0 billion, as compared to our cash and cash equivalents of ¥10.6 billion. As of March 31, 2025, our crypto assets held (current assets) were ¥44,680 million, of which crypto assets borrowed from customers accounted for ¥44,479 million. As of March 31, 2025, the aggregate of crypto assets held in hot wallets and crypto assets deposited with our cover counterparties was ¥3.3 billion, as compared to our cash and cash equivalents of ¥8.6 billion.

Borrowing cryptocurrencies from our customers enables us to facilitate trading on our Marketplace platform at a lower cost than procuring the cryptocurrencies from alternate sources. The terms of the borrowing arrangements also limit our exposure to the price risk of the underlying crypto assets because we return such crypto assets in kind at the end of the borrowing period. Both our crypto assets held in current assets and our crypto asset borrowings are reported at fair value so the impact of price changes in the underlying crypto assets are offset. We utilize borrowed crypto assets to facilitate the prompt execution of cover transactions before we subsequently transfer the subject crypto assets to or from customers’ segregated cold wallets. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions. We have not experienced difficulties in borrowing crypto assets from our customers or in executing cover transactions with our cover counterparties in order to support the operation of our Marketplace platform. Nevertheless, in the event that borrowing from our customers becomes limited or unavailable, we would seek to secure the crypto assets necessary to facilitate the operation of our Marketplace platform by borrowing from third parties. However, there is no guarantee that we would be able to find third parties to borrow the needed amount of crypto assets, in which case we would seek to purchase such crypto assets in the market, exposing us to price risk. In our Marketplace platform trading operations, we seek to limit our net open position at any given time by setting internal policy threshold amounts for each cryptocurrency supported and executing cover transactions when the relevant threshold is reached.

We have not invested in cryptocurrencies for our own account (apart from inventory we acquire to support liquidity for transactions on our Marketplace platform), but we may do so in the future.

Under IFRS Accounting Standards, there are no accounting standards specifically related to transactions for crypto assets. In order to determine the accounting treatment, we follow the requirements of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors, and refer to the conceptual framework for financial reporting, and standards related to similar matters. In this context, we consider various factors to evaluate whether we have control for accounting purposes over crypto assets, and account for these transactions accordingly. See Note 13 to our consolidated financial statements for the year ended March 31, 2025 included in this prospectus for more information on our accounting treatment for crypto assets held.

Under the Payment Services Act, we are defined as a Crypto Asset Exchange Service Provider (CAESP) and are subject to certain regulations regarding the management of the crypto assets of our customers. For example, we must segregate all fiat currency and cryptocurrencies of our customers from our own property, keep cryptocurrencies we own in separate wallets, and keep at least 95% of our customers’ cryptocurrencies in wallets that are not connected to the internet, or “cold wallets.” For more information on the regulations applicable to our business and our holdings of crypto assets, see “Business — Regulation.” Accordingly, we have separate wallets for our owned cryptocurrencies and those deposited by our customers, and manage them separately.

Because we safeguard customers’ cryptocurrencies in accordance with the requirements of the Payment Services Act, the Cabinet Office Ordinance on Virtual Currency Exchange Service Providers, and other applicable laws and regulations, we estimate that the possibility of potential loss events is remote. Therefore, we determined that there are no loss contingencies related to an obligation to safeguard customer crypto assets from loss or theft as of June 30, 2025 and March 31, 2025. See Note 30 to our consolidated financial statements as of and for the year ended March 31, 2025 included in this prospectus.

Airdrops and forks are events that are unique to cryptocurrency businesses, including ours. As these events occur independently of our decision-making process, it is challenging for us to comprehensively understand and value each specific airdrop or fork. We have limited ability to predict whether the sale of cryptocurrencies received from airdrops or forks will be material to our future earnings, which is dependent on the future market viability and fair value of such cryptocurrencies. On the other hand, for airdrops and forks that may have a significant impact, we consider granting such crypto assets to our customers depending on the volume of cryptocurrencies deposited with us. When considering whether or not to grant such cryptocurrencies to customers, we first confirm that the cryptocurrencies can be transferred securely, and after such confirmation we recognize the granted cryptocurrencies based on the market price of such asset. Under our current policy, we do not monetize any cryptocurrencies granted through airdrops and forks that have not yet been granted to customers.

Our future capital requirements will depend on many factors, including market acceptance of crypto assets and blockchain technology, our growth, our ability to attract and retain customers on our cryptocurrency exchanges, the continuing market acceptance of products and services, the introduction of new products and services on our cryptocurrency exchanges, expansion of sales and marketing activities, and overall economic conditions. While we believe we have sufficient liquidity and expect to have funds from operations to support our operations and meet our current business plans, we may be required to seek additional funding to the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities. We expect to monitor financial conditions and from time to time may opportunistically raise additional funds through the offer and sale of equity securities or debt financing. Any sale of additional equity securities may result in additional dilution to our shareholders. Any additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or debt financing when desired, our business, operating results, and financial condition could be adversely affected.

Cash flows

The following tables show our cash flow data for the years ended March 31, 2023, 2024 and 2025:

	For the fiscal year ended at March 31,
(In millions)	2023	2024	2025
Net cash provided by (used in) operating activities	¥(3,803)	¥3,902	¥(1,915)
Net cash used in investing activities	(749)	(435)	(903)
Net cash provided (used) in financing activities	(5,455)	(327)	565
Effect of exchange rate change on cash and cash equivalents	—	—	0
Net increase/decrease in cash and cash equivalents	(10,007)	3,140	(2,253)
Cash and cash equivalents at the beginning of year	17,704	7,697	10,837
Cash and cash equivalents at the end of year	¥7,697	¥10,837	¥8,584

Comparison of the year ended March 31, 2025 with the year ended March 31, 2024

In the year ended March 31, 2025, we had ¥1,915 million net cash used in operating activities, ¥903 million net cash used in investing activities, and ¥565 million net cash provided by financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2025 decreased by ¥2,253 million, to ¥8,584 million, from ¥10,837 million at the end of the fiscal year ended March 31, 2024.

Net cash used in operating activities was ¥1,915 million in the year ended March 31, 2025, a change of ¥5,817 million from net cash provided by operating activities of ¥3,902 million in the fiscal year ended March 31, 2024. This change was due to a net loss before tax of ¥13,359 million (compared to a net profit before tax of ¥2,840 million), partially offset by a listing expense of ¥13,714 million, which was non-cash expense. Additionally, there was a change in fair value of warrant liability of ¥1,435 million and an increase in other current assets of ¥846 million and income tax paid of ¥721 million.

Net cash used in investing activities was ¥903 million in the year ended March 31, 2025, compared to ¥435 million in the fiscal year ended March 31, 2024. Net cash used in investing activities mainly consisted of ¥236 million of net cash paid for the acquisition of Next Finance Tech Co., Ltd, in March 2025, and ¥524 million of expenditure on internally generated intangible assets (compared to ¥380 million in the prior period).

Net cash provided by financing activities was ¥565 million in the year ended March 31, 2025, compared to cash used in financing activities of ¥327 million in the fiscal year ended March 31, 2024, which was due primarily to ¥621 million of net increase in borrowings from related parties and proceeds from the reverse recapitalization.

Comparison of the year ended March 31, 2024 with the year ended March 31, 2023

In the year ended March 31, 2024, we had ¥3,902 million net cash provided by operating activities, ¥435 million net cash used in investing activities and ¥327 million net cash used in financing activities. As a result, cash and cash equivalents at the end of the year ended March 31, 2024 increased by ¥3,140 million to ¥10,837 million, from ¥7,697 million at the end of the year ended March 31, 2023.

Net cash provided by operating activities was ¥3,902 million in the year ended March 31, 2024, a change of ¥7,705 million from net cash used in operating activities of ¥3,803 million in the previous year. This change was due to a profit before income taxes of ¥2,840 million (compared to a loss before income taxes of ¥846 million in the prior period), an increase in deposits received of ¥18,218 million (compared to a decrease of ¥15,287 million in the prior period), an increase in crypto asset borrowings of ¥25,264 million (compared to a decrease of ¥15,270 million in the prior period), partially offset by an increase in cash segregated as deposits of ¥18,320 million (compared to a decrease of ¥14,552 million in the prior period) and an increase in crypto assets held (current assets) of ¥25,093 million (compared to a decrease of ¥15,115 million in the prior period).

Net cash used in investing activities decreased by ¥314 million to ¥435 million in the year ended March 31, 2024, from ¥749 million in the previous year. This decrease was due in part to proceeds from refund of guarantee deposits of ¥155 million and the sale of business, net of cash and cash equivalents divested of ¥281 million.

Net cash used in financing activities decreased by ¥5,128 million to ¥327 million in the year ended March 31, 2024, from ¥5,455 million in the previous year. This decrease was due mainly to the absence of cash dividends paid (compared to ¥5,000 million in the prior period) in the year ended March 31, 2024.

The following tables show our cash flow data for the quarters ended June 30, 2025 and 2024:

	Three months ended June 30,
(In millions)	2025	2024
Net cash provided by operating activities	¥846	¥867
Net cash used in investing activities	(281)	(91)
Net cash provided by (used in) financing activities	1,496	(103)
Effect of exchange rate change on cash and cash equivalents	(8)	—
Net increase in cash and cash equivalents	2,061	673
Cash and cash equivalents at the beginning of period	8,584	10,837
Cash and cash equivalents at the end of period	¥10,636	¥11,510

Comparison of the quarter ended June 30, 2025 with the quarter ended June 30, 2024

In the quarter ended June 30, 2025, we had ¥846 million net cash provided by operating activities, ¥281 million net cash used in investing activities, and ¥1,496 million net cash provided by financing activities. As a result, cash and cash equivalents at the end of the quarter ended June 30, 2025 decreased by ¥873 million, to ¥10,636 million, from ¥11,510 million at the end of the quarter ended June 30, 2024.

Net cash provided in operating activities was ¥846 million in the quarter ended June 30, 2025, a change of ¥22 million from net cash provided by operating activities of ¥867 million in the quarter ended June 30, 2024. This change was due to a net loss before tax of ¥1,251 million (compared to a net profit before tax of ¥645 million). Additionally, there was an increase in deposits received of ¥1,929 million.

Net cash used in investing activities was ¥281 million in the quarter ended June 30, 2025, compared to ¥91 million in the quarter ended June 30, 2024. Net cash used in investing activities mainly consisted of ¥100 million of net cash paid for the investments in financial assets in the quarter ended June 30, 2025.

Net cash provided by financing activities was ¥1,496 million in the quarter ended June 30, 2025, compared to cash used in financing activities of ¥103 million in the quarter ended June 30, 2024, which was due primarily to ¥1,590 million of net increase in borrowings from related parties.

Contractual Obligations and Commitments

The following table sets forth our aggregate annual maturities of lease liabilities for the next several years, as of March 31, 2025:

	Carrying amount	Contractual cash flow	Within 1 year	Within 1 – 2 years	Within 2 – 3 years	More than three years
	(in millions of yen)
Lease liabilities	¥1,277	¥1,293	¥384	¥356	¥356	¥197
Total	¥1,277	¥1,293	¥384	¥356	¥356	¥197

Off-Balance Sheet Arrangements

During the periods presented, we did not have, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with the IFRS Accounting Standards. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our financial statements.

Crypto assets held

Our holdings of crypto assets that are considered to be controlled by us for accounting purposes are presented as a part of assets in our consolidated statements of financial position.

We determined that cryptocurrencies for facilitating customer transactions are accounted for under IAS 2 “Inventories.” Under IAS 2, such cryptocurrencies are initially recognized at the acquisition price and subsequently at fair value less costs to sell as these are held with the purpose of acquiring broker-traders’ margin. The changes in fair value less costs to sell are recognized in profit or loss in the period the change occurs.

We use third-party exchanges to measure the fair value of its cryptocurrency. We select the principal market, which is the exchange with the highest liquidity and highest volume of trades. If a principal market does not exist, we select the most advantageous market, one with high liquidity, high volume of trades, the most favorable spread, maximizing the amount that would be received to sell the asset or minimizing the amount that would be paid to transfer the liability, net of transaction costs. Judgment is required in determining which exchange serves as the principal market or the most advantageous market for each type of cryptocurrency. Management reviews each exchange at period end and subsequently accounts for the crypto assets at fair value less cost to sell. The fair values of the crypto assets are considered to be Level 1 fair value measurements, which are unadjusted quote prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

Crypto Asset Borrowing

We enter into contracts to borrow cryptocurrencies from our customers under the Coincheck Lending program. We record “crypto asset borrowings” with respect to our repayment obligation under the contracts. Crypto asset borrowings include all crypto assets which are deposited with the Company under the program regardless of whether the Company utilizes them for its borrowing activities. These crypto assets are recognized as inventories in the consolidated statements of financial position.

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. In addition, the fee expenses (calculated as in-kind interest on the amount borrowed) related to crypto asset borrowings are recognized over the borrowing period.

Revenue recognition

Transaction revenue

Transaction revenue from our Marketplace platform business is derived from transactions with customers and cover counterparties.

We have a performance obligation to deliver cryptocurrencies for transactions with customers or with cover counterparties. Revenue is recognized at the point of time when performance obligation is fulfilled in accordance with IFRS 15 Revenue from Contracts with Customers.

Contracts with customers and cover counterparties to purchase or sell cryptocurrencies are usually open-ended and can be terminated by either party without a termination penalty. Therefore, contracts are defined at the transaction level and do not extend beyond the service already provided. When we receive cryptocurrencies as non-cash consideration, we measure the received cryptocurrencies at fair value at the time of delivery.

We have determined that we act as the principal in such transactions as we have the ability to direct the use of, and obtain substantially all of the remaining benefits from, the cryptocurrencies we hold as inventory before they are transferred to the Company’s customers. Additionally, we are primarily responsible for fulfilling the promise to provide cryptocurrencies to customers on our Marketplace platform pursuant to our terms of service, have inventory risk as we have no right to return unsold cryptocurrencies to the customers or cover counterparties from which we have purchased such cryptocurrencies, and set the price of the cryptocurrencies sold on our Marketplace platform.

Changes in Accounting Policies

On January 30, 2025, the SEC issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”). SAB 122 rescinds the interpretive guidance in SAB No. 121, Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for Platform Users (“SAB 121”). We have adopted SAB 122 as of March 31, 2025 on a retrospective basis. As a result of the adoption of SAB 122, and because we do not have control over the crypto assets held on behalf of customers, we no longer recognize the safeguard liabilities and the corresponding safeguard assets, and related deferred tax asset and liability, previously recognized in the consolidated statements of financial position. SAB 122 indicates that an entity is to apply IAS 37, Provisions, Contingent Liabilities and Contingent Assets, to determine whether an entity has a liability related to the risk of loss from an obligation to safeguard crypto assets for customers.

The amendments of IAS 21, The Effects of Changes in Foreign Exchange Rates and IFRS 19, Subsidiaries without Public Accountability: Disclosures are not expected to affect the Company’s consolidated financial statements. The Company is evaluating the impact of applying other new or amended accounting standards.

BUSINESS

Our Mission

We believe we are, today, a leader in the Japanese retail crypto asset industry through our Marketplace platform offering and related retail crypto services. Our mission is threefold: (1) to increase our share of the growing Japanese crypto asset retail market through our Marketplace platform, including by adding or enhancing new or recent features and related services attractive to our customers; (2) to expand our institutional business, such as through the recent launch of the Coincheck Prime brand and our Coincheck IEO platform; and (3) mainly through acquisitions, investments, or joint ventures or other strategic partnerships, to acquire and operate retail and institutional crypto businesses outside of Japan, such as in Europe and other regions.

Overview

Since the launch of our crypto asset exchange in 2014, we have provided a young, highly-engaged retail customer base with the opportunity to become familiar with crypto assets by offering a service we believe is easy for anyone to use, regardless of financial or technological literacy. We operate, through our platforms, one of the largest multi-cryptocurrency marketplaces in Japan. We had as of March 31, 2025, according to the JVCEA, a 24.9% market share in Japan by trading volume, and our approximately 2.3 million verified users represent an 18.5% retail market share. As of March 31, 2023, 2024 and 2025, our customer assets were ¥344 billion, ¥744 billion and ¥859 billion, respectively. Our marketplace trading volume was ¥157.1 billion, ¥234.6 billion and ¥337.5 billion during the years ended March 31, 2023, 2024 and 2025, respectively.

We believe that our customers choose us due to our trusted and recognized brand, robust product offering and strong customer service. Approximately 51% of our verified accounts are held by customers under 40 as of March 31, 2025, providing the opportunity for our business to grow alongside our customers as they reach their prime earning years. We believe that this, combined with our constant innovation and robust compliance infrastructure, position us to capitalize on the potential growth of the Japanese crypto economy.

As of June 30, 2025, our Marketplace platform offers our customers access to 34 different cryptocurrencies, including Bitcoin, Ethereum and XRP, while our Exchange platform, which offers 20 cryptocurrencies, is geared more towards sophisticated and institutional crypto investors and provides liquidity support for transactions on our Marketplace platform. We believe we are well positioned to benefit from increasing adoption of cryptocurrencies and other new technologies within Japan, the world’s fourth largest economy. We currently derive most of our total revenue from transactions on our Marketplace platform.

We also continue to be an innovator in the Japanese crypto economy with the goal of providing to Japanese customers and institutions broad access to technological developments in the industry. For example, we offer our Coincheck NFT Marketplace, a separate display screen for our customers, which we expect to have synergies within our retail customer base, and conducted Japan’s first IEO during 2021. Our smartphone application is our main point of contact with our customers, and we believe it provides a user friendly experience with sophisticated user interface and experience. To maintain the quality of customer experience, we continuously invest in flexible system and software development, and engineers and product developers accounted for 36.6% of our staff as of March 31, 2025.

We believe that having recently become a publicly traded company listed on Nasdaq will help us access international capital markets, increase our ability to make acquisitions of crypto businesses both inside and outside of Japan, and enhance hiring and retention of key personnel via equity compensation incentives.

Our Market Opportunity

Crypto assets are becoming more accepted as a new asset class.

Since 2020, the number of institutional investors who regard crypto assets as a meaningful investment class has been expanding rapidly. In Japan, Nomura has entered into the crypto asset custody business and Mitsubishi UFJ Trust announced in April 2025 that it plans to begin issuing a stablecoin. We anticipate that the infrastructure for institutional investors in Japan that wish to conduct transactions in crypto assets will continue to improve over time. In North America, beginning in 2021 with the ProShares Bitcoin Strategy ETF, there are now approximately 40 listed exchange-traded funds (ETFs) linked to Bitcoin or Ethereum, further confirming institutional adoption of crypto assets as investment vehicles. In addition, traditional financial institutions such as Fidelity Investments and BNY Mellon have both launched crypto custody platform businesses. We believe the entry of traditional institutional investors supports the premise that crypto assets can form part of a diversified asset portfolio to be held over the medium- to long-term.

The cryptocurrency markets, although they have been volatile, have grown significantly over time.

The total global market capitalization of crypto assets increased from approximately $1.1 billion to approximately $2.67 trillion between June 30, 2013 and March 31, 2025, equivalent to a CAGR of over 90%.

The Japanese cryptocurrency market is a large and, we believe, underpenetrated market, representing a compelling opportunity in Japan.

Japan’s domestic cryptocurrency market has had periods of strong transaction volume despite periods of volatility. In March 2025, the cash-equivalent trading volume on domestic cryptocurrency exchanges, which includes ours, was approximately ¥1.9 trillion. The below graph illustrates trends in the trading volume since 2019:

Source: Created by us based on public information made available by the JVCEA.

Potential for growth in the number of registered accounts.

According to the Japan Securities Dealers Association, the number of securities brokerage accounts held by individuals in Japan was approximately 38 million as of March 31, 2025. However, according to the JVCEA, there were only approximately 12.4 million accounts engaged in trading of crypto assets, including both spot transactions and margin trading, as of March 31, 2025. We believe this shows real potential for growth in investment and trading of crypto assets by Japanese individuals.

While Japan is the fourth largest global economy, only 10% of the Japanese population owns crypto assets as of March 2025 (versus, for example, 17% of the United States population as of April 2025), according to data from the JVCEA and Morning Consult. We believe this suggests the potential for further development of the Japanese crypto asset market. We believe that the Japanese public is highly engaged and willing to participate in the crypto asset revolution and encouraged by the country’s thoughtful crypto regulation model, which is designed around protecting the consumer. While our trading volume, together with the trading volume of others in the industry, has seen declines following the significant decline in cryptocurrency prices after their June 2021 peak, and the negative publicity, lawsuits and bankruptcies concerning some large industry players beginning at about the time of the FTX scandal and bankruptcy in 2022, we have continued to see growth in our number of verified accounts through March 31, 2025. We define verified accounts as accounts that have been opened after the account has been approved following completion of all application procedures (including “know your customer” or “KYC”), after subtracting therefrom the total number of closed accounts.

Japan has a well-developed regulatory environment for safe and secure trading.

While the legal status of crypto assets is unclear in many places around the world, Japan is one of the first countries to define crypto assets in law and to introduce regulations for crypto asset exchanges. In April 2017, the revised Payment Services Act and the revised Act on Prevention of Transfer of Criminal Proceeds, which introduced a definition of crypto assets (originally called virtual currency under that law) and a regulatory framework for crypto asset exchanges, came into effect, and cryptocurrency exchange businesses became subject to registration by the JFSA. As a result, anti-money laundering (AML) and counter-terrorist financing (CFT) regulations began to be applied to cryptocurrency exchanges. Additionally, in order to protect users and enforce proper and reliable business practices, the JFSA’s administrative guidelines have required cryptocurrency exchange companies to establish a system for examining how cryptocurrencies are handled and a system for appropriately verifying risks. In March 2018, the JVCEA was established and became a certified self-regulatory organization in October of the same year. The JVCEA formulates and publishes self-regulatory guidelines and rules in compliance with various JFSA guidelines to protect users and strengthen the AML/CFT system. We believe that Japan’s robust regulatory environment has been developed ahead of other markets in the world, contributes to greater acceptance of crypto assets by Japanese individuals, and places domestic exchanges in an advantageous position.

Our Strengths

We have a leading position in the Japanese retail market.

As of March 31, 2025, we have a significant share of the Japanese market, with 18.5% of domestic verified accounts, based on data provided by the JVCEA:

Source: Created by us based on public information made available by the JVCEA.

Our product and business strategy is driven in large part by our customer demographics, with broad crypto asset coverage and Web3 products or services, such as NFT purchase-and-sale support and the ability of customers to participate in IEOs that appeal to millennials and later generations. We provide our young, loyal retail customer base with exposure to crypto assets via a user-friendly crypto trading marketplace, mobile-native user interface (app), seamless KYC onboarding and our dedicated Coincheck NFT Marketplace. Our strong market position and brand recognition helps us not only attract, engage and retain customers, but also attracts engineers and product developers to work for and with us. This allows us to continue to operate a consistent cycle of innovation and leadership. We believe our brand recognition will be an advantage as we seek to help grow the markets for crypto assets in Japan.

Our overall trading volume (Marketplace platform and Exchange platform, combined), and in particular our altcoin trading volume, grew dramatically as the global crypto asset industry saw growth in asset prices and trading volumes in 2021, then declined with the price decline in Bitcoin and many altcoins, before beginning to generally trend up again starting in early 2024. And while Bitcoin remains the crypto asset most traded in Japan, we appear to have more diverse trading volume compared to the industry average. For example, according to the JVCEA, the average share of Bitcoin trading volume on all domestic platforms and exchanges during the year ended March 31, 2025 was approximately 68%, while the share of Bitcoin trading volume on our Marketplace platform during the same period was approximately 43%. We believe our higher proportion of altcoin trading volume demonstrates the differentiated value of our Marketplace platform.

The below graphics further illustrate our overall trading volume, including our overall increasing trend in volume beginning in the fourth quarter of our year ended March 31, 2024:

Trading volume (Exchange + Marketplace)

(JPY bn)
Trading volume（Exchange + Marketplace）
2,500
2,000
1,500
1,000
500
0
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
Apr.- Jun.
Jul.- Sep.
Oct.- Dec.
Jan.- Mar.
2019
2020
2021
2022
2023
2024
2025

Source: Internal data.

Trading Volume Composition by Currency (Apr. 2024 - March. 2025)

BTC
ETH
XRP
other
16%
17%
24%
43%
9%
12%
11%
68%
58%
12%
30%
Coincheck Inc.
Japan
Coinbase

Source: Amounts for Coincheck represent trading on our Marketplace platform, amounts for Japan are derived from JVCEA data that include all types of exchanges, and amounts for Coinbase are taken from its public disclosure.

We have a young, highly-engaged customer base.

We believe a key long-term advantage of our business is our young customer base, with approximately 51% of verified accounts held by customers under 40 as of March 31, 2025. Our platform strongly aligns with our user base and with products and services that cater to a young demographic. As our users mature and grow their financial assets over time, we expect them to likewise grow their crypto assets with us. We also expect to deepen our relationships with our customers as we continue to innovate and launch more services to provide for their changing needs. Our customers in their 40s and 50s (approximately 42% of our user base) present a significant growth opportunity as well because they typically have greater assets than our younger users (see “Users by age” graph below).

Source: Internal data.

We have user-friendly platforms and product offerings.

One of our key strengths is our ability to provide not only an intuitive and simple, easy-to-use platform for first-time users who may be inexperienced in crypto asset trading, but also offer robust features for more experienced users through our web browser platform. As of March 31, 2025, our smartphone trading application was being used by over 90% of our customers, and we believe the proportion of customers taking advantage of our smartphone application will remain at a high level. This application was built with a focus on the user experience and targets digital/mobile-native customers that have less experience using a trading service. We designed our mobile application and web browser offerings independently, as they each provide very different functionalities. This helps ensure a variety of options for different kinds of customers.

Below are images of our mobile application and our desktop web browser screens:

Coincheck app

✓ **Mobile-native**
✓ **Convenient**
✓ **Over 90% of Coincheck users**

Coincheck desktop

✓ **Highly capable**
✓ **Deep insights**
✓ **Expert audience**

As of March 31, 2025, our Marketplace and Exchange platforms together currently support trading of 31 cryptocurrencies. As of March 31, 2025, our Marketplace platform supported 30 cryptocurrencies, and our Exchange platform supported 19 of the cryptocurrencies offered on our Marketplace platform plus one that is not available on the Marketplace platform (MakerDAO’s DAI stablecoin). As of June 30, 2025, our Marketplace platform supported 34 different crypto assets. We continually seek to expand our platform offerings to better meet the needs of our customer base.

We have a trusted brand.

We believe that we have a strong brand that is trusted by users, and that a strong trusted brand is critical in acquiring customers who are first-time crypto users and to attract larger, including institutional, investors. Following our acquisition by Monex in April 2018 we strengthened, and have since that time continued to strengthen, our cybersecurity and governance, continuously investing in the stability of our platforms and their underlying systems. We have also played a constructive role in the JVCEA, which was granted self-regulatory status by the JFSA in October 2018 to set standardized operating procedures for cryptocurrency exchanges in Japan. Coincheck’s Chairman, Representative Director & Executive Director currently serves as a director of the JVCEA. We believe we are considered by many to be the company of choice to begin investing in crypto assets safely.

We have a robust and historically profitable financial model.

We believe our historical growth and profitability, combined with re-investment in our platforms and brand, position us well to pursue further opportunities, and we have invested, and expect to continue to invest, in new products and services to enable us to grow during various market cycles. We historically have had a strong financial profile, as reflected in our high revenue growth and positive net profit throughout various cycles in the market through the year ended March 31, 2022. When declines in the prices of crypto assets and trading volume led to a sharp decline in our total revenue in the year ended March 31, 2023, after taking measures to reduce our variable expenses in light of those market conditions we recorded a net loss of ¥559 million for the year ended March 31, 2023, a net profit of ¥1,967 million for the year ended March 31, 2024 and a net loss of ¥14,350 million for the year ended March 31, 2025; however, it should be noted that our net loss for the year ended March 31, 2025 included large cash and non-cash expenses of ¥18,321 million (¥4,607 million cash expense and ¥13,714 million non-cash expense) related to the consummation of the Business Combination and the listing of our Ordinary Shares on Nasdaq. Accordingly, we had an Adjusted EBITDA loss of ¥360 million for the year ended March 31, 2023, Adjusted EBITDA of ¥3,773 million for the year ended March 31, 2024 and Adjusted EBITDA of ¥ 5,718 million for the year ended March 31, 2025. See below and “— Key Business Metrics and Trends — Non-IFRS Financial Measures” and our description therein of Non-IFRS Financial Measures — Reconciliation of Adjusted EBITDA to Net Profit for details on the reconciliation of EBITDA to net profit in accordance with IFRS.

	For the fiscal year ended March 31,
(in millions)	2023	2024	2025
Reconciliation of Adjusted EBITDA:
Net profit (loss) for the year or the period	¥(559)	¥1,967	¥(14,350)
Add: Income tax expenses (benefits)	(287)	873	991
Profit (loss) before income taxes	(846)	2,840	(13,359)
Add: Interest expense	3	6	29
Add: Transaction expenses excluding listing expense	717	248	4,607
Add: Listing expense	—	—	13,714
Add: Depreciation and amortization	483	679	727
Adjusted EBITDA	¥(357)	¥3,773	¥5,718

We have a strong and experienced management team to support continued growth.

Our management team is comprised of experts from across the crypto asset and financial services industries. We believe that our team gives us a competitive advantage over other exchanges and our corporate culture combines compliance and regulatory engagement with an innovation mindset that permeates throughout our company. We also continuously support the development of our management team with guidance from a seasoned group of directors.

Our Services

As a licensed cryptocurrency exchange services provider in Japan, our main business activity is offering and maintaining accounts for retail investors in Japan to invest in cryptocurrencies using our Marketplace platform, which supports the purchase and sale by our customers of 30 cryptocurrencies as of March 31, 2025 and 34 cryptocurrencies as of the date of this prospectus. In the years ended March 31, 2023, 2024 and 2025, 98.9%, 99.6% and 99.6%, respectively, of our total revenue consisted of transaction revenue generated from our Marketplace platform. To support customer acquisition, retention and activity, we seek to include attractive features in our retail investor offering, including closer interfaces with certain Web3 businesses which can benefit our customers, that we believe add value or can otherwise differentiate us, many of which are described below. We also have initiatives, such as our recently launched “Coincheck Prime” branded offering, our industry-first IEO platform business and our recently-acquired staking platform service offering (which we expect will enhance our current staking award offering), that are designed to increase our appeal to institutional and more sophisticated investors in Japan and to attract other crypto industry firms to work with us. Part of our strategy is to expand these types of services and initiatives in countries and regions outside of Japan, primarily through acquisitions, investments, joint ventures or strategic relationships with firms or businesses in such other countries and regions, which we have been actively exploring since becoming a Nasdaq-listed company in December 2024. There can be no assurance that any such expansion opportunity we explore will result in an acquisition or similar transaction, or that if consummated any such acquisition or similar transaction would be successful.

Our Retail Investor Offering

Marketplace Platform

Our Marketplace platform is our core offering. Our user-friendly smartphone application, which is what most of our customers use, allows for comprehensive yet easy-to-use functionality for beginning and less-experienced customers. Our more experienced traders may also use the smartphone application or our more feature-rich web browser-based interface.

For customer purchase and sale transactions, Coincheck is always the seller to, and buyer from, the customer, and its compensation is in the form of a price spread. The spread we set is generally in a range of 0.1% to 5.0% of the transaction’s asset value, and can change from time to time. We make this determination by considering prevailing market conditions with respect to a cryptocurrency, including competitors’ offers. We may increase a spread when there is sudden market movement and shortage of liquidity. While Coincheck does not charge customers fees for cryptocurrency deposits into their Coincheck accounts, it does charge for withdrawals or transfers from their accounts to the customers’ private wallets or to their accounts with third-party exchanges. The prices we display for the cryptocurrencies we support include our bid-ask spreads, which are generally updated every 10 seconds, and we also display our withdrawal/transfer fees. While there are no defined limits on the fees we are allowed to charge, under Japanese cabinet orders applicable to crypto asset exchange service providers and the guidelines of the JVCEA we do provide information to customers at the time of account opening about our fees, including explanatory materials regarding our bid-ask spreads, as well as fees for withdrawals or transfers, and any other service fees. We also provide this information via our website and smartphone application.

The trading operations system behind our platform screens is designed to limit our price-risk exposure regarding our buy and sell transactions with our customers by matching corresponding buy and sell orders to offset open positions. Under Coincheck’s terms of service, a customer’s order is locked-in immediately upon the customer’s acceptance of the quoted price and cannot be changed or canceled after that point. After we accept a customer’s sale or purchase order for a particular crypto asset, our system will:

•        first seek to match and offset the user’s buy order with a corresponding sell order of another user, or vice versa, by searching for that availability or liquidity across order positions held by our customers on our platforms (first, within our Marketplace Platform, then our Exchange platform);

•        if the matching of a buy or sell order is not 100% completed, our system compares our total exposure to the subject cryptocurrency against policy thresholds we have set for such exposure, which as of March 31, 2025 range from -¥20 million to ¥40 million for Bitcoin and from ¥1.5 million to ¥20 million for other cryptocurrencies we support; and

•        if our policy threshold for exposure is exceeded because there was insufficient liquidity on our Exchange platform, execute a hedging or cover transaction with respect to the subject cryptocurrency on another cryptocurrency exchange.

Our system technology’s search and matching capabilities are designed to achieve near-simultaneous execution of both sides of each trade or transaction to substantially eliminate our risk as the buyer and seller for customers’ trades.

Exchange Platform

Our Exchange platform is targeted at more experienced and institutional users who are interested in trading larger amounts, and also provides additional liquidity to support the fulfillment of customer orders made on our Marketplace platform. Our Exchange platform is operated via a web browser-based version of our software that we believe gives more experienced and sophisticated users a higher level of functionality to access deep markets in select cryptocurrencies. The Exchange platform works as follows: Order books are created where sellers and purchasers share their respective trading prices, and once orders with similar trading prices and conditions are matched, these transactions are promptly executed and settled. Under our terms of service, a sales contract binding on both parties is formed as soon as a match is completed. Our Exchange platform supports direct purchase and sale transactions between users for 20 cryptocurrencies as of March 31, 2025 and the date of this prospectus. We historically have not charged fees or commissions for the use of, or transactions completed on, our Exchange platform, with certain exceptions, so we do not currently derive any material revenue from customer transactions made on it. We consider on a continuous basis, based on relevant factors such as price or fee terms of competitors’ similar exchange offerings, whether we can grow our revenue in our Exchange platform business.

Coincheck also places direct orders from time to time on the Exchange platform to execute cover transactions on its Marketplace platform, making trades on the same basis as other users on the platform, at what we believe are more efficient prices compared to available alternatives. We do not include our purchases in our published Exchange platform volume metrics.

Cryptocurrencies Supported By Our Marketplace and Exchange Platforms

As of March 31, 2025, we support 31 cryptocurrencies across our Marketplace and Exchange platforms. Our Marketplace platform supports 30 cryptocurrencies and our Exchange platform supports 20, 19 of which are also supported on our Marketplace platform and one of which, DAI, is tradeable only on our Exchange platform. These 31 supported cryptocurrencies are listed below, with an asterisk (*) next to the twenty cryptocurrencies that can be traded on our Exchange platform.

• Bitcoin (BTC)*	• FiNANCiE (FNCT)*
• Ethereum Classic (ETC)*	• Immutable (IMX)*
• Ripple (XRP)*	• IOST (IOST)*
• ApeCoin (APE)	• Lisk (LSK)*
• Avalanche (AVAX)*	• Litecoin (LTC)
• Axie Infinity (AXS)	• Maker (MKR)
• Basic Attention Token (BAT)	• Monacoin (MONA)*
• Blood Crystal (BC)*	• NEM (XEM)*
• Bitcoin Cash (BCH)*	• Quantum (QTUM)
• Brilliantcrypto Token (BRIL)*	• Polygon (MATIC)
• Chainlink (LINK)	• Polkadot (DOT)
• Chiliz (CHZ)*	• Stellar Lumens (XLM)
• Dai (DAI)*	• The Sandbox (SAND)
• Dogecoin (DOGE)*	• Shiba Inu (SHIB)*
• Enjin Coin (ENJ)*	• Wrapped Bitcoin (WBTC)*
• Ethereum (ETH)*

We continuously evaluate supporting additional cryptocurrencies on our platforms. If a proposed additional cryptocurrency is not already on a JVCEA pre-approved list, we first confirm with the JVCEA that it has no objection. In all cases, our internal evaluation process requires that the proposed cryptocurrency meet the following criteria, both prior to its introduction on one of our platforms and continuously thereafter:

•        the asset is a “crypto asset” under the definition set out in Section 14 Article 2 of the Payment Services Act (PSA);

•        the currency is appropriate for us to introduce from user protection and public interest perspectives;

•        the chain is stable;

•        there is equal purchasing opportunity for the asset;

•        the program is disclosed to the public and no material vulnerability has been identified;

•        the marketing materials do not include contents that are misleading;

•        the asset does not breach public policy (for example, it is not similar to gambling);

•        the asset is compatible with cold wallets;

•        the transactions are traceable and do not remain confidential or anonymous from an anti-money laundering (AML) or countering financing of terrorism (CFT) rule perspective;

•        the asset meets our “sufficient liquidity” requirement;

•        the asset is neither being used nor likely to be used in a manner that violates laws and regulations or public order and morals;

•        the asset is neither being used nor likely to be used in crimes, including money laundering and financing of terrorism;

•        the asset has no significant concerns or obstacles as to its transferability and traceability to record and update possessions;

•        the asset can properly be audited by an auditor;

•        the asset can be screened before transfer using a blockchain analysis tool;

•        the asset can be safely stored and transferred in our system or otherwise without difficulties;

•        our offer and support of the asset can properly and reliably fulfill obligations under the PSA; and

•        the transfer record of the asset can be traced without any difficulties.

We further evaluate the following risks to satisfy ourselves that our offer and support of the cryptocurrency is unlikely to create risk exposure which exceeds our risk appetite or that we otherwise consider to be too high or unreasonable a risk for us:

•        market risk: the risk of significant price decline due to oversupply and other factors;

•        operating risk: the risk the asset may fail to continue to be available;

•        liquidity risk: the risk that holders are unable to transfer or redeem the asset due to low liquidity; and

•        other risks that are general to crypto assets or unique to certain assets, including hacking risk, risk of losing the asset due to falsification of records and reputation risk to us.

Coincheck Staking

In January 2025, we announced the launch of our “staking” reward program, Coincheck Staking, for Ethereum (ETH), from which both we and our customers benefit. Staking rewards are a way for cryptocurrency holders to earn more of the same cryptocurrency by actively participating in the blockchain network. By locking up their crypto in a dedicated hot wallet, these users help to validate transactions and maintain the crypto network’s security. In return, they receive additional cryptocurrency as a reward. We facilitate our customers’ staking of ETH via our role as the custodian and account manager for our customers deposited cryptocurrencies and using a third-party provider’s staking platform service. When the customer’s staking reward is received by us, we pass it through to the customer’s account, less our service fee (which we currently share with our third-party staking platform service provider). While we currently use a third-party staking platform provider to facilitate our customers’ staking, we acquired the staking platform service provider Next Finance in March 2025 for, among other reasons, to be able to have our own staking platform and not have to share our service fee with a third-party platform provider. We expect to complete our integration and testing, and be able to provide Coincheck Staking to our customers using our own (i.e. Next Finance’s) staking platform service, during the 2026 calendar year. Coincheck Staking is a separate offering from our Coincheck Lending program that is described later in this section.

If a validator, or our third-party service platform provider, or the ETH smart contracts, fail to behave as expected, suffer cybersecurity attacks, experience security issues, or encounter other problems, our customers’ assets may be irretrievably lost. In addition, certain blockchain networks dictate requirements for participation in the relevant decentralized governance activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker, delegator, or validator acts maliciously on the network, “double signs” transactions, or if extended downtimes occur. If we or our service providers are slashed by the underlying blockchain network, our customers’ assets may be confiscated, withdrawn, or burnt by the network, resulting in losses for which we may be responsible, which could damage our brand and reputation, cause us to suffer financial losses, discourage existing and potential customers from utilizing our products and services, and adversely impact our business.

Coincheck NFT Marketplace

Our Coincheck NFT Marketplace, which we launched in 2021, is offered through a separate display screen to our customers. It was, when launched, the first off-chain NFT exchange platform in Japan operated by a crypto asset exchange company on which NFTs can be listed for sale and purchase. A non-fungible token (or NFT), unlike Bitcoin and altcoins, is a digital asset that is unique and non-interchangeable. In recent years, NFTs have been attracting attention not only as a means of exchanging items in blockchain games, but also as artwork for sale and to appeal to fan communities. Our Coincheck NFT Marketplace screen lists more than 1,000 NFTs our customers can click on to initiate a transaction, including globally popular NFTs like The Sandbox, a blockchain game funded by Softbank’s Vision Fund 2, and Meebits, created by Larva Labs, the developer of CryptoPunks, one of the world’s most popular NFT projects. The box on the screen showing a particular NFT’s listing displays the price set by the seller in a selected cryptocurrency and the Japanese yen equivalent based on current market prices, as well as the Ethereum equivalent if the seller selects a payment in cryptocurrency other than Ethereum. To be a seller or buyer on our Coincheck NFT Marketplace, you must first have a customer account with us. The seller of the NFT sets the accepted payment methods, and the buyer pays the purchase price for the NFT from his or her customer account. Our sales commission for the NFT transaction, which is generally 10% of the purchase price, is deducted and retained by us, and the purchase price paid by the buyer, less our sales commission, is deposited into the seller’s customer account.

The box on the screen for each listed NFT, when clicked by the user, also displays the past sales history, the average price recorded on the Ethereum blockchain, and other information about the NFT. If we observe trades at price levels substantially different from the recent trading history within Coincheck NFT Marketplace, we may suspend execution pending a review by our Legal & Compliance Department. NFTs acquired by customers on the platform are not subject to the custody rules applicable to crypto assets under Japan’s Payment Services Act and are held in hot wallets by us on behalf of the customers. See “— Regulatory Environment — Non-Fungible Tokens” for information regarding the regulation in Japan for non-fungible tokens.

Our process for approving NFTs for listing and display on the Coincheck NFT Marketplace is conducted in three stages, with our Business Development Office performing the initial review, our Legal & Compliance Department performing the secondary review, and then the final review being performed by an internal review committee (which evaluates the NFT from development and business perspectives). The review process takes into account the following criteria:

•        whether the NFT is a non-substitutable token recorded on the blockchain, or whether the token standard is ERC-721 or not, as we currently only support ERC-721;

•        whether the listing of the NFT on the Coincheck NFT Marketplace is regulated by any applicable laws or regulations, including a determination that the NFT is neither a crypto asset under the PSA or a form of security, or ERTRIS, under the FIEA;

•        whether the NFT itself breaches any applicable laws and rights (including whether any work is being used without the permission of the copyright holder);

•        whether the operating company of the NFT has any particular issues (including whether it engages with or is considered to be an anti-social force); and

•        whether the operating company of the NFT is in compliance with applicable laws and regulations in connection with the NFT.

Coincheck Periodic Purchases

Coincheck Periodic Purchases is a cryptocurrency accumulation service we provide that allows customers to automatically purchase, daily or monthly, a fixed amount of nearly all of the cryptocurrencies supported by us. Our monthly purchase plan targets customers who prefer to make one single purchase each month, while our daily purchase plan targets customers who prefer to reduce timing risks related to price by, for example, choosing to pursue a large-amount purchase strategy by purchasing fractional amounts daily.

Coincheck Lending (Borrowing by Coincheck of Customers’ Cryptocurrencies)

We provide a service, Coincheck Lending, to our customers through which they can lend their deposited cryptocurrencies to Coincheck, as borrower, for selected periods of time, in exchange for which Coincheck pays them an in-kind fee measured as a per annum percentage of the amount borrowed. All cryptocurrencies we support are eligible, and the program is entirely voluntary. Coincheck is not obligated to make any borrowing a customer has authorized. Upon expiration of the pre-selected authorized borrowing period, Coincheck returns the borrowed cryptocurrencies, including the customer’s fee, in kind. The customer’s fee is paid only on the borrowed customer crypto assets during the time they are held in Coincheck’s segregated hot wallets, regardless of the amount the customer has authorized to be borrowed. A customer’s authorized loan size for a cryptocurrency is limited by the amount of such cryptocurrency the customer has deposited with us. As of March 31, 2025, 5.5% of customer cryptocurrency assets were authorized to be borrowed under Coincheck Lending and, at such date, we had borrowed (by holding them in Coincheck hot wallets) approximately 0.6% of total customer cryptocurrencies. Our Coincheck Lending program is in keeping with the provisions of the Cabinet Office Ordinance on Crypto Asset Exchanges and was launched after we consulted with the JFSA.

Customers can participate in Coincheck Lending in amounts greater than ¥10,000 of equivalent value in the cryptocurrency being loaned, and select lending periods of 14 days, 30 days, 90 days, 180 days and 365 days, at an implied yield (a fee amount in the same cryptocurrency loaned) of 1%, 2%, 3%, 4% and 5% per year, respectively, which we may change from time to time for new loans. As of March 31, 2025, we had ¥44,479 million in crypto asset borrowings, an increase from ¥44,020 million in crypto asset borrowings as of March 31, 2024, and the top ten lenders accounted for 11% of our crypto asset borrowings as of March 31, 2025. Under the borrowing agreements, there is no restriction on our use of the borrowed crypto assets during the relevant lending period.

Coincheck Lending has two business objectives. One, is to be able to facilitate more promptly the settlement of customer transactions and the completion of transfer requests. Because our customers’ cryptocurrencies are held in custody in segregated cold wallets, they are not accessible for immediate settlement of trades or transfers out of customer accounts. We therefore borrow certain amounts for deposit in our hot wallets to be able to facilitate more prompt settlement. Our other objective is the fee offered to customers, which we view as another account benefit that we offer to help attract, engage and retain customers.

See, also, “— Account Management and Custody of Customer Crypto Assets” below.

Web3-Related Services

“Web3” can be explained as follows: Blockchain being deployed to new ends (meaning other than for cryptocurrencies). Examples include (1) NFTs, which are the creation of “digital deed” ownership records of unique digital objects — or nonfungible tokens (as previously described, the Coincheck NFT Marketplace offers these), (2) DAOs, or “decentralized autonomous organizations,” which raise and spend money, but all decisions are voted on by members and executed by encoded rules, and (3) DeFi, or “decentralized finance,” which aims to remake the global financial system. The totality of these efforts is called “Web3.” Web3 can be viewed as a convenient shorthand for the project of rewiring how the web works, using blockchain to change how information is stored, shared, and owned. Advocates argue that Web3 will create new economies, new classes of products, and new services online, return democracy to the web, and define the next era of the internet.

Our Web-3 related services, including initiatives we may consider, can involve services both to the companies creating or involved in Web3 businesses or projects, such as issuers, owners or sellers of NFTs, including gaming companies using blockchain to deliver their products, and companies that seek to launch crypto assets through IEOs, as well as the retail or end user customers who would like to buy and enjoy the NFTs (which they can do through our Coincheck NFT Marketplace) or as investors in IEOs (which they can do through our IEO platform). We are currently considering applying for an Electronic Payment Instruments Exchange Business license in Japan which, if obtained, could enable us to allow our customers to use their deposited crypto assets to more broadly make payments for Web3 products and services that interest them through our interfaces with Web3 product and service providers. There is no assurance that we will decide to apply for such license, receive it, or that if we do receive it the payment services we provide to our customers will be profitable or otherwise beneficial to our business.

Monex Points

In collaboration with Monex, as an account-opening inducement, we offer a benefit that permits customers of Monex’s brokerage firm subsidiary, which offers a benefit to its customers called “Monex Points” (that allows Monex customers to earn and accumulate points that can be applied as credits for Monex services used by the customer), to use those points for Coincheck services. A Monex customer who opens a Coincheck account with us may convert “Monex Points” into certain cryptocurrencies in the customer’s account at a rate of one point to ¥1 of value at current rates. Brokerage customers of Monex are not automatically customers of Coincheck and do need to establish an account with us in the normal manner.

Services Focused on Institutional and More Seasoned Investors and Corporate Services

Coincheck Prime

We announced the launch of our “Coincheck Prime” brand on March 25, 2025, as a collection of services targeted at institutional and corporate cryptocurrency investors. These service offerings include, or will include, Asset Lock, Large OTC Transactions, and Custody. Coincheck Prime is offered to customers with deposit balances of at least 10 million yen or who intend to trade cryptocurrencies equivalent to at least 10 million yen. Targeted users of Coincheck Prime include not only institutional crypto asset investors and Web3 businesses, but also traditional companies (not Web3) that hold or are interested in making cryptocurrency investments.

Asset Lock

Coincheck “Asset Lock,” which has not yet been launched, is a service designed to exempt the crypto asset holder from year-end mark-to-market taxation in Japan through the customer depositing the subject crypto assets with Coincheck, for Coincheck to hold in its custody, together with account documentation that restricts the transfer of those crypto assets for the period required to obtain the exemption.

Large OTC Transactions

We offer a large-lot trading service in Japan supporting seven cryptocurrencies (BTC, ETH, BCH, XRP, MATIC, DAI and LTC). Customers who trade large amounts of cryptocurrencies (ten million yen or more) can buy and sell cryptocurrencies through block trades 24 hours a day, 365 days a year, at premium rates.

Custody

We believe that institutions and other companies that invest in crypto assets place a high value on safe custody of those assets. We believe that the cold wallet custody we can provide as a regulated crypto asset exchange provider, together with our commitment and dedication to the safety and stability of our systems, will attract companies who hold crypto assets to pay a fee for our custody services.

As Coincheck Prime is a new branded offering that has not yet fully launched, there are no assurances that it will be accepted by institutional customers or otherwise be successful.

Coincheck IEO

We launched our IEO business in 2021, which was the first of its kind in Japan, to support the creation of an environment in which Japanese companies, blockchain companies and blockchain communities can fundraise and further develop the industry, and cryptocurrency investors can participate in promising initiatives more safely and easily. IEOs enable crypto start-ups to raise money through a cryptocurrency exchange, such as ours. Generally, these start-ups are charged fees, including a certain proportion of tokens sold on the exchange, and the tokens initially sold on the exchange can be listed on the exchange after the IEO is completed. An IEO may be more secure and transparent for customers than other methods of fundraising, because exchanges such as ours perform a listing review of start-up projects and their sponsors before allowing fundraising to begin. In our review process, we comprehensively assess the issuer based on the following criteria:

•        uniqueness of issuer’s business model;

•        financial condition and internal control of the issuer;

•        sustainability of issuer’s business;

•        evaluation of technology (including robustness and versatility);

•        utility of the token; and

•        synergy of the token with industry trends and our existing businesses.

Furthermore, tokens introduced through our IEO business are also subject to substantially the same screening process by the CAESP and the JVCEA as applied to other crypto assets handled by the CAESP (See “— Regulatory Environment”). Therefore, we only support tokens that are approved to be traded as crypto assets (which do not fall under the category of either ERTR or ERTRIS). We have not set any criteria for the minimum size of an IEO and consider the potential size together with the above factors in evaluating a proposal.

Through our Coincheck IEO platform, our customers can apply for the desired purchase amount of tokens, and their account will then be debited for the yen amount required for the desired purchase. All tokens sold in the IEO are held in the issuer’s account opened with us prior to the start of the IEO subscription. After the subscription period (in the event of an oversubscription, a lottery is conducted), settlement occurs to the account of the subscribing customer on the delivery date, and are then treated like any other cryptocurrency held by such customer. After delivery of tokens to the subscribers is completed, the sales proceeds are transferred to a bank account designated by the issuer of the tokens. For our IEOs, we only accept payment for tokens sold in yen and do not permit payment with cryptocurrencies. Although we underwrite the tokens, if the total subscription amount falls below the total sales amount, we do not buy back any unsold tokens.

Our first IEO, the Hashpalette IEO in July 2021, had a total subscription amount that exceeded the funding target of ¥931.5 million within 6 minutes of launch, and was 24 times oversubscribed, receiving ¥22.4 billion in subscriptions from over 63,000 customer accounts. We conducted a second IEO with Financie, Inc. in February 2023, which exceeded the funding target of ¥1,066 million within 60 minutes of launch, and was approximately 19 times oversubscribed, receiving over ¥20.0 billion in subscriptions from approximately 25,000 customer accounts. In June 2024, we conducted an IEO with Brilliantcrypto, Inc. in order to help it create a new gaming experience and GameFi market (Brilliant Crypto Token games are now offered on our Coincheck NFT Marketplace). In 2023, the JVCEA began to publish proposed regulatory reforms for IEOs in Japan focused on pricing (pricing methods and explicit warnings about pricing), liquidity, price stability and sale restrictions. While we have some potential IEOs “in the pipeline” that are being considered, we believe that the growth and future size of our IEO platform business will depend, in large part, on regulators’ and industry participants’ success in establishing a clearer, and more mature and standardized, regulatory structure for IEOs.

Staking Platform Services

As earlier mentioned, we acquired the staking platform service provider Next Finance in March 2025 for, among other reasons, to be able to have our own staking platform and not have to share our staking reward service fee with a third-party platform provider (as we do now), and we expect to complete our testing and integration, and be able to provide Coincheck Staking to our customers using our own (i.e. Next Finance’s) staking platform service, during the 2026 calendar year. However, another reason we made this acquisition is to be able to provide, as a service vendor, the Next Finance staking platform service to crypto asset exchanges and similar crypto asset businesses, both inside and outside of Japan, who wish to offer to their customers or otherwise engage in staking. We intend to focus more on this potential vendor service following the launch of the Next Finance staking platform service for use in our own Coincheck Staking offering.

Web3

As earlier described, our Web3-related transactions and relationships with Web3 entities or businesses include the listing of their NFTs on our Coincheck NFT Marketplace and that seek to launch crypto assets through IEOs via our IEO platform, and may include additional transactions and relationships with other Web3 product and service providers who are interested in our customers being able to purchase their products or services, or otherwise being able to connect to them, through or using our platforms.

Exchange Platform

As earlier mentioned, our Exchange platform is targeted at more experienced individual and institutional users. We historically have not charged fees or commissions for the use of, or transactions completed on, our Exchange platform, with the following exceptions: commissions of 0.05% or 0.1% for the purchase and sale of Ethereum Classic (“ETC”) beginning August 10, 2022, FiNANCiE (“FNTC”) beginning January 10, 2024, Brilliantcrypto Token (“BRIL”) beginning June 17, 2024, IOST beginning September 4, 2024, and Blood Crystal (“BC”) beginning October 16, 2024. We also charge trading commissions to certain corporate users, including competitors, that use our Exchange platform to support their liquidity. We consider on a continuous basis, based on relevant factors such as price or fee terms of competitors’ similar exchange offerings, whether we can grow our revenue in our Exchange platform business.

Account Management and Custody of Crypto Assets, and Insurance Coverage

Account Management and Custody of Customer Crypto Assets

Key customer account information, such as transaction history and balance information, can be accessed by our customers online. We do not charge fees for basic account maintenance.

We provide custody for our customers’ cryptocurrencies in compliance with the regulations established under Japan’s Payment Services Act (PSA) as described under “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.” Those regulations require segregation of customer cryptocurrencies from our own inventory and our policy is for substantially all crypto assets (other than cryptocurrencies held by us under our Coincheck Lending and Coincheck Staking programs or deposited with counterparties, and NFTs) to be held in secure cold wallets to minimize security risks of loss from cybersecurity attacks and similar incidents. We do not use borrowed crypto assets for proprietary trading or to enter into unhedged positions. Also, funds (fiat) deposited with us by our customers are managed separately from our own funds through trust accounts with JSF Trust and Banking Co., Ltd.

The proportion of cryptocurrencies we hold in cold wallets, hot wallets or on deposit with cover counterparties depend on regulatory requirements or guidelines regarding cold wallet storage, the amount of customer transactions driving the need to facilitate prompt execution through the use of hot wallets, and the credit levels of external exchanges. As earlier mentioned, most of our customers’ cryptocurrencies (usually over 90%) are held in cold wallets, and our policy target is that no more than 5% be held at any given time in hot wallets. Our Accounting & Finance Department is responsible for monitoring and determining the appropriate allocation, and our Dealing Department is then responsible for managing what amount of cryptocurrencies to borrow, hold in hot wallets and to deposit with cover counterparties.

The Marketplace platform displays quotes for the cryptocurrency pricing (which includes Coincheck’s spreads). Once Marketplace platform customers’ orders are executed, the transaction is then reflected in the customer account, and we withdraw or deposit the crypto assets sold or purchased from or in the segregated cold wallets we maintain for custody of customer assets, normally within 24 hours from execution of the transaction. We may utilize crypto assets being held by us in our hot wallets that we have borrowed from customers under our Coincheck Lending program to facilitate the prompt execution of our customers’ transactions before we subsequently transfer the subject crypto assets to or from the segregated customer cold wallets.

We maintain cold wallets and private key information for the custody of customer crypto assets at a secure storage facility we operate in Japan where access is strictly limited by multiple levels of security. Release of crypto assets we maintain from a cold wallet requires use of a private key on a computer that is stored in a fireproof safe in a dedicated cold wallet room in a building with a reinforced structure and modern earthquake-resistant features. Separate card key and PIN authorizations are needed to access the cold wallet room and opening of the fireproof safe. The private key in the computer is encrypted and requires a password for decryption. The decryption is performed by a tamper-proof program written to a DVD stored with the computer so that the private key stored in the computer is not directly displayed or disclosed to the person performing the authorization. These multiple safeguards are designed so that the participation of multiple trusted individuals is necessary for the release of crypto assets and no single individual is able to authorize release. Individuals entrusted with any role in the process are limited to senior management personnel of the Company with a tenure of longer than one year. As of June 30, 2025, fewer than 10 members of management are authorized to participate in the release of the crypto assets, as per our internal practices, and although this number can be increased in line with updates to internal practices we continue to limit the members of management so authorized for enhanced security. With respect to our crypto assets which we hold in a hot wallet, release is made using an automated program with the private key stored securely with our cloud services provider. Transfers are limited to wallets instructed by our trading counterparties. Access to the private key’s secure storage is limited to the same type of personnel as those who have access to our cold wallet storage and is also designed to require the approval of multiple individuals for any change to the program settings.

All access is logged and reviewed on a periodic basis and our protocols and internal controls over access to customer crypto assets are subject to assessment as part of our internal and external audit processes. Our Accounting & Finance Department conducts procedures to compare assets recorded on the blockchain to our internal database in order to monitor for the accuracy of our records. We also provide our independent auditors with the addresses of our cold and hot wallets to enable them to verify the existence of cryptocurrencies in the course of their audit procedures. We do not use an external wallet custodian.

Regarding NFTs, there are no clear legal regulations in Japan as of June 30, 2025 on custody of NFTs, but according to our internal rules we hold NFTs acquired by customers of our Coincheck NFT Marketplace in hot wallets on their behalf.

Crypto Assets Held (Borrowed from Customers or Deposited with Counterparties)

The following table shows the total amount of crypto assets held by us (meaning, mainly, borrowed from customers or deposited with counterparties) as of March 31, 2022, September 30, 2022, March 31, 2023, September 30, 2023, March 31, 2024, September 30, 2024 and March 31, 2025, broken down by what we hold in cold wallets, hot wallets, and deposited with counterparties.

	As of March 31, 2022	As of September 30, 2022	As of March 31, 2023	As of September 30, 2023	As of March 31, 2024	As of September 30, 2024	As of March 31, 2025
	(in billions of yen)
Crypto assets held (current assets)	34.1	16.4	19.0	19.3	44.2	35.6	44.7
Amount held in cold wallets	27.9	13.4	15.8	17.5	39.7	33.1	41.3
Amount held in hot wallets	3.9	1.9	2.0	1.6	3.6	2.2	3.0
Amount deposited with counterparties	2.3	1.1	1.1	0.3	0.8	0.4	0.4

Insurance Coverage

As is customary in the Japanese crypto industry, we do not have insurance for customer crypto assets in our custody or for our own crypto assets. Under our terms of service, in the case of loss or damage caused by our negligence we are not liable for any damages caused to our corporate users and only liable for the direct damages caused to our individual users up to the amount of fees paid to us by such individual users. We do, however, have responsibility for loss or damage incurred by our customers under Japanese law when such damage or loss was caused by our gross negligence, willful misconduct or fraud. Under Japanese law, liability is limited to monetary compensation for actual damages, and no punitive damages or liability in excess of the amount of actual damages may be awarded.

We seek to limit and reduce risk of loss of customer crypto assets, and ours, through our risk management, internal control, and information protection (including cybersecurity risk) policies and practices, as well as our compliance with regulatory and self-regulatory rules and standards, described elsewhere in this prospectus.

Certain Other Features of Our Business

Ease of Use

One of our taglines is “Making the Exchange of New Value Easier,” so we aim to provide easy-to-use services that are safe and secure, including for individuals who are not highly skilled in the areas of finance and technology. In order to encourage such new users to utilize our crypto asset marketplace services, we provide user friendly smartphone applications for iOS and Android, enabling users to easily buy, sell, and trade crypto assets. Convenience is also an important factor, so our users are able to access our cryptocurrency exchanges via smartphone at any time. For our more advanced users who prefer more robust access to information, advanced trading tools and a more traditional experience, we offer access to our services through our web browser platform, which we call “Tradeview.”

Opening an account with Coincheck is a simple and straightforward process which can be completed in as little as one day. Crypto assets can then be traded easily from our smartphone application, and the process to purchase crypto assets is completed in just a few simple steps: after the user has deposited yen into the account by bank transfer, from the home screen the user selects the crypto asset to purchase and presses a “buy” button, specifies the purchase quantity in yen, and then presses “buy” again to complete the purchase order.

We offer several additional useful features for trading, including a widget function that allows users to check price fluctuations in real time, a chat tool that allows users to communicate with other users participating in transactions, and a “buy/sell board” that displays transaction status in real time.

Trading in Small Amounts

We allow users to trade in amounts as small as ¥500 (or a crypto asset amount equivalent to ¥500), making it easy for new crypto investors to start trading.

High Level of Security

We understand the importance of the security and stability of our crypto asset platforms for the transactions conducted on them so that our users can buy, sell, and trade crypto assets safely. The following describes several of our significant security measures:

Operational and Risk Management Systems

Under the supervision of our Board and the relevant Board committees, we have established and continuously review operational and risk management systems to ensure the stability of our platforms, including:

•        System risk assessment

•        Information security management

•        Cybersecurity risk management

•        System planning, development, and operation management

•        External contractor management

•        Contingency plans

Although we comply with regulatory requirements relating to the protection and safety of customer crypto assets that we hold, these assets are not insured or guaranteed by any government or government agency, and we do not maintain any insurance for the recovery of any potential loss of such customer assets. For more information on the regulatory requirements related to customer assets, see “— Regulatory Environment — Regulations on Crypto Asset Exchange Service.”

Cover Counterparty Risk Management Policies

As earlier described, we enter sale and purchase transactions with cover counterparties to minimize our position risk. Our cover counterparties go through extensive risk review as reputable trading parties in the crypto asset trading business prior to being approved by us. A trading counterparty may be an external exchange, market maker or broker in crypto assets or a broker connected to multiple OTC crypto asset venues. The counterparties provide bid ask pricing to us through API feeds for our crypto purchases and sales. The markets created or accessed by our counterparties are active markets, and the associated activity is orderly and has sufficient volume to have reliable information and therefore are representative of a fair price in the market. To provide a fair value representative price to our customers, we use the pricing provided by these counterparties.

Our Dealing Department constantly monitors information with respect to our cover counterparties by reviewing real-time information about each cover counterparty, as well as the crypto asset community in general, on social media, including but not limited to X (formerly, Twitter), and other available news sources, such as CoinDesk and The Block. We also review public proof of reserve transactions on-chain and use on-chain analysis and research conducted by blockchain analytics platforms, such as Nansen and Defillama, to obtain additional information.

If we receive information that leads to credit concerns about a specific cover counterparty with which we transact, we would reduce the amount on deposit with such cover counterparty and transfer assets to another cover counterparty in order to permit uninterrupted execution of cover transactions. Moreover, if we receive information that could suggest reputational or legal concerns or put into question the ongoing viability regarding a cover counterparty, we would evaluate such information and concerns and, if we deem it necessary, take measures to transfer assets deposited with such cover counterparty to another cover counterparty and terminate the relationship with such cover counterparty.

If we receive information that leads to credit, legal or reputational concerns with cover counterparties for a particular crypto asset, we would first attempt to use our Exchange platform, or other OTC counterparties that are capable of netting settlement, to execute cover transactions. If we determine no such alternatives are feasible for a particular crypto asset, we would then temporarily suspend trading of the crypto asset.

With respect to risk management specifically with respect to crypto asset deposits we make with Binance in our cover counterparty relationship, in December 2022 we added a function to our internal system in the form of a Coincheck-initiated immediate withdrawal process on our administrator screen. This withdrawal process allows us at our discretion to initiate the withdrawal of the balance of our crypto assets deposited with Binance. As of March 31, 2025, Binance has a daily withdrawal limit of $160 million USD (approximately ¥25.5 billion based on exchange rates as of March 31, 2025), and the value of our crypto assets held on deposit with Binance as of March 31, 2025 is ¥129 million. Under our current internal practices, total assets held on deposit with Binance cannot exceed ¥300 million (approximately $2.0 million based on exchange rates as of March 31, 2025). We are not subject to any other restrictions with respect to this withdrawal process. However, it is possible that Binance could fail to, or be restricted from, fulfilling our withdrawal requests. There is not a similar immediate withdrawal process in place for other cover counterparties (other than Binance) because we believe that the amount of crypto assets deposited with other cover counterparties, and after taking other relevant facts or factors concerning those cover counterparties into consideration, do not warrant such a system at this time, but should that change with respect to another cover counterparty we may decide to set up a similar immediate withdrawal process.

Our Customers

We only offer accounts for crypto asset marketplace services to customers resident in Japan. In particular, we appeal to a younger demographic, with approximately 51% of verified accounts held by customers under 40 as of March 31, 2025.

Account Opening Procedures

A potential customer who wishes to access our platforms (including the Marketplace platform and Exchange platform) is required to have an active account with Coincheck. The potential customer is required to accept the terms and conditions provided (“Terms of Service”) when opening an account. Any changes made to the Terms of Service are provided to customers either via email or by posting on our website and the customer demonstrates acceptance of the modified terms (and is bound by the modified Terms of Service) by continuing to keep the account open with us and using our services.

Only adults resident in Japan are eligible to open accounts to use our cryptocurrency exchanges. We do not open accounts for those under 18 years of age or over 75 years of age. We comply with “know-your-customer,” or “KYC,” guidelines developed by the JVCEA in order to help ensure compliance with Japanese laws and regulations.

Our KYC process is designed to obtain the necessary information from potential customers while enabling them to complete the process smoothly using their smartphone. Our KYC procedures include screening to confirm that a prospective customer is not a person subject to international sanctions regimes, in addition to confirming the prospective customer resides in Japan.

The account opening process includes:

•        Account registration:    The prospective customer initiates the account opening process by entering an email address and password, upon which a link is sent to the prospective customer’s email.

•        Acceptance of terms:    After confirming eligibility as to age and residence in Japan and acceptance of the account terms, the prospective customer registers a cellphone number and receives an SMS to enter a code to proceed to the identification verification process.

•        Identification verification:    The prospective customer then provides the additional personal information required, selects a form of identification for verification, uploads a picture of the chosen identification and also uploads a photo for verification.

•        Two-step verification:    Once identification verification is completed, the potential customer is prompted to set up two-step verification to provide greater security when using the established account. We require two-step verification for customers to access their trading accounts.

•        Bank account registration:    Once an account is approved, the customer is able to register the customer’s own bank account in Japan for deposit and withdrawal of funds. In order to register a remittance address, we require authentication by email address and SMS in addition to the use of identification, password and two-step verification at the time of login.

After an account is opened and the customer deposits yen into his or her account by bank transfer, such amount is held at a segregated deposit with a trust bank. If the customer places a purchase order for a crypto asset, we instruct the trust bank to transfer the payment amount to our account. The purchased crypto asset is then credited to the customer’s account and held in a cold wallet.

Our KYC team continues to check existing customers against a database of sanctioned persons on an ongoing basis; our policy is to freeze the applicable account and investigate further in the event of a match. When an existing customer requests the transfer of crypto assets externally, we also screen any such request against our “blacklist,” which includes wallet addresses that are subject to OFAC sanctions, as well as others that we determine inappropriate based on information from users, law enforcement and/or our Chainalysis service, and will not make the requested transfer in the event of a match. For a customer request for the remittal of funds in Japanese yen, such a transfer can only be made to the customer’s bank account in Japan registered by the customer in connection with its account with us, and transfers are not made to third parties.

Customer Acquisition and Marketing

We engage in advertising and promotion with the goal of raising awareness of Coincheck and our services and to grow our customer base. We utilize primarily digital marketing, both broad-based advertisements on platforms, such as Facebook and YouTube, and more targeted advertisements on search platforms as well as affiliated programs. In the two-year period ended March 31, 2022, we also used mass media campaigns such as television advertisements to raise our brand profile. During the fiscal years ended March 31, 2023 and 2024, we suspended such mass media campaigns as a cost saving measure, then in May 2024, as market conditions improved, resumed advertising on television, which we believe contributed, in part, to an increase in mobile app downloads for the Marketplace platform and otherwise contributed positively to our results during the year ended March 31, 2025.

Data Collection Practices

We collect and analyze user data in compliance with relevant Japanese laws including the Act on the Protection of Personal Information and other applicable laws and regulations. We initially obtain personal information of our customers in order to complete the KYC procedures described above. Once a customer opens an account, we monitor all access by our customers via either our smartphone application or our website and obtain data relevant to the transactions, including the outstanding balance of assets and transaction history. We utilize commercially available services from companies such as TreasureData, Inc. to analyze user data that we obtain from our smartphone application or website. We utilize services and tools of TreasureData, Inc. to analyze the number of active users, rate of users that deposited cash in their accounts and users that have purchased cryptocurrencies.

Competition

We operate in a highly regulated and competitive market in Japan. Markets relating to crypto assets have been growing quickly and we expect the competitive landscape to continue to rapidly evolve. As of March 31, 2025, there were 28 crypto asset exchange service providers registered with the JFSA in Japan. Our competitors include independent providers in Japan, including bitFlyer, GMO Coin, Bitbank, Mercoin and SBI, as well as providers affiliated with foreign exchanges, including Bit Trade (previously Huobi Japan). In addition, Binance acquired

Sakura Exchange Bitcoin in November 2022 to enter the Japanese market and launched its initial services on its platform in August 2023, while Coinbase K.K. and Kraken shut down their services in Japan. We compete on factors including:

•        the quality of our user interface for both smartphone and PC users;

•        the security of our platforms and reliability of execution;

•        our brand strength and reputation; and

•        innovation to provide additional products and services of interest to our customers.

Intellectual Property

We strive to acquire intellectual property rights related to the services we operate, and we recognize that the protection of our technology and intellectual property rights is an important aspect of our business. In order to prevent the infringement of not only our own intellectual property rights but also those of third parties, we conduct preliminary investigations throughout our company and with legal counsel. We rely on a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that contain confidentiality provisions to control access to our proprietary information.

Regulatory Environment

The laws and regulations applicable to our current business and operations are concentrated in Japan. Based on the manner in which we operate our business, as described here and elsewhere in this prospectus, including our account opening procedures, we do not believe that we are operating as an unregistered exchange, broker-dealer or clearing agency in the United States.

Overview of Regulatory Framework in Japan

Japan has emerged as one of the largest cryptocurrency markets globally and was the first country to establish a regulatory framework for cryptocurrencies. In addition to enabling the registration of cryptocurrency exchange service providers wishing to provide cryptocurrency exchange services to residents in Japan, this framework seeks to protect customers and to prevent cryptocurrency-related money laundering and terrorism financing.

However, Japanese law does not have a unified legal framework for digital assets. The legal status of any given digital asset under Japanese law is determined in accordance with its function and use. In other words, whether a given digital asset constitutes a “security token” (i.e., ERTRs or ERTRISs under the FIEA) or a “crypto asset” will be objectively determined based on its functions and uses and the applicable legal analysis thereof. More specifically, according to the PSA and public comments issued by the JFSA, the definition of crypto assets excludes ERTRs and ERTRISs. Therefore, to determine the legal status of any given digital asset, we must first determine that is not an ERTR or ERTRIS, and then assess whether it otherwise satisfies the requirements for a crypto asset under the PSA. Under the PSA, crypto asset exchange services, or “CAES,” means, as further defined later in this section, any business activity involving the sale, purchase, or exchange of crypto assets, or the intermediation, brokerage, or agency services related to these activities, including the management of customers’ money or crypto assets in connection with these activities, and a crypto asset exchange service provider is referred to as a “CAESP.”

In practice, when a CAESP decides to newly handle a particular digital asset, it will go through the following three-step process:

(i)     The CAESP itself will examine the digital asset in question to confirm that it does not fall within the category of ERTRs or ERTRISs and is therefore a crypto asset.

(ii)    The results of the CAESP’s examination will be reported to the JVCEA, Coincheck’s self-regulatory organization. The JVCEA will then review the report to determine the correctness of the analysis therein.

(iii)   If the JVCEA determines that the analysis is correct, it will provide its approval thereof, whereupon the CAESP will submit a notification of change to the JFSA by way of informing the JFSA that the relevant digital asset will be added to the crypto assets the CAESP is handling.

Should there be any subsequent change to the function or use of the relevant digital asset, its legal status may change. However, there are no provisions in the PSA, other related laws and regulations, or the JVCEA’s self-regulatory rules, that stipulate who has the authority to make decisions regarding changes in the legal status of digital assets handled by CAESPs, or the procedures for such changes. In addition, as of the date of this prospectus, there is no published case in which the handling of any digital asset by CAESPs was discontinued due to a change in the legal status of such digital asset. We believe that if either the JVCEA or the JFSA has concerns about the legal status under the PSA of a particular crypto asset handled by one or more CAESPs in Japan, there is a possibility that the JVCEA or the JFSA would consult with the affected CAESPs in order to determine the appropriate action to take. In the event a crypto asset were to no longer be supported, we believe the JVCEA’s procedures regarding discontinuation described below would apply.

According to Article 10, Paragraph 1 of the JVCEA “Regulations Concerning Handling of Crypto Assets,” when a CAESP discontinues the handling of digital assets, the CAESP must notify its users at least 30 days prior to the date of discontinuation through its website or other means of communication that are easily accessible to users, together with a public notice of discontinuation based on Article 63-20, Paragraph 3 of the PSA. In addition, according to Article 10, Paragraph 2 of the same regulation, when making such public notice, the CAESP must provide the following information to users:

(i)     The name of the digital assets to be discontinued (“Discontinued Digital Assets”);

(ii)    The date of discontinuation;

(iii)   The reason for discontinuation;

(iv)   The existence or non-existence of other CAESPs handling the Discontinued Digital Assets as of the date of notification and the name of such CAESPs;

(v)    The policy on the return of the Discontinued Digital Assets; and

(vi)   Information necessary to return the Discontinued Digital Assets to users.

Additionally, tokens, such as NFTs, that have no economic function as a means of payment because of their unique characteristics, are not currently regulated under Japanese financial regulations.

Coincheck currently only handles cryptocurrencies, which fall under the category of crypto assets, and NFTs, which do not fall under the category of either crypto assets or ERTRISs. Therefore, Coincheck is only registered as a CAESP and not as a Type I FIBO (although it plans to apply for registration as a Type I FIBO later this year in order to be able to expand the types of products it offers). An outline of the regulations for CAESPs is as follows.

Regulations on Crypto Asset Exchange Service

Under the PSA, a CAESP is required to be registered with the JFSA or is subject to criminal proceedings and punishment.

The term “crypto asset” is defined in the PSA as a property value that satisfies the following conditions: it can be used to pay unspecified persons for goods, services, or leases; it can be exchanged with unspecified persons for fiat currency; it is electronically recorded and transferable; and it is not a fiat currency or a currency-denominated asset. Essentially, it is a digital asset that functions as a means of payment and exchange, but is not considered legal tender or directly tied to it.

Under Japanese law, a “crypto asset” is not a “security” as such term is defined in the FIEA.

The term CAES is defined in the PSA to mean any of the following acts carried out as a business:

(a)     sale or purchase of crypto assets, or the exchange of a crypto asset for another crypto asset;

(b)    intermediating, brokering or acting as an agent in respect of the activities listed in item (a);

(c)     management of customers’ money in connection with the activities listed in items (a) and (b); or

(d)    management of customers’ crypto assets for the benefit of another person.

Under the PSA, CAESPs are required to:

(a)     take the measures necessary to ensure the safe management of available information;

(b)    provide sufficient information to customers;

(c)     take the measures necessary for the protection of customers and the proper provision of services;

(d)    segregate the property of customers from their own property and subject the segregation to regular audits by a certified public accountant or audit firm; and

(e)     establish internal management systems to enable the provision of fair and appropriate responses to customer complaints, and implement measures for the resolution of disputes through alternative dispute resolution proceedings.

With respect to item (b), a CAESP is required to explain certain matters (such as the fact that the crypto assets do not constitute Japanese yen or any other foreign currency) to users in advance before conducting crypto asset trading for users.

Also, a CAESP is required to provide certain information to users in advance before providing CAES to users. Such information includes:

(i)     its trade name and address;

(ii)    its registration number;

(iii)   the content of transactions;

(iv)   an outline of every crypto asset it handles; and

(v)    its fees and other charges.

Additionally, when a CAESP receives cash or crypto assets from its users, it must provide the users with the following information without delay:

(i)     its trading name and registration number;

(ii)    the amount of cash or crypto assets received; and

(iii)   the date of receipt of such cash or crypto assets.

Furthermore, when a CAESP conducts crypto asset transactions with users on an ongoing basis, it must provide users, at least once every quarter, with records of its transactions with users, and the balances of the user’s cash and crypto assets that are managed by the service provider.

With respect to item (d) above, a CAESP that manages users’ fiat currency and crypto assets must segregate such users’ property from its own property. For purposes of fiat currency management, such currency must be held in trust with a trust bank or trust company for protection against the CAESP’s bankruptcy. In the area of crypto asset management, stringent rules, as set forth below, have been put in place to protect users from losses of crypto assets and from the bankruptcy of a CAESP:

•        a CAESP must manage users’ crypto assets deposited by users (“Deposited Crypto Assets”) and its own crypto assets in separate wallets;

•        a CAESP must manage at least 95% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in cold wallets;

•        a CAESP that manages less than 5% of the Japanese yen equivalent amount of the total Deposited Crypto Assets in a wallet other than a cold wallet (i.e., in hot wallets) must manage the same type and amount of its own crypto assets (“Redemption Guarantee Crypto Assets”) in a cold wallet to protect users against the risk of loss of crypto assets from the hot wallets; and

•        users will have preference rights to repayment over the Deposited Crypto Assets and Redemption Guarantee Crypto Assets (Article 63-19-2 of the PSA). Such priority security interest is specifically stipulated in the PSA, because it is not clear whether bankruptcy segregation would be effective for Deposited Crypto Assets and Redemption Guarantee Crypto Assets in the event of the failure of such CAESP. Therefore, Article 63-19-2 of the PSA allows users the right to receive repayment of Deposited Crypto Assets and Redemption Guarantee Crypto Assets in advance of other creditors in preparation for the risk of failure of CAESPs.

If an individual affiliated with a CAESP fails to properly segregate users’ fiat currency or crypto assets, he/she can face punishment including confinement punishment (koukin-kei) for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself can also be subject to a fine of not more than three hundred million yen. In addition, if an individual affiliated with a CAESP fails to hold Redemption Guarantee Crypto Assets in violation of the PSA or violates its obligation to segregate Redemption Guarantee Crypto Assets, he/she can face punishment including confinement punishment (koukin-kei) for not more than two years, a fine of not more than three million yen, or both, and the CAESP itself can also be subject to a fine of not more than three hundred million yen.

Self-Regulatory Organization and Self-Regulatory Rules on Crypto Asset Exchange Service Providers

For purposes of securing proper implementation of CAES and protection of users of CAESPs, the JVCEA has been appointed as an approved self-regulatory organization under the PSA. The JVCEA establishes its own rules (the “SRO Rules”) and members of the JVCEA are required to comply with the SRO Rules in addition to the PSA and other applicable regulations.

The primary activities of the JVCEA are as follows:

•        establishing self-regulatory rules;

•        inspecting CAESPs and other members for compliance with the SRO Rules and applicable laws and regulations;

•        providing guidance, recommendations and rulings to its members;

•        providing business consulting services to its members;

•        handling complaints from users of its member services;

•        providing information to its members; and

•        conducting statistical surveys.

•        In particular, the SRO Rules regulate the policies and activities of its members in the following areas:

•        management and internal control;

•        management of system risks and cyber security;

•        anti-money laundering and counter-terrorism financing;

•        handling of new crypto assets;

•        management of advertisement or solicitation by crypto assets-related businesses; and

•        management of unfair transactions using Crypto Asset-Related Information.

“Crypto Asset-Related Information” is defined by JVCEA as a concept equivalent to material information and insider information regarding securities, but for crypto assets and Crypto Asset Derivative Transactions. The term “Crypto Asset Related Information” refers to the information regarding the crypto assets handled or to be handled by CAESPs, and undisclosed information about such CAESPs, that is considered to influence decisions of their users to purchase or sell crypto assets with fiat currencies or to exchange them with other crypto assets.

Under the PSA, the JVCEA, which is a certified fund settlement operators association, is under the guidance and supervision of the JFSA (Articles 95 and 96 of the PSA). In addition, the governance of the JVCEA requires that self-regulatory rules be established with the involvement of numerous parties, including the board of directors, committees, and secretariat (Articles 39, 44, and 54 of the JVCEA Articles of Incorporation). Therefore, even the representative director of the JVCEA cannot establish self-regulatory rules that include the screening process and guidelines for crypto assets in a manner that favors individual companies.

In addition, according to Article 93 of the PSA, executives and employees of the JVCEA, or those who have held these positions in the past, are obliged to keep the confidentiality of secrets obtained in connection with their duties, to prevent leaks, and to refrain from the use of information for any other purpose. Furthermore, in the event of a violation of these obligations, an individual would be subject to confinement punishment (koukin-kei) for not more than one year or a fine of not more than ¥500,000 (Article 111 of the PSA).

Therefore, it is prohibited for Satoshi Hasuo, as a director of the JVCEA (who is also Coincheck’s Chairman, Representative Director and Executive Officer), to use information obtained in connection with his duties at the JVCEA for any purpose other than the association’s business, and to act against the interests of other member CAESPs.

The JVCEA secretariat, which is established under the JVCEA Articles of Incorporation, handles most of the JVCEA’s business as a self-regulatory organization. The JVCEA secretariat does not disclose information regarding the operations of individual member CAESPs or information regarding examinations related to the handling of individual crypto assets, except when necessary or unavoidable, in order to avoid any conflict of interest due to such dual positions.

Under the PSA, a CAESP that proposes to handle a new crypto asset is required to notify the JFSA in advance. Additionally, the JVCEA requires all member CAESPs wishing to deal in a new crypto asset to first conduct an internal assessment of the new crypto asset and to submit an assessment report to the JVCEA for its review. As no new crypto asset can be handled if the JVCEA raises any objection (including the setting or modification of incidental conditions for handling of crypto assets, hereinafter referred to as the “JVCEA Pre-Assessment”), a member is effectively required to obtain the JVCEA’s approval before it can begin handling a new crypto asset.

Under the SRO Rules, member CAESPs must consider the characteristics of the crypto assets to be handled and carefully assess the appropriateness of handling such crypto assets if any of the following applies:

(a)     the crypto assets are being used or will likely be used in a manner that violates applicable laws and regulations or public order and morals;

(b)    the crypto assets are being used or will likely be used for criminal purposes; or

(c)     the crypto assets are used or will likely be used for money laundering or terrorist financing.

Additionally, the SRO Rules prohibit member CAESPs from handling crypto assets to which any of the following applies, based on assessment of the characteristics of the crypto assets to be handled and the system of the relevant member CAESPs themselves:

(a)     crypto assets in respect of which the transfer, updating, or maintenance of ownership records involves serious impediments or raises serious concerns;

(b)    crypto assets for which the member CAESP is unable or unwilling to arrange for the conduct of an appropriate audit by a chartered accountant or an audit firm;

(c)     crypto assets that cannot or will not be safely managed or disbursed by the relevant member CAESPs in a systematic or other manner; or

(d)    in addition to the above, crypto assets that make it impossible or impractical for the relevant member CAESPs to properly and reliably comply with their obligations under the PSA.

As of June 2, 2025, there are 103 types of crypto assets being handled by CAESPs.

In addition, as of December 26, 2022, the JVCEA SRO Rules were amended to establish (i) the Green List System which exempts certain member CAESPs (Green List Eligible Members) from the JVCEA Pre-Assessment for crypto assets designated by the JVCEA, and (ii) the Crypto Asset Self Check System (CASC System) which exempts certain member CAESPs (CASC Eligible Members) from the JVCEA Pre-Assessment except in specific cases. Under the Green List System, crypto assets that meet all of the following four criteria are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage and the JVCEA Pre-Assessment is not required for such crypto assets when a Green List Eligible Member handles them:

(a)     Crypto assets that have been handled by three or more member CAESPs;

(b)    Crypto assets that have been handled by one member CAESP for at least six months;

(c)     Crypto assets for which the JVCEA has not set ancillary conditions for handling; and

(d)    Crypto assets that have not been deemed inappropriate for the Green List System by the JVCEA for any other reason.

Taking into account the above, we note that the Green List System does not require the JVCEA Pre-Assessment only for “crypto assets widely handled in Japan,” while the JVCEA Pre-Assessment is still required for other crypto assets in the same manner as before (except for the CASC System). As of June 2, 2025, 30 tokens are designated by the JVCEA as “crypto assets widely handled in Japan” on its webpage.

Additionally, the JVCEA Pre-Assessment is required only with respect to crypto assets being handled for the first time in Japan. However, for other crypto assets, the JVCEA Pre-Assessment is not required for a Green List Eligible Member or a CAESP Eligible Member.

We are currently authorized by the JVCEA as a Green List Eligible Member and a CASC Eligible Member. We are still required to provide advance notice to the JFSA of our intention to support trading in a particular crypto asset. These steps are in addition to the other risk assessments and business judgments made by us.

Regulations on Anti-Money Laundering and Counter-Terrorism Financing on Crypto Asset Exchange Service Providers

To prevent crypto asset-related money laundering (AML) and terrorism financing, the Act on Prevention of Transfer of Criminal Proceeds (the “APTCP”) requires exchange providers to implement “know-your-customer,” or “KYC” and other preventative measures. The APTCP applies to registered CAESPs, and generally requires them to:

(a)     verify and record the identity of customers when conducting certain transactions (that is, to implement the KYC process);

(b)    record transactions with customers;

(c)     report suspicious transactions to the JFSA; and

(d)    take measures to keep information regarding customer verification up to date, provide education and training for employees, and develop other systems necessary for the proper conduct of the processes described in items (a) to (c).

Under the APTCP, CAESPs must conduct the KYC process when undertaking any of the following:

(a)     executing a master agreement with a customer for providing that customer with regular CAES, management and similar services in respect of his or her money or crypto assets;

(b)    transferring crypto assets into funds or exchanging them for other kinds of assets (or transactions similar thereto), where the receipt and payment of crypto assets exceeding ¥100,000 in value is involved; or

(c)     where the exchange provider manages a customer’s crypto assets, transferring the crypto assets at the customer’s request if their value exceeds ¥100,000.

Travel Rules under Japanese Law

Under the new travel rules introduced in accordance with the Revised Act on Prevention of Transfer of Criminal Proceeds (the “Revised APTCP”) which came into effect on June 1, 2023, CAESPs are required to notify other CAESPs located in Japan and the prescribed jurisdictions (collectively, the “VASPs”) of certain information (including information of the sender and recipient in connection with the transfer of crypto assets) (the “Transfer Information”) when sending crypto assets to another VASP according to Article 10-5 of the Revised APTCP.

The prescribed jurisdictions, designated by the JFSA, currently are the United States, Albania, Israel, Canada, the Cayman Islands, Gibraltar, Singapore, Switzerland, Serbia, the Republic of Korea, Germany, the Bahamas, the Bermuda Islands, the Philippines, Venezuela, Hong Kong SAR, Malaysia, Mauritius, Liechtenstein, Luxembourg, the United Arab Emirates, India, Indonesia, the United Kingdom, Estonia, Nigeria, Bahrain and Portugal.

The list of VASPs in the prescribed jurisdictions (the “Subject VASPs”) is researched and published by the JVCEA, and is subject to update approximately once every six months, and we are required to monitor the list and update its system in accordance with such periodic updates. Additionally, a new jurisdiction may also be added to the prescribed jurisdictions by the JFSA from time to time.

Travel Rules Solutions

In order to send the Transfer Information to the Subject VASPs, an information transfer system (the “Transfer System”) must be utilized. Although various types of Transfer Systems are currently available to the VASPs in the market, none of them are compatible with other types of Transfer Systems. Accordingly, Transfer Information can only be exchanged between VASPs using the same Transfer System and, as a result, CAESPs can only transfer crypto assets to a Subject VASP that has adopted the same Transfer System.

Moreover, notifications of the Transfer Information are only available for transfers of crypto assets that are supported by the Transfer System. As a result, the crypto assets that can be transferred under the travel rules are limited to such crypto assets.

We have adopted a system called “Travel Rule Universal Solution Technology” (“TRUST”), which has been adopted by us as well as other CAESPs in Japan. Among the crypto assets handled by us, as of May 13, 2025 TRUST only supported BTC, ETH, LSK, BAT, ENJ, SAND, FNCT, CHZ, LINK, DAI, MKR, AXS, APE, IMX, WBTC, SHIB, PEPE, MASK, MANA, and GRT.

Impact on Business

As stated above, under the new travel rule, we are currently restricted from sending crypto assets to CAESPs in Japan, except for those that have adopted the TRUST system. In addition, some of the crypto assets we handle are currently not supported by TRUST. Although we have not observed any adverse impact to our businesses (including OTC trading services and exchange services) since the Revised APTCP came into effect, customers may stop using our services due to the inconvenience, which in turn may have an adverse impact on our business in the future.

Regulations on Initial Coin Offerings

There are various types of tokens issued by way of initial coin offerings (“ICOs”), and Japanese regulations applicable to ICOs vary according to the respective schemes. If a token falls within the definition of crypto asset, crypto asset regulations under the PSA will apply. In Japan, (i) if tokens issued via ICOs are already handled by Japanese or foreign exchanges, such tokens would constitute crypto assets under the PSA based on the rationale that exchange markets for such tokens must already be in existence, and (ii) (in cases where tokens are not yet handled by Japanese or foreign exchanges) if the token issuer does not impose substantial restrictions on the exchange of such tokens with Japanese or foreign fiat currencies or crypto assets, such tokens would likely also constitute crypto assets under the PSA.

In addition, the JVCEA has published SRO Rules and guidelines regarding ICOs for crypto asset-type tokens, entitled “Rules for Selling New Crypto Assets” (the “ICO Rules”). Under the ICO Rules, there are two types of ICOs, which can be described as follows: (i) a CAESP issues new tokens and sells such tokens by itself; or (ii) a token issuer delegates CAESPs to sell the newly issued tokens (IEOs). Under the ICO Rules, the following requirements have to be met for both types of ICO:

•        a system for the review of a targeted business that raises funds via ICO/IEO must be established;

•        information in respect of the token, the proposed use of proceeds raised from the ICO/IEO, and the like, must be disclosed;

•        management of funds (both fiat and crypto assets) raised from the ICO/IEO must be segregated;

•        there must be proper account processing and financial disclosure of funds raised from the ICO/IEO;

•        there must be assurance of the safety of the newly issued tokens, and the relevant blockchain, smart contract, wallet tool, and the like; and

•        there must be proper valuation of the newly issued tokens.

Furthermore, any tokens supported for trading on CAESPs through an IEO are subject to substantially the same screening process by such CAESPs and the JVCEA as applied to other crypto assets handled by the CAESPs to confirm that they do not fall within the category of ERTRs or ERTRISs.

Regulations Governing Crypto Asset Derivatives Transactions

The FIEA regulates derivative transactions that use crypto assets as underlying assets (“Crypto Asset Derivatives Transactions”) for the purpose of protecting users and ensuring that such transactions are conducted appropriately. As Crypto Assets are included in the definition of “Financial Instruments” under the FIEA, the conduct of Over-the-Counter Derivatives Transactions relating to Crypto Assets (“OTC Crypto Asset Derivatives Transactions”) or related intermediary (baikai) or brokerage (toritsugi) activities constitute Type I financial instruments business. Accordingly, business operators engaging in OTC Crypto Asset Derivatives Transactions are required to undergo registration as Type I FIBOs.

Any entity that intends to be a Type I FIBO is required to meet certain asset requirements, including having:

(i)     a stated capital of at least ¥50 million;

(ii)    net assets of at least ¥50 million; and

(iii)   a capital-to-risk ratio of at least 120%.

Coincheck does not currently offer OTC Crypto Asset Derivatives Transactions.

Prohibitions Against Unfair Acts in Respect of Spot Trading of Crypto Assets or Crypto Asset Derivative Transactions

The FIEA contains the following prohibitions against unfair acts (the conduct of which is punishable by penalties) in respect of spot trading of crypto assets and Crypto Asset Derivative Transactions, regardless of the violating party:

•        prohibition against wrongful acts;

•        prohibition against dissemination of rumors, usage of fraudulent means, assault or intimidation; and

•        prohibition against market manipulation (including, but not limited to, conducting a false purchase and sale of crypto assets (i.e., wash trading of crypto assets)).

In addition, unfair transactions involving these crypto assets and Crypto Asset Derivative Transactions are also regulated by the JVCEA SRO Rules entitled “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Exchange Business” and “Regulations Concerning Prevention of Unfair Transactions in Crypto Asset Related Derivative Transaction Business.” Specifically, the JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent unfair transactions by CAESPs:

•        establishment of a “trade monitoring department” independent from an order management department;

•        establishment of internal rules to prevent unfair transactions (including, but not limited to, prohibition of front running); and

•        conducting transaction monitoring for unfair transactions based on the relevant internal rules.

These prohibitions and JVCEA SRO Rules are intended to enhance the protection of users and to prevent unjust enrichment.

Although insider trading of crypto assets and Crypto Asset Derivative Transactions is currently not regulated under the FIEA, insider trading of crypto assets is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset Exchange Business of the JVCEA SRO Rules, and insider trading of Crypto Asset Derivative Transactions is regulated under the Regulations Concerning the Establishment of a Management System for Crypto Asset-Related Information Pertaining to the Crypto Asset-Related Derivatives Transaction Business of the JVCEA SRO Rules. Specifically, the JVCEA SRO Rules define “Crypto Asset-Related Information” as a concept equivalent to insider information of crypto assets and Crypto Asset Derivative Transactions. The term “Crypto Asset Related Information” refers to the information regarding the crypto assets handled or to be handled by CAESPs or to the undisclosed information about such CAESPs, that is considered to influence decisions of their users to purchase or sell crypto assets with fiat currencies or to exchange them with other crypto assets. The JVCEA SRO Rules require CAESPs to establish the following systems and measures to prevent insider trading by CAESPs using Crypto Asset-Related Information:

•        establishment of an “information management department” independent from a sales department and an order management department, which oversees and manages the Crypto Asset-Related Information acquired by CAESPs;

•        establishment of internal rules to prevent inappropriate use of Crypto Assets-Related Information;

•        reporting of any acquisition of Crypto Asset-Related Information by officers or employees of CAESPs to the information management department;

•        proper management of Crypto Asset-Related Information;

•        prohibition of communication of Crypto Asset-Related Information by officers or employees of CAESPs to third parties for their own or third parties’ benefit;

•        prohibition of solicitation of transactions by officers and employees of CAESPs providing Crypto Asset-Related Information; and

•        prohibition of proprietary trading by officers and employees of CAESPs using Crypto Asset-Related Information.

To stay in compliance with the JVCEA SRO Rules, we have established internal rules with regard to information management as well as crypto asset trading restrictions, including Rules Concerning the Examination of Transactions to Prevent Unfair Trading and a Procedures Manual for Trade Screening, and monitor trading activities by our employees.

Non-Fungible Tokens

Under the current financial regulations in Japan, NFTs are not generally regulated and are not deemed crypto assets under the PSA. Therefore, NFTs are not subject to the custody rules applicable to crypto assets. In addition, NFTs would not constitute securities or ERTRISs, under the FIEA if their holders do not share in profits or receive dividends in respect of the NFTs. Our process for approving the listing of NFTs on Coincheck NFT Marketplace includes confirming that the NFTs are neither crypto assets under the PSA nor ERTRISs under the FIEA, but our determination is not binding on regulatory authorities or courts in Japan (see also “Risk Factors — Risks Relating to Our Business, the Crypto Industry, and Crypto Assets — We also operate Coincheck NFT Marketplace, which may expose us to legal, regulatory, and other risks that could adversely affect our business, operating results, and financial condition.”).

MANAGEMENT

Board Structure

We are a Dutch public limited liability company (naamloze vennootschap) and our business and affairs are managed under the direction of our Board with a one-tier board structure consisting of one or more Executive Directors and one or more Non-Executive Directors, with the majority being Non-Executive Directors. Directors of the Board currently serving were nominated by Monex and the Thunder Bridge Sponsor at the closing of the Business Combination pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Nomination and Voting Agreement (executed in connection with the Business Combination) which is included as an exhibit to this prospectus, until the third anniversary of the closing date of the Business Combination the Company is required to use its reasonable best efforts to cause the Board to include a specified number of Directors nominated by the Thunder Bridge Sponsor.

Management and Board of Directors

The following table sets forth the names, ages and positions of our executive officers, Executive Directors and Non-Executive Directors as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Oki Matsumoto	61	Executive Director with the title Executive Chairperson
Gary A. Simanson	65	Executive Director with the titles President and Chief Executive Officer
Yo Nakagawa	60	Executive Director with the title of Chief Planning Officer
Takashi Oyagi	56	Non-Executive Director with the title Lead Non-Executive Director
Allerd Derk Stikker	63	Non-Executive Director
David Burg	55	Non-Executive Director
Toshihiko Katsuya	59	Non-Executive Director
Yuri Suzuki	57	Non-Executive Director
Jessica Sinyin Tan	48	Non-Executive Director
Jason Sandberg	47	Chief Financial Officer (executive officer)
Satoshi Hasuo	55	Chief Operating Officer (executive officer)
Marc Stone	64	Chief Legal Officer (executive officer)

Oki Matsumoto is an Executive Director, and Executive Chairperson, of Coincheck Parent, and also serves as a managing director of Coincheck, Inc. He is also the founder and Chairman of the Board of Monex, and holds directorship positions with several of Monex’s subsidiaries. Mr. Matsumoto also currently serves as an outside director of Mastercard, Incorporated (since 2016) and as a board member emeritus of Human Rights Watch. Mr. Matsumoto served as an outside director of the Tokyo Stock Exchange from 2008 to 2013 and is a former member of the Financial Counsel to the Prime Minister of Japan. He began his career at Salomon Brothers, then joined Goldman, Sachs & Co. (1990-1998), where he held several leadership positions, including General Partner (1994-1998), before he founded Monex, Inc., a Japanese online brokerage firm (and a predecessor company to Monex), in 1999. Mr. Matsumoto has a bachelor’s degree in law from the University of Tokyo.

Gary A. Simanson is an Executive Director, and President and Chief Executive Officer, of Coincheck Parent. Mr. Simanson was President and Chief Executive Officer and a director of Thunder Bridge Capital Partners IV, Inc. (NASDAQ: THCP) from January 2021 until the December 2024 completion of the Business Combination. Mr. Simanson is founder of Thunder Bridge Capital, LLC, a private investment vehicle, and has served as its Chief Executive Officer since 2017. He was Chief Executive Officer and a director of Thunder Bridge Capital Partners III, Inc. (NASDAQ: TBCP) from June 2020 until December 2023, Chief Executive Officer and a director of Thunder Bridge Acquisition II, Ltd. (NASDAQ: THBR) from February 2019 until completion of its initial business combination with indie Semiconductor, Inc. (NASDAQ: INDI) in June 2021, and Chief Executive Officer and a director of Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRG) from 2018 until completion of its initial business combination with Repay Holdings Corp. (NASDAQ: RPAY), an omnichannel payments technology provider.

Mr. Simanson has also been Managing Director of First Capital Group, L.L.C., an investment banking advisory firm specializing in the financial services industry, bank mergers and acquisitions, strategic planning, capital raising and enterprise risk management, since 1997. He was also a Founder, Vice Chairman and Chief Strategic Officer of Community Bankers Trust Corporation, a $1.2 billion-in-assets bank holding company for Essex Bank (NASDAQ NMS “ESXB”), also serving as its President, Chief Executive and Chief Financial Officer, and as a director since its inception in 2005, until 2011, overseeing (i) its public offering in 2006 as a special purpose acquisition company, Community Bankers Acquisition Corp, (ii) its bank acquisitions and shareholder reformulation in 2008, and (iii) its acquisitions from the FDIC of failed banks in 2008 and 2009. Mr. Simanson has served in various other roles as an executive officer, board member and adviser in regulated industries, including commercial banking, investment banking and financial services. He began his career as an attorney specializing in the securities, bank regulatory and bank merger and acquisition areas at Milbank, Tweed, Hadley & McCloy, LLP, and also served as in-house counsel for a publicly-traded bank holding company. Mr. Simanson is licensed (inactive) to practice law in the states of New York, Colorado and Tennessee. Mr. Simanson received his bachelor’s degree, majoring in Economics, from George Washington University. He earned his MBA, majoring in Finance, from George Washington University, and holds his JD from Vanderbilt University.

Yo Nakagawa is an Executive Director, and Chief Planning Officer, of Coincheck Parent. He is also a Senior Executive Director of Monex and an Expert Director of Coincheck, as well as a Director of Monex International Limited (Hong Kong) (since 2013). Prior to joining Monex, Mr. Nakagawa served as a Director at Mimura Strategic Partners (2005-2011) and as Chief Operating Officer at Fujimaki Japan (2003-2004). Mr. Nakagawa began his career at JP Morgan in 1988. He has a bachelor’s degree in Economics from Keio University in Japan.

Takashi Oyagi is a Non-Executive Director, and serves as Lead Non-Executive Director, of Coincheck Parent. He is a founding member of Monex, currently serving as a member of its board of directors, an Executive Officer, and Monex’s Chief Financial Officer, and is also (i) Executive Chairman of the board of directors of Monex’s subsidiary, TradeStation Group, Inc. (and a board member of TradeStation Group’s principal operating subsidiaries), and (ii) the chair of the board of directors of the Monex subsidiary, 3iQ Digital Holdings Inc. He has, since April 2025, also served on the board of managers at WMS General Partner LLC, the general partner of Westfield Capital Management L.P., an asset management company in which Monex acquired a 20% stake in April 2025. Mr. Oyagi served as a Director in the Global Markets Division of Deutsche Bank Securities, Inc. in New York (2004-2007), and in the Asian Special Situation Group at Goldman Sachs (Japan) Ltd. (1998-1999). He began his career in finance in 1991 at Bank of Japan. Mr. Oyagi has a bachelor’s degree in law from the University of Tokyo and an MBA degree from the University of Chicago.

Allerd Derk Stikker is a Non-Executive Director of Coincheck Parent. He is currently an advisor of BXR Group and a director of a number of portfolio companies of BXR Group. Mr. Stikker joined BXR Group in 2008, initially as Chief Financial Officer of its real estate division, then as BXR Group’s Chief Operating Officer (2011-2014) and Chief Executive Officer (2014-2018). Mr. Stikker, a Dutch citizen, started his career as a banking consultant in the United States, then served as the Chief Financial Officer of IMC, a Dutch financial institution, after returning to Europe. He holds an MBA and a bachelor’s degree in Business Administration from The George Washington University.

David Burg is a Non-Executive Director of Coincheck Parent. He is currently Global Group Head, Cyber and Data Resilience, at Kroll, LLC, having joined Kroll in March 2024. At Kroll he is primarily responsible for leading a team of professionals with P&L responsibility and overseeing a global team of cybersecurity and technology professionals who support their clients in their efforts to manage and mitigate risk. Mr. Burg previously worked at Ernst & Young LLP, from April 2018 to February 2024, as Principal and Americas Cyber Leader. From 1998 to 2018 Mr. Burg served in a variety of positions at PricewaterhouseCoopers LLP (PwC) in the United States, including Principal and Global Cyber Security Leader and Principal and U.S. and Global Advisory Cyber Leader, among other positions. Mr. Burg started his career as Project Specialist to Assistance Director of Financial Systems at the University of Pennsylvania Health System from 1993 to 1998. He holds an MBA from Raymond A. Mason School of Business, William & Mary, and a bachelor’s degree from University of Pennsylvania.

Toshihiko Katsuya is a Non-Executive Director of Coincheck Parent and has been nominated to change from a Non-Executive Director to an Executive Director at Coincheck Parent’s Annual General Meeting on September 23, 2025. He served as President & CEO at Aruhi Corporation (currently SBI Aruhi Corporation), a leading Japanese mortgage bank listed on the Tokyo Stock Exchange, from April 2022 until June 2024, after joining in 2021. Before that, from 2006 to 2020, Mr. Katsuya worked for 15 years in various positions at Monex, including as President of

Monex FX, Inc. in 2010, President of Monex Securities in 2015, COO of Monex in 2017, President of Coincheck from 2018 to 2019, and CFO of Monex in 2019. Before Monex he worked for The Mitsubishi Bank, Ltd. (currently MUFG Bank, Ltd.) for 17 years, from 1989 to 2006, where he held various positions, including senior manager of Corporate Planning Division and VP of Investment Banking Division for the Americas. Mr. Katsuya also assumed the positions of Director of Financial Futures Association of Japan in 2017 and Director of Japan Virtual and Crypto Assets Exchange Association in 2019. Mr. Katsuya holds an MBA from the University of California at Berkeley and a bachelor’s degree in law from the University of Tokyo.

Yuri Suzuki is a Non-Executive Director of Coincheck Parent. She is currently a senior partner at the Tokyo office of the Japanese law firm, Atsumi & Sakai. Ms. Suzuki is also an audit & supervisory board member at Yayoi Co., Ltd., CAMPFIRE, Inc., and was previously an outside director at Coincheck, where she was a member of the compensation committee for six months, from June to December 2024. Ms. Suzuki also previously served as a visiting attorney at Kirkland & Ellis LLP from September 2005 to July 2006, and as a director of the Japan Institute of Life Insurance from 2015 to 2023, and as an auditor of FinCity. Tokyo from 2019 to 2025. She was admitted to the bar in Japan in 2001 and to the New York State Bar in 2006. She is a member of the Japan Federation of Bar Associations and the Daini Tokyo Bar Association. Ms. Suzuki has an LLM in Corporation Law from New York University School of Law and a bachelor’s degree in law from Waseda University.

Jessica Sinyin Tan is a Non-Executive Director of Coincheck Parent. Since September 30, 2024 she has served as President of life insurance company Sun Life Canada. Prior to Sun Life Canada, Ms. Tan was with PingAn Group for 11 years, serving as its co-CEO and an Executive Director between 2018-2023 to lead its insurance, digital banking, healthcare, and technology businesses. She also served on PingAn Group’s related party transactions and consumer protection committees from 2020 until 2024. Before that, Ms. Tan was a global Partner at McKinsey & Company, working in its U.S. and Asia offices for 13 years. She is currently on several government or non-profit advisory committees or boards, including the Monetary Authority of Singapore (MAS), the Singapore Central Provident Fund, and AGE-WELL, Canada’s technology and aging network. She also serves as a board member for Sea Limited (NYSE: SE), a leading global consumer internet company founded in Singapore in 2009. Ms. Tan graduated from the Massachusetts Institute of Technology (MIT) with a master’s degree in Electrical Engineering & Computer Science, as well as two bachelor’s degrees in Electrical Engineering and Economics.

Jason Sandberg is Chief Financial Officer of Coincheck Parent. He has also served as a Managing Director at Thunder Bridge Capital, LLC since 2021. At Thunder Bridge Capital, LLC, he was primarily responsible, until completion of the Business Combination, for the evaluation and analysis of equity investment opportunities for the Thunder Bridge platform, as well as providing transaction support from a regulatory, compliance and due diligence perspective for merger candidates. Mr. Sandberg previously worked as a partner with Grant Thornton, LLP, from 2013 through 2021. He served as an Audit Partner and was the Atlantic Coast Financial Services Practice leader. He also spent time as a Partner in the Firm’s National Professional Standards Group, focused on risk management for the firm’s high-profile public and private clients. He is a Certified Public Accountant and holds an MBA from Temple University and a bachelor’s degree in Accounting from the University of Delaware.

Satoshi Hasuo is Chief Operating Officer of Coincheck Parent, as well as Chairman, Representative Director and Executive Director of Coincheck. He started his career at The Long-Term Credit Bank of Japan in 1993. Then, after working at UBS Securities Japan Co., Ltd. and Mitsubishi Securities Co., Ltd., he joined Monex in May 2005. He was appointed Chief Financial Officer of Monex in October 2017, and served in that position until 2019. In November 2019, Mr. Hasuo joined Coincheck, and was named Chairman, Representative Director & Executive Officer in June 2024.

Marc Stone has been Chief Legal Officer, General Counsel and Company Secretary of Coincheck Parent since June 1, 2025, after having performed corporate legal services for the Company from March 1 to May 31, 2025. Prior to that, from 2001-2024, he served as Chief Legal Officer and a board member (2016-2024) of TradeStation Group, Inc. (Monex’s U.S. subsidiary since June 2011 and, from January 2000 until acquired by Monex in 2011, a Nasdaq-listed company — Nasdaq: TRAD). TradeStation Group is the parent company of U.S. self-clearing online brokerage firms that over the years have offered stock, options, futures, forex and cryptocurrency trading platforms for self-directed traders, and at TradeStation Mr. Stone oversaw the Legal, Compliance, Enterprise Risk, and Internal Audit departments. From May 1997 until January 2000, Mr. Stone served as General Counsel for Omega Research, Inc. (Nasdaq: OMGA), a trading analysis software company. Prior to joining Omega Research he was co-head of the corporate department at Bilzin Sumberg, a leading Miami full-service law firm, working in the corporate department at that firm from 1985 until May 1997. Mr. Stone has his bachelor’s degree from Brown University and his law degree from University of California, Berkeley, School of Law (Berkeley Law), and is a member of the bar in New York and Florida.

Board Committees

Our Board has established the following standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), and a risk committee (the “Risk Committee”). The composition and responsibilities of each committee are described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by the Board. Jessica Sinyin Tan, Allerd Derk Stikker, Toshihiko Katsuya, Yuri Suzuki, David Burg and Takashi Oyagi qualify as independent directors under the Nasdaq listing standards. The chair of each committee is referred to as its “Committee Chair.”

Audit Committee

Our Audit Committee consists of Allerd Derk Stikker, Toshihiko Katsuya and Yuri Suzuki, with Allerd Derk Stikker serving as Committee Chair and as the audit committee financial expert. Our Audit Committee is responsible for, among other things:

•        selecting and preparing the nomination of our independent auditors, and determining the audit and non-audit services to be performed by our independent auditors;

•        assisting the Board in evaluating the qualifications, performance and independence of and the relation with our independent auditors;

•        assisting the Board in monitoring the quality and integrity of our financial statements and our accounting and financial reporting, including any published interim reports, related press releases and other related corporate communications;

•        assisting the Board in monitoring our compliance with legal and regulatory requirements;

•        assisting the Board with its compliance with recommendations and observations of our internal and independent auditors;

•        reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•        assisting the Board in monitoring the performance of our internal audit function;

•        monitoring the performance of our internal audit function;

•        reviewing with management and our independent auditors our annual and quarterly financial statements;

•        assisting the Board with the Company’s financing;

•        assisting the Board with respect to risk management and risk assessment guidelines and policies, including major financial risk exposure, strategic, operational, compliance and reporting risks and the steps taken to monitor and control such risks;

•        assisting the Board with the Company’s policy on tax planning adopted by management;

•        assisting the Board with the Company’s policy on reservations and dividends; and

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Our Compensation Committee consists of Takashi Oyagi, Allerd Derk Stikker and Jessica Sinyin Tan, with Takashi Oyagi serving as Committee Chair. The Compensation Committee is responsible for, among other things:

•        submitting clear and understandable proposals to the Board concerning the Remuneration Policy to be pursued with regard to the Board;

•        reviewing and proposing corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other Non-Executive Directors, proposing our CEO’s compensation level based on such evaluation to the Board;

•        proposing to the Board any amendments to the Remuneration Policy to be pursued by the Company as the Compensation Committee deems necessary or appropriate;

•        reviewing and approving, and recommending to the Board, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;

•        reviewing and recommending the compensation of the Board;

•        submitting a proposal concerning the compensation of individual Executive Directors;

•        preparing the remuneration report in accordance with Section 3.4.1 of the Dutch Corporate Governance Code;

•        reviewing compensation disclosure included in our annual report on Form 20-F and other filings with the SEC; and

•        reviewing and making recommendations with respect to our equity compensation plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Toshihiko Katsuya, Takashi Oyagi and Jessica Sinyin Tan, with Toshihiko Katsuya serving as Committee Chair. The Nominating and Corporate Governance Committee is responsible for, among other things:

•        drawing up the selection criteria and appointment procedures for directors of the Company;

•        assisting the Board in identifying prospective director nominees and making proposals to the Non-Executive Directors for the nomination and re-nomination of directors, as applicable, to be appointed by the general meeting of the Board, taking into account the profile of Non-Executive Directors;

•        overseeing the evaluation of the Board and management;

•        the periodic assessment of the size and composition of the Board and as appropriate, making proposals for a composition profile of the Board;

•        the periodic assessment of the performance of individual directors, and reporting on this to the Board;

•        drawing up a plan for the succession of directors;

•        supervision of the policy on the selection and appointment criteria for senior management;

•        reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•        recommending members for each committee of the Board.

Risk Committee

Our Risk Committee consists of David Burg, Toshihiko Katsuya and Yuri Suzuki, with David Burg serving as Committee Chair. The Risk Committee is responsible for, among other things:

•        reviewing and making recommendations to the Board, and/or Audit Committee, as applicable, with respect to the enterprise risk management framework of the Company, including, but not limited to: (a) the risk governance structure; (b) the risk competencies of the Company; (c) the Company’s risk tolerance; (d) the risk management strategy and associated risk management initiatives and how both support the business strategy and business model of the Company; and (e) the risk management elements of the Company’s strategy;

•        reviewing and making recommendations to the Board with respect to the Company’s risk exposure;

•        reviewing and making recommendations to the Board with respect to the Company’s compliance with risk policies covering all known material risks of the Company and related control requirements; and

•        reviewing and making recommendations to the Board with respect to the application by the Company of information and communication technology, including risks relating to cybersecurity.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees of our corporate group, and to anyone to whom we have made the code applicable by contract or otherwise. Our Code of Business Conduct and Ethics is posted on our website and is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website.

Compensation of Directors and Officers

This compensation report consists of two sections:

•        Remuneration (Compensation) Policy:    This is information related to our Remuneration Policy, adopted by the general meeting of shareholders on December 10, 2024, and attached as an exhibit to this prospectus and available on our website www.coincheckgroup.com (the “Remuneration Policy”). This policy governs the remuneration for Executive Directors and Non-Executive Directors and is designed to align remuneration of the Board with successful delivery of our long-term strategy and sustainable long-term value creation and the interests of our stakeholders, including our shareholders.

•        Historical Compensation:    This is information related to the compensation that was earned by the directors and members of senior management (executive officers) for the fiscal year ended March 31, 2025. It includes details on the compensation features in the past fiscal year and actual compensation received by, or awarded to, the Executive Directors and Non-Executive Directors, as well as Coincheck Parent’s executive officers who are not directors.

The Remuneration Policy describes all director remuneration (compensation) amounts in USD. Accordingly, all compensation amounts described in this compensation report are in USD.

Remuneration Policy (Executive Directors and Non-Executive Directors)

The form and amount of compensation received by the Board is determined in accordance with the Remuneration Policy. The Remuneration Policy provides a framework to determine the compensation of the Executive Directors and the Non-Executive Directors. The Board determines the compensation of an Executive Director (without the involvement of the Executive Directors), while the Non-Executive Directors determine the compensation of a Non-Executive Director. The Compensation Committee oversees the Remuneration Policy, the remuneration plans and practices and recommends changes when appropriate. We may from time to time amend the Remuneration Policy, subject to the general meeting of shareholders adopting such amendment with the required majority. The Board has proposed an amendment to the Remuneration Policy at our next annual general meeting of shareholders in September 2025 to further ensure that it provides for a competitive remuneration and benefits framework.

The main objective of the Remuneration Policy is to establish a competitive compensation and benefits framework that enables us to attract, retain, and motivate Executive Directors and Non-Executive Directors who possess the essential leadership qualities, skills, and experience to drive exceptional business performance and promote our sustainable success. The Remuneration Policy promotes the achievement of our strategic short and long-term performance objectives, contributing to our achievement of sustainable long-term value creation. The Remuneration Policy establishes a framework that discourages directors from acting in their personal interest or engaging in risk-taking that is inconsistent with our strategic objectives and corresponding risk appetite.

Evaluation

The Compensation Committee evaluates the objectives and structure of the Remuneration Policy at regular intervals. In its review, the Compensation Committee specifically focuses on our ability to continue to attract and retain qualified directors who possess the essential leadership qualities, skills, and experience to foster the achievement of our strategic short and long-term performance objectives and our sustainable long-term value creation.

Determining Director Compensation and Benefits

When determining the compensation of directors, the Board or the Non-Executive Directors and the Compensation Committee will, to the extent applicable, address the compensation structure, the amount of fixed and variable compensation components, the relevant performance targets for such variable compensation components, the scenario analyses that have been conducted, and the relevant pay ratios within the group.

Before submitting a proposal regarding the compensation of individual Executive Directors, the Compensation Committee will invite each Executive Director to express their views on the amount and structure of their own compensation, in accordance with the DCGC.

Compensation of Executive Directors

On the basis of the Remuneration Policy objectives, the compensation of the Executive Directors consists of the elements discussed below. The Executive Director compensation is determined by the Board, without involvement of the Executive Directors.

Generally, the Executive Director compensation will include a fixed base salary and variable components comprised of short-term incentives and long-term (equity) incentives. The aim is to achieve an appropriate ratio between fixed and variable compensation components. In addition, an Executive Director may receive certain perquisites and retirement and health benefits, as well as severance payment and/or change of control protections.

Base Salary

The base salary is cash-based compensation and is set at a level that contributes to the objectives of the Remuneration Policy. The amount may vary depending on the Executive Director’s role and responsibilities on the Board, as well as skills, expertise and professional background of the Executive Director.

Variable Compensation

Executive Directors may be granted variable compensation in the form of short-term and long-term (equity) incentives. Variable compensation aims to promote the achievement of our strategic short and long-term performance objectives. The variable compensation of Executive Directors is determined annually by the Board, in accordance with the Remuneration Policy, any applicable (equity) incentive plan or other compensation arrangement.

Short-Term Incentives

The goal of the short-term variable compensation is to promote the achievement of our strategic short-term performance objectives. A short-term incentive (STI) generally consists of an annual performance-based cash bonus. STI comprises performance-based compensation that is linked to the attainment of predetermined performance targets that promote the achievement of our strategic short-term performance objectives and may include both financial and non-financial performance targets.

Long-Term Incentives

A long-term incentive (LTI) generally consists of a performance-based equity award. LTI generally comprises performance-based compensation that is linked to the attainment of predetermined performance targets that promote the achievement of our strategic long-term performance objectives which generally include financial and non-financial performance targets. The Board retains the discretionary authority to grant LTIs that are solely or in part subject to service-based vesting criteria.

LTIs are granted under our equity incentive plan as in effect from time to time. To ensure alignment between the interests of the Executive Directors and our long-term interests and those of our stakeholders, LTIs will, depending on the applicable instrument, be subject to a vesting period. Additionally, the Board may impose share ownership guidelines. During any applicable holding period, the Executive Directors will be allowed to sell a portion of their shares to cover tax obligations.

Adjustment and Recovery of Variable Compensation

The Board has the authority to adjust the amount of variable compensation if payment thereof would be considered unacceptable according to standards of reasonableness and fairness (naar maatstaven van redelijkheid en billijkheid). The Board also has the authority to recover, in whole or in part, any variable compensation if payment thereof was based on incorrect information about: (i) the achievement of the financial or non-financial objectives underlying the variable compensation or (ii) the circumstances on which the variable compensation was contingent. In addition, we may recover variable compensation pursuant to our clawback policy, as adopted on December 10, 2024 in compliance with Nasdaq rules.

Other Benefits

Executive Directors are eligible to receive customary fringe benefits. The provision of fringe benefits aims to enhance the attractiveness of our compensation and benefits and to align with industry standards and best practices.

We also have in place appropriate directors and officers (D&O) liability insurance for the benefit of the Executive Directors (which also covers Non-Executive Directors and officers who are not also directors). The liability insurance has been obtained from a reputable insurance provider and, in our view, provides adequate coverage limits and scope of protection in line with industry standards. Additionally, Executive Directors will be entitled to indemnification by Coincheck Parent, including through customary indemnification agreements.

Loans and Guarantees

We do not grant any loans, guarantees or similar benefits to Executive Directors.

Severance Payment

Executive Directors may be eligible for a severance payment upon termination of their employment. Executive Directors will not be eligible for a severance payment in the event of (i) early termination at their own initiative, (ii) termination for cause, or (iii) due to seriously culpable or negligent behavior on the part of the Executive Director.

Compensation of Non-Executive Directors

On the basis of the Remuneration Policy objectives, the compensation of the Non-Executive Directors consists of the elements discussed below. Non-Executive Director compensation is determined by the Non-Executive Directors.

Generally, Non-Executive Directors are awarded a fixed annual fee, which may be payable in cash and/or equity awards. Non-Executive Director compensation seeks to align with their roles and responsibilities on the Board and its committees, as well as the time devoted to their duties and responsibilities.

Annual Cash Retainer

Each Non-Executive Director may be eligible to receive an annual cash retainer of up to $150,000 (which may be prorated if the term of service is less than a full year). Any annual cash retainer will be paid in quarterly or monthly arrears. There are no separate fees for attending meetings of the Board or any committee. The Lead Non-Executive Director may be eligible for an additional annual cash retainer of up to $30,000.

Committee Annual Cash Retainer

Each Non-Executive Director serving on one of the Board committees receives an annual fee (which may be prorated if the term of service is less than a full year) of up to the following amounts:

•        Audit Committee:

–       Committee Chair:   $30,000

–       Other members:      $20,000

•        Compensation Committee:

–       Committee Chair:   $20,000

–       Other members:      $10,000

•        Nominating and Corporate Governance Committee:

–       Committee Chair:   $20,000

–       Other members:      $10,000

•        Risk Committee:

–       Committee Chair:   $20,000

–       Other members:      $10,000

Equity Compensation

The Non-Executive Directors may be eligible to receive an annual share or share-based award of up to $250,000, which will not be subject to performance conditions.

To ensure alignment between the interests of the Non-Executive Directors and our sustainable long-term value creation, the Non-Executive Directors may impose share ownership guidelines for the Non-Executive Directors, pursuant to which the Non-Executive Directors may in principle not dispose of their shares until they meet the minimum holding. If share ownership guidelines are imposed, the Non-Executive Directors will be allowed to sell a portion of their shares to cover tax obligations.

Other Benefits

Non-Executive Directors are eligible for reimbursement of expenses and costs reasonably incurred in connection with the performance of their duties and responsibilities. In addition, our liability insurance covers Non-Executive Directors and they are entitled to indemnification by Coincheck Parent, including through customary indemnification agreements.

Non-Executive Directors are not eligible for additional benefits such as retirement benefits or participation in a pension plan, or benefits related to a removal from office.

Loans and Guarantees

We do not grant any loans, guarantees or similar benefits to Non-Executive Directors.

Historical Compensation for the Fiscal Year Ended March 31, 2025

Executive Directors

Base Salary

The base salary earned by the Executive Directors* for the fiscal year ended March 31, 2025 amounted to:

•        $0 for the Executive Chairperson;

•        $240,000 for the Chief Executive Officer; and

•        $0 for the Chief Planning Officer.

____________

*        The Executive Chairperson is also Chairman of the Board of Monex, and receives no separate or additional compensation from the Company. The Chief Executive Officer’s service for Coincheck Parent commenced December 2024, so the dollar amount stated is base salary from December 2024 through March 2025. The Chief Planning Officer is also an executive of Monex, and has received no separate compensation from the Company as of March 31, 2025; however, beginning April 1, 2025, Coincheck Parent reimburses Monex 50% of his base salary paid by Monex to allocate between Coincheck Parent and Monex the base salary expense for the Chief Planning Officer.

Short-Term Incentives

No STI bonus was paid to any Executive Director during Coincheck Parent’s fiscal year ended March 31, 2025. The Chief Executive Officer is eligible to receive his first STI bonus during Coincheck Parent’s fiscal year ending March 31, 2026.

Long-Term Incentives

On December 10, 2024, the Coincheck Group 2024 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) was adopted in connection with the closing of the Business Combination, following which Coincheck Parent’s Ordinary Shares were listed on Nasdaq (on December 11, 2024). The purpose of the Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Ordinary Shares, thereby strengthening their commitment to our enduring success and aligning their interests with those of our other stakeholders. The Omnibus Incentive Plan is included as an exhibit to this prospectus.

The Company’s equity compensation to date has been in the form of restricted share units (RSUs), however, no RSU grants were made by the Company to directors (or executive officers) prior to April 1, 2025 (i.e., no equity grants were made by the Company during its fiscal year ended March 31, 2025). The earliest partial vesting date for any grant made after March 31, 2025 (subject to accelerated vesting in the event of a termination without cause or a change in control) is March 31, 2026.

Total Compensation

The total compensation for the Executive Directors for the fiscal year ended March 31, 2025, which consists solely of base salary and benefits for Coincheck Parent’s Chief Executive Officer (as explained earlier), amounts to $249,073.

Non-Executive Directors

The Non-Executive Directors each received, after March 31, 2025, a cash retainer of $70,000 (to cover the period December 10, 2024 through the date of the annual general meeting to be held in September 2025). Non-Executive Directors acting as members of Board committees received an additional fee for that period in accordance with the Remuneration Policy.

No LTI grants had been made to any Non-Executive Director as of March 31, 2025. The vesting date for grants made after March 31, 2025 is the date of the annual general meeting to be held in September 2025.

The cash retainer amounts for Board and Board committee service, as well as the amounts for the LTI grants, for the period December 10, 2024 through the date of the annual general meeting to be held in September 2025, were set forth in Non-Executive Director engagement agreements dated December 10, 2024.

Summary Board Compensation

The total compensation received by all of the members of the Board for the fiscal year ended March 31, 2025 amounts to $249,073, which is the same as the total compensation paid to the Executive Directors (and which is what was paid to our Chief Executive Officer). This is because during this period: (i) as noted earlier, the Chief Executive Officer was the only Executive Director who received compensation; (ii) no fees for Board or Board committee service had been paid as of March 31, 2025 (these fees are paid on a quarterly basis, and the first installment was paid in April 2025 and the second in July 2025); (iii) even though the Chief Executive Officer is awarded variable cash compensation (target annual cash bonus compensation), as of March 31, 2025 no determination was made as to the amount of cash bonus compensation, if any, he will be awarded for his first year of employment with Coincheck Parent; and (iv) no share-based compensation was awarded to any director prior to April 1, 2025.

Senior Management (Executive Officers of Coincheck Parent Who are not Directors)

The compensation received by members of senior management who do not also serve as directors (executive officers) was determined based on principles aimed to ensure talent retention and align the compensation with our strategy, our performance and each individual’s contribution to such performance. As of the date of this prospectus, Coincheck Parent’s executive officers (who are not directors) are the Chief Financial Officer, Chief Operating Officer (who is also the Chairman of Coincheck) and the Chief Legal Officer.

Coincheck Parent, including through its subsidiaries, has entered into, and may in the future enter into, compensatory arrangements with certain of its executive officers in consideration for the services provided to the Company, which may include cash and equity components and customary benefits. Coincheck Parent entered into an employment agreement with its Chief Financial Officer on December 10, 2024, and with its Chief Legal Officer effective as of June 1, 2025.

No LTI grants had been made to any executive officer as of March 31, 2025. The earliest partial vesting date for any grant made after March 31, 2025 (subject to accelerated vesting in the event of a termination without cause or a change in control) is March 31, 2026.

Total Compensation Paid to All Directors and Officers of Coincheck Parent as a Group

For the fiscal year ended March 31, 2025, the total compensation paid to all directors and officers as a group, including executive officers who are not directors, was $997,794.

Pay Ratio

The internal pay ratio for the fiscal quarter ended March 31, 2025 (the Company’s first full fiscal quarter following the completion of the Business Combination and Coincheck Parent’s listing on Nasdaq) is set out in the table below (in $ except for ratio).

For Three Months Ended March 31, 2025
Total wage costs	4,199,763
Chief Executive Officer labor cost	186,805
Total labor cost (Net of Chief Executive Officer)	4,012,958

Full time equivalent	236
Average cost	17,004

Pay Ratio	11.0:1

This internal pay ratio, based on the Dutch Corporate Governance Code, is calculated as the ratio between (i) the total annual compensation of the Chief Executive Officer and (ii) the average annual compensation of the employees of Coincheck Parent and the group companies whose financial data Coincheck Parent consolidates, where:

•        the total annual compensation of the Chief Executive Officer includes all compensation components, as included in the consolidated financial statements;

•        the average annual compensation of the employees is determined by dividing the total wage costs in the financial year (as included in the consolidated financial statements) by the average number of full time equivalent during the fiscal year; and

•        the value of the share-based compensation is determined at the time of assignment, in line with the applicable rules under the applied reporting requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below in this section sets forth information regarding the beneficial ownership of Ordinary Shares as of the date hereof by:

•        each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;

•        each of our directors and executive officers; and

•        all our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security. A person is also deemed to be a beneficial owner of securities that such person has a right to acquire within 60 days including, without limitation, through the exercise of any option, warrant or other right or the conversion of any other security. Such securities are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person, and are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Percentage of beneficial ownership is based on 130,814,526 Ordinary Shares issued and outstanding and 2,365,278 Ordinary Shares held in treasury as of the date of this prospectus. As of the date of this prospectus, our total issued share capital is 133,179,804 Ordinary Shares.

Unless otherwise indicated in the footnotes under the table below, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

	Number of Ordinary Shares	% of Total Ordinary Shares(1)/Voting Power
Directors and Executive Officers
Oki Matsumoto(2)	—	—
Gary A. Simanson(3)	4,325,584	3.3%
Yo Nakagawa	—	—
Takashi Oyagi	—	—
Allerd Derk Stikker	—	—
David Burg	—	—
Toshihiko Katsuya	—	—
Yuri Suzuki	—	—
Jessica Sinyin Tan	—	—
Jason Sandberg	—	—
Satoshi Hasuo	—	—
Marc Stone	—	—
All executive officers and directors as a group (twelve individuals)	4,325,584	3.3%
Principal Shareholders
Monex Group, Inc.	109,097,910	83.4%
Koichiro Wada	9,700,464	7.4%

____________

(1)      Excludes Ordinary Shares held in treasury.

(2)      As of March 31, 2025, Mr. Matsumoto held a total of 23,190,700 shares, or approximately 9.14%, of Monex, 1,110,500 shares directly and 22,080,200 shares indirectly through Matsumoto Co., Ltd (MOMO & Co.). Notwithstanding his ownership in Monex (a publicly traded company on the Tokyo Stock Exchange) and his role as Chairman of the Board of Monex, Mr. Matsumoto disclaims the beneficial ownership of Ordinary Shares held by Monex as he does not exercise voting and investment discretion for Monex with respect to such shares.

(3)      Includes 129,611 Ordinary Shares issuable upon the exercise of Private Warrants held by TBCP IV, LLC (Thunder Bridge Sponsor). Mr. Simanson may be deemed to beneficially own Ordinary Shares held by TBCP IV, LLC, which are reported in the table above by virtue of his control over TBCP IV, LLC as its managing member. Mr. Simanson disclaims beneficial ownership of Ordinary Shares held by TBCP IV, LLC other than to the extent of his pecuniary interest in such shares.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares or warrants being offered for resale by this prospectus, consisting of:

•        up to 127,559,143 Ordinary Shares;

•        up to 129,611 Private Warrants; and

•        up to 129,611 Ordinary Shares that are issuable upon the exercise of Private Warrants;

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus other than through a public sale.

The following table is prepared based on information provided to us by the Selling Securityholders. The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us of up to 4,730,537 Ordinary Shares upon the exercise of outstanding Public Warrants, which is covered by this prospectus, but reflects up to 129,611 Ordinary Shares issuable upon the exercise of Private Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of our Ordinary Shares beneficially owned is computed on the basis of 130,814,526 Ordinary Shares issued and outstanding as of August 26, 2025.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Securities beneficially owned prior to this offering				Securities to be sold in this offering(†)		Securities beneficially owned after this offering(††)
Name of Selling Securityholder	Ordinary Shares	%	Warrants(1)	%(2)	Ordinary Shares	Warrants	Ordinary Shares	%	Warrants	%
Monex Group, Inc.(3)	109,097,910	83.4%	—	—	109,097,910	—	—	—	—	—
Koichiro Wada(4)	9,700,464	7.4%	—	—	9,700,464	—	—	—	—	—
Yusuke Otsuka(5)	3,789,243	2.9%	—	—	3,789,243	—	—	—	—	—
TBCP IV, LLC(6)	4,325,584	3.3%	129,611	0.1%	4,325,584	129,611	—	—	—	—
Soichiro Tokuriki(7)	315,696	*	—	—	315,696	—	—	—	—	—
Shinya Tsuchida(8)	311,974	*	—	—	311,974	—	—	—	—	—
Mikihiro Ono(9)	36,953	*	—	—	36,953	—	—	—	—	—
W ventures II Investment Limited Partnership(10)	102,026	*	—	—	102,026	—	—	—	—	—
Unicorn No. 2 Fund Investment Limited Partnership(11)	6,845	*	—	—	6,845	—	—	—	—	—
Naoya Sugimoto(12)	2,059	*	—	—	2,059	—	—	—	—	—

____________

*        Represents less than 1% of the Ordinary Shares.

(†)      The amounts set forth in this column are the number of Ordinary Shares or Private Warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Share or Warrant that the Selling Securityholder may own beneficially or otherwise.

(††)    Assumes the sale of all of the securities offered by the Selling Securityholders.

(1)      Represents Private Warrants.

(2)      In calculating the percentages, the numerator is the number of Warrants that are held by such beneficial owner (if any), and the denominator is calculated by adding the aggregate number of Warrants held by such beneficial owner to the number of outstanding Ordinary Shares.

(3)      The shares are held by Monex Group, Inc., a publicly traded company on the Tokyo Stock Exchange. The business address of the Selling Securityholder is ARK Mori Building 25F 1-12-32 Akasaka, Minato-ku, Tokyo 107-6025, Japan.

(4)      The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan.

(5)      The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan.

(6)      The shares reported in this line, include 129,611 shares underlying the Private Warrants, and are held by TBCP IV, LLC, a Delaware limited liability company. Gary A Simanson is the managing member of TBCP IV, LLC. Mr. Simanson disclaims beneficial ownership of Ordinary Shares held by TBCP IV, LLC other than to the extent of his pecuniary interest in such shares. The business address of the Selling Securityholder is 9912 Georgetown Pike, Suite D203, Great Falls, VA 22066. Pursuant to this prospectus, TBCP IV, LLC may sell 129,611 Private Warrants or 129,611 Ordinary Shares underlying such Private Warrants, in addition to 4,195,973 Ordinary Shares.

(7)      The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan. Includes 284,126 Ordinary Shares held by Tokuriki Asset Management Co, LD and 31,570 Ordinary Shares held by Soichiro Tokuriki.

(8)      The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan.

(9)      The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan.

(10)    The business address of the Selling Securityholder is c/o Akihiro Higashi (General Partner), Shibuya Scramble Square, 2-24-12 Shibuya, Shibuya-ku, Tokyo, Japan.

(11)    The business address of the Selling Securityholder is c/o Tadashi Ito (General Partner), 4-2-36 Takezaki-cho Shimonoseki-shi Yamaguchi 750-8603.

(12)    The business address of the Selling Securityholder is c/o Coincheck, Inc., Shibuya Sakura Stage Shibuya Side 27F, 1-4 Sakuragaokacho, Shibuya-ku, Tokyo, 150-6227 Japan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We from time to time engage in transactions with related parties, including intra-group transactions. These related parties include entities and individuals that may be capable of exercising control or significant influence over our company, including Monex and companies controlled by Monex. In addition, members of our Board and our audit and supervisory board and their respective families may also be considered related parties. Transactions with related parties for the most part are commercial transactions undertaken in the ordinary course of business and on commercial terms that are normal in the respective markets, considering the characteristics of the goods or services involved. Please see Note 29 to our consolidated financial statements as of and for the year ended March 31, 2025, included elsewhere in this prospectus for further details on our related party transactions.

Transactions with our related companies (which include transactions with Thunder Bridge or its affiliate between the date of entering into the Business Combination Agreement in March 2022 and completing the Business Combination in December 2024, to help support completing the Business Combination) include or have included:

•        a currently unused subordinated line of credit for Coincheck, for a total of up to ¥6,000 million, with Monex Finance Corporation, a subsidiary of Monex;

•        currency forward transactions with Monex’s brokerage subsidiary to purchase $1.2 million in exchange for Japanese yen, which was settled on July 31, 2024;

•        certain cross-selling transactions with Monex’s brokerage firm subsidiary related to the buying and selling of held crypto assets;

•        a loan agreement for a line of credit (in USD) with Monex Finance Corporation, as lender, and Coincheck Parent, as borrower, originally dated December 11, 2024, as amended and restated as of March 31, 2025, for the purpose of operating capital, with a maximum borrowing amount of $16 million (¥2,400 million), with $5 million (¥751 million) outstanding as of March 31, 2025 (and $12.5 million outstanding as of the date of this prospectus), and interest that accrues on the unpaid amount at a rate of 135 basis points above the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York;

•        a business management services agreement with Monex that was terminated prior to completing the Business Combination, which covered services such as guidance, consulting and support for general management functions; the consideration payable was calculated as 5% of Coincheck’s total revenue net of cost of sales (variable fees), and for the fiscal years ended March 31, 2023, 2024 and 2025, Coincheck paid a total of ¥363 million, ¥458 million and ¥397 million, respectively;

•        in connection with supporting the Business Combination, a $100,000 line of credit (in USD) from Monex to Coincheck Parent, dated September 22, 2022, and terminated on March 31, 2025, under which the remaining balance of $10,733 was repaid in February 2025;

•        in connection with supporting the Business Combination, a promissory note (in USD) for a total of up to $1,500,000 with Thunder Bridge Sponsor, as borrower, and Thunder Bridge (now a subsidiary of Coincheck Parent, renamed CCG Administrative Services, Inc.), as lender, of which $300,791 was outstanding as of December 31, 2024 and was repaid in full on January 15, 2025;

•        in connection with supporting the Business Combination, loans (in USD) by Monex to an affiliate of Thunder Bridge in September 2023 and October 2024 of $1.2 million and $600,000, respectively, each bearing interest at a rate of 8.0%, both fully repaid on December 16, 2024; and

•        a reimbursement arrangement for shared executive expense, effective April 1, 2025, under which Coincheck Parent and Monex share equally the base salary compensation expense of Executive Director Yo Nakagawa, who is also an executive of Monex.

Certain Voting Agreements

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, Thunder Bridge Sponsor agreed (i) to vote in favor of the Business Combination; and (ii) to the lock-up restrictions set forth in such Sponsor Support Agreement.

Monex Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Thunder Bridge, Coincheck Parent and Monex entered into the Monex Support Agreement, pursuant to which, among other things, Monex agreed (i) to vote in favor of the Coincheck Parent restructuring and Coincheck Parent reorganization (the conversion of the Company’s legal form, without ceasing to exist, from a Dutch private limited liability company (B.V.) to a Dutch public limited liability company (N.V.)), in each case as contemplated by the Business Combination Agreement, and (ii) the lock-up restrictions set forth in such Monex Support Agreement.

Lock-Up Agreements

Contemporaneously with the execution of the Business Combination Agreement, Coincheck, Coincheck Parent and equity holders of Coincheck entered into lock-up agreements, pursuant to which, among other things, each equity holder agreed to lock-up restrictions. The lock-up periods for Ordinary Shares expire on December 10, 2025, subject to earlier expiration, in whole or in part, if the Ordinary Shares trade at a price per share, for at least 30 consecutive trading days, of at least $15.00 (one-third), $17.50 (two-thirds) or $20.00 (all). The lock-up periods on Private Warrants expired March 10, 2025.

Registration Rights Agreements

In connection with the Business Combination Agreement

Pursuant to the Business Combination Agreement certain Thunder Bridge stockholders who received our Ordinary Shares, the Thunder Bridge Sponsor, Monex and other shareholders of Coincheck (collectively, the “Holders”) entered into a Registration Rights Agreement with Coincheck Parent pursuant to which, among other things, Coincheck Parent agreed to use its reasonable best efforts to file, and cause to be declared effective as soon as practicable after filing, a registration statement to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act on the terms and conditions specified in the Registration Rights Agreement. This has been completed. This Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights. In connection with the Next Finance Acquisition, we agreed to register the Ordinary Shares acquired by Next Finance’s shareholders for resale under the Securities Act (which was completed in the same registration statement, to which this prospectus relates, that covers the above-described registration pursuant to the Business Combination Agreement).

DESCRIPTION OF SECURITIES

Set forth below is a description of the material terms of our Articles of Association and certain related applicable provisions of Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the full text of our Articles of Association, which are filed as an exhibit to the registration statement on Form F-1 of which this prospectus is a part. We urge you to read the full text of the Articles of Association.

Coincheck Parent Overview

Coincheck Group B.V. was incorporated on February 18, 2022, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) governed by Dutch law and, on December 10, 2024, changed its legal form to a Dutch public limited liability company (naamloze vennootschap) governed by Dutch law and was renamed Coincheck Group N.V. Coincheck Parent has its corporate seat in Amsterdam, the Netherlands, and its registered office is at Nieuwezijds Voorburgwal 162, 1012 SJ Amsterdam. Coincheck Parent is registered in the Trade Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 85546283.

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that the company may issue without amending the Articles of Association. At least one fifth of the authorized share capital must at all times be issued. Pursuant to the Articles of Association, Coincheck Parent’s authorized share capital amounts to €4,000,000, divided into 400,000,000 ordinary shares with a nominal value of €0.01 each.

Issued Share Capital

As of the date of this prospectus, (i) the total issued share capital of Coincheck Parent is comprised of 133,179,804 Ordinary Shares, (ii) there are 130,814,526 Ordinary Shares issued and outstanding, (iii) there are 2,365,278 Ordinary Shares held in treasury and (iv) there are also 4,860,148 warrants outstanding, each exercisable at $11.50 per one Ordinary Share, of which 4,730,537 are Public Warrants listed on Nasdaq and 129,611 are Private Warrants held by the Thunder Bridge Sponsor.

Form of Ordinary Shares

All Ordinary Shares are held in registered form. No share certificates are issued.

Issuance of Shares

The Articles of Association provide that Ordinary Shares may be issued and rights to subscribe for such shares may be granted pursuant to a resolution adopted by (i) Coincheck Parent’s general meeting at the proposal of the Board, or (ii) if so authorized by Coincheck Parent’s general meeting, by the Board. For as long as, and to the extent that the authorization referred to under (ii) is effective, Coincheck Parent’s general meeting will not have the power to resolve to issue Ordinary Shares or grant rights to subscribe for such shares. Pursuant to Dutch law, the authorization referred to under (ii) may be granted, and subsequently extended, in each case for a period not exceeding five years. The authorization cannot be withdrawn, unless determined otherwise at the time of the authorization. The resolution to authorize the Board as corporate body authorized to issue Ordinary Shares and grant rights to subscribe for shares must state the maximum number of shares that may be issued under the authorization.

No general meeting resolution or resolution of the Board is required for the issuance of shares pursuant to the exercise of previously granted rights to subscribe for shares.

Preemptive Rights

Pursuant to Dutch law and the Articles of Association, each shareholder has a preemptive right in proportion to the aggregate amount of its Ordinary Shares upon the issuance of new Ordinary Shares or the grant of rights to subscribe for such shares, except in cases where Ordinary Shares are issued or rights thereto are granted: (i) to employees of Coincheck Parent, (ii) against payment other than in cash, or (iii) to persons exercising a previously granted right to subscribe for Ordinary Shares.

Pursuant to the Articles of Association, the preemptive rights in respect of newly issued Ordinary Shares or rights to subscribe for such shares, may be restricted or excluded by a resolution of the Board if and insofar as it has been designated as corporate body authorized for that purpose by Coincheck Parent’s general meeting. The Board may only be designated in accordance with the preceding sentence to the extent that it is also designated as corporate body authorized to resolve upon the issuance of Ordinary Shares and grant of rights to subscribe for such shares. The designation may be granted, and subsequently extended, in each case for a period not exceeding five years, and cannot be withdrawn, unless determined otherwise at the time of designation. If the Board is not designated as described above, Coincheck Parent’s general meeting may resolve to limit or exclude the preemptive rights in respect of issuances of Ordinary Shares and grant rights to subscribe for shares, but only at the proposal of the Board.

Purchase and Repurchase of Ordinary Shares

Pursuant to Dutch law, neither Coincheck Parent nor its subsidiaries may subscribe for Ordinary Shares to be issued. Coincheck Parent and its subsidiaries may acquire (repurchase) Ordinary Shares, subject to the applicable provisions and restrictions of Dutch law and the Articles of Association, to the extent that: (i) the Ordinary Shares are fully paid-up, (ii) if the Ordinary Shares are repurchased for valuable consideration, such repurchase would not cause Coincheck Parent’s shareholders’ equity (eigen vermogen) to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves that Coincheck Parent must maintain pursuant to Dutch law and the Articles of Association, and (iii) immediately after the acquisition of such Ordinary Shares, Coincheck Parent, together with its subsidiaries, would not hold, as shareholders or pledgees, shares having an aggregate nominal value that exceeds 50% of Coincheck Parent’s issued share capital. In addition, neither Coincheck Parent nor its subsidiaries may hold more than one-tenth of its issued share capital for more than three years after it was converted into a public limited liability company (naamloze vennootschap) or after it acquired its own shares (i) for no consideration or (ii) under universal succession of title (algemene titel).

Coincheck Parent may only acquire Ordinary Shares if Coincheck Parent’s general meeting has authorized the Board to do so. Such an authorization may be granted for a maximum period of 18 months and must specify the number of Ordinary Shares that may be acquired, the manner in which they may be acquired and the relevant price range. No authorization is required for the acquisition of Ordinary Shares for no valuable consideration or under universal succession of title, or if the Ordinary Shares are acquired by Coincheck Parent with the intention of transferring them to Coincheck Parent’s employees or employees within Coincheck Parent pursuant to an applicable arrangement.

In line with market practice for Dutch listed companies, the Board has been irrevocably authorized, for a period of 18 months following the Closing Date, to have Coincheck Parent acquire fully paid-up Ordinary Shares up to the maximum number of 10% of Coincheck Parent’s issued share capital in the aggregate.

Coincheck Parent cannot derive any right to any distribution or any voting rights from any repurchased Ordinary Shares. Coincheck Parent’s subsidiaries that have acquired Ordinary Shares will not be entitled to exercise their voting rights or to receive any dividends on such shares.

Capital Reduction

Coincheck Parent’s general meeting may resolve to reduce Coincheck Parent’s issued share capital by (i) cancelling Ordinary Shares, or (ii) reducing the nominal value of the Ordinary Shares through an amendment of the Articles of Association (provided that the nominal value of an Ordinary Share cannot be less than EUR 0.01 under Dutch law). In either case, the reduction would be subject to applicable statutory provisions, including the observance of a two-month creditor opposition period.

A resolution to cancel Ordinary Shares may only relate to Ordinary Shares held by Coincheck Parent itself or in respect of which Coincheck Parent holds the depositary receipts. A resolution to reduce Coincheck Parent’s issued share capital requires a majority of at least two/thirds of the votes cast at Coincheck Parent’s general meeting if less than half of the issued share capital is represented at the meeting concerned. If half of the issued share capital or more is represented at the general meeting, the resolution may be adopted with a simple majority of votes cast.

Transfer of Shares

Pursuant to Dutch law and the Articles of Association, the Ordinary Shares are freely transferable. Under Dutch law and the Articles of Association, the transfer of Ordinary Shares (other than in book-entry form) or the creation of a right in rem on such shares will require a written deed for that purpose and, unless Coincheck Parent is a party to the deed, written acknowledgement by or proper service upon Coincheck Parent to be effective.

Pursuant to the Articles of Association, for as long as one or more Ordinary Shares are listed and admitted to trading on a regulated foreign stock exchange, the Board may resolve, in accordance with applicable Dutch law, that the laws of the State of New York, United States of America, rather than Dutch law shall apply to the property law aspects of the Ordinary Shares included in the part of the shareholders’ register kept outside the Netherlands by the relevant transfer agent appointed by the Board for that purpose.

Discriminating Provisions

There are no provisions in the Articles of Association that discriminate against a shareholder because of its ownership of a certain number of Ordinary Shares. There are no particular limitations on the rights to own Ordinary Shares, including on the rights of non-resident or foreign shareholders to hold or exercise voting rights imposed by foreign law or governing documents.

Distributions

Coincheck Parent may only make distributions (whether interim or annual) on the Ordinary Shares if its equity exceeds the sum of its paid-up and called-up capital and the reserves it must maintain pursuant to Dutch law and the Articles of Association. Coincheck Parent does not anticipate making any distributions on Ordinary Shares in the foreseeable future.

Distribution of Dividends

Pursuant to Dutch law and the Articles of Association, the distribution of dividends may only take place after the adoption of Coincheck Parent’s annual accounts which show that the distribution is permitted. The Board may resolve to reserve all or part of Coincheck Parent’s profits. Any profits remaining after the reservation referred to in the previous sentence shall be at the disposal of the general meeting. Coincheck Parent’s general meeting may resolve to distribute the remaining profits to Coincheck Parent’s shareholders. Coincheck Parent’s general meeting, at the proposal of the Board, may resolve that part of the distribution is made in kind, including in the form of Ordinary Shares, or in a currency other than the Euro.

Interim Distributions

Subject to the provisions of Dutch law and the Articles of Association, the Board, or Coincheck Parent’s general meeting at the proposal of the Board, may resolve upon interim distributions on the Ordinary Shares to be charged to Coincheck Parent’s freely distributable reserves. For this purpose, the Board must prepare an interim statement of assets and liabilities, reflecting that (i) the capital requirements set out above are met, and (ii) Coincheck Parent has sufficient funds available for distribution. Interim distribution may be made in cash or in kind, including in the form of Ordinary Shares.

General Meetings

Location

Coincheck Parent general meetings are held in Amsterdam, Haarlemmermeer (which includes Schiphol Airport), The Hague or Rotterdam, the Netherlands. In deviation from the foregoing and to the extent permitted by law, the Board may decide that a general meeting is only accessible by electronic means in accordance with the applicable legal provisions.

Annual General Meeting

Coincheck Parent must hold at least one general meeting per year. This annual general meeting must be held within six months after the end of Coincheck Parent’s fiscal year.

Other General Meetings

In addition to the annual general meeting, a general meeting must also be held within three months after the Board has determined it to be likely that Coincheck Parent’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such general meeting in a timely manner, each shareholder or other person entitled to attend the general meeting may be authorized by the Dutch court to convene a general meeting.

Additional general meetings are also held whenever required under Dutch law or considered appropriate by the Board. Pursuant to Dutch law and the Articles of Association, one or more shareholders solely or jointly representing at least 10% of the issued share capital of Coincheck Parent may request the Board to convene a general meeting. If the Board does not take the steps necessary to ensure that the requested general meeting is to be held within six weeks after the request, the requesting shareholder(s) may, at their request, be authorized by the Dutch court to convene a general meeting, subject to the fulfillment of certain requirements.

Convocation

Coincheck Parent’s general meetings shall be convened by a notice, which includes the location, day and time of the meeting as well as an agenda stating the items to be discussed, which in case of the annual general meeting must include the adoption of Coincheck Parent’s annual accounts, the appropriation of profits and losses and proposals relating to the Board, including the appointment and reappointment of directors and filling of any vacancies. In addition, the agenda for a general meeting must contain such items as the Board or the person(s) convening the meeting determine.

Pursuant to Dutch law and the Articles of Association, one or more shareholders solely or jointly representing at least 3% of the issued share capital of Coincheck Parent have the right to request the inclusion of additional items on the agenda of a general meeting. Such requests must be made in writing, substantiated and received no later than the 60th before the day of the relevant general meeting. No resolutions shall be adopted on items other than those that have been included in the agenda. Under the Articles of Association, certain agenda items can only be put on the agenda as a voting item by the Board. However, shareholders that meet the relevant requirements set out above may still request the inclusion of such items on the agenda as a discussion item.

Notice

Coincheck Parent will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily nationally distributed newspaper, and in any other manner that may be required to follow in order to comply with Dutch law and applicable Nasdaq and SEC requirements. The Articles of Association and Dutch law provide that general meetings of Coincheck Parent will be convened by the Board, no later than on the 15th day prior to the day of the meeting.

Record Date

Pursuant to Dutch law and the Articles of Association, the Board may determine a record date (registratiedatum) of 28 calendar days prior to the day of the general meeting to establish which shareholders and persons with meeting rights are entitled to attend and, if applicable, vote at the general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the general meeting. The Articles of Association provide that a shareholder must notify Coincheck Parent in writing of his or her identity and his or her intention to attend (or be represented at) the general meeting, such notice to be received by Coincheck Parent on the date set by the Board in accordance with the Articles of Association and as set forth in the convening notice.

Chair

Pursuant to the Articles of Association, general meetings will be presided over by the Executive Chairperson. If the Executive Chairperson is absent or unable to preside over the general meeting, the Lead Non-Executive Director, or in case of his or her absence or inability, the Vice-Chairperson, if any, will preside. If all of the aforementioned are absent or unable to act, the general meeting will be presided by any other person designated for that purpose by the Board. The chair of the general meeting appoints a secretary of the general meeting.

Shareholder Decision-Making

Voting Rights

Pursuant to the Articles of Association, each Ordinary Share confers the right to cast one vote at the general meeting. The voting rights attached to any Ordinary Shares held by Coincheck Parent or its direct or indirect subsidiaries are suspended. Nonetheless, the holders of a right of usufruct or a pledge on Ordinary Shares in favor of a party other than Coincheck Parent or a direct or indirect subsidiary are not excluded from the right to vote such shares if the right of usufruct or right of pledge was created prior to the time the shares concerned were acquired by Coincheck Parent or any of its subsidiaries. Coincheck Parent may not exercise voting rights for Ordinary Shares in respect of which it or any of its subsidiaries has a right of usufruct or pledge. The holder of a usufruct or pledge on shares shall have the voting rights attached thereto if so provided for when the usufruct or pledge was created. Ordinary Shares which are not entitled to be voted on pursuant to the foregoing will not be taken into account for the purpose of determining the number of shares on which votes may be cast or the amount of share capital that is present or represented at a general meeting.

Under the Articles of Association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast, and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting, are counted when determining the part of the issued share capital that is present or represented at a general meeting.

Majority Requirements

Unless Dutch law or Coincheck Parent provide otherwise, all resolutions adopted at a general meeting will be adopted by a simple majority of votes cast. In the event of a tied vote, the proposal concerned will be rejected.

Quorum Requirements

The Articles of Association do not provide for quorum requirements generally applicable to general meetings of Coincheck Parent. Resolutions of the general meeting of Coincheck Parent may be adopted irrespective of the issued share capital present or represented at such general meeting, unless Dutch law or the Articles of Association stipulate otherwise.

Major Transactions

Pursuant to Dutch law and the Articles of Association, resolutions of the Board concerning a material change in Coincheck Parent’s identity, character or business are subject to the approval of the general meeting. Aforementioned changes include: (i) a transfer of all or virtually all of Coincheck Parent’s business to a third party, (ii) the entry into or termination of a long-term cooperation of Coincheck Parent or of a subsidiary with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this cooperation or termination thereof is of significant importance to Coincheck Parent, and (iii) the acquisition or disposal of an interest in the capital of a company by Coincheck Parent or by a subsidiary with a value of at least one/third of the value of Coincheck Parent’s assets, according to the balance sheet with explanatory notes or, if Coincheck Parent prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes as reflected in Coincheck Parent’s most recently adopted annual accounts.

Amendment of Articles of Association, Legal Merger and Demerger

The general meeting may only resolve upon (i) an amendment of the Articles of Association, and (ii) a legal merger or legal demerger to which Coincheck Parent is a party, at the proposal of the Board. A resolution to amend the Articles of Association or to effect a legal merger or legal demerger requires a simple majority of the votes cast in the general meeting.

Dissolution and Liquidation

The general meeting may only resolve upon the dissolution of Coincheck Parent at the proposal of the Board. A resolution to dissolve Coincheck Parent requires a simple majority of the votes cast in the general meeting. If Coincheck Parent is dissolved, its liquidation will be carried out by the Board, unless the general meeting decides otherwise at the proposal of the Board.

If Coincheck Parent is dissolved and its assets are liquidated, any assets remaining after all Coincheck Parent’s debts have been settled will be for the benefit of Coincheck Parent’s shareholders in proportion to the aggregate nominal value of the Ordinary Shares held by each of them.

Board of Directors

Board Structure and Composition

Pursuant to the Articles of Association, Coincheck Parent has a one-tier board comprised of one or more executive directors and one or more non-executive directors. Subject to the approval of the general meeting, the Board will determine the number of executive and non-executive directors serving on the Board, provided that the majority will consist of Non-Executive Directors. The Board currently is currently composed of nine members.

Independence

At least three directors on the Board shall qualify as independent under the listing rules of Nasdaq, and the majority of the Non-Executive Directors shall qualify as independent within the meaning of the DCGC.

Nomination and Appointment

Pursuant to the Articles of Association, the directors will be appointed by Coincheck Parent’s general meeting upon a non-binding (non-exclusive) nomination by the Board. In accordance with Dutch law, Executive Directors may not participate in the Board’s deliberations and decision-making process regarding such nomination. A resolution to appoint a director will require a majority of votes cast at the general meeting.

Term of Appointment

Unless resolved otherwise by Coincheck Parent’s general meeting at the proposal of the Board, directors will be subject to annual re-election and will be appointed for a term ending at the close of the first annual general meeting of Coincheck Parent held following their appointment.

Suspension and Dismissal

Coincheck Parent’s general meeting may at all times suspend or dismiss a director of Coincheck Parent. Pursuant to the Articles of Association, a resolution to suspend or dismiss a director will require a majority of the votes cast in a general meeting. The Board may at all times resolve to suspend an Executive Director.

Vacancies and Inability to Act

Pursuant to the Articles of Association, in case of any vacancy on the Board or the inability to act of a director, a temporary director may be designated by the Board. The temporary replacement will hold office until the earlier of (i) his death, disability, retirement, resignation, disqualification or dismissal from the Board, (ii) the end of the next annual general meeting (or such general meeting convened earlier to fill the vacancy) and (iii) such time as the vacancy, or inability of the director, in respect of which he or she was designated as temporary replacement is resolved.

Board Duties

The Executive Directors serving on the Board will primarily be responsible for all day-to-day management and operations of Coincheck Parent. The Non-Executive Directors will, among other things, supervise the Executive Directors’ performance of duties and Coincheck Parent’s general affairs and its business, and will render their advice and direction to the Executive Directors. The Non-Executive Directors will furthermore perform any duties allocated to them under or pursuant to Dutch law or the Articles of Association. The Executive Directors will timely provide the Non-Executive Directors with all information they need in order to properly carry out their duties.

The Board may allocate its duties and powers among its members and the committees of the Board in or in accordance with the board regulations or otherwise in writing.

Titles and Roles

The Board may in its discretion grant its members titles.

Board Committees

The Board is to have the following standing committees: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk Committee. The Board may from time to time by resolution establish and maintain other committees (whether standing or ad hoc). The regulations applicable to the committees of the Board are in committee charters.

Liability of Directors

Pursuant to Dutch law, each member of the Board may be held jointly and severally liable to Coincheck Parent for damages in the event of improper or negligent performance of his or her duties. Furthermore, directors may be held liable to third parties based on tort pursuant to certain provisions of the Dutch Civil Code (“DCC”). All members of the Board will be jointly and severally liable for failure of one or more co-directors. An individual director will only be exempt from liability if he or she proves that he or she cannot be held culpable for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a member of the Board may, however, refer to the allocation of tasks among the directors.

Board Regulations

Pursuant to the Articles of Association, the Board has adopted regulations dealing with its internal organization, the manner in which decisions are taken, the place and manner in which meetings are held, the composition, duties and organization of its committees and any other matters concerning the Board, its members and its committees.

Board Decision-Making

Pursuant to the Articles of Association, unless the board regulations provide otherwise, the Board may only adopt resolutions at a meeting if the majority of the members entitled to vote is present or represented, and resolutions will be adopted by a majority of the votes cast. Each member of the Board shall have one vote in the Board’s decision-making. In case of a tied vote, the Executive Chairperson shall have a casting vote.

Conflict of Interest

A member of the Board will not participate in the Board’s deliberations and decision-making process if such director has a direct or indirect personal conflict of interest with Coincheck Parent and its associated business enterprise. If the Board is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to a conflict of interest, the resolution may nevertheless by adopted by the Board.

Representation

The Board as a whole and the Executive Chairperson individually are authorized to represent Coincheck Parent. The Board may authorize one or more persons, whether or not employees by Coincheck Parent, to represent Coincheck Parent, whether or not on a continuing basis.

Listing of Securities

Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities.

Transfer Agent and Registrar

Coincheck Parent has listed the Ordinary Shares in registered form and such Ordinary Shares, through the transfer agent, are uncertificated. Coincheck Parent has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Coincheck Parent’s shareholders’ register on behalf of the Board, and to act as transfer agent and registrar for the Ordinary Shares. The Ordinary Shares are traded on Nasdaq in book-entry form. The warrant agent for the Warrants is also Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Dutch Law

No Arrangement of Protective Measures in the Articles of Association

Under Dutch law, various protective measures for a Dutch company against takeovers are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. It is not anticipated that Coincheck Parent will adopt any protective measures.

Response Times Based on the DCGC and DCC

In accordance with the DCGC, a shareholder may only request the inclusion of an item on the agenda after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda for a general meeting that may result in a change in Coincheck Parent’s strategy, pursuant to the DCGC the Board may invoke a response time of a maximum of 180 days until the day of the general meeting.

Furthermore, under Dutch law, a statutory response time of 250 days applies. If the shareholder(s’) request entails a proposal for a change to the composition of the Board or of corresponding provisions in the Articles of Association, the Board may invoke a 250-day response time. During this time, the general meeting cannot vote on the requested proposals; the proposals may however be discussed during the general meeting at the request of the relevant shareholder(s). The Board must use the 250-day response time to collect the information it needs in order to come to a prudent decision regarding the shareholder(s’) request(s). The Board must prepare a report on the policy and course of action pursued, and this report must be placed on Coincheck Parent’s website. The report must also (as a discussion item) be placed on the agenda of the first general meeting held after the response time has ended.

Limitation on Liability and Indemnification of Directors and Officers

The general meeting of Coincheck Parent may resolve to annually discharge the directors, to release them from any loss, damage or right to compensate arising out of or in connection with the exercise of their duties and which appear from the annual report and annual accounts of Coincheck Parent or as otherwise disclosed to the general meeting.

The Articles of Association also include a provision on indemnification. Pursuant to the Articles of Association and unless Dutch law provides otherwise, Coincheck Parent is required to indemnify any and all of the directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of Coincheck Parent, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them.

Notwithstanding Coincheck Parent’s obligation to indemnify and hold harmless as referred to above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Coincheck Parent or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or are covered by an insurance policy and the insurer has paid out these costs or capital losses.

The indemnification described above will not be exclusive of any other rights to which those indemnified may be entitled.

Pursuant to the Articles of Association, the indemnification described above may be further implemented in indemnification agreements or otherwise.

Coincheck Parent also maintains an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

The description of indemnity herein is merely a summary of the provisions in the Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Articles of Association or other indemnification agreements entered into.

Warrants

Upon the completion of the Business Combination, there were 4,730,537 Public Warrants outstanding. The Public Warrants, which each entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share, will become exercisable on the later of January 9, 2025, which is 30 days after the completion of the Business Combination, and the date that the issuance of the underlying Ordinary Shares is registered on an effective registration statement of Coincheck Parent. The Public Warrants will terminate at 5:00 p.m., Eastern Time on the earlier to occur of: (i) the date that is five (5) years after the date on which the Business Combination is completed, (ii) the liquidation of Coincheck Parent, or (iii) the redemption date as provided in the warrant agreement dated June 29, 2021 by and between Thunder Bridge and Continental Stock Transfer & Trust Company, as warrant agent (as amended).

Upon the completion of the Business Combination, there were also 129,611 Private Warrants held by the Thunder Bridge Sponsor. The Private Warrants are identical to the Public Warrants in all material respects, except that so long as the Private Warrants are held by the Thunder Bridge Sponsor or its permitted transferees, the Private Warrants (and the Ordinary Shares issuable upon exercise of these warrants) may not be transferred, assigned or sold until March 10, 2025 subject to certain limited exceptions. Additionally, the Private Warrants may be exercised by the holders on a cashless basis and will not be redeemable (subject to certain limited exceptions), so long as they are held by the Thunder Bridge Sponsor or its permitted transferees. If the Private Warrants are held by someone other than the Thunder Bridge Sponsor or its permitted transferees, such warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Redemption of Public Warrants when the price per Ordinary Share equals or exceeds $18.00

Pursuant to the Warrant Agreement, with any amendments thereto, if any, once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, (iv) if, and only if, the last reported sale price of Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending three days before sending the notice of redemption to each warrant holder, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

When the Public Warrants become redeemable, Coincheck Parent will be able to exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00

Once the Public Warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that warrantholders will be able to exercise their warrants on a cashless basis prior to redemption and receive a specified number of Ordinary Shares based on the redemption date and the “fair market value” of the Ordinary Shares, (iii) if, and only if, the last reported sale price of Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, and (iv) if the last reported sale price of the Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three days before sending the notice of redemption to each warrant holder, the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

For purposes of the foregoing, “fair market value” of the Ordinary Shares means the volume weighted average price of Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. Coincheck Parent will provide the warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Listing of Securities

Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CNCK” and “CNCKW,” respectively. Holders of Ordinary Shares and Public Warrants should obtain current market quotations for their securities.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 26, 2025, Coincheck Parent had 130,814,526 Ordinary Shares outstanding. All of Coincheck Parent’s Ordinary Shares issued to the Thunder Bridge stockholders in connection with the Business Combination are freely transferable by persons other than by affiliates of the Sponsor, Thunder Bridge or the Company without restriction or further registration under the Securities Act. Additionally, Coincheck, Inc.’s shareholders received 122,587,617 Ordinary Shares of Coincheck Parent, all of which are subject to the lock-up agreement described below. Sales of substantial amounts of the Ordinary Shares Coincheck Parent in the public market could adversely affect prevailing market prices of the Ordinary Shares of Coincheck Parent. Prior to the Business Combination, there had been no public market for the Ordinary Shares. Coincheck Parent has listed its Ordinary Shares on Nasdaq, but there can be no assurance that a regular trading market will be maintained for the Ordinary Shares.

The number of Ordinary Shares outstanding following this offering is based on 130,814,526 Ordinary Shares outstanding as of August 26, 2025 and excludes:

•        4,860,148 Ordinary Shares issuable upon exercise of Warrants that were outstanding as of March 7, 2025;

•        Ordinary Shares authorized for issuance under the Omnibus Incentive Plan, with an initial authorized amount of 9,079,565 Ordinary Shares (with such authorized amount increasing annually in accordance with the terms and subject to the conditions of the Omnibus Incentive Plan); and

•        2,365,278 Ordinary Shares held in treasury.

All of the Ordinary Shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any Ordinary Shares sold to our “affiliates,” which are also subject to the limitations included in the Dutch Civil Code and the articles of association of Coincheck Parent. Under Rule 144 of the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.

Lock-up Agreements

In connection with the Business Combination Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, and as a condition and inducement to Thunder Bridge’s willingness to enter into the Business Combination Agreement, Coincheck, Inc., Coincheck Parent and the equityholders of Coincheck, Inc. party thereto (for purposes of this subsection, each an “Equityholder”) executed and delivered Lock-Up Agreements, pursuant to which, among other things, each Equityholder (in his capacity as the stockholder of Coincheck, Inc.) agreed to (i) deliver a duly executed copy of the Registration Rights Agreement on the Closing Date, and (ii) the lock-up restrictions in the Lock-Up Agreements.

Each Equityholder agreed not to transfer their respective Ordinary Shares, excluding any shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act where the issuance of Ordinary Shares occurs on or after the Closing, following the Closing (subject to certain exceptions), except as follows:

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the closing price of the lock-up shares is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period;

•        An aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $17.50 for any 20 trading days within any 30 consecutive trading day period; and

•        The remainder, being an aggregate of one-third of the Equityholder’s lock-up shares will be automatically released from the lock-up (allocated pro rata) if the last sale price of the lock-up shares is greater than or equal to $20.00 for any 20 trading days within any 30 consecutive trading day period.

The Lock-Up Agreement will terminate upon the earlier to occur of (A) 8:00 am Eastern Time on December 10, 2025 and (B) the third early lock-up expiration time.

In connection with the Next Finance Acquisition

The Next Finance SPA provides that, subject to certain customary exceptions, certain of the Next Finance Shareholders may not transfer any of the Next Finance Acquisition Shares during the period beginning on the Next Finance Closing Date and ending on December 31, 2026, provided, however, an aggregate of 70% of such shares will be released from such transfer restrictions at five predetermined intervals between May 14, 2025 and July 1, 2026.

Registration Rights Agreement

At the Closing, the Thunder Bridge Sponsor, Coincheck Parent, Monex and certain other shareholders of Coincheck Parent (collectively, the “Holders”) entered into the Registration Rights Agreement, pursuant to which, among other things, Coincheck Parent agreed to use its reasonable best efforts to (i) file a Registration Statement within 20 business days following the Closing Date to permit the public resale under the Securities Act of all the securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in the Registration Rights Agreement, and (ii) cause such Registration Statement to be declared effective as soon as practicable after the filing thereof. The Registration Rights Agreement also permits underwritten takedowns and provides for customary “piggy-back” registration rights.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Coincheck Parent or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of Coincheck Parent’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Coincheck Parent is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Coincheck Parent for at least six months but who are Coincheck Parent’s affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•        the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Coincheck Parent’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Coincheck Parent.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

TAXATION

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion describes certain U.S. federal income tax consequences of the ownership and disposition of Ordinary Shares and Warrants. This discussion deals only with Ordinary Shares and Warrants, in each case, that are held as capital assets by a U.S. Holder (as defined below).

As used herein, the term “U.S. Holder” means a beneficial owner of Ordinary Shares or Warrants that is, for U.S. federal income tax purposes, any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, as well as the Convention Between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Treaty”), all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•        a dealer or broker in securities or currencies;

•        a financial institution;

•        a regulated investment company;

•        a real estate investment trust;

•        an insurance company;

•        a tax-exempt organization;

•        a person holding Ordinary Shares or Warrants as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•        a trader in securities that has elected the mark-to-market method of accounting for your securities;

•        a person liable for alternative minimum tax;

•        a person who owns or is deemed to own 10% or more of our stock (by vote or value);

•        a person required to accelerate the recognition of any item of gross income with respect to Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement; or

•        a person whose “functional currency” is not the U.S. dollar.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares or Warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Ordinary Shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or non-U.S. tax laws.

If you are considering the purchase of Ordinary Shares or Warrants, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of Ordinary Shares or Warrants, as applicable, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on the Ordinary Shares (including any amounts withheld to reflect Dutch withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Subject to applicable limitations (including a minimum holding period requirement), dividends received by non-corporate U.S. Holders from a qualified foreign corporation may be treated as “qualified dividend income” that is subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements. A foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that Ordinary Shares, which are listed on the NASDAQ, are readily tradable on an established securities market in the United States. There can be no assurance, however, that Ordinary Shares will be considered readily tradable on an established securities market in the United States in later years. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

Notwithstanding the foregoing, we will not be treated as a qualified foreign corporation, and non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us, if we are a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “— Passive Foreign Investment Company” below).

The amount of any dividend paid in euros will equal the U.S. dollar value of the euros received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, regardless of whether the euros are converted into U.S. dollars. If the euros received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the euros received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the euros equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the euros will be treated as United States source ordinary income or loss.

Subject to certain conditions and limitations (including a minimum holding period requirement), Dutch withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Ordinary Shares will be treated as income from sources outside the United States and will generally constitute passive category income. However, Treasury regulations addressing foreign tax credits (the “Foreign Tax Credit Regulations”) impose additional requirements for foreign taxes to be eligible for a foreign tax credit if the relevant taxpayer does not elect to apply the benefits of an applicable income tax treaty, and there can be no assurance that those requirements will be satisfied if you do not elect to apply the benefits of the Treaty. The Department of the Treasury and the Internal Revenue Service (the “IRS”) are considering proposing amendments to the Foreign Tax Credit Regulations. In addition, recent notices from the IRS provide temporary relief by allowing taxpayers that comply with applicable requirements to apply many aspects of the foreign tax credit regulations as they previously existed (before the release of the current Foreign Tax Credit Regulations) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). Instead of claiming a foreign tax credit, you may be able to deduct Dutch withholding taxes on dividends in computing your taxable income, subject to generally applicable limitations under United States law (including that a U.S. Holder is not eligible for a deduction for otherwise creditable foreign income taxes paid or accrued in a taxable year if such U.S. Holder claims a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year). The rules governing the foreign tax credit and deductions for foreign taxes are complex. You are urged to consult your tax advisors regarding the Foreign Tax Credit Regulations (and the related temporary relief in the IRS notices) and the availability of a foreign tax credit or a deduction under your particular circumstances.

Distributions of Ordinary Shares or rights to subscribe for Ordinary Shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and you generally will not be able to use a foreign tax credit for any Dutch withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment that has the effect of preventing dilution is generally not treated as a constructive distribution. Nevertheless, a U.S. Holder of a Warrant will generally be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of Ordinary Shares. Any such constructive distribution will generally be subject to tax as described above under “— Taxation of Dividends” in the same manner as if the U.S. Holder of such Warrant had received a cash distribution from us in an amount equal to the fair market value of such increased interest.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•        at least 75% of our gross income is passive income, or

•        at least 50% of the value (generally determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). In addition, cash and other assets readily convertible into cash are generally considered passive assets. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition or in the value of our assets. There can be no assurance that Coincheck Parent will not be treated as a PFIC for any taxable year. If we are a PFIC for any taxable year in which you hold Ordinary Shares, you will generally be subject to certain adverse U.S. federal income tax consequences described below for that year and for each subsequent year in which you hold the Ordinary Shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your Ordinary Shares had been sold on the last day of the last taxable year during which we were a PFIC (such election, the “Deemed Sale Election”). You are urged to consult your own tax advisor about this election.

If we are a PFIC for any taxable year during which you hold Ordinary Shares and you do not make a timely mark-to-market election or “qualified electing fund” election, each as described below, you will be subject to certain adverse U.S. federal income tax consequences with respect to gain realized from a sale or other taxable disposition of such Ordinary Shares (or shares of any of Coincheck Parent’s subsidiaries that are lower-tier PFICs, as discussed below) and certain distributions received on such Ordinary Shares (or shares of any of the Company’s subsidiaries that are lower-tier PFICs). U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their investment in the Company.

If we are a PFIC for any taxable year during which you hold Ordinary Shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In lieu of being subject to the adverse U.S. federal income tax consequences discussed above, you may make a mark-to-market election with respect to Ordinary Shares provided such Ordinary Shares are treated as “marketable stock.” The Ordinary Shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations).

If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your Ordinary Shares at the end of the year over your adjusted tax basis in your Ordinary Shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Ordinary Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in your Ordinary Shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of Ordinary Shares in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election, and thereafter as capital loss.

If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you will generally continue to be subject to the adverse U.S. federal income tax consequences discussed above with respect to your indirect interest in any such lower-tier PFIC. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances. Currently, a mark-to-market election may not be made with respect to the Warrants.

Alternatively, you can sometimes avoid the adverse U.S. federal income tax consequences in respect of PFIC shares, described above, by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. A “qualified electing fund” election (a “QEF election”) requires you to include currently in income each year your pro rata share of a PFIC’s ordinary earnings and net capital gains (as ordinary income and long-term capital gain, respectively), regardless of whether or not such earnings and gains are actually distributed. Thus, you could have a tax liability with respect to such earnings or gains without a corresponding receipt of cash. Your basis in the shares of a qualified electing fund will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to you. You must make a QEF election if you wish to have this treatment. To make a QEF election, you will need to have an annual information statement from the PFIC setting forth the earnings and capital gains for the year. If we determine that Coincheck Parent (or a lower-tier PFIC subsidiary, if applicable) is a PFIC for any taxable year, we will endeavor to provide a PFIC annual information statement with respect to Coincheck Parent (or the lower-tier PFIC subsidiary, if applicable) for such taxable year. However, there can be no assurance that we will know whether Coincheck Parent is a PFIC or that it will provide the PFIC annual information statement.

You should consult your own tax advisors as to the consequences of the QEF election (including the consequences of making a retroactive election, which may be permitted in particular circumstances, such as if you had a reasonable belief that we were not a PFIC and filed a protective election).

The application of the PFIC rules to Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treat an “option” (which would include a Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provide that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. Holders of Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to Warrants.

However, a U.S. Holder may make a QEF election with respect to an Ordinary Share acquired upon the exercise of a Warrant and a QEF election previously made with respect to Ordinary Shares will apply to Ordinary Shares newly acquired upon exercise of a Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held Warrants), unless the U.S. Holder makes a purging election under the PFIC rules (such as the Deemed Sale Election discussed above). U.S. Holders should consult with their own tax advisors regarding the application of the PFIC rules to Warrants.

You will generally be required to file IRS Form 8621 if you hold Ordinary Shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding Ordinary Shares if we are considered a PFIC in any taxable year.

Taxation of Gains or Losses

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Ordinary Shares or Warrants in an amount equal to the difference between the amount realized for the Ordinary Shares or Warrants, as applicable, and your tax basis in your Ordinary Shares or Warrants, as applicable, in each case determined in U.S. dollars. Subject to the discussion under “— Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Ordinary Shares or Warrants for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Acquisition of Ordinary Shares pursuant to Warrants

Subject to the PFIC rules discussed above, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrant for cash. An Ordinary Share acquired pursuant to the exercise of a Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Warrant increased by the amount paid to exercise the Warrant.

It is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant, as applicable.

The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s tax basis in the

Ordinary Share received will generally equal the U.S. Holder’s tax basis in the Warrant. If a cashless exercise is not a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share received on exercise would be treated as commencing on the date of exercise of the Warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Ordinary Share received will include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated as a taxable exchange in which gain or loss is recognized. In such an event, a U.S. Holder will be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the applicable warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received will equal the sum of the U.S. Holder’s tax basis in the Warrants exercised and the exercise price of the applicable warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants.

There can be no assurance regarding which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

If we redeem the Warrants for cash pursuant to the redemption provisions of the Warrants or if we purchase Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of the applicable Warrants by the U.S. Holder, which will generally be subject to tax as described above under “— Taxation of Gains or Losses.”

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of Ordinary Shares and the proceeds from the sale, exchange or other disposition of Ordinary Shares or Warrants that are paid to you within the United States (and in certain cases, outside the United States), unless you establish that you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number and a certification that you are not subject to backup withholding or if you fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material Japanese Tax Considerations of Acquiring, Owning, Disposing of Ordinary Shares or Warrants

Ordinary Shares and Warrants

The following discussion addresses certain Japanese tax consequences of acquiring, owning or disposing, as the case may be, of the Ordinary Shares, or the disposing or exercising, as the case may be, of the Warrants by Japanese and non-Japanese Holders.

This section is intended as general information only. Prospective holders of Ordinary Shares or Warrants should consult their own tax adviser regarding the Japanese tax consequences of any acquisition, holding or disposal of Ordinary Shares or Warrants.

Non-Japanese Holders

No particular tax consequences are expected to arise in Japan as a result of the acquiring, owning, exercising or disposing of the Ordinary Shares or the Warrants for a holder that is not a resident of Japan.

Japanese Holders

The following tax consequences are expected to arise in Japan for a holder that is a resident of Japan.

If a shareholder is an individual, dividends paid to the shareholder are taxable in Japan. As the dividends are paid by a foreign corporation, deduction for dividend cannot be claimed. When Ordinary Shares are transferred to third parties, shareholders will be taxed on the capital gains on transfer as they would be if they were investing in shares of a Japanese corporation, but they will also be taxed on foreign exchange gains. By filing a tax return, such shareholders may claim a foreign tax credit within certain credit limits for Dutch withholding tax.

If a shareholder is a corporation, and the Ordinary Shares held by the corporation are treated as “trading securities,” the valuation gain or loss at the end of the fiscal year is included in the amount of gain or loss for the purpose of calculating the Japanese corporate income tax for the fiscal year. When Ordinary Shares are transferred to third parties, Japanese corporate income tax will be imposed on gains on the transfer. The sale of Ordinary Shares in the U.S. public market does not affect the “taxable sales ratio” for Japanese consumption tax purposes since the transfer price is not taxable. If a share purchase agreement of Ordinary Shares is physically executed in Japan and the agreement specifies the price to be paid, then stamp tax may be imposed.

Material Dutch Tax Considerations of Acquiring, Owning or Disposing of Ordinary Shares or Warrants

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the Ordinary Shares or Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be relevant to a holder of Ordinary Shares or Warrants. For Dutch tax purposes, a holder of Ordinary Shares or Warrants may include an individual or entity not holding the legal title to the Ordinary Shares or Warrants, but to whom, or to which, the Ordinary Shares or Warrants are, or the income from the Ordinary Shares or Warrants is, nevertheless attributed based either on this individual or entity owning a beneficial interest in the Ordinary Shares or Warrants or on specific statutory provisions. These include statutory provisions attributing Ordinary Shares or Warrants to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Ordinary Shares or Warrants.

This section is intended as general information only. Prospective holders of Ordinary Shares or Warrants should consult their own tax adviser regarding the tax consequences of any acquisition, holding or disposal of Ordinary Shares or Warrants.

This section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law should be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference made to a treaty for the avoidance of double taxation refers to treaties concluded by the Netherlands and includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland), the Tax Regulations for the Netherlands and Curaçao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and St. Maarten (Belastingregeling Nederland Sint Maarten) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant where a holder of Ordinary Shares or Warrants:

(i)     is an individual and the income or capital gains derived by a holder of Ordinary Shares or Warrants from the Ordinary Shares or Warrants are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)    has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Coincheck Parent within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) (the “ITA”). Generally, a holder of Ordinary Shares or Warrants has a substantial interest in Coincheck Parent if the holder of Ordinary Shares or Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of the holder of Ordinary Shares or Warrants or the partner, owns or holds, or is deemed to own or hold any shares or certain rights to any shares, including rights to directly or indirectly acquire any shares, directly or indirectly representing 5% or more of Coincheck Parent’s issued capital as a whole or of any class of shares or profit participating certificates (winstbewijzen) relating to 5% or more of Coincheck Parent’s annual profits or 5% or more of Coincheck Parent’s liquidation proceeds;

(iii)   is an entity that, although it is in principle subject to Dutch corporate income tax under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is fully or partly exempt from Dutch corporate income tax (such as a qualifying pension fund as described in Section 5 CITA and a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA), or is an entity that is not tax resident in the Netherlands and functions in a manner that is comparable to a tax exempt investment fund (vrijgestelde beleggingsinstelling) as described in Section 6a CITA;

(iv)   is an investment institution (beleggingsinstelling) as described in Section 28 CITA, or is an entity that is not tax resident in the Netherlands and that has a function comparable to an investment institution (beleggingsinstelling) as described in Section 28 CITA;

(v)    is an entity that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the Ordinary Shares or Warrants (as defined in Section 13 CITA). Generally, a holder of Ordinary Shares or Warrants is required to apply the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in Coincheck Parent;

(vi)   is an entity in respect of which the dividend withholding tax exemption (inhoudingsvrijstelling) can or must be applied with respect to any profits derived from the Ordinary Shares (pursuant to Section 4 or Section 4a of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”)). Pursuant to Section 4 DWTA, a dividend withholding tax exemption may apply if a holder of Ordinary Shares holds an interest of 5% or more of the nominal paid-up share capital in Coincheck Parent. Pursuant to Section 4a DWTA, a dividend withholding tax exemption may generally be applied if a holder of Ordinary Shares (x) is an entity that is tax resident in the Netherlands that is not subject to Dutch corporate income tax, or (y) is an entity which (a) is a resident in a member state of the European Union (“EU”), or a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway) or, to the extent that it concerns shares that are held as a portfolio investment, another state that has been designated by means of a ministerial decree as a state with which the Netherlands can exchange information in line with the international standard on exchange of information, (b) is not subject to a profit tax levied by that state and (c) would not have been subject to Dutch corporate income tax had that entity been resident in the Netherlands, and such holder of Ordinary Shares has obtained a formal decision from the Dutch tax authorities stating that these requirements are met (kwalificatiebeschikking);

(vii)  is an entity that is related (gelieerd) to Coincheck Parent within the meaning of the Withholding Tax Act 2021 (Wet bronbelasting 2021). An entity is considered related if (i) it holds, directly or indirectly, a Qualifying Interest in Coincheck Parent, (ii) Coincheck Parent, directly or indirectly, holds a Qualifying Interest in the holder of Ordinary Shares or Warrants, or (iii) a third party holds, directly or indirectly, a Qualifying Interest in both Coincheck Parent and the holder of Ordinary Shares or Warrants. The term Qualifying Interest means a directly or indirectly held interest — either by an entity individually or jointly if an entity is part of a Qualifying Unity (kwalificerende eenheid) — that enables such entity or such Qualifying Unity to exercise a definite influence over another entities’ decisions, such as Coincheck Parent or the holder of Ordinary Shares or Warrants as the case may be, and allows it to determine the other entities’ activities. The term Qualifying Unity means a cooperation between entities that has as the main purpose or one of the main purposes the avoidance of Dutch withholding tax levied pursuant to the Withholding Tax Act 2021;

(viii) is an entity which is a resident of Aruba, Curaçao or Sint Maarten and fully or partly conducts a business through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in Bonaire, Sint Eustatius or Saba to which the Ordinary Shares or Warrants are attributable; and

(ix)   is not considered the beneficial owner (uiteindelijk gerechtigde) of these Ordinary Shares or Warrants or the benefits derived from or realized in respect of these Ordinary Shares or Warrants.

This section also does not describe any Dutch tax considerations or consequences arising from the Dutch Minimum Tax Act 2024 (Wet minimumbelasting 2024; the Dutch implementation of Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union). Generally, such Dutch tax considerations or consequences may arise for a holder of Ordinary Shares or Warrants that is part of a multinational enterprise group which has at least one Dutch resident constituent entity (including permanent establishments situated in the Netherlands) or a large-scale domestic group, both within the meaning of the Dutch Minimum Tax Act 2024, provided that such a group has an annual revenue of at least €750,000,000 in its (consolidated) financial statements in at least two of the four reporting years immediately preceding the relevant (reporting) year. If a holder of Ordinary Shares or Warrants is part of such a multinational enterprise group or a large-scale domestic group, any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on any transfer of the Ordinary Shares or Warrants, may be subject to a (top-up) tax of up to 15% in the Netherlands.

Withholding Tax

Based on Dutch domestic law, Coincheck Parent is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by it pursuant to the DWTA. Generally, Coincheck Parent is responsible for the withholding of such dividend withholding tax at source.

Dividends distributed by Coincheck Parent include, but are not limited to:

(i)     distributions of profits in cash or in kind, whatever they be named and in whatever form;

(ii)    proceeds from the liquidation of Coincheck Parent or proceeds from the repurchase of Ordinary Shares by Coincheck Parent, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for the purposes of the DWTA;

(iii)   the par value of the Ordinary Shares issued to a holder of Ordinary Shares or Warrants or an increase in the par value of the Ordinary Shares, to the extent that no related contribution, recognized for the purposes of the DWTA, has been made or will be made; and

(iv)   partial repayment of paid-in capital, that is,

•        not recognized for DWTA purposes, or

•        recognized for DWTA purposes, to the extent that Coincheck Parent has “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make this repayment, and (b) the par value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment to the Articles of Association of Coincheck Parent. The term “net profits” includes anticipated profits that have yet to be realized.

In addition to the above, it cannot be excluded that proceeds of redemption of Warrants or proceeds of the repurchase of Warrants or an actual or deemed (including in connection with any cashless exercise of Warrants) full or partial cash settlement of Warrants fall within the scope of the expression “dividends distributed” and are therefore to such extent subject to Dutch dividend withholding tax at a rate of 15%. However, to date, no authoritative case law of the Dutch courts has been made publicly available in this respect.

The exercise of a Warrant will however in the view of Coincheck Parent not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price paid in cash per issued Ordinary Share is below the nominal value of an Ordinary Share (currently, the nominal value per Ordinary Share is €0.01 and the exercise price of a Warrant will be $11.50) and (ii) such difference is not charged against Coincheck Parent’s share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of Warrants, Dutch dividend withholding tax shall be due by Coincheck Parent on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth below.

If a holder of Ordinary Shares or Warrants is an individual that is resident or deemed to be resident in the Netherlands or is an individual that is not resident or deemed to be resident in the Netherlands, but for whom dividends distributed by Coincheck Parent or income deemed to be derived from the Ordinary Shares or Warrants is subject to income tax under the ITA, such holder of Ordinary Shares or Warrants is generally entitled to a credit for any Dutch dividend withholding tax against his Dutch tax liability and to a refund of any residual Dutch dividend withholding tax. Entities that are resident or deemed to be resident in the Netherlands and entities that are not resident or deemed resident in the Netherlands, but for which dividends distributed by Coincheck Parent are subject to corporate income tax under the CITA, can only credit Dutch dividend withholding tax up to the total amount of their Dutch corporate income tax liability without taking into account any credit for Dutch dividend withholding tax and gaming tax (kansspelbelasting). To the extent the aggregate of the Dutch dividend withholding tax and gaming tax exceeds the aggregate Dutch corporate income tax liability in respect of the relevant year, the excess is not refunded, but carried forward to future years subject to certain restrictions and conditions.

Depending on specific circumstances, a holder of Ordinary Shares or Warrants resident in a country other than the Netherlands and for whom dividends distributed by Coincheck Parent or income deemed to be derived from the Ordinary Shares or Warrants is not subject to tax under the ITA or the CITA may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch law, EU law, or treaties for the avoidance of double taxation concluded by the Netherlands.

A holder of Ordinary Shares or Warrants that is resident (i) in an EU member state, (ii) in a state that is a party to the Agreement on the EEA, or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters and for whom dividends distributed by Coincheck Parent or income deemed to be derived from the Ordinary Shares or Warrants is not subject to tax under the ITA or the CITA, may be entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of the Ordinary Shares or Warrants if the final tax burden in respect of the dividends distributed by Coincheck Parent of a comparable Dutch resident holder of Ordinary Shares or Warrants is lower than the withholding tax incurred by the non-Dutch resident holder of Ordinary Shares or Warrants. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident holder of Ordinary Shares or Warrants is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between his state of residence and the Netherlands.

A holder of Ordinary Shares or Warrants who is resident in the United States for purposes of the 1992 treaty for the avoidance of double taxation between the United States and the Netherlands, as amended most recently by the Protocol signed March 8, 2004 (the “US Treaty”) and who is entitled to the benefits of the US Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     if the US holder of Ordinary Shares or Warrants is an exempt pension trust as described in Article 35 of the US Treaty or an exempt organization as described in Article 36 of the US Treaty, the US holder of Ordinary Shares or Warrants is entitled to an exemption from Dutch dividend withholding tax; and

(ii)    if the US holder of Ordinary Shares or Warrants is a company that directly holds at least 10%, but less than 80% of the voting power in Coincheck Parent, the US holder of Ordinary Shares or Warrants will be entitled to a reduction of Dutch withholding tax to a rate of 5%.

A US holder of Ordinary Shares or Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within three years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

A holder of Ordinary Shares or Warrants who is resident in Japan for purposes of the treaty for the avoidance of double taxation between Japan and the Netherlands, signed on August 25, 2010 (the “Japan Treaty”) and who is entitled to the benefits of the Japan Treaty, will be entitled to an exemption from or a reduction of Dutch dividend withholding tax as follows:

(i)     all Japanese holders of Ordinary Shares or Warrants will be entitled to a reduction of Dutch dividend withholding tax to a rate of 10%; and

(ii)    if the Japanese holder of Ordinary Shares or Warrants is a qualifying pension fund as described in Article 3, paragraph 1, under (m), of the Japan Treaty, the Japanese holder of Ordinary Shares or Warrants is entitled to an exemption from Dutch dividend withholding tax, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such qualifying pension fund.

A Japanese holder of Ordinary Shares or Warrants that qualifies for an exemption from, or a reduction of, Dutch dividend withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by making the requisite filings within five years after the end of the calendar year in which the Dutch dividend withholding tax was levied.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Coincheck Parent is not considered to be the beneficial owner (uiteindelijk gerechtigde) of those dividends.

The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a holder of Ordinary Shares will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

(i)     a person other than the holder of Ordinary Shares or Warrants wholly or partly, directly or indirectly, benefits from the dividends;

(ii)    whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the Ordinary Shares on which the dividends were paid; and

(iii)   that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the holder of Ordinary Shares or Warrants.

In general terms, the burden of proof with respect to beneficial ownership of dividends distributed by Coincheck Parent for an exemption from or a reduction of Dutch dividend withholding tax rests with the holder of Ordinary Shares or Warrants. For a credit against Dutch taxes or a refund of Dutch dividend withholding taxes, the burden of proof rests with the Dutch tax authorities unless the holder of Ordinary Shares or Warrants would receive dividends, including dividends on the Ordinary Shares, in a calendar or financial year in respect of which an aggregate amount of more than €1,000 in Dutch dividend withholding tax would be due based on the rate of 15%.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holder of Ordinary Shares or Warrants:

(i)     individuals who are resident or deemed to be resident in the Netherlands (“Dutch Resident Individuals”); and

(ii)    entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands (“Dutch Resident Corporate Entities”).

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Resident Individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.50% on any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on any disposal of the Ordinary Shares or Warrants, where those benefits are attributable to:

(i)     an enterprise from which a Dutch Resident Individual derives profits, whether as an entrepreneur (ondernemer) or by being co-entitled (medegerechtigde) to the net worth of this enterprise other than as an entrepreneur or shareholder; or

(ii)    miscellaneous activities, including activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Resident Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, Ordinary Shares or Warrants held by a Dutch Resident Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities, or who is so engaged or deemed to be engaged but the Ordinary Shares or Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to an annual income tax imposed on a fictitious yield on the fair market value of the Ordinary Shares or Warrants on January 1 of each calendar year under the regime for savings and investments (inkomen uit sparen en beleggen). The annual taxable benefit from a Dutch Resident Individual’s assets and liabilities taxed under this regime, including the Ordinary Shares or Warrants, is based on fictitious percentages, subject to rebuttal by the Dutch Resident Individual as described below, applied to the fair market value of (i) bank savings, (ii) other assets, including the Ordinary Shares or Warrants, and (iii) liabilities.

Taxation only occurs if and to the extent the sum of the fair market value of bank savings and other assets minus the fair market value of the liabilities exceeds a certain threshold (heffingvrij vermogen). The tax rate under the regime for savings and investments is a flat rate of 36%.

For the calendar year 2025, the definitive fictitious percentages applicable to the first and third category mentioned above (bank savings and liabilities) have not yet been determined. The definitive fictitious yield percentage applicable to the second category mentioned above (other assets, including the Ordinary Shares or Warrants) is 5.88% for the calendar year 2025.

Certain transactions that have the effect of reducing the fictitious yield by shifting assets between the aforementioned categories (i) and (ii) or increasing liabilities in any three months period starting before and ending after January 1 of the relevant year will for this purpose be ignored unless the holder of Ordinary Shares or Warrants can demonstrate that such transactions are implemented for other reasons than tax reasons.

In connection with decisions of the Dutch Supreme Court that the regime for savings and investments under specific circumstances may be incompatible with the European Convention on Human Rights, a law entered into force on July 19, 2025, introducing a rebuttal scheme for taxpayers with retroactive effect, partially to January 1, 2017 and partially to January 1, 2023. Taxpayers have the possibility to rebut the applicable fictitious yield percentage if the actual yield (determined in accordance with the specific rules set out in the aforementioned law)

in a certain year is lower. The mere value increase of assets, such as unrealized capital gains on the Ordinary Shares or Warrants, is also considered a realized yield for the application of the rebuttal scheme. If taxpayers succeed in their rebuttal, for which they need to fill out a form that the Dutch tax authorities made available, taxation under the regime for savings and investments is only due in respect of the actual yield realized in the relevant year. The rebuttal scheme is an interim solution for the period until a new regime for taxation of savings and investments is adopted, which is expected to be as of January 1, 2028. Holders of Ordinary Shares or Warrants are advised to consult their own tax advisor to ensure that tax is levied in accordance with the decisions of the Dutch Supreme Court.

Dutch Resident Corporate Entities

Dutch Resident Corporate Entities are generally subject to corporate income tax at statutory rates up to 25.8% on any benefits derived or deemed to be derived from the Ordinary Shares or Warrants, including any capital gains realized on their disposal.

Non-Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holders of Ordinary Shares or Warrants:

(i)     individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Individuals”); and

(ii)    entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Resident Corporate Entities”).

Non-Dutch Resident Individuals

A Non-Dutch Resident Individual will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the Ordinary Shares or Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Individual derives profits from an enterprise, whether as entrepreneur or by being co-entitled to the net worth of this enterprise other than as an entrepreneur or shareholder and this enterprise is fully or partly carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Ordinary Shares or Warrants are attributable;

(ii)    the Non-Dutch Resident Individual derives benefits from miscellaneous activities carried on in the Netherlands in respect of the Ordinary Shares or Warrants, including activities which are beyond the scope of active portfolio investment activities; or

(iii)   the Non-Dutch Resident Individual is entitled to a share — other than by way of securities — in the profits of an enterprise, which is effectively managed in the Netherlands and to which the Ordinary Shares or Warrants are attributable.

Non-Dutch Resident Corporate Entities

A Non-Dutch Resident Corporate Entity will not be subject to any Dutch taxes on income or capital gains derived from the purchase, ownership and disposal or transfer of the Ordinary Shares or Warrants, other than withholding tax as described above, unless:

(i)     the Non-Dutch Resident Corporate Entity derives profits from an enterprise, which is fully or partly carried on through a permanent establishment or a permanent representative in the Netherlands to which the Ordinary Shares or Warrants are attributable; or

(ii)    the Non-Dutch Resident Corporate Entity is entitled to a share — other than by way of securities — in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands and to which the Ordinary Shares or Warrants are attributable.

Under certain specific circumstances, treaties for the avoidance of double taxation may restrict the extent to which Non-Dutch Resident Individuals and Non-Dutch Resident Corporate Entities are subject to Dutch taxes in connection with the acquisition, holding, settlement, redemption, and transfer of the Ordinary Shares or Warrants.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the Ordinary Shares or Warrants by, or inheritance of the Ordinary Shares or Warrants on the death of, a holder of Ordinary Shares or Warrants, unless:

(i)     the holder of Ordinary Shares or Warrants is resident, or is deemed to be resident, in the Netherlands at the time of the gift or death of the holder of Ordinary Shares or Warrants;

(ii)    the holder of Ordinary Shares or Warrants dies within 180 days after the date of the gift of the Ordinary Shares or Warrants and was, or was deemed to be, resident in the Netherlands at the time of the holder of Ordinary Shares’ or Warrants’ death but not at the time of the gift; or

(iii)   the gift of the Ordinary Shares or Warrants is made under a condition precedent and the holder of Ordinary Shares or Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the holder of Ordinary Shares or Warrants by reason only of the purchase, ownership and disposal of the Ordinary Shares or Warrants.

Residency

A holder of Ordinary Shares or Warrants will not become a resident or deemed resident of the Netherlands solely as a result of holding the Ordinary Shares or Warrants.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 4,730,537 Ordinary Shares issuable upon the exercise of the Public Warrants. Pursuant to the terms of the Public Warrants, Ordinary Shares will be distributed to those holders who surrender the Public Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Public Warrants issued that such holder desires to exercise the Public Warrant, we will, within the time allotted by the Warrant Agreement, issue instructions to Continental Stock Transfer & Trust Company, our transfer agent, to issue Ordinary Shares to the holder. If, at the time the Public Warrants are exercised, this registration statement is effective and the prospectus included herein is current, the Ordinary Shares issued upon the exercise of the Public Warrants will be issued free of a restrictive legend. We will not receive any proceeds from the issuance of Ordinary Shares underlying the Public Warrants, except with respect to amounts received by us upon exercise of such Public Warrants to the extent such Public Warrants are exercised for cash. Assuming the exercise of all outstanding Public Warrants for cash, we would receive aggregate proceeds of approximately $54.4 million. However, whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares. Each Warrant will become exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. On August 26, 2025, the last reported sale price of our Ordinary Shares was $4.90 per share. The Public Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Public Warrants may not be exercised prior to their maturity, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Public Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. See also “Use of Proceeds.”

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 127,559,143 Ordinary Shares, (ii) 129,611 Private Warrants and (iii) 129,611 Ordinary Shares issuable upon the exercise of outstanding Private Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the Ordinary Shares or the Private Warrants being registered hereunder.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, including, without limitation, all registration and filing fees (including fees with respect to filings required to be made with FINRA (as defined herein)), Nasdaq listing fees, fees and expenses of compliance with securities or blue sky laws, if any, and fees and expenses of counsel and independent registered public accountants, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees, underwriting marketing costs, legal counsel fees that are not covered by us and any other expenses incurred by the Selling Securityholders in disposing of the securities.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling

Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•        the name of the participating broker-dealer(s);

•        the specific securities involved;

•        the initial price at which such securities are to be sold;

•        the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•        other facts material to the transaction.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the securities being registered by this registration statement. With the exception of the registration fee payable to the SEC, all amounts are estimates.

SEC registration fee	$193,756.18
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous costs	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses that we anticipate we will incur in connection with the offering of securities under this registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under this registration statement.

LEGAL MATTERS

De Brauw Blackstone Westbroek N.V. has advised us on certain Netherlands legal matters including the issuance of the Ordinary Shares offered by this prospectus, and Simpson Thacher & Bartlett LLP has advised us on the validity of the Private Warrants under New York law.

EXPERTS

The consolidated financial statements of Coincheck Group N.V. and subsidiaries, as of March 31, 2025 and March 31, 2024 and for each of the three years in the period ended March 31, 2025, included in this prospectus have been so included in reliance on the report of KPMG AZSA LLC, an independent registered public accounting firm, included herein, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF
PROCESS IN THE UNITED STATES

We are a Dutch public limited liability company (naamloze vennootschap). A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Coincheck Group’s registered and principal executive office is Nieuwezijds Voorburgwal 162, 1012 SJ Amsterdam, the Netherlands.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities being registered by this registration statement. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://coincheckgroup.com/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

COINCHECK GROUP N.V. and its subsidiaries

Condensed Consolidated Interim Statements of Profit or Loss and Other Comprehensive Income for the Three Months ended June 30, 2025 and 2024 (Unaudited)	F-53
Condensed Consolidated Interim Statements of Financial Position as of March 31, 2025 and June 30, 2025 (Unaudited)	F-54
Condensed Consolidated Interim Statements of Changes in Equity for the three months ended June 30, 2025 and 2024 (Unaudited)	F-55
Condensed Consolidated Interim Statements of Cash Flows for the Three Months ended June 30, 2025 and 2024 (Unaudited)	F-56
Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)	F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Coincheck Group N.V.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Coincheck Group N.V. and subsidiaries (the Company) as of March 31, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2025, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 2(5) to the consolidated financial statements, the Company has changed its method of accounting for obligations to safeguard crypto assets for customers as of March 31, 2025, with retrospective application to all periods presented, due to the adoption of SEC Staff Accounting Bulletin No. 122.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Evaluation of the existence of and the Company’s rights related to crypto assets (current assets) held in cold wallets, and assessment of the obligation to safeguard crypto assets held on behalf of its customers in cold wallets

As discussed in Notes 3 (3) (a), 4 (1) (d), 13 and 30 (1) to the consolidated financial statements, the Company holds crypto assets for its own account (crypto assets held (current assets)) and, on behalf of its customers, in cold wallets. These cold wallets are administered by the Company and the Company has control of the private keys associated with them, allowing it to access and transact with the crypto assets held therein. If a private key is lost, destroyed or otherwise compromised, the Company would lose access to the crypto asset. If the Company loses access to a crypto asset held for its own account, the Company derecognizes the crypto asset held. If the Company loses access to a crypto asset held on behalf of customers, the Company may be liable to its customers for losses arising from the Company’s failure to safeguard crypto assets from theft or loss. The Company has not incurred any losses from such obligations and therefore has not accrued any related liabilities as of March 31, 2025.

We identified the evaluation of the existence of and the Company’s rights to crypto assets held (current assets) for its own account in cold wallets, and the assessment of the Company’s obligation to safeguard crypto assets held on behalf of its customers in cold wallets as a critical audit matter. A high degree of auditor judgment was required to determine the nature and extent of the procedures performed and audit evidence obtained to evaluate the existence of and the Company’s rights to crypto assets held (current assets) for its own account in cold wallets, and the assessment of the obligation to safeguard crypto assets held on behalf of its customers in cold wallets, as control over these crypto assets is provided through private keys.

The following are the primary procedures we performed to address this critical audit matter. We involved IT professionals with specialized skills and knowledge, who assisted in:

•        evaluating the design of certain internal controls over the existence of and the Company’s rights to crypto assets held in cold wallets, as well as testing the operating effectiveness of certain of these controls, including controls related to access management, segregation of duties across certain processes connected with the holding of crypto assets in cold wallets, and management’s reconciliation of internal records to public blockchains

•        comparing the Company’s records of select crypto assets held in cold wallets to the records on public blockchains using software audit tools

•        evaluating the reliability of audit evidence obtained from public blockchains and

•        obtaining evidence that management had control of the private keys required to access the crypto assets held in cold wallets by observing the movement of crypto assets in the blockchain, using the related private keys, and comparing to the Company’s internal records for a selection of crypto asset transactions.

We evaluated the nature and extent of audit evidence obtained by assessing the results of procedures performed over the existence of and the Company’s rights to crypto assets held in cold wallets and the assessment of the obligation to safeguard crypto assets held on behalf of its customers in cold wallets.

/s/ KPMG AZSA LLC

We have served as the Company’s auditor since 2018.

Tokyo, Japan
July 30, 2025

COINCHECK GROUP N.V. and its subsidiaries

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		For the fiscal year ended March 31,
(In millions)	Notes	2023	2024	2025
Revenue:
Revenue	7	¥175,992	¥223,775	¥383,205
Other revenue	7	932	274	125
Total revenue	7	176,924	224,049	383,330
Expenses:
Cost of sales		169,604	214,786	369,852
Selling, general and administrative expenses	8,20	8,039	6,757	14,458
Total expenses		177,643	221,543	384,310
Operating profit (loss)		(719)	2,506	(980)
Other income and expenses
Other income	9	45	437	22
Other expenses	9	(165)	(153)	(105)
Listing expense	6	—	—	(13,714)
Financial income	10	—	67	1,457
Financial expenses	10	(7)	(17)	(39)
Profit (loss) before income taxes		(846)	2,840	(13,359)
Income tax (benefit) expense	19	(287)	873	991
Net profit (loss) for the period attributable to owners of the Company	28	(559)	1,967	(14,350)

Other comprehensive income:
Foreign currency translation adjustment		—	—	13
Total comprehensive income (loss) for the year attributable to owners of the Company		¥(559)	¥1,967	¥(14,337)

Earnings (loss) per share:		(Yen )	(Yen )	(Yen )
Basic and diluted earnings (loss) per share	28	(4.56)	16.05	(114.98)
Weighted-average shares – basic and diluted*	28	122,587,617	122,587,617	124,803,262

____________

*        Weighted average number of shares has been retrospectively restated to reflect the Reverse Recapitalization.

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK GROUP N.V. and its subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In millions)	Notes	(Restated)* April 1, 2023	(Restated)* March 31, 2024	March 31, 2025
Assets:
Current assets:
Cash and cash equivalents	4,11,24	¥7,697	¥10,837	¥8,584
Cash segregated as deposits	4,12,24	40,936	59,256	51,655
Crypto assets held	4,13,25	18,969	44,207	44,680
Customer accounts receivable	4,14,24	439	719	1,086
Other financial assets	4,15,24	668	37	62
Other current assets	22	610	377	1,035
Total current assets		69,319	115,433	107,102
Noncurrent assets:
Property and equipment	16,18	644	1,973	1,909
Intangible assets	17	601	788	2,401
Crypto asset held	13,25	43	—	43
Other financial assets	4,15,24	579	614	433
Deferred tax assets	19	739	353	386
Other non-current assets		53	28	—
Total non-current assets		2,659	3,756	5,172
Total assets		71,978	119,189	112,274

Liabilities and Equity:
Liabilities:
Current liabilities:
Deposits received	12,24	41,058	59,276	50,911
Crypto asset borrowings	4,20,25	18,756	44,020	44,479
Other financial liabilities	4,18,21	1,289	1,206	2,826
Provisions	23	—	120	—
Income taxes payable		1	486	799
Excise tax payable		—	—	303
Other current liabilities	22	80	360	536
Total current liabilities		61,184	105,468	99,854
Non-current liabilities:
Other financial liabilities	4,18,21	92	1,277	901
Warrant liability		—	—	410
Provisions	23	225	—	340
Total non-current liabilities		317	1,277	1,651
Total Liabilities		61,501	106,745	101,505

Equity:
Ordinary Shares	27	196	196	213
Capital surplus	27	668	668	13,317
Treasury Shares	27	—	—	(4)
Retained earnings (accumulated deficit)	27	9,613	11,580	(2,770)
Foreign currency translation adjustment	27	—	—	13
Total equity		10,477	12,444	10,769
Total liabilities and equity		¥71,978	¥119,189	¥112,274

____________

*        The comparative information is restated due to change in accounting policy. See Note 2 (5) “Changes in accounting policies”

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK GROUP N.V. and its subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In millions)	Notes	Ordinary shares	Common stock	Capital surplus	Treasury stock	Retained earnings	Foreign currency translation adjustment	Total equity
Balance as of April 1, 2022		¥—	¥386	¥478	¥—	¥15,172	¥—	¥16,036
Effect of reverse recapitalization		196	(386)	190	—	—	—	—
Balance as of April 1, 2022, recasted		196	—	668	—	15,172	—	16,036
Cash dividends		—	—	—	—	(5,000)	—	(5,000)
Net loss for the period		—	—	—	—	(559)	—	(559)
Balance as of March 31, 2023		¥196	¥—	¥668	¥—	¥9,613	—	¥10,477

Balance as of April 1, 2023		¥—	¥386	¥478	¥—	¥9,613	—	¥10,477
Effect of reverse recapitalization	6,27	196	(386)	190	—	—	—	—
Balance as of April 1, 2023, recasted		196	—	668	—	9,613	—	10,477
Net profit for the period		—	—	—	—	1,967	—	1,967
Balance as of March 31, 2024		¥196	¥—	¥668	¥—	¥11,580	—	¥12,444

Balance as of April 1,2024		—	386	478	—	11,580	—	12,444
Effect of reverse recapitalization	6,27	196	(386)	190	—	—	—	—
Balance as of April 1, 2024, recasted		196	—	668	—	11,580	—	12,444
Issuance of shares in reverse recapitalization, net	6,27	15	—	11,372	(4)	—	—	11,383
Issuance of new shares	6	2	—	1,075	—	—	—	1,077
Foreign currency translation adjustment in foreign operations		—	—	—	—	—	13	13
Proceeds received from non-redemption agreement	6,27	—	—	202	—	—	—	202
Net loss for the period		—	—	—	—	(14,350)	—	(14,350)
Balance as of March 31, 2025		¥213	¥—	¥13,317	¥(4)	¥(2,770)	13	¥10,769

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK GROUP N.V. and its subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the fiscal year ended March 31,
(In millions)	Notes	2023	2024	2025
Cash flows from operating activities:
Profit (loss) before income taxes		¥(846)	¥2,840	¥(13,359)
Depreciation and amortization	8,16,17	483	679	727
Listing expense		—	—	13,714
Impairment loss of crypto asset held (non-current assets)	9,13	69	—	—
Impairment loss of other assets (non-current assets)	9	—	—	13
Net loss on sale or disposal of property and equipment		0	14	3
Net loss on sale or disposal of intangible assets	9,17	37	39	35
Net gain on sale of crypto asset held (non-current assets)	9	(16)	(123)	—
Net gain on sale of other financial assets (non-current assets)		—	—	(11)
Gain on sale of business	9	—	(300)	—
Change in fair value of warrant liability		—	—	(1,435)
(Increase) decrease in cash segregated as deposits		14,552	(18,320)	7,601
(Increase) decrease in crypto assets held (current assets)		15,115	(25,093)	(495)
(Increase) decrease in customer accounts receivable		151	(280)	(367)
(Increase) decrease in other financial assets (current assets)		(651)	631	(22)
(Increase) decrease in other current assets		447	233	(613)
Decrease in crypto asset held (non-current assets)		215	—	—
Decrease in other financial assets (non-current assets)		—	—	155
Increase (decrease) in deposits received		(15,287)	18,218	(8,365)
Increase (decrease) in crypto asset borrowings		(15,270)	25,264	459
Increase (decrease) in other financial liabilities		(12)	(230)	573
Increase (decrease) in other current liabilities		(572)	299	159
Other, net		5	32	64
Cash provided by (used in) operating activities		(1,580)	3,903	(1,164)
Interest income received		0	5	2
Interest expenses paid	31	(3)	(5)	(31)
Income taxes paid		(2,220)	(1)	(722)
Net cash provided by (used in) operating activities		(3,803)	3,902	(1,915)

COINCHECK GROUP N.V. and its subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

		For the fiscal year ended March 31,
(In millions)	Notes	2023	2024	2025
Cash flows from investing activities
Purchase of property and equipment		(93)	(308)	(176)
Proceeds from sale of property and equipment		—	6	0
Expenditure on internally generated intangible assets		(298)	(380)	(524)
Proceeds from refund of guarantee deposits		—	155	33
Purchase of crypto assets held (non-current assets)		(16)	—	—
Proceeds from sale of crypto assets held (non-current)		17	22	—
Purchase of other financial assets (non-current assets)		—	(10)	—
Payments for guarantee deposits		(225)	(192)	—
Purchase of other non-current assets		(53)	(9)	—
Acquisition of subsidiaries, net of cash acquired		—	—	(236)
Sale of shares of subsidiary, net of cash divested		(81)	—	—
Sale of non-major line of business, net of cash divested	9	—	281	—
Other, net		0	—	—
Net cash used in investing activities		(749)	(435)	(903)

Cash flows from financing activities
Proceeds from short-term loans payable	21,31	1,800	1,200	1,800
Repayments of short-term loans payable	21,31	(2,000)	(1,200)	(1,800)
Repayments of long-term loans	21,31	0	—	—
Proceeds received from non-redemption agreement	6	—	—	202
Proceeds from Reverse Recapitalization, net of equity distribution based on Non-Redemption Agreement	6	—	—	205
Proceeds from loan from related party	21,29,31	3,000	—	8,508
Repayments of loan from related party	21,29,31	(3,000)	—	(7,887)
Repayments of lease obligations	21,31	(255)	(327)	(463)
Cash dividends paid	27	(5,000)	—	—
Net cash provided by (used in) financing activities		(5,455)	(327)	565

Effect of exchange rate change on cash and cash equivalents		—	—	0
Net increase (decrease) in cash and cash equivalents		(10,007)	3,140	(2,253)
Cash and cash equivalents at the beginning of year	11	17,704	7,697	10,837
Cash and cash equivalents at the end of year	11	¥7,697	¥10,837	¥8,584

The accompanying notes are an integral part of these consolidated financial statements.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Reporting Entity

Coincheck Group N.V. (“Coincheck Parent”) is a Dutch public limited liability company (naamloze vennootschap) which was originally formed by Monex Group, Inc. (“Monex”) as Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to become a holding company of Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck”). Coincheck Parent was formed by Monex to facilitate the public listing and additional capitalization of Coincheck and converted immediately prior to the Reverse Recapitalization (as further described in Note 6 (1), the “Reverse Recapitalization”) into a Dutch public limited liability company (naamloze vennootschap) and was renamed Coincheck Group N.V. The consolidated financial statements consist of Coincheck Parent and its subsidiaries (together referred to as the “Company.”) The Company primarily engages in providing end-to-end crypto asset exchange services by offering its customers multi-cryptocurrency marketplace and exchange platforms (the “Marketplace platform” and the “Exchange platform,” respectively) with a deep pool of liquidity for trading crypto assets through its user-friendly applications.

Coincheck Parent became publicly traded on Nasdaq on December 11, 2024 as a result of the business combination among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Parent, M1 Co G.K. (“M1 GK”), a Japanese limited liability company (godo kaisha) and a wholly owned subsidiary of Coincheck Parent, Coincheck Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Coincheck Parent, and Coincheck (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of March 22, 2022, as amended from time to time, by and among such parties (the “Business Combination Agreement”). The Reverse Recapitalization (see Note 6 (1) “Reverse Recapitalization”) was effectuated in the following steps:

•        On December 10, 2024, Coincheck and Coincheck Parent caused M1 GK to implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act of Japan, pursuant to which the ordinary shares of Coincheck were exchanged for ordinary shares of Coincheck Parent (“Ordinary Shares”) (the “Share Exchange”).

•        The effect of the Share Exchange was that, among other things, Coincheck shareholders became holders of the Ordinary Shares, and Coincheck became a direct, wholly owned subsidiary of M1 GK and an indirect wholly-owned subsidiary of Coincheck Parent.

•        Following the Share Exchange, Merger Sub was merged with and into Thunder Bridge (the “Merger”), following which the separate corporate existence of Merger Sub ceased and Thunder Bridge continued as the surviving corporation and became a wholly-owned subsidiary of Coincheck Parent.

•        As a result of the Merger: (a) each Thunder Bridge common share issued and outstanding immediately prior to the Merger was exchanged for the right to receive one Ordinary Share; and (b) each Thunder Bridge warrant that was outstanding immediately prior to the Merger (a “Thunder Bridge Warrant”) was automatically and irrevocably modified, pursuant to and in accordance with the Warrant Agreement, dated June 29, 2021, by and among Thunder Bridge and Continental Stock Transfer & Trust Company, as amended by the Warrant Assumption and Amendment Agreement, dated as of December 10, 2024, by and among Thunder Bridge, Coincheck Parent and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), to provide that, in lieu of the amount of Thunder Bridge common shares that a holder of a Thunder Bridge Warrant would have been entitled to acquire if the Thunder Bridge Warrant was exercised prior to the Merger, the holder thereof was now entitled to acquire the same amount of Ordinary Shares.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      Reporting Entity (cont.)

The transaction was unanimously approved by Thunder Bridge’s Board of Directors and was approved at the special meeting of Thunder Bridge’s stockholders held on December 5, 2024 (the “Special Meeting”). Thunder Bridge’s stockholders also voted to approve all other proposals presented at the Special Meeting. As a result of the Business Combination, Thunder Bridge, M1 GK and Coincheck became wholly-owned subsidiaries of Coincheck Parent. On December 11, 2024, Ordinary Shares and public warrants of Coincheck Parent commenced trading on the Nasdaq Stock Market (“Nasdaq”) under the symbols “CNCK” and “CNCKW,” respectively.

As described in Note 6 (1) “Reverse Recapitalization,” the Reverse Recapitalization has been accounted for with Thunder Bridge being identified as the “acquired” entity for financial reporting purposes. Accordingly, the Reverse Recapitalization has been accounted for as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge, accompanied by a recapitalization. Therefore, these consolidated financial statements have been presented as a continuation of Coincheck. Accordingly, the prior-year figures as of March 31, 2024, and the year ended March 31, 2024, represent the results of Coincheck, including the effects of the recast of the share capital and earnings per share calculations.

On January 31, 2025, Thunder Bridge changed its name to CCG Administrative Services, Inc. (“CCG AS”)

Next Finance Tech Co., Ltd and its subsidiaries (“Next Finance”) were acquired by the Company in March 2025. See Note 6 (2) “Acquisition of Next Finance.”

2.      Basis of preparation of consolidated financial statements

(1)    Compliance with IFRS Accounting Standards

The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

(2)    Approval of the consolidated financial statements

The consolidated financial statements were authorized for issuance on July 30, 2025 by the Chief Financial Officer (“CFO”), Jason Sandberg.

(3)    Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis, except for certain assets and liabilities recorded at fair value mainly including crypto assets held (current assets), crypto asset borrowings and warrant liabilities.

(4)    Use of judgements, estimates, and assumptions

The preparation of consolidated financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(a)     Significant judgements

Information about judgments that are made in the process of applying accounting policies and that have significant effect on the amounts reported in the consolidated financial statements is included in the Notes of (i) Transaction revenue (Note 3 (13) “Revenue”), (ii) Crypto assets held (Note 13 “Crypto assets held”), and (iii) Crypto asset borrowings due to customers (Note 20 “Crypto asset borrowings”).

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      Basis of preparation of consolidated financial statements (cont.)

(5)    Changes in accounting policies

On January 30, 2025, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”). SAB 122 rescinds the interpretive guidance in SAB No. 121, Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for Platform Users (“SAB 121”). The Company historically implemented SAB121 and recognized the safeguard liabilities and the corresponding safeguard assets in the consolidated statements of financial position. The Company has adopted SAB122 as of March 31, 2025 on a retrospective basis. As a result of the adoption of SAB122, and because the Company does not have control over the crypto assets held on behalf of customers, the Company no longer recognizes the safeguard liabilities and the corresponding safeguard assets, and related deferred tax asset and liability, previously recognized in the consolidated statements of financial position and SAB122 requires retrospective application to all prior periods presented in the consolidated financial statements. SAB 122 indicates that an entity is to apply International Accounting Standards (“IAS”) 37, Provisions, Contingent Liabilities and Contingent Assets, to determine whether an entity has a liability related to the risk of loss from an obligation to safeguard crypto assets for customers.

As a result of the adoption of SAB 122, the Company derecognized safeguard liabilities of ¥288,639 million and ¥649,211 million along with corresponding assets of ¥288,639 million and ¥649,211 million associated with customers’ crypto assets, and related deferred tax asset and liability of ¥88,381 million and ¥198,788 million, in the consolidated statements of financial position as of April 1, 2023 and March 31, 2024, respectively. There were no impacts on the consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the periods presented.

(6)    Functional currency and presentation currency

The consolidated financial statements are presented in Japanese yen, which is the functional currency of Coincheck. The functional currencies of the entities within the Company include JPY, USD, and EUR. All amounts have been rounded to the nearest million Japanese yen, unless otherwise indicated.

3.      Material accounting policies

The Company has applied the following accounting policies to all periods presented in these consolidated financial statements, except as otherwise indicated.

(1)    Basis for consolidation

(a)     Reverse acquisitions

A “reverse acquisition” is a merger of entities in which, for accounting purposes, the legal acquirer is identified as the accounting acquiree and the legal acquiree is identified as the accounting acquirer. The identification of the accounting acquirer and acquiree is based on the principles of business combination accounting. If the accounting acquiree is identified as a business, business combination accounting is applied. However, if the accounting acquiree does not meet the definition of a business, share-based payment accounting is applied for share-based consideration. Consolidated financial statements prepared following a reverse acquisition are issued under the name of the legal parent (accounting acquiree) but described in the notes as a continuation of the financial statements of the legal subsidiary (accounting acquirer), with a retroactive adjustment of the accounting acquirer’s legal capital to reflect the legal capital of the legal parent (the accounting acquiree). Comparative information presented in those consolidated financial statements also is retroactively adjusted to reflect the legal capital of the legal parent (accounting acquiree).

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(b)    Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company. Losses applicable to the noncontrolling interest (“NCI”) in a subsidiary are allocated to the NCI even if doing so causes the NCI to have a deficit balance.

(c)     Acquisitions from entities under common control

Business combinations arising from transfers of interests in entities that are under the control of the shareholder that controls the Company are accounted for as if the acquisition had occurred at the beginning of the earliest comparative year presented or, if later, at the date that common control was established; for this purpose, comparatives are restated. The assets and liabilities acquired are recognized at the carrying amounts recognized previously in the Company controlling shareholder’s consolidated financial statements. The components of equity of the acquired entities are added to the same components within Company equity and any gain/loss arising is recognized directly in equity.

(d)    Loss of control

Upon a loss of control, the Company derecognizes the assets and liabilities of the subsidiary, any NCI, and the other components of equity related to the subsidiary. Any surplus or deficit arising on the loss of control is recognized in profit or loss. If the Company retains any interest in the former subsidiary, then such interest is measured at fair value at the date that control is lost.

(e)     Transactions eliminated in consolidation

Intragroup balances and transactions, and any unrealized income or expenses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(2)    Financial instruments

(a)     Recognition of financial assets and financial liabilities

Transactions of financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instruments.

(b)    Classification and measurement of financial assets

Financial assets are classified into the following categories on initial recognition:

(i)     Financial assets measured at amortized cost

Financial assets shall be measured at amortized cost if both of the following conditions are met:

•        The financial assets are held within a business model whose objective is to hold financial assets in order to collect contractual cash flows and

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

•        The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets measured at amortized cost are initially recognized at its fair value, plus transaction costs directly attributable to the acquisition. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method.

(ii)    Financial assets measured at fair value through profit or loss (“FVTPL”)

Financial assets other than financial assets measured at amortized cost are classified as financial assets measured at FVTPL.

Financial assets measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss.

(c)     Impairment of financial assets

For financial assets measured at amortized cost, an allowance for expected credit losses is recognized. At the end of each reporting period, the Company assesses whether the credit risk on each financial asset has increased significantly since initial recognition. If the credit risk has not increased significantly since initial recognition, the Company recognizes the loss allowance at an amount equal to the 12-month expected credit losses. Meanwhile, if the credit risk has increased significantly since initial recognition, the Company recognizes the loss allowance at an amount equal to the lifetime expected credit losses.

There is a rebuttable presumption that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due. Financial assets, all or part of which cannot be collected or are presumed difficult to collect, or financial assets that are more than 90 days past due, are defined to be in default.

Credit losses are measured as the present value of the difference between all contractual cash flows that are due to the Company in accordance with the contract and all the cash flows that the Company expects to receive, discounted at the original effective interest rate, and expected credit loss is the weighted average of the credit losses with the probability of the default occurring used for the weighting.

The Company directly reduces the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

For financial assets measured at amortized cost, expected credit loss is recognized as loss allowance. The loss allowance and the reversal of a loss allowance are recognized in profit or loss as an impairment gain or loss.

(d)    Classification and measurement of financial liabilities

(i)     Financial liabilities measured at amortized cost

Financial liabilities measured at amortized cost are initially recognized at fair value, minus directly attributable transaction costs. Subsequent to the initial recognition, they are measured at amortized cost using the effective interest method. Loans payables and other payables are included in this category.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(ii)    Financial liabilities measured at FVTPL

Financial liabilities measured at FVTPL are initially recognized at fair value and attributable transaction costs are recognized as profit or loss when incurred. Subsequent to the initial recognition, they are measured at fair value, and gains and losses arising from changes in fair value are recognized as profit or loss. Warrant liabilities and derivative liabilities are included in this category.

(e)     Derecognition of financial assets and financial liabilities

The Company derecognizes a financial asset when (i) the contractual rights to the cash flows from the financial asset expire or (ii) it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred. The Company derecognizes a financial liability when its contractual obligations are discharged or canceled or expired.

(f)     Fair value measurement

The fair value of financial assets and financial liabilities is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.

(g)    Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of financial position and consolidated statements of cash flows comprise cash and short-term, highly-liquid investments that are readily convertible to a known amount with an insignificant risk of change in value.

(h)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts on which the Company earns interest, and is reported as such in the consolidated statements of financial position.

(i)     Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers.

Customer accounts receivable is recognized initially at transaction price. The Company holds the customer accounts receivable with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost.

(3)    Crypto assets

(a)     Crypto assets held

Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions and are recognized as inventories. Cryptocurrencies for facilitating customer transactions are recognized at acquisition price at initial recognition, and at fair value, less costs to sell subsequent to the initial recognition since these are held with the purpose of acquiring broker-traders’ margin. Subsequent to the initial recognition, changes in fair value are recognized in profit or loss in the period in which the change occurs. The Company uses major third-party exchanges with high volume and liquidity to measure the fair value of its cryptocurrency. The exchange selected by the Company for each cryptocurrency offers the highest volume and liquidity of trades (i.e., principal market). If a principal market does not exist (e.g., when the volume and liquidity of trades are similar between two or more different markets), the Company uses the most

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

advantageous market. The most advantageous market offers high volume, liquidity of trades, and the most favorable spread, maximizing the amount that would be received to sell the asset, net of transaction costs, or minimizing the amount that would be paid to transfer the liability. The fair value is measured by using a midmarket pricing of the principal market or the most advantageous market. Substantially all of crypto assets held (current assets) correspond to crypto assets borrowed from or deposited by customers under the Coincheck Lending program.

(b)    Crypto asset borrowing

Under the Coincheck Lending program, when the Company enters into borrowing agreements with customers, the Company obtains control over the crypto assets deposited by those customers, regardless of whether the Company has actually borrowed the crypto assets or the crypto assets remain deposited with the Company. These crypto assets are recognized as inventories under “Crypto assets held” in the consolidated statement of financial position and the Company’s corresponding obligation to return these crypto assets to customers is recognized as a liability under “Crypto asset borrowings.” Crypto asset borrowings are initially measured at the fair value of the subject crypto assets as the Company incurs an obligation to return the same type and the same amount of crypto assets deposited by customers under the program. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the period in which the changes occur because the fair value of the crypto assets fairly demonstrates the obligation to return the crypto assets deposited by customers under the program. In addition, the borrowing fee paid to the customer, which is in the same denomination as the borrowed asset, is calculated by multiplying the quantity of the borrowed crypto assets by the fee rate (calculated as a per annum percentage of the borrowed amount) agreed with the customer and recognized as an expense over the borrowing period.

(4)    Property and equipment

(a)     Recognition and measurement

Property and equipment are measured using the cost model and are reported at the acquisition cost, less accumulated depreciation and accumulated impairment losses. Acquisition costs include costs directly related to the acquisition of assets and costs for dismantling and removing.

(b)    Depreciation

Depreciation is calculated based on the depreciable amount. The depreciable amount is calculated as the acquisition cost of an asset, less its residual value.

Property and equipment are depreciated over the estimated useful life of each part of a property item, and depreciation is recognized in profit or loss applying the straight-line method. The straight-line method is applied because it is considered to most closely reflect the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives of major property and equipment are as follows:

Leasehold improvements:    1 year to 5 years

Equipment and fixtures:    2 years to 14 years

Leasehold improvements are depreciated by the straight-line method over the term of the lease (including reasonably certain options periods) or the estimated useful life of the improvements, whichever is shorter.

Depreciation methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(5)    Intangible assets

(a)     Goodwill and internally generated intangible assets

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

The Company recognizes software development costs as intangible assets if the development costs can be reliably determined, implementation is technologically feasible, there is a high probability for generating future economic benefit, and there are adequate resources to develop and use them. Subsequent to the initial recognition, internally generated intangible assets are measured at the acquisition cost, less accumulated amortization and accumulated impairment losses.

(b)    Amortization

Amortization is based on the acquisition cost of an asset less its residual value.

Amortization of intangible assets is recognized in profit or loss applying the straight-line method over the estimated useful life from the time when the asset is available for use.

Goodwill is not amortized.

The estimated useful lives of major intangible assets are as follows:

Internally generated intangible assets:    3 to 5 years

Amortization methods, useful lives, and residual values are reviewed at each reporting date, and adjustments are made when required.

The Company considers the useful life of intangible assets to be indefinite only if there is no foreseeable limit to the period over which the intangible assets are expected to generate net cash inflows for the Company based on analysis of all relevant factors. Intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at the same time each year and when there are indications of impairment.

(6)    Leases

The Company assesses whether a contract is or contains a lease at the inception of the contract. The Company recognizes a right-of-use asset and its corresponding lease liability at the lease commencement date.

A right-of-use asset is measured at cost at the commencement date. Subsequently, the Company measures a right-of-use asset applying the cost model. A right-of-use asset is measured at cost, less any accumulated depreciation and any accumulated impairment losses. The right-of-use asset is depreciated using the straight-line method over the estimated useful life of the asset or the relevant lease term, whichever is shorter. The Company determines the lease term as the sum of the noncancellable period and the periods covered by an option to extend (or terminate) the lease term if the lessee is reasonably certain to exercise (or not exercise) the option. The estimated useful lives of right-of-use assets are approximately 1 year to 5 years.

The Company measures a lease liability at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if such rate cannot be readily determined, the Company’s incremental borrowing rate. Subsequently, the lease liability

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

is measured by adjusting the carrying amount to reflect interest on the lease liability and/or the lease payment. When reassessing or modifying a lease, the Company remeasures the carrying amount of the lease liability and accordingly adjusts the carrying amount of the related right-of-use asset.

For short-term leases and leases of low-value assets, the Company recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

(7)    Impairment of non-financial assets

Non-financial assets are reviewed for impairment at the end of each reporting period or if there is an indication of impairment and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognized in the consolidated statements of profit or loss and other comprehensive income if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is estimated as the higher of the asset’s fair value, less costs to sell and value in use.

For the purposes of conducting impairment reviews, assets are grouped into cash-generating units to which the assets belong. Impairment testing is performed at least annually and whenever there is an indication that the cash-generating unit containing goodwill or intangible assets with an indefinite useful life may be impaired.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(8)    Warrants

Share purchase warrants issued by Coincheck Parent are accounted for as warrant liability. The warrants are initially recognized at fair value, and in subsequent periods measured at FVTPL with any changes in fair value recognized in profit or loss until the warrants are exercised, redeemed, or expire.

(9)    Employee benefits

(a)     Short-term employee benefits

Short-term employee benefits, including salaries, bonuses, and paid annual leave, that are expected to be settled wholly within 12 months after the end of the reporting periods, are expensed as the related service is provided. A liability is recognized at the amounts expected to be paid when the liabilities are settled if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by employees and the obligation can be estimated reliably.

(b)    Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognizes costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the reporting date, then they are discounted to their present value.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

(10)  Provisions

Provisions are recognized when, if the Company has legal and constructive obligations because of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle those obligations, and the amounts of those obligations can be reasonably estimated. Provisions are discounted to the present value of the estimated future cash flows using a pretax rate that reflects the time value of money and the risks specific to the relevant liabilities.

The unwinding of the discount is recognized in profit or loss.

(11)  Equity

Ordinary Shares issued by Coincheck Parent are classified as equity, and the proceeds from issuance of such shares are included in Ordinary Shares and capital surplus on the consolidated statements of financial position.

(12)  Foreign currency translations

(a)     Foreign currency translation

Foreign currency transactions are remeasured into the functional currency of each entity within the Company using the exchange rates at the dates of the transactions or rates that approximate the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency using the spot rates of exchange at the end of each reporting period. Non-monetary assets and liabilities measured based on historical cost that are denominated in foreign currencies are remeasured at the exchange rate at the date of the initial transaction. Exchange differences arising from the remeasurement or settlement are recognized in profit or loss. Translation differences on items whose fair value gain or loss is recognized in profit or loss are also recognized in profit or loss.

(b)    Foreign operations

The assets and liabilities of foreign operations are translated using the spot exchange rates at the end of the reporting period, while income and expenses of foreign operations presented in profit or loss and other comprehensive income are translated using the exchange rates at the dates of the transactions or rates that approximate the exchange rates at the dates of the transactions. The exchange differences arising on translation for consolidation are recognized in other comprehensive income.

(13)  Revenue

Revenues that arise from contracts with customers are recognized applying the five-step approach of IFRS 15, Revenue from Contracts with Customers, as shown below. Consideration received from customers does not include significant financing components, because the Company receives payments from its customers soon after it fulfills its performance obligations.

Step 1:	Identify the contract with a customer
Step 2:	Identify the performance obligations in the contract
Step 3:	Determine the transaction price
Step 4:	Allocate the transaction price to the performance obligations in the contract
Step 5:	Recognize revenue when (or as) the entity satisfies a performance obligation

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Details of revenue and revenue recognition criteria for each of major revenue items recorded in the consolidated statements of profit or loss and other comprehensive income are summarized as follows:

(a)     Transaction revenue

Transaction revenue is mainly derived from sales transactions with the Company’s customers. The Company’s customers include parties who hold accounts and utilize the services provided on the Company’s crypto asset platforms, which include customers on the Marketplace platform, as well as cover counterparties in sale cover transactions on the Company’s and third-party exchanges. However, users that purchase crypto assets from other users on the Company’s Exchange platform but are not charged a commission do not meet the definition of a customer under IFRS 15. When the Company trades with customers on its Marketplace platform, the Company adds a bid-ask spread to the prices of the Company’s cover transactions. The spread is set/revised by the Company in a range of 0.1% to 5.0% for each cryptocurrency based on prevailing market conditions, including competitors’ offers. The Company has the discretion to add a spread that might be higher than the above-mentioned range in instances where there are sudden market movements and shortage of liquidity in the market to ensure the execution of the transactions with customers. Furthermore, the spreads are applied to all transactions with customers regardless of whether the positions made by those transactions are offset before the execution of cover transactions.

The Company has a performance obligation in its contracts with customers to transfer control of the cryptocurrencies to the customer and to deliver cryptocurrencies for transactions with customers. Contracts are defined at the transaction level and revenue is recognized at the point of time when this performance obligation is fulfilled in accordance with IFRS 15. When the Company receives cryptocurrencies as noncash consideration, the Company measures received cryptocurrencies at fair value at the time of delivery.

The Company determined that it acts as a principal in such transactions as it controls (i.e., has the ability to direct the use of, and obtain substantially all of the remaining benefits from) the cryptocurrencies it holds as inventory before such cryptocurrencies are transferred to the Company’s customers. Specifically, the Company has the ability to decide whether to hold the crypto assets to balance the Company’s inventory level or sell the crypto assets to customers or cover counterparties. The Company also has the ability to decide to whom the crypto assets will be sold and prevent others from directing the use of the crypto assets. The Company is also entitled to substantially all of the economic benefits of the crypto assets through sales of the crypto assets. Additionally, the Company is primarily responsible for fulfilling the commitment to provide cryptocurrencies to customers on its Marketplace platform pursuant to its terms of service, has inventory risk as the Company has no right to return unsold cryptocurrencies to customers or cover counterparties from which it has purchased such cryptocurrencies, and sets the price of the cryptocurrencies it sells on its Marketplace platform.

(b)    Commission received

Commission received primarily includes revenue from remittance fees, deposit and withdrawal and transfer fees, commissions that are received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace, and commissions that arise from transactions on the Exchange platform.

In accordance with IFRS 15, remittance fees are recognized as revenue when the performance obligation that arises from a customer order to remit cryptocurrencies is satisfied.

Deposit and withdrawal fees are recognized as revenue when the customer’s order to deposit or to withdraw cryptocurrencies are fulfilled, resulting in the performance obligation being satisfied.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

The IEO business recognizes commission revenue when the issuer’s tokens are listed on its Marketplace platform. The Company acts as a principal as it holds the primary responsibility to the issuer. Commissions received from the applicants in the IEO business are recognized as revenue when the obligations to deliver the issuer’s tokens to the applicants are performed. The Company acts as an agent to broker a transaction of orders participating in the issuer’s IEO and delivers tokens on behalf of the issuer.

Commissions that arise from transactions on the Coincheck NFT Marketplace are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an agent since the performance obligation is to arrange to transfer NFTs of the selling party to the other party.

Commissions that arise from transactions on the Exchange platform are recognized as revenue when the performance obligation of brokering transactions between customers is fulfilled. The Company acts as an intermediary between customers for orders to buy or sell crypto assets and receives a brokerage fee. The Company does not control the underlying crypto assets before these are transferred to other customers. The Company acts as an agent to broker a transaction of orders to transfer crypto assets of the selling party to the other party.

When the Company receives cryptocurrencies for commissions as noncash consideration, the Company measures received cryptocurrencies at fair value at the time the transaction is completed.

(c)     Other revenue

Other revenue is mainly derived from sales of NFTs owned by the Company on the Coincheck NFT Marketplace. In accordance with IFRS 15, sales revenue of NFTs is recognized as revenue when the performance obligation of delivering the NFTs to the customer is fulfilled. The Company acts as a principal since the Company has the ability to decide the price and is responsible for inventory risk.

(14)  Income taxes

Income tax expenses include current taxes and deferred taxes. They are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity.

Current taxes are the estimated taxes to be paid or refunded relating to taxable income or losses for the reporting period by applying the enacted tax rate or the substantively enacted tax rate at the end of the reporting period, adjusted for estimated taxes to be paid or refunded for prior years.

Deferred tax assets and liabilities are recognized with respect to the temporary difference between the carrying amount and the tax bases of assets and liabilities. Deferred tax assets and liabilities are not recognized with respect to the temporary differences arising from the initial recognition of assets and liabilities in transactions (other than business combinations) that affect neither the accounting profit nor the taxable profit (tax loss) and does not give rise to equal taxable and deductible temporary differences and the temporary differences arising from investments in subsidiaries, if the Company can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets and liabilities are calculated using the tax rate that is expected to be applied at the time when the temporary difference is reversed based on tax laws that are enacted or substantively enacted by the end of the reporting period. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible differences can be utilized. Deferred tax assets are reassessed at the end of each reporting period and recognized to the extent that it is probable that future taxable profit will allow the deferred tax asset to be recovered.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Deferred tax assets and liabilities are set off when the Company has a legally enforceable right to set off deferred tax assets against deferred tax liabilities, and the deferred tax assets and deferred tax liabilities relate to corporate income taxes levied by the same taxation authority on either the same taxable entity or different taxable entity, which intends to settle the deferred tax assets and liabilities on a net basis or to realize the assets and liabilities simultaneously.

(15)  Earnings per share

Basic earnings per share are calculated as profit attributable to owners of the Company, divided by the weighted-average number of common shares outstanding during the reporting period.

Diluted earnings per share (earnings per share after adjustment for potential shares) are calculated after adjustment for the dilutive effects of all potential common shares.

(16)  New or amended accounting standards and interpretations issued but not yet applied

The new or amended accounting standards and interpretations issued but not yet applied for the year ended March 31, 2025 are as follows. The amendments of IAS 21 and IFRS 19 are not expected to affect the Company’s consolidated financial statements. The Company is evaluating the impact of applying other new or amended accounting standards.

Standards	Name of Standards	Effective date (The year beginning on or after)	Adoption periods of the Company (For the year ending)	Content
IAS 21	The Effects of Changes in Foreign Exchange Rates	January 1, 2025	March 31, 2026	Amendments to accounting for lack of exchangeability
IFRS 7	Financial Instruments: Disclosures	January 1, 2026	March 31, 2027	Amendments to the classification and measurement of financial instruments
IFRS 9	Financial Instruments
IFRS 7	Financial Instruments: Disclosures	January 1, 2026	March 31, 2027

Amendment to gain or loss on derecognition on IFRS 7; Amendments to introduction, disclosure of deferred difference between fair value and transaction price, and credit risk disclosures on the Implementation Guidance for IFRS 7

IFRS 9	Financial Instruments	January 1, 2026	March 31, 2027	Amendment to lessee derecognition of lease liabilities and transaction price

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      Material accounting policies (cont.)

Standards	Name of Standards	Effective date (The year beginning on or after)	Adoption periods of the Company (For the year ending)	Content
IFRS 10	Consolidated Financial Statements	January 1, 2026	March 31, 2027	Amendment to determination of a ‘de facto agent’
IAS 7	Statement of Cash Flows	January 1, 2026	March 31, 2027	Replacement of the term ‘cost method’ to ‘at cost’
IFRS 7	Financial Instruments: Disclosures	January 1, 2026	March 31, 2027	Amendment to contracts referencing Nature-dependent electricity
IFRS 9	Financial Instruments
IFRS 18	Presentation and Disclosure in Financial Statements	January 1, 2027	March 31, 2028	Replacement of IAS 1 and helping to achieve comparability of the financial performance of similar entities
IFRS 19	Subsidiaries without Public Accountability: Disclosures	January 1, 2027	March 31, 2028	Reduced disclosure requirements for subsidiaries without public accountability
IFRS 10	Consolidated Financial Statements;	Not determined	Not determined	Amendment of accounting for sale or contribution of assets between an investor and its associates or joint ventures
IAS 28	Investments in Associates and Joint Ventures

4.      Financial risk management

The principal risks arising from cryptocurrencies and financial instruments to which the Company is exposed in the course of its business activities include credit risk, and liquidity risk.

Set forth below is information about the impact of each risk on the Company, policies on the identification, analysis and assessment of risk, and capital management in the Company.

(1)    Managing risks arising from cryptocurrencies and financial instruments

To limit risks that have an impact on the Company’s management within an acceptable range, risks are appropriately identified, analyzed, and assessed, and appropriate management departments are designed to respond to each risk.

The Company establishes rules for managing significant risks that affect operations. Those risks arising from cryptocurrencies and financial instruments are managed in accordance with specific management policies and management structures formulated by the head of the applicable supervisory department and approved by the executive officer in charge of the supervisory department.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

Regarding the risk management of the Company, each supervisory department manages the risk for each risk classification. The head of each supervisory department within each business regularly reports to the risk management department. The risk management department organizes the contents of the received reports and the related information it has collected, and reports to the risk committee. In addition, the risk management department drafts risk management regulations and systems, conducts various reviews, and supports monitoring activities. Subsequently, the overall risk management status of the Company is reported and discussed at the risk committee. Based on these discussions, the chief risk officer appointed by the CEO monitors and assesses the development and operation of the Company’s risk management framework and periodically reports to the board of directors.

(a)     Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligation. Credit risk arises primarily from risks related to customers and other counterparties.

The carrying amounts of financial assets after impairment are presented in the consolidated statements of financial position and are the amounts of maximum exposure of the Company to financial asset credit risks.

Risks relating to customer transactions

Spot transactions are traded within the limit of the amounts received in advance from customers. Therefore, the Company does not take excessive credit risks with any specific customers.

The Company does not have significant credit risk concentration with any individual customer.

Risks relating to other counterparties

The Company’s cash, cash equivalents, cash segregated as deposits, and cryptocurrencies for facilitating customer transactions are exposed to credit risk because they are deposited in financial institutions and/or with cryptocurrency exchange brokers. Those financial institutions are highly credit worthy, and the cryptocurrency exchange brokers are well-established domestic and overseas exchange brokers. Thus, although the credit risk is concentrated in a small number of counterparties, it is considered to be limited. In addition, customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There is also a concentration of credit risk related to customer accounts receivable, as the Company uses a small number of payment processors. However, since the settlement period is short, the credit risk associated with those processors is considered to be limited.

As part of the risk management process, the Company evaluates the financial positions of financial institutions before selecting them and, subsequently, reviews them on a periodic basis. In selecting and dealing with cryptocurrency exchange brokers, the Company monitors the up-to-date information of such brokers via social media and other news sources in order to be informed about any changes in their businesses. In addition, if the Company obtains information related to such brokers’ credit uncertainty, such as a downgrade of their credit ratings, necessary measures are taken by collaborating with all divisions concerned to avoid such risks.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

The exposure to credit risk of the Company is as follows:

(In millions)	As of March 31, 2024
	Impairment loss allowance measured at lifetime expected credit losses
	Not credit- impaired	Credit- impaired	Total
Gross carrying amount
Cash and cash equivalents	¥10,837	¥—	¥10,837
Cash segregated as deposits	59,256	—	59,256
Crypto assets held (current assets)(1)	817	—	817
Customer accounts receivable	719	—	719
Other financial assets(2)	651	0	651
Total gross carrying amount	72,280	0	72,280
Impairment loss allowance	—	(0)	(0)
Total net carrying amount	¥72,280	¥0	¥72,280
	As of March 31, 2025
(In millions)	Impairment loss allowance measured at lifetime expected credit losses
	Not credit- impaired	Credit- impaired	Total
Gross carrying amount
Cash and cash equivalents	¥8,584	¥—	¥8,584
Cash segregated as deposits	51,655	—	51,655
Crypto assets held (current assets)(1)	370	—	370
Customer accounts receivable	1,086	—	1,086
Other financial assets(2)	495	0	495
Total gross carrying amount	62,190	0	62,190
Impairment loss allowance	—	(0)	(0)
Total net carrying amount	¥62,190	¥0	¥62,190

____________

(1)      Crypto assets held (current assets) mainly consist of crypto assets deposited with third-party exchanges.

(2)      Other financial assets mainly consist of deposits and guarantee deposits as well as trade receivables. See Note 15 “Other financial assets.”

Changes in allowance for doubtful receivables for other financial assets are as follows:

	As of March 31,
(In millions)	2024	2025
Balance at beginning of period	¥—	¥0
Increase	0	0
Balance at end of period	¥0	¥0

(b)    Liquidity risk

Liquidity risk is the risk of the Company being unable to settle obligations using cash, crypto assets held (current assets), other financial assets, or other means.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

The Company finances the funds necessary for operations by obtaining loans from financial institutions and related parties. Cryptocurrencies received from borrowings, which are recorded as “Crypto asset borrowings” in the consolidated statements of financial position, contribute to securing adequate liquidity, as they can be used as the Company’s own assets or in settlement with cryptocurrency exchange brokers. The Company regularly monitors the status and outlook of cash flows and reduces liquidity risks.

The maturity analysis of financial liabilities and the corresponding financial assets for managing liquidity risk are as follows. Cryptocurrencies for facilitating customer transactions are included in the following tables. The contractual cash flows below reflect cash flows presented on an undiscounted cash flow basis, including contractual interest payments.

As of March 31, 2024

(In millions)	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	From three years to four years	From four years to five years	More than five years
Crypto asset borrowings	¥44,020	¥44,020	¥44,020	¥—	¥—	¥—	¥—	¥—
Other financial liabilities
– Lease liabilities	1,661	1,687	394	384	356	356	197	—
– Derivative liabilities	1	1	1	—	—	—	—	—
– Other(1)	821	821	821	—	—	—	—	—
Total Other financial liabilities	2,483	2,509	1,216	384	356	356	197	—

Cash and cash equivalents	10,837	10,837	10,837	—	—	—	—	—
Crypto assets held	44,207	44,207	44,207	—	—	—	—	—

As of March 31, 2025

(In millions)	Carrying amount	Contractual cash flows	Within one year	From one year to two years	From two years to three years	From three years to four years	From four years to five years	More than five years
Crypto asset borrowings	¥44,479	¥44,479	¥44,479	¥—	¥—	¥—	¥—	¥—
Other financial liabilities
– Borrowings	751	751	751	—	—	—	—	—
– Lease liabilities	1,277	1,293	384	356	356	197	—	—
– Derivative liabilities	—	—	—	—	—	—	—	—
– Other(1)	1,699	1,699	1,699	—	—	—	—	—
Total Other financial liabilities	3,727	3,743	2,834	356	356	197	—	—

Cash and cash equivalents	8,584	8,584	8,584	—	—	—	—	—
Crypto assets held	44,680	44,680	44,680	—	—	—	—	—

____________

(1)      Other financial liabilities mainly consist of accrued expenses, and other payables.

There were no financial liabilities with maturity over one year other than lease liabilities as of March 31, 2024 and March 31, 2025.

In addition, the Company has committed borrowing lines of credit of ¥6,200 million and ¥8,900 million with Monex Finance Corporation (an affiliate) and a financial institution to

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

manage liquidity risk as of March 31, 2024 and 2025, respectively. The purpose of the committed borrowing line is for general business use. There were drawdowns on the committed borrowing line of nil million and ¥751 million as of March 31, 2024 and 2025. See Note 30 (3) “Availability under committed credit lines.”

(c)     Market risk

Market risk is the risk of fluctuations in the fair value of cryptocurrencies or future cash flows as a result of changes in market price. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return. Market risk mainly includes price fluctuation risk of cryptocurrencies.

The Company holds cryptocurrencies to facilitate customer transactions. The Company also monitors net open position for each cryptocurrency that is traded on its Marketplace platform. To limit the price fluctuation risk within a certain level, the Company strives to sustain its cryptocurrencies in approximately the same quantity and amount as the crypto asset borrowings.

(d)    Operational risk

The Company is exposed to operational risk arising from a wide variety of factors associated with business processes, personnel; technology and infrastructure; and from external factors other than credit, liquidity, and market risks, such as changes in legal and regulatory requirements. In particular, the Company holds crypto assets for its own account (crypto assets held (current assets)) and, on behalf of its customers, in the Company’s hot or cold wallets. These wallets are administered by the Company and the Company has control of the private keys associated with them, allowing it to access and transact with the crypto assets held therein. If any of the private keys relating to the Company’s hot or cold wallets are lost, destroyed, or otherwise compromised, and no backup of the private key is accessible, the Company would lose access to crypto assets. If the Company loses access to a crypto asset held for its own account, the Company derecognizes the crypto asset held. If the Company loses access to a crypto asset held on behalf of customers, the Company may be liable to its customers for losses arising from the Company’s failure to safeguard crypto assets from theft or loss and there will be a devastating impact on the Company’s operation. Furthermore, the Company cannot provide assurance that the wallet will not be hacked or compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. The customers’ ability to access or sell their cryptocurrencies could be affected adversely due to any loss of private keys relating to, or hack or other compromise of, digital wallets used to store cryptocurrencies deposited by customers. See Note 30 “Commitments and contingencies.”

(e)     Foreign exchange risk management

Payables denominated in foreign currencies are exposed to foreign exchange risks. The Company’s foreign exchange risks arise primarily from fluctuations in U.S. dollar. The Company manages foreign exchange risks by continuously monitoring trends in foreign exchange rates and managing its exposure to foreign exchange rate fluctuations.

(2)    Capital management

The fundamental principles of the Company’s capital management are to build and uphold a steady financial base for the purpose of maintaining soundness and efficiency of operations and achieving growth. According to these principles, the Company conducts capital investment; profit distribution, such as dividends; and repayment of loans based on steady operating cash flows through the development and rendering of competitive crypto asset exchange services.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.      Financial risk management (cont.)

In line with the Company’s policy, Coincheck’s capital management focuses on specific regulatory requirements in Japan. Coincheck calculates and monitors the financial soundness index at the end of each month as the record date in accordance with the “Rules on Financial Management for Crypto-Asset Exchange Service Providers” and related guidelines, which are self-regulatory rules established by the Japan Virtual and Crypto Assets Exchange Association (JVCEA). The financial soundness index is the ratio of the nonfixed equity amount to the sum of the market risk equivalent amount, the counterparty risk equivalent amount, and the basic risk equivalent amount, based on the calculation method stipulated in the related guidelines.

The Company is not subject to any capital restrictions.

5.      Segment reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The CEO of Coincheck Parent is the CODM of the Company. The CODM reviews financial information for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple services, no measures of profitability by service are available. As a result, discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

The Company’s revenue is entirely derived from operations within Japan. Furthermore, there is no single customer from which revenue amounts to 10% or more of the Company’s total revenue.

6.      Reverse Recapitalization and Acquisitions of subsidiaries

(1)    Reverse Recapitalization

As discussed in Note 1 “Reporting entity,” Thunder Bridge was identified as the “acquired” entity for financial reporting purposes. Accordingly, the Company treated the Reverse Recapitalization as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge as of the closing date of the Reverse Recapitalization. The net assets of Thunder Bridge are stated at fair value, with no goodwill or other intangible assets recorded.

This determination was primarily based on the conclusion that the former Coincheck shareholders have a majority of the voting power of Coincheck Parent and Coincheck personnel comprise a majority of the governing body of Coincheck Parent.

The Reverse Recapitalization is not within the scope of IFRS 3 since there is no change in control based on the continued control of the Company by existing Coincheck shareholders and Thunder Bridge does not meet the definition of a business in accordance with IFRS 3; as such, the Reverse Recapitalization is accounted for within the scope of IFRS 2. Any excess of fair value of equity instruments deemed to have been issued by Coincheck over the fair value of Thunder Bridge’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Entities involved in SPAC mergers need to determine which entity is the predecessor whose financial statements will become the historical financial statements of the combined Company. The determination of which entity is the predecessor and successor in the merger transaction is separate from the determination of which entity is the accounting acquirer. Rule 405 under the U.S. Securities Act of 1933, as amended, defines a predecessor as “a person the major portion of the business and assets of which another person acquired in a single succession, or in a series of related successions in each of which the

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Reverse Recapitalization and Acquisitions of subsidiaries (cont.)

acquiring person acquired the major portion of the business and assets of the acquired person.” SPACs are blank-check companies whose sole purpose is to acquire a target or targets with the capital raised from their IPOs. Given that Thunder Bridge was a SPAC and did not have any significant activities, Thunder Bridge’s own operations before the succession are insignificant relative to the operations of Coincheck. Thunder Bridge’s financial statements do not report any significant revenues other than investment income on assets held in trust. As such, Coincheck was considered the predecessor entity for purposes of these consolidated financial statements.

In analogy with IFRS 3, Business Combinations, paragraph B21-B22, these financial statements have been prepared as a continuation of Coincheck with:

•        the assets and liabilities of Coincheck recognized and measured in the financial statements at their carrying amounts immediately prior to the Reverse Recapitalization;

•        the retained earnings, ordinary shares and capital surplus of Coincheck recognized in the financial statements at amounts immediately prior to the Reverse Recapitalization. Ordinary shares and capital surplus have been adjusted retroactively to reflect the legal capital of Coincheck Parent; and

•        the comparative information presented in the financial statements are that of Coincheck.

Listing expenses

The following table displays the reconciliation of the total market capitalization attributable to Thunder Bridge stockholders and the Reverse Recapitalization impact to additional paid-in capital for the year ended March 31, 2025 and the calculation of the listing expense recognized for the year ended March 31, 2025:

(In millions, except share data and percentage)
Fair value of equity instruments deemed to have been issued by Coincheck
Thunder Bridge Closing Price per share on December 10, 2024	1,850
Total number of Coincheck shares at Closing	129,703,075
Total Market Capitalization of the Company	¥239,975
Thunder Bridge shareholders’ ownership	5.5%
Total market capitalization attributable to Thunder Bridge stockholders	¥13,165

Net assets of Thunder Bridge
Cash and cash equivalents(1)	1,798
Accounts payable and accrued expenses	(17)
Income taxes payable	(60)
Excise tax payable	(305)
Warrant liabilities(2)	(1,837)
Promissory note payable – related party	(128)
Net assets (liabilities) of Thunder Bridge as of December 10, 2024	(549)

Listing expense	¥13,714

____________

(1)      Cash and cash equivalents represent the acquired cash and cash equivalent of Thunder Bridge before the payment of ¥1,593 million to Ghisallo under Non-Redemption Agreement since the payment to Ghisallo occurred immediately after the closing of the Reverse Recapitalization.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Reverse Recapitalization and Acquisitions of subsidiaries (cont.)

(2)      As the terms of the Thunder Bridge public and private placement warrants are substantially the same before and after the completion of the Business Combination, the warrants are not deemed to be additional consideration under IFRS 2 but rather the Thunder Bridge public and private placement warrants were assumed as part of the Reverse Recapitalization (IAS 32).

Transaction Proceeds

Upon closing of the Reverse Recapitalization, the Company received net proceeds of ¥205 million, including ¥4,780 million from the trust, net of redemptions, offset by cash paid for the non-redemption and share forward agreement (the “Non-Redemption Agreement”) with Ghisallo Master Fund LP (“Ghisallo”) (see Note 27 “Equity” for further details of the non-redemption and share forward agreement) of ¥1,593 million, and transaction costs and professional fees, paid at closing, of ¥2,982 million. The following table reconciles the elements of the Reverse Recapitalization to the consolidated statements of cash flows and the consolidated statement of changes in equity for the year ended March 31, 2025:

(In millions)
Cash-trust and cash, net of redemptions	¥4,780
Less: Ghisallo Non-Redemption Agreement	(1,593)
Less: transaction costs and professional fees, paid at closing	(2,982)
Proceeds from Reverse Recapitalization, net of Non-Redemption Agreement, transaction costs and professional fees	205
Less: warrant liabilities	(1,837)
Less: promissory note – related party	(128)
Less: excise tax payable	(305)
Less: income tax payable	(60)
Less: accounts payable and accrued expenses	(17)
Less: Other financial liabilities(1)	(189)
Add: Listing expense	13,714
Issuance of shares in Reverse Recapitalization, net	¥11,383

____________

(1)      Other financial liabilities include expenses incurred by Coincheck Parent prior to the Reverse Recapitalization and recorded at their carrying values as a common control transaction

The following table displays the reconciliation of the total market capitalization attributable to Thunder Bridge stockholders and the reverse recapitalization impact to additional paid-in capital for the year ended March 31, 2025:

(In millions)
Total market capitalization attributable to Thunder Bridge stockholders	¥13,165
Less: Ghisallo Non-Redemption Agreement	(1,593)
Less: Additional paid-in capital transferred over when transferring net liabilities from CCG, under common control	(189)
Less: Ordinary Shares	(15)
Plus: Treasury shares	4
Additional paid-in capital from Reverse Recapitalization, net	¥11,372

The Reverse Recapitalization also involved:

•        the former Thunder Bridge warrant holders receiving one warrant to purchase an Ordinary Share of Coincheck Parent for each issued and outstanding warrant to acquire Class A common stock of Thunder Bridge, which has resulted in the issuance of 4.9 million warrants (see Note 24 “Financial instruments”); and

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Reverse Recapitalization and Acquisitions of subsidiaries (cont.)

•        professional services expenditure of ¥4,595 million, incurred to facilitate listing on Nasdaq, which, in addition to the ¥13,714 million described in the table above, has resulted in a total of ¥18,309 million related to the share listing and associated expenses being recognized in the profit or loss.

(2)    Acquisition of Next Finance

On March 14, 2025, the Company acquired 100 percent of the shares in Next Finance Tech Co, Ltd., a staking platform service company. With Next Finance as part of the Company, the Company will be able to leverage its existing services to enhance its customer staking award offerings, and offer staking platform services in the crypto industry both in and outside of Japan.

The revenue and net loss of Next Finance for the current reporting period would not be material and had no significant impact on the consolidated financial statements.

(a)     Consideration transferred

The following table displays the acquisition date fair value of each major class of consideration transferred.

(In millions)
Cash	¥265
Ordinary share of Coincheck Parent (1,111,450 shares)	1,077
Total fair value of consideration	¥1,342

(i)     Equity instruments issued

The number of Ordinary Shares issued was 1,111,450 and the fair value of the Ordinary Shares issued was based on the listed share price of Coincheck Parent at March 14, 2025 of USD6.53 per share.

(b)    Acquisition-related costs

The Company incurred acquisition-related costs of ¥11 million on legal fees and due diligence costs. These costs have been included in “Selling, general and administrative expenses.”

(c)     Identifiable assets acquired and liabilities assumed

The following table displays the recognized amounts of assets and liabilities assumed as the date of acquisition.

(In millions) Fair value recognized on acquisition
Cash and cash equivalents	¥29
Other financial assets	3
Other assets	2
Property and equipment	2
Crypto asset held (non-current)	21
Other financial assets (non-current)	1
Deferred tax assets	49
Other financial liabilities	(5)
Total identifiable net assets acquired	¥102

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.      Reverse Recapitalization and Acquisitions of subsidiaries (cont.)

Fair values measured on a provisional basis

The following amount has been measured on a provisional basis.

The fair value of Next Finance’s intangible assets has been measured provisionally, pending completion of an independent valuation. Some of the value attributable to goodwill will be allocated to intangible assets when the valuation is completed.

If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of acquisition, then the accounting for the acquisition will be revised.

(d)    Goodwill

Goodwill arising from the acquisition has been recognized as follows.

(In millions)
Total identifiable net assets acquired	¥102
Goodwill arising on acquisition	1,240
Fair value of consideration	¥1,342

The goodwill is attributable mainly to the skills and technical talent of Next Finance’s work force and the synergies expected to be achieved from integrating Next Finance into the Company’s existing business. None of the goodwill recognized is expected to be deductible for tax purposes.

7.      Revenue

(1)    Revenue breakdown

Revenue breakdowns by revenue from contracts with customers and other sources for the year ended March 31, 2023, 2024 and 2025, are as follows:

	For the fiscal year ended March 31,
(In millions)	2023	2024	2025
Revenue arising from contracts with customers
Transaction revenue(1)	¥174,937	¥223,046	¥381,705
Commission received(2)	1,055	729	1,500
Other revenue(3)	932	274	—
Sub-total	176,924	224,049	383,205

Other sources
Other revenue(4)	—	—	125
Sub-total	—	—	125
Total	¥176,924	¥224,049	¥383,330

____________

(1)      Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(2)      Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on the Exchange platform and others.

(3)      Other revenue are mainly related to sales of NFTs owned by the Company.

(4)      Other revenue are mainly related to the interest received from financial operations with JSF Trust and Banking Co., Ltd.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.      Revenue (cont.)

(2)    Contract balance

As of March 31, 2024 and 2025, there were no significant contract assets or contract liabilities.

For the years ended March 31, 2023, 2024 and 2025, there was no revenue recognized for performance obligations fulfilled (or partially fulfilled) in the past.

(3)    Transaction price allocated to the remaining performance obligations

The Company does not have any contracts in which the projected initial contract period was longer than one year.

(4)    Assets recognized from the costs to obtain or fulfill contracts with customers

The Company does not have any significant costs to obtain or fulfill contracts with customers.

8.      Selling, general and administrative expenses

Selling, general and administrative expenses consist of the following:

	For the fiscal year ended March 31,
(In millions)	2023	2024	2025
Personnel expenses	¥2,020	¥2,287	¥2,684
Advertising and promotion expenses	1,294	661	1,874
Professional fees	1,262	710	6,163
Communication expenses	873	769	786
Subcontract expenses	787	473	857
Depreciation and amortization	483	679	727
Business management fee	363	458	397
Transaction related costs	297	335	423
Subcontract labor costs	280	130	142
Tax expenses	27	116	100
Others	353	139	305
Total	¥8,039	¥6,757	¥14,458

9.      Other income and expenses

Other income and expenses consist of the following:

		For the fiscal year ended March 31,
(In millions)	Notes	2023	2024	2025
Other income
Gain on sale of crypto assets held (non-current assets)		¥16	¥123	¥1
Gain on sale of non-major line of business(1)		—	300	—
Exchange gain		12	—	0
Other		17	14	21
Total		¥45	¥437	¥22

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.      Other income and expenses (cont.)

		For the fiscal year ended March 31,
(In millions)	Notes	2023	2024	2025
Other expenses
Impairment loss of crypto assets held (non-current assets)	13	¥69	¥—	¥13
Impairment loss of intangible assets	17	9	—	—
Loss on sales and disposals of intangible assets	17	37	39	34
Loss on sale of crypto assets (non-current assets)		28	—	—
Loss on sale of subsidiary stock		5	—	—
Lease contract cancellation penalty		—	44	—
Termination benefits		1	39	—
Exchange loss		—	8	42
Other		16	23	16
Total		¥165	¥153	¥105

____________

(1)      The Company sold the Sharely business and recorded a gain of ¥300 million in “Other income” in the consolidated statement of profit or loss and other comprehensive income for the year ended March 31, 2024. The Company evaluated the disposal of the Sharely business in accordance with IFRS 5, Non-current Assets Held for Sales and Discontinued Operations, and determined that it did not meet the definition of discontinued operations as it did not represent a separate major line of business.

10.    Financial income and expenses

Financial income and expenses consist of the following:

	For the fiscal year ended March 31,
(In millions)	2023	2024	2025
Financial income
Change in fair value of warrant liability	¥—	¥—	¥1,435
Net gain on sale of other financial assets (non-current assets)	—	—	11
Derivative gains	—	61	9
Others	0	6	2
Total	¥0	¥67	¥1,457

Financial expenses
Impairment loss of other financial assets (non-current assets)	¥—	¥11	¥4
Interest expenses	3	6	35
Derivative losses	4	—	—
Total	¥7	¥17	¥39

11.    Cash and cash equivalents

Cash and cash equivalents mainly consist of bank deposits. They are demand deposits and held for the purpose of meeting short-term cash commitments. Cash and cash equivalents in the consolidated statements of cash flows equals cash and cash equivalents in the consolidated statements of financial position.

The Company separately manages legal tender deposited by customers from its own. In accordance with Japanese laws and regulations, all legal tender deposited by customers shall be safeguarded by trust companies. Accordingly, cash deposited by customers is accounted for under “Cash segregated as deposits” (see Note 12) as of March 31, 2024 and 2025 because it is neither cash nor cash equivalents.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12.    Cash segregated as deposits

Cash segregated as deposits represents separately managed cash deposited by customers. The balances of cash segregated as deposits as of March 31, 2024 and 2025 were ¥59,256 million and ¥51,655 million, respectively, which were less than the corresponding liability of “Deposits received” in the consolidated statements of financial position of ¥59,276 million and ¥50,911 million as of March 31, 2024 and 2025, respectively, because it generally takes several days to deposit/withdraw the funds received from customers in the trust account, while the Company recognizes the entire amount of the deposits as liabilities immediately after the customers’ depositing has been completed.

13.    Crypto assets held

Under IFRS, there are no accounting standards specifically related to the transactions of crypto assets. However, cryptocurrencies holdings were discussed by the IFRIC in its June 2019 meeting in the “committee’s agenda decisions” part. The agenda decisions part relating to “Holdings of Cryptocurrencies” did not specifically address as to when an entity has control over crypto assets. Thus, in order to determine the accounting treatment, the Company follows the requirements of IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, and refers to the “Conceptual Framework for Financial Reporting” and standards related to similar matters. In this context, the Company considers various factors to evaluate whether the Company has control for accounting purposes over crypto assets and accounts for these transactions accordingly.

The Company’s holdings of crypto assets considered to be controlled by the Company for accounting purposes are presented as part of crypto assets held in the consolidated statements of financial position. However, the Company’s holdings of crypto assets deposited by customers and considered not to be controlled by the Company are not recognized as crypto assets held in the consolidated statements of financial position. see Note 2 (5) “Changes in accounting policies.”

Crypto assets deposited by customers include cryptocurrencies and NFTs. Crypto assets deposited by customers are mainly held in electronic wallets administered by the Company in the same way as the Company’s holdings of crypto assets in its own accounts. Although the Company has the private keys that are necessary to dispose of crypto assets deposited by customers, the Company is obligated to purchase and sell crypto assets under the instructions of the customers based on the contractual arrangement with the customers, and the use of the private keys without permission from customers is strictly prohibited. Additionally, in terms of cryptocurrencies, following the requirements of the “Payment Services Act,” “Cabinet Office Order on Virtual Currency Exchange Service Providers” and other laws and regulations, the Company segregates cryptocurrencies deposited by customers from those of the Company in its own accounts and manages each of the customers’ balances. Regarding NFTs, there are no clear legal regulations in Japan as of March 31, 2025, and NFTs deposited by customers are held in hot wallets. NFTs deposited by customers are recorded in the Company’s database and internal records in the account of the depositing customers. Therefore, the economic benefits and risks related to crypto assets deposited by customers, including cryptocurrencies and NFTs, belong, in principle and as matter of contract, to the customers, and the Company is not exposed to risks of significant changes in the fair value of these crypto assets. However, legal rights regarding crypto assets may not be entirely clear, and there may be a possibility that crypto assets deposited by customers would be dealt with in the same manner as crypto assets of the Company in its own accounts at the liquidation of the Company, although Article 63-19-2 of Japan’s Payment Services Act provides that customers have preferential repayment rights with respect to Deposited Crypto Assets and Redemption Guarantee Crypto Assets (as defined in the Payment Services Act) in the event of the bankruptcy of a crypto asset exchange service provider.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    Crypto assets held (cont.)

The accounting policies and balances of the Company’s crypto assets by holding purpose are as follows:

(1)    Crypto assets held (current assets)

Out of the holdings of cryptocurrencies that are considered to be controlled by the Company for accounting purposes, cryptocurrencies for facilitating customer transactions are recognized as inventories in the consolidated statements of financial position according to provisions of IAS 2, Inventories, as the Company has the ability to direct the use of these cryptocurrencies and the economic benefits resulting from sales attribute to the Company. As of March 31, 2024 and 2025, the carrying amounts were ¥44,207 million and ¥44,680 million, respectively. These amounts are calculated based on the fair value less costs to sell at the end of the reporting period. See Note 25 “Fair value measurement.”

(2)    Crypto assets held (noncurrent assets)

Crypto assets held (noncurrent assets) are recognized as intangible assets with indefinite useful lives which are not amortized. There is no foreseeable limit to the period over which the future cash flows of crypto assets held (noncurrent assets) would be generated as the future cash flows cannot be reliably estimated. The useful lives of crypto assets held (noncurrent assets) are regarded as indefinite accordingly. They are reported at the acquisition cost less accumulated impairment losses. As of March 31, 2024, and March 31, 2025, the carrying amounts were ¥0 million and ¥43 million, respectively.

During the years ended March 31, 2024, and 2025, no impairment losses were recognized.

The changes in crypto assets held (non-current assets) are as follows:

(In millions)
Crypto assets held (non-current assets)	Cryptocurrency	NFT	Total
As of March 31, 2023	¥24	¥19	¥43
Additions (not by business combination)	330	—	330
Disposals	(354)	(19)	(374)
As of March 31, 2024	—	—	—
Additions (by business combination)	21	—	21
Additions (not by business combination)	458	—	458
Disposals	(435)	—	(435)
As of March 31, 2025	¥43	¥—	¥43

14.    Customer accounts receivable

Customer accounts receivable is mainly due from credit card companies, which are payment processors, for settlement of funds from customers. There are no overdue customer accounts receivable as of March 31, 2024 and March 31, 2025. For allowance for doubtful receivables, see Note 4 (1) (a) “Credit risk.”

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.    Other financial assets

Other financial assets consist of the following:

	As of March 31,
(In millions)	2024	2025
Current portion
Other receivables	¥34	¥40
US dollar stablecoins	¥3	¥22
Sub-total	37	62
Non-current portion
Deposits and guarantee deposits(1)	575	388
Equity security investments(2)	39	46
Sub-total	614	433
Total	¥651	¥495

____________

(1)      Deposits and guarantee deposits (non-current assets) mainly consist of the guarantee deposits paid to the lessors for leased properties.

(2)      Equity security investments represent the equity security investments which are measured at fair value through profit or loss. See Note 25 (2) “Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis.”

16.    Property and equipment

The changes in the acquisition cost, accumulated depreciation and accumulated impairment losses of property and equipment are as follows:

(In millions)	Right-of-use assets	Leasehold improvements	Equipment and fixtures	Construction in progress	Total
Acquisition cost
As of March 31, 2023	¥1,535	¥455	¥189	¥—	¥2,179
Additions(1)	1,758	—	4	303	2,065
Decrease due to lease term changes	(82)	—	—	—	(82)
Sales and disposals	(240)	(202)	(44)	(4)	(490)
As of March 31, 2024	2,972	253	149	299	3,672
Additions(1)	418	4	7	120	549
Additions (transferred from Construction in progress)	—	406	13	(419)	—
Additions (business combination)	—	2	—	—	2
Sales and disposals	(1,329)	(123)	(48)	—	(1,500)
As of March 31, 2025	¥2,062	¥542	¥121	¥—	¥2,725

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.    Property and equipment (cont.)

(In millions)	Right-of-use assets	Leasehold improvements	Equipment and fixtures	Construction in progress	Total
Accumulated depreciation and accumulated impairment loss
As of March 31, 2023	¥(1,030)	¥(370)	¥(135)	¥—	¥(1,535)
Depreciation (charged to profit or loss)(2)	(406)	(74)	(20)	—	(500)
Depreciation (charged to intangible assets)(2)	(25)	—	—	—	(25)
Sales and disposals	136	194	30	—	360
As of March 31, 2024	(1,325)	(250)	(125)	—	(1,700)
Depreciation (charged to profit or loss)(2)	(426)	(77)	(8)	—	(511)
Depreciation (charged to intangible assets)(2)	(100)	—	—	—	(100)
Sales and disposals	1,329	123	44	—	1,496
As of March 31, 2025	¥(522)	¥(204)	¥(89)	¥—	¥(815)

Carrying amount
As of March 31, 2023	¥505	¥85	¥54	¥—	¥644
As of March 31, 2024	¥1,647	¥3	¥24	¥299	¥1,973
As of March 31, 2025	¥1,539	¥338	¥32	¥—	¥1,909

____________

(1)      The assets recognized corresponding to asset retirement obligations are included in “Right-of-use assets.” The additions of asset retirement obligation of ¥35 million and ¥339 million for March 31, 2024 and 2025, respectively, were recorded for the leased office building due the remeasurement. See Note 23 “Provisions.”

(2)      Depreciation on property and equipment is generally included in “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income, except when it is attributable to “Internally generated intangible assets,” which represents amounts capitalized as software. When attributable to “Internally generated intangible assets” such amounts are recognized in “Intangible assets” in the consolidated statements of financial position.

(3)      There was no property and equipment with restricted ownership or pledged as collateral as of March 31, 2024 and 2025.

17.    Intangible assets

The changes in acquisition cost, accumulated amortization and accumulated impairment losses of intangible assets are as follows:

(In millions)	Internally generated intangible assets	Goodwill	Others	Total
Acquisition cost
As of March 31, 2023	¥962	¥—	¥3	¥965
Additions (not by business combination)	380	—	—	380
Additions (transferred from property and equipment)	25	—	—	25
Sales and disposals	(39)	—	—	(39)
As of March 31, 2024	1,328	—	3	1,331
Additions (not by business combination)	524	—	—	524
Additions (business combination)(1)	—	1,240	—	1,240
Additions (transferred from property and equipment)	100	—	—	100
Sales and disposals	(35)	—	(1)	(36)
As of March 31, 2025	¥1,917	¥1,240	¥2	¥3,159

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.    Intangible assets (cont.)

(In millions)	Internally generated intangible assets	Goodwill	Others	Total
Accumulated depreciation and accumulated impairment loss
As of March 31, 2023	¥(362)	¥—	¥(3)	¥(365)
Amortization(2)	(178)	—	—	(179)
As of March 31, 2024	(541)	—	(3)	(544)
Amortization(2)	(217)	—	—	(217)
Sales and disposals	1	—	1	2
As of March 31, 2025	¥(757)	¥—	¥(2)	¥(759)

Carrying amount
As of March 31, 2023	¥600	¥—	¥—	¥601
As of March 31, 2024	¥788	¥—	¥—	¥788
As of March 31, 2025	¥1,161	¥1,240	¥—	¥2,401

____________

(1)      Goodwill was recognized in the year ended March 31, 2025 due to the business combination of Next Finance. See Note 6(2) “Acquisition of Next Finance.”

(2)      Intangible assets with definite useful lives are amortized over their useful lives.

          The amortization of intangible assets is included in “Selling, general and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income.

(3)      There were no intangible assets with restricted ownership or that are pledged as collateral as of March 31, 2024 and 2025.

(4)      Crypto assets held (non-current assets) recognized as intangible assets are described in Note 13 “Crypto assets held.”

18.    Leases

The Company leases office buildings for management and operation purposes.

(1)    Right-of-use assets

Right-of-use assets related to leased properties are presented as property and equipment. See Note 16 “Property and equipment.”

(2)    Lease liabilities

Lease liabilities consist of the following:

	As of March 31,
(In millions)	2024	2025
Current portion	¥384	¥376
Non-current portion	1,277	901
Total	¥1,661	¥1,277

Lease liabilities are included in “Other financial liabilities” in the consolidated statements of financial position. The balances of lease liabilities by maturity are presented in Note 4 “Financial risk management.”

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    Leases (cont.)

(3)    Amounts recognized in the consolidated statements of profit or loss and other comprehensive income

Amounts recognized in the consolidated statements of profit or loss and other comprehensive income are as follows:

	As of March 31,
(In millions)	2023	2024	2025
Interest expenses on lease liabilities	¥3	¥5	¥10
Expenses pertaining to short-term leases	3	1	—
Expenses pertaining to leases of low-value assets that are not short-term leases expenses	¥14	¥25	¥28

(4)    Amounts recognized in the consolidated statements of cash flows

The total cash outflows for leases for the years ended March 31, 2023, 2024 and 2025 were ¥275 million, ¥358 million and ¥501 million, respectively.

19.    Deferred taxes and income tax expenses (benefits)

(1)    Deferred taxes

(In millions)	As of March 31, 2023	Recognized through profit or loss	As of March 31, 2024
Deferred tax assets:
Lease liabilities	¥107	¥415	¥522
Tax losses carried forward	493	(467)	26
Accrued enterprise tax	—	36	36
Accrued bonuses	—	71	71
Accrued expenses	58	40	98
Accrued paid leaves	17	(1)	16
Reversal for valuation gain of crypto assets held (non-current assets)	12	(12)	—
Leasehold improvements	45	(26)	19
Asset retirement obligations	69	(32)	37
Impairment loss of crypto assets held (non-current assets)	21	(21)	—
Change in fair value of crypto assets held (non-current assets)	23	(23)	—
Write-down for crypto assets held (current assets)	27	(27)	—
Other	18	15	33
Total deferred tax assets	¥890	¥(32)	¥858

Deferred tax liabilities:
Lease assets	¥107	¥392	¥499
Asset retirement obligation	44	(38)	6
Total deferred tax liabilities	¥151	¥354	¥505

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.    Deferred taxes and income tax expenses (benefits) (cont.)

(In millions)	As of March 31, 2024	Recognized through profit or loss	Addition (business combination)	As of March 31, 2025
Deferred tax assets:
Lease liabilities	¥522	¥(97)	¥—	¥425
Tax losses carried forward	26	(26)	49	49
Accrued enterprise tax	36	13	—	49
Accrued bonuses	71	27	—	98
Accrued expenses	98	(22)	—	76
Accrued paid leaves	16	—	—	16
Leasehold improvements	19	17	—	36
Asset retirement obligations	37	70	—	107
Other	33	(4)	—	29
Total deferred tax assets	¥858	¥(22)	¥49	¥885

Deferred tax liabilities:
Lease assets	499	(104)	—	395
Asset retirement obligation	6	98	—	104
Total deferred tax liabilities	¥505	¥(6)	¥—	¥499

Deferred tax assets and deferred tax liabilities presented in the consolidated statements of financial position are as follows:

	As of March 31,
(In millions)	2024	2025
Assets:
Deferred tax assets	¥858	¥885
Deferred tax liabilities	505	499
Net amount	¥353	¥386

In the year ended March 31, 2023, Coincheck did not make profit and recognized tax losses. Coincheck fully recognized deferred tax assets in respect of unused tax losses as of March 31, 2023, because Coincheck estimated that it would be probable to generate sufficient future taxable profits considering the long-term market trend and by reference to the operating results in past years.

In the year ended March 31, 2024, Coincheck generated profits and utilized most of the tax losses carried forward from prior years. As of March 31, 2024, Coincheck fully recognized the deferred tax assets in respect of the remaining unused tax losses. Coincheck estimated that it would be probable to generate sufficient future taxable profits to utilize the tax losses considering the recent performance of cryptocurrency market.

In the year ended March 31, 2025, Coincheck generated profits and utilized all the tax losses carried forward from prior years. As of March 31, 2025, Next Finance fully recognized the deferred tax assets related to the remaining unused tax losses, based on an estimate that it would be probable to generate sufficient future taxable profits to utilize the tax losses according to its future business plan.

However, Coincheck Parent and CCG AS do not recognize deferred tax assets for tax losses of ¥3,180 million due to the fact that sufficient future taxable profits are not expected. There is no expiration date for the tax loss carried forward.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.    Deferred taxes and income tax expenses (benefits) (cont.)

(2)    Income tax expense (benefits)

Income tax expenses (benefits) consist of the following:

	For the fiscal year ended March 31,
(In millions)	2023	2024	2025
Current tax expenses
Reporting period	¥15	¥487	¥976
Sub-total	15	487	976
Deferred tax expenses (benefits)
Origination and reversal of temporary differences	188	(82)	14
Origination and reversal of tax losses carried forward	(459)	468	26
Increase in tax rate	—	—	(25)
Recognition of previously unrecognized deductible temporary differences	(31)	—	—
Sub-total	(303)	386	15
Total income tax expenses (benefits)	¥(287)	¥873	¥991

Current tax expenses include the amount of benefits arising from previously unrecognized tax loss carryforward and temporary differences of prior years that are used to reduce the current taxes. Corporate tax, inhabitant tax and deductible enterprise tax are levied against the Company, and the statutory tax rate in Japan calculated based on these taxes was 30.6% for the years ended March 31, 2023, 2024 and 2025.

As a result of the enactment of the “Act Partially Amending the Income Tax Act, etc.” (Act No. 13 of 2025) by the Japan National Diet on March 31, 2025, the corporate tax rate for Coincheck and other subsidiaries in Japan will be changed beginning with the fiscal year commencing April 1, 2026. Accordingly, the statutory effective tax rate used in the calculation of the relevant deferred tax assets and deferred tax liabilities has been changed from 30.6% to 31.5%.

For the year ended March 31, 2025, the effective statutory tax rate of Coincheck Parent is 25.8%. For other subsidiaries, local corporate and other tax rates have been applied.

Reconciliation between the statutory effective tax rate and the effective tax rate in the consolidated statements of profit or loss and other comprehensive income is as follows:

	For the fiscal year ended March 31,
	2023(1)	2024	2025(3)
Statutory effective tax rate	30.6%	30.6%	25.8%
Permanent difference	—%	—%	(26.5)%
Tax rate differences with Coincheck Parent	—%	—%	(1.3)%
Current-year losses for which no deferred tax asset is recognised	—%	—%	(6.0)%
Non-deductible expenses	(0.8)%	0.1%	0.7%
Others(2)	4.1%	—%	(0.1)%
Effective tax rate	33.9%	30.7%	(7.4)%

____________

(1)      For the year ended March 31, 2023, the Company recognized loss before income taxes and, consequently, reconciling items shown in the table which increase Income tax expenses are presented as negative amounts and reconciling items which reduce Income tax expenses are presented as positive amounts.

(2)      Others mainly consist of recognition of previously unrecognized deductible temporary differences.

(3)      For the year ended March 31, 2025, the effective tax rate differs from the statutory effective rate of 25.8% primarily because of the listing expense and professional fees related to the Reverse Recapitalization that were recorded on Coincheck Parent’s books.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    Crypto asset borrowings

Under the Coincheck Lending program, when the Company enters into borrowing agreements with customers, the Company obtains control over the crypto assets deposited by those customers, regardless of whether the Company has actually borrowed the crypto assets or the crypto assets remain deposited with the Company. These crypto assets are recognized as inventories under “Crypto assets held” in the consolidated statement of financial position and the Company’s corresponding obligation to return these crypto assets to customers is recognized as a liability under “Crypto asset borrowings.”

Crypto asset borrowings are initially measured at the fair value of the crypto assets borrowed/deposited. Subsequent to initial recognition, changes in fair value of crypto asset borrowings are recognized in profit or loss in the corresponding period. See Note 25 “Fair value measurement.”

The fee expenses (calculated as in-kind interest on the amount borrowed) related to crypto asset borrowings, paid in the same cryptocurrency, for the year ended March 31, 2023, 2024 and 2025, were ¥49 million, ¥35 million and ¥51 million, respectively, which were included in “Transaction related costs” of “Selling, general, and administrative expenses” in the consolidated statements of profit or loss and other comprehensive income. The fee expenses related to crypto asset borrowings for the year ended March 31, 2023, 2024 and 2025 are included as an adjustment to reconcile profit (loss) to “Cash flows from operating activities” in the consolidated statements of cash flows.

21.    Other financial liabilities

Other financial liabilities consist of the following:

	As of March 31,
(In millions)	Note	2024	2025
Current portion
Accrued expenses		¥646	¥487
Lease liabilities	18	384	376
Loans payable to related party	29	—	751
Other payables to parent company	29	125	—
Other payables to third parties		50	1,210
Other		1	2
Sub-total		¥1,206	¥2,826
Non-current portion
Lease liabilities	18	¥1,277	¥901
Sub-total		1,277	901
Total		¥2,483	¥3,727

22.    Other current assets and liabilities

Other current assets consist of the following:

	As of March 31,
(In millions)	2024	2025
Consumption tax receivable	¥253	¥569
Prepaid expenses	124	465
Others	0	1
Total	¥377	¥1,035

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.    Other current assets and liabilities (cont.)

Other current liabilities consist of the following:

	As of March 31,
(In millions)	2024	2025
Accrued bonus	¥241	¥364
Tax payables	67	62
Accrued paid leaves	51	52
Cryptocurrency payable	—	40
Advance payment and other	1	18
Total	¥360	¥536

23.    Provisions

Provisions consist of asset retirement obligations.

The Company recognizes provisions for asset retirement obligations to settle future obligations for dismantling, removing and restoring the leased buildings to return them to the state they were initially received in according to the lease contracts. The probable amount to be paid in the future is estimated and recognized based on prior experience. The provisions have been calculated using the risk-free rate in Japan at the commencement of the leases. These expenses are expected to be paid in the future and might be affected by future business plans of the Company. The changes in provisions are as follows:

	As of March 31,
(In millions)	2024	2025
Beginning balance	¥225	¥120
Provisions made during the year	35	339
Provisions used during the year	(38)	(120)
Provisions reversed during the year	(102)	—
Unwind of discount	—	1
Ending balance	120	340
Current portion	120	—
Non-current portion	—	340
Total	¥120	¥340

24.    Financial instruments

The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 25 “Fair value measurement.”

(1)    Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates their fair value.

(2)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts. The carrying amount approximates its fair value.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24.    Financial instruments (cont.)

(3)    Customer accounts receivable, Other financial assets, Deposits received, and Other financial liabilities

Other financial assets includes receivables, guarantee deposits and USD Coin (a stablecoin). The carrying amount of instruments with short-term maturity approximates their fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Company’s credibility, which is a reasonable approximation of the carrying amount.

(4)    Warrant liabilities

As part of Thunder Bridge’s IPO, Thunder Bridge issued private and public warrants to third-party investors where each whole warrant entitled the holder to purchase one share of Thunder Bridge’s Class A common stock at an exercise price of USD11.5 per share.

In connection with the Reverse Recapitalization, and pursuant to a warrant assumption and amendment agreement, dated as of December 10, 2024 (the closing date of the Business Combination), Thunder Bridge private and public warrants were exchanged for Coincheck Parent’s private and public warrants, respectively, and subject to the same material terms. Upon the completion of the Reverse Recapitalization, there were 4,730,557 public warrants outstanding and 129,611 private warrants outstanding.

The warrants expire on the earlier of the fifth anniversary of the Reverse Recapitalization or the date on which Coincheck Parent may call the public warrants for redemption, subject to the conditions outlined in the warrant assumption and amendment agreement. The warrants are exercisable at a price of USD11.5 per share.

25.    Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:	Quoted prices without adjustments in an active market for identical assets or liabilities.
Level 2:	Inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3:	Unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest-level input that is significant to the measurement of the fair value.

There were no transfers between levels for the year ended March 31, 2024 and 2025

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25.    Fair value measurement (cont.)

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the consolidated statements of financial position is as follows:

As of March 31, 2024

(In millions)	Note	Level 1	Level 2	Level 3	Total
Crypto assets held(1)	13	¥44,207	¥—	¥—	¥44,207
Other financial assets(2)	15	2	3	39	44
Total		¥44,209	¥3	¥39	¥44,251

Crypto asset borrowings	20	¥44,020	¥—	¥—	¥44,020
Other financial liabilities(2)	21	—	1	—	1
Total		¥44,020	¥1	¥—	¥44,021

As of March 31, 2025

(In millions)	Note	Level 1	Level 2	Level 3	Total
Crypto assets held(1)	13	¥44,680	¥—	¥—	¥44,680
Other financial assets(2)	15	22	—	46	68
Total		¥44,702	¥—	¥46	¥44,748

Crypto asset borrowings	20	¥44,479	¥—	¥—	¥44,479
Warrant liability
Public warrant liability	24	398	—	—	398
Private warrant liability(3)	24	—	—	12	12
Total		¥44,878	¥—	¥12	¥44,889

____________

(1)      Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(2)      USD Coin which is included in “Other financial assets” is categorized as Level 1. Derivative assets and derivative liabilities which are included in “Other financial assets” and “Other financial liabilities” are categorized as Level 2. Other financial assets categorized as Level 3 are equity investments in non-listed company by using the valuation method based on net assets adjusted by items that are necessary for fair value measurement purposes. The changes in fair value are recognized through other income and expenses. The financial assets categorized as Level 3 are measured by valuation policy and procedures set by the Company and the valuation results are reviewed and approved by Chief Financial Officer.

The following table presents a reconciliation of other financial assets and warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs:

Equity security investments

	As of March 31,
(In millions)	2024	2025
Balance, beginning of period	¥40	¥39
Fair value recorded in connection with acquisition	10	21
Change in fair value	(11)	(4)
Settlement	—	(10)
Balance, end of period	¥39	¥46

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25.    Fair value measurement (cont.)

Private warrant liabilities

As of March 31, 2025
(In millions)
Initial recognition, December 10, 2024	¥56
Change in fair value	(45)
Foreign exchange impact	1
As of March 31,2025	¥12

____________

(3)      Private warrant liability is valued using a Black-Scholes Merton model. The assumptions used to value the private warrant liabilities during the period were as follows.

	Initial value December 10, 2024		March 31, 2025

Exercise price	USD	11.5	USD	11.5
Share price	USD	12.2	USD	5.1
Volatility		1%		35.9%
Expected life (in years)		5		4.7
Risk-free rate		4.09%		3.95%
Dividend yield		$—		$—

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

As of March 31, 2024

There were no assets or liabilities measured at fair value on a nonrecurring basis as of March 31, 2024.

As of March 31, 2025

There were no significant assets or liabilities measured at fair value on a nonrecurring basis as of March 31, 2025.

26.    Employee benefits

Employee benefit expenses are as follows:

	For the fiscal year ended March 31,
(In millions)	2023	2024	2025
Wages and salaries	¥2,009	¥2,271	¥2,671
Social security contributions	244	302	303
Termination benefits	1	39	—
Other	28	5	9
Total	¥2,282	¥2,617	¥2,983

These expenses are included in “Selling, general and administrative expenses” and “Other expenses” in the consolidated statements of profit or loss and other comprehensive income, and in “Intangible assets” in the consolidated statements of financial position. Directly attributable costs associated with software development, including cost of employee benefits and consultant fee are capitalized in accordance with IAS 38, Intangible Assets, which were ¥261 million, ¥291 million and ¥299 million in the year ended March 31, 2023, 2024 and 2025, respectively.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

27.    Equity

(1)    Share capital

Authorized share capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that Coincheck Parent may issue without amending its Articles of Association. At least one-fifth of the authorized share capital must at all times be issued. Pursuant to the Articles of Association, as of the consummation of the Reverse Recapitalization, Coincheck Parent’s authorized share capital is €4,000,000, divided into 400,000,000 Ordinary Shares with a nominal value of €0.01 each.

Issued share capital

For each of the periods presented, the following table shows the number of Coincheck Parent shares outstanding; this table has been recast for the effect of the Reverse Recapitalization:

	As of March 31,
	2024 (as recasted)		2025
(In millions)	Number of shares	Ordinary share capital	Number of shares	Ordinary share capital
Former Coincheck shareholders	122,587,617	¥196	122,587,617	¥196
Issuance of shares in Reverse Recapitalization	—	—	7,115,459	15
Issuance of shares in business acquisition of Next Finance	—	—	1,111,450	2
Total Ordinary Shares Issued and Outstanding	122,587,617	¥196	130,814,526	¥213

Non-Redemption Agreement

Coincheck Group B.V. and Thunder Bridge entered into the Non-Redemption Agreement with Ghisallo on December 4, 2024 and amended and restated the Non-Redemption Agreement on March 10, 2025, pursuant to which Ghisallo agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 973,000 Thunder Bridge Public Shares (the “Non-Redemption Shares”) in connection with the Special Meeting. In exchange for the foregoing commitments not to redeem the Non-Redemption Shares, Thunder Bridge paid Ghisallo ¥1,593 million. If Ghisallo sells any Non-Redemption Shares by March 10, 2026 (the “Maturity Date”), Ghisallo agrees to pay to Coincheck Parent an amount calculated based on the number of such Non-Redemption Shares sold. On the Maturity Date, Ghisallo agreed to transfer to Coincheck Parent, at no cost to Coincheck Parent and free and clear of any liens or encumbrances, any Non-Redemption Shares still retained by it. The Company considered this transaction to be an equity transaction in accordance with IAS 32, Financial Instruments: Presentation, whereas cash paid to Ghisallo was treated as an equity distribution and subsequent cash receipts as equity contributions. As of March 31, 2025, the Company received ¥202 million from this arrangement, which has been recorded to capital surplus in the consolidated statements of changes in equity. There were 856,242 Non-Redemption Shares held by Ghisallo as of March 31, 2025.

(2)    Other components of equity — Foreign currency translation adjustments

Foreign currency translation adjustments comprise all foreign currency differences arising from the translation of the financial statements of Coincheck Parent and CCG AS into Japanese yen.

(3)    Dividends

There are no dividends declared and paid in the years ended March 31, 2023, 2024 and 2025.

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.    Earnings per share

The bases for calculating basic earnings (losses) per share and diluted earnings (losses) per share for the year ended March 31, 2023, 2024 and 2025, are as follows:

	For the fiscal year ended March 31,
(In millions, except per share data)	2023	2024	2025
Net profits (losses) for the period attributable to owners of the Company	¥(559)	¥1,967	¥(14,350)
Basic and diluted net earnings (losses) per share	¥(4.56)	¥16.05	¥(114.98)
Weighted-average number of shares, basic and diluted	122,587,617	122,587,617	124,803,262

Weighted-average number of shares has been recast to reflect the Reverse Recapitalization. Basic net earnings (losses) per share are computed by dividing net profit (loss) by the weighted-average number of shares of Ordinary Shares outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares (e.g., shares underlying warrants). Diluted net profit (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. For the year ended March 31, 2023 and 2024, the diluted earnings per share is equal to basic earnings per share, as there were no potentially dilutive securities. For the year ended March 31, 2025, all potentially dilutive securities were not included in the calculation of diluted losses per share as their effect would be anti-dilutive.

29.    Related parties

(1)    Related party transactions

Below are the related-party balances as of March 31, 2024, and 2025:

(In millions) Type of related party	Name of related party	Detail of transaction	Outstanding balance as of March 31, 2024	Outstanding balance as of March 31, 2025
Parent company	Monex Group, Inc.	Business management service fee(2)	¥125	¥—
Subsidiaries of parent company	Monex Finance Corporation	Borrowing(3)(4)	—	751
Associates of parent company	Monex, Inc.	Provision of sales service	4	5
		Derivative transaction(5	2	—

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

29.    Related parties (cont.)

Below is the related-party transaction impact on the consolidated statements of profit or loss and other comprehensive income for the year ended March 31, 2023, 2024 and 2025:

(In millions)			For the fiscal year ended March 31,
Type of related party	Name of related party	Detail of transaction	2023	2024	2025
Key management	The managing directors of the Company	Transaction revenue(1)	¥0	¥0	¥1
Parent company	Monex Group, Inc.	Business management service fee(2)	363	458	397
Subsidiaries of parent company	Monex Crypto Bank, Inc.	Transaction revenue(1)	5	0	0
	Monex Finance Corporation	Interest expense	0	—	21
Associates of parent company	Monex, Inc.	Transaction revenue(1)	0	847	6,396
		Cost of sales(1)	0	844	6,377
		Provision of sales service	23	26	42
		Derivative gains(5)	—	55	9

____________

Notes:

(1)      Certain of Coincheck’s managing directors and related parties purchase or sell crypto assets on Coincheck’s Marketplace platform. The transactions for the year ended March 31, 2024 and 2025, were made on terms equivalent to those that prevail in arm’s-length transactions. The Company recognized the corresponding transaction revenue amounting to ¥5 million, ¥848 million and ¥6,397 million for the years ended March 31, 2023, 2024 and 2025, respectively.

(2)      Business management service fee represents the considerations for guidance and support on general management and other consulting services provided by Monex, the direct parent company of Coincheck prior to the Business Combination. The services include support on registration of cryptocurrency exchange business and negotiation with the Financial Services Agency necessary for continuing registration, assistance in cyber security risk management, and maintaining relationships with relevant financial institutions. According to the business management service fee agreement, the consideration paid was 5% of Coincheck’s total revenue net of cost of sales (variable fees). This agreement was terminated in November 2024.

(3)      Coincheck entered into a line of credit with Monex Finance Corporation, with aggregate commitments as of March 31, 2024 and March 31, 2025 of ¥6,000 million and ¥6,000 million, respectively. No amounts were outstanding under this arrangement as of March 31, 2024 or March 31, 2025, after drawing down and subsequently repaying ¥6,000 million in June of 2024.

(4)      Coincheck Parent entered into its own commitment line contract of ¥2,304 million as a debtor with Monex Finance Corporation as of December 11, 2024, which was extended, amended and restated as of March 31, 2025, for the purpose of operating capital. As of March 31, 2025, the balance outstanding under this was ¥751 million, with an interest rate of 5.69%.

(5)      The derivative transaction is a forward exchange transaction between the USD and the Japanese yen. Realized gain of ¥55 million and ¥9 million recognized in the consolidated statement of profit or loss and other comprehensive income is included in the “Transaction amount” of the derivative transaction for the years ended March 31, 2024 and 2025, respectively. ¥2 million shown in “Outstanding balance” is the fair value gain of the foreign exchange forward transaction that was not closed as of March 31, 2024 with the principal amount of ¥43 million. As of March 31, 2025, this has been closed.

(2)    Compensation for the Company’s key management personnel

Key management personnel are defined as the managing directors and officers, and audit committee members and audit and supervisory board members of the Company.

The compensations for key management personnel are as follows:

	For the fiscal year ended March 31,
	2023	2024	2025
Short-term employee benefits	¥83	¥66	¥291

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

29.    Related parties (cont.)

(3)    Subsidiary

The number of consolidated subsidiaries increased to six in the year ended March 31, 2025, primarily due to the closing of the Business Combination and the acquisition of Next Finance, compared with no subsidiaries as of March 31, 2024. The following is a list of the Company’s consolidated subsidiaries: 6 subsidiaries as of March 31, 2025.

Name of subsidiary	Place of incorporation and operation	Contents of business	Percentage of voting rights held by the Company
Coincheck, Inc.	Japan	Provides end-to-end crypto asset exchange services and operates a multi-cryptocurrency marketplaces.	100%
CCG Administrative Services, Inc.	US	Provides certain administrative services for Coincheck Group N.V.	100%
M1 Co G.K.	Japan	Serves as a special purpose entity for de-SPAC process.	100%
Next Finance Tech Group	Japan	Provides staking service.	100%
Next Finance Tech Digital Assets Co., Ltd.	Japan	Borrows cryptocurrencies.	100%
Next Finance Tech International Co., Ltd.	Cayman Islands	Manages Next Finance’s insurance.	100%

30.    Commitments and contingencies

(1)    Customer deposited crypto assets

The Company has an obligation to safeguard all crypto assets held on behalf of customers from loss or theft. As such, the Company may be liable to its customers for losses arising from the Company’s failure to safeguard these assets. The Company has not incurred any losses from such obligations and, therefore, has not accrued any related liabilities as of March 31, 2024 and 2025. This determination is based on the following factors: (i) the Company has no known or historical experience of claims to use as a basis of measurement after the January 2018 cybersecurity incident (as described in “(4) Contingencies”). While the Company compensated customers for that event, the related legal claims have been substantially resolved, and there is no recurring claims experience. (ii) the Company accounts for and continually verifies the amount of crypto assets within its control, and (iii) the Company has established security around private keys to minimize the risk of theft or loss.

(2)    Purchase commitments

The contractual commitment amount related to the lease contract was ¥65 million and ¥nil million as of March 31, 2024 and 2025, respectively.

(3)    Availability under committed credit lines

The Company had committed credit lines from Monex Finance Corporation and JSF Trust and Banking Co., Ltd. for the purpose of stable operating capital in the year ended March 31, 2024 and 2025. The undrawn commitments on these credit lines were as follows:

	As of March 31,
(In millions)	2024	2025
Total amount of commitment line borrowing	¥6,200	¥8,900
Balance of executed borrowed commitment line	—	751
Balance of unexecuted commitment line	¥6,200	¥8,149

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

30.    Commitments and contingencies (cont.)

(4)    Contingencies

In general, litigation has uncertainties and, therefore, it is difficult to make a reliable estimate on the financial impact of potential outflows embodying economic benefits. Provisions are not recognized if they are not probable to generate potential outflows embodying economic benefits or if the financial impact cannot be estimated reliably. The possibility of any outflows in settlements regarding the lawsuits in dispute with the Company is remote.

In January 2018, prior to Monex acquiring Coincheck, Coincheck’s NEM hot wallet was hacked and it lost 526.3 million NEM, or ¥46.6 billion, of customer assets. Although Coincheck compensated customers who were adversely affected by this cybersecurity incident, it was subject to lawsuits relating to the calculation of the compensation provided. All but one of these lawsuits had been resolved by judgment or alternative dispute resolution as of March 31, 2025, and the remaining one was settled in June 2025. Since 2018 the Company has invested in strengthening its cybersecurity and has become subject to operating procedures, including regulations for the custody of customer crypto assets, implemented by the JVCEA.

31.    Supplemental cash flow information

(1)    Reconciliation of liabilities arising from financing activities

The changes in liabilities to cash flows arising from financing activities are as follows:

(In millions)	Loans	Promissory note- related party	Lease liabilities	Total
As of March 31, 2022	¥200	—	¥239	¥439
Proceeds from short-term loans	1,800	—	—	1,800
Repayments of short-term loans	(2,000)	—	—	(2,000)
Repayments of long-term loans	0	—	—	—
Repayments of lease obligations	—	—	(255)	(255)
Proceeds from loans from related party	3,000	—	—	3,000
Repayments of loans from related party	(3,000)	—	—	(3,000)
Total changes from financing cash flows	(200)	—	(255)	(455)
Modification of lease term	—	—	253	253
New lease contracts	—	—	113	113
Interest expenses	1	—	2	3
Interest expenses paid	(1)	—	(2)	(3)
Total liability-related other changes	—	—	366	366
As of March 31, 2023	—	—	350	350
Proceeds from short-term loans	1,200	—	—	1,200
Repayments of short-term loans	(1,200)	—	—	(1,200)
Repayments of lease obligations	—	—	(327)	(327)
Total changes from financing cash flows	—	—	(327)	(327)
Modification of lease term	—	—	(81)	(81)
New lease contracts	—	—	1,719	1,719
Interest expenses	0	—	5	5
Interest expenses paid	(0)	—	(5)	(5)
Total liability-related other changes	—	—	1,638	1,638

COINCHECK GROUP N.V. and its subsidiaries
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

31.    Supplemental cash flow information (cont.)

(In millions)	Loans	Promissory note- related party	Lease liabilities	Total
As of March 31, 2024	—	—	1,661	1,661
Proceeds from short-term loans	1,800	—	—	1,800
Repayments of short-term loans	(1,800)	—	—	(1,800)
Repayments of lease obligations	—	—	(463)	(463)
Proceeds from loans from related party	8,508	—	—	8,508
Repayments of loans from related party	(7,759)	(128)	—	(7,887)
Total changes from financing cash flows	749	(128)	(463)	158
Modification of lease term	—	—	79	79
Increase by business combination	2	128	—	130
Interest expense	21	—	10	31
Interest paid	(21)	—	(10)	(31)
Total liability-related other changes	2	128	79	209
As of March 31, 2025	¥751	—	¥1,277	¥2,028

(2)    Major noncash transactions

The noncash investing and financial transactions mainly include right-of-use assets obtained in exchange for lease liabilities pertaining to modification of lease term and a new lease contract amounting to ¥366 million, ¥1,638 million and ¥79 million for the years March 31, 2023, March 31, 2024 and March 31, 2025, respectively, as well as the warrant and other liabilities assumed in the Business Combination amounting to ¥2,347 million for the year ended March 31, 2025.

32.    Events after the reporting date

On April 1, 2025, May 7, 2025, June 1, 2025, and June 16, 2025, the Company granted Restricted Share Units (the “RSUs”) pursuant to the Coincheck Group 2024 Omnibus Incentive Plan. These RSUs are subject to various vesting conditions with vesting dates up to, and including, March 31, 2028. If all of these RSUs were to vest, it would result in the issuance of 4,119,850 Ordinary Shares.

COINCHECK GROUP N.V. and its subsidiaries.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

		For the three months ended June 30,
(In millions)	Notes	2024	2025
Revenue:
Revenue	5	¥75,294	¥83,553
Other revenue	5	6	436
Total revenue	5	75,300	83,989

Expenses:
Cost of sales		72,182	81,288
Selling, general and administrative expenses		2,474	3,571
Operating profit (loss)		644	(870)

Other income and expenses
Other income		8	1
Other expenses		(7)	(132)
Financial income		23	1
Financial expenses		(23)	(251)
Profit (loss) before income taxes	9	645	(1,251)
Income tax expense		209	126
Net profit (loss) for the period attributable to owners of the Company	9	436	(1,377)

Other comprehensive income:
Foreign currency translation adjustment		—	207
Total comprehensive income (loss) for the period attributable to owners of the Company	9	¥436	¥(1,170)

Earnings (loss) per share:		(Yen)	(Yen)
Basic and diluted earnings (loss) per share	9	¥3.56	¥(10.52)
Weighted-average shares – basic and diluted*	9	122,587,617	130,814,526

____________

*        Weighted average number of shares has been retrospectively restated to reflect the Reverse Recapitalization.

The accompanying notes are an integral part of these condensed consolidated interim financial statements (unaudited).

COINCHECK GROUP N.V. and its subsidiaries.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION
(UNAUDITED)

		As of
(In millions)	Notes	March 31, 2025	June 30, 2025
Assets:
Current assets:
Cash and cash equivalents		¥8,584	¥10,636
Cash segregated as deposits		51,655	49,843
Customer accounts receivable		1,086	1,114
Other financial assets	7	62	109
Crypto assets held	7	44,680	53,613
Other current assets		1,035	653
Total current assets		107,102	115,968
Noncurrent assets:
Property and equipment		1,909	1,795
Intangible assets		2,401	2,546
Crypto asset held	7	43	115
Other financial assets	7	433	531
Deferred tax assets		386	264
Total non-current assets		5,172	5,251
Total assets		112,274	121,219

Liabilities and Equity:
Liabilities:
Current liabilities:
Deposits received		50,911	50,993
Other financial liabilities	7	2,826	4,420
Crypto asset borrowings	7	44,479	53,307
Income taxes payable		799	58
Excise tax payable		303	291
Other current liabilities		536	483
Total current liabilities		99,854	109,552
Non-current liabilities:
Other financial liabilities	7	901	806
Warrant liability	7	410	615
Provisions		340	341
Total non-current liabilities		1,651	1,762
Total Liabilities		101,505	111,314

Equity:
Ordinary Shares		213	213
Capital surplus		13,317	13,317
Share-based payment reserve		—	306
Treasury Shares		(4)	(4)
Retained earnings (accumulated deficit)		(2,770)	(4,147)
Foreign currency translation adjustment		13	220
Total equity		10,769	9,905
Total liabilities and equity		¥112,274	¥121,219

The accompanying notes are an integral part of these condensed consolidated interim financial statements (unaudited).

COINCHECK GROUP N.V. and its subsidiaries.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

(In millions)	Notes	Ordinary shares	Common stock	Capital surplus	Share- based payment reserve	Treasury shares	Retained earnings	Foreign currency translation adjustment	Total equity
Balance as of April 1, 2024		¥—	¥386	¥478	¥—	¥—	¥11,580	¥—	¥12,444
Effect of reverse recapitalization		196	(386)	190	—	—	—	—	—
Balance as of April 1, 2024, recasted		196	—	668	—	—	11,580	—	12,444
Net profit for the period		—	—	—	—	—	436	—	436
Balance as of June 30, 2024		¥196	¥—	¥668	¥—	¥—	¥12,016	¥—	¥12,880

Balance as of April 1, 2025		¥213	¥—	¥13,317		¥(4)	¥(2,770)	¥13	¥10,769
Share-based payments	8	—	—	—	306	—	—	—	306
Foreign currency translation adjustment in foreign operations		—	—	—	—	—	—	207	207
Net loss for the period		—	—	—	—	—	(1,377)	—	(1,377)
Balance as of June 30, 2025		¥213	¥—	¥13,317	¥306	¥(4)	¥(4,147)	220	¥9,905

The accompanying notes are an integral part of these condensed consolidated interim financial statements (unaudited).

COINCHECK GROUP N.V. and its subsidiaries.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(UNAUDITED)

		For the three months ended June 30,
(In millions)	Notes	2024	2025
Cash flows from operating activities:
Profit (loss) before income taxes		¥645	¥(1,251)
Depreciation and amortization		183	164
Interest expense		4	24
Share-based payments		—	298
Foreign exchange loss		—	94
Impairment loss of other assets (non-current assets)		13	—
Change in fair value of warrant liability		—	223
Decrease in cash segregated as deposits		2,478	1,812
(Increase) decrease in crypto assets held (current assets)		3,416	(8,933)
Increase in customer accounts receivable		(90)	(28)
Increase in other financial assets (current assets)		(8)	(47)
Decrease in other current assets		30	381
Increase (decrease) in deposits received		(1,847)	82
Increase (decrease) in crypto asset borrowings		(3,318)	8,756
Increase in other financial liabilities		22	89
Increase in other current liabilities		(180)	(53)
Other, net		13	4
Cash provided by operating activities		1,361	1,615
Interest income received		0	1
Interest expenses paid		(7)	(24)
Income taxes paid		(487)	(746)
Net cash provided by operating activities		868	845

Cash flows from investing activities
Purchase of property and equipment		(1)	(24)
Expenditure on internally generated intangible assets		(124)	(157)
Proceeds from refund of guarantee deposits		34	—
Purchase of other financial assets (non-current assets)		—	(100)
Net cash used in investing activities		(91)	(281)

Cash flows from financing activities
Proceeds from short-term loans payable		200	500
Repayments of short-term loans payable		(200)	(500)
Proceeds from loan from related party		6,000	7,038
Repayments of loan from related party		(6,000)	(5,448)
Repayments of lease obligations		(103)	(94)
Net cash provided by (used in) financing activities		(103)	1,496
Effect of exchange rate change on cash and cash equivalents		—	(8)
Net increase in cash and cash equivalents		673	2,061
Cash and cash equivalents at the beginning of period		10,837	8,584
Cash and cash equivalents at the end of period		¥11,510	¥10,636

The accompanying notes are an integral part of these condensed consolidated interim financial statements (unaudited).

COINCHECK GROUP N.V. and its subsidiaries.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

1.      Reporting Entity

Coincheck Group N.V. (“Coincheck Parent”) is a Dutch public limited liability company (naamloze vennootschap). The condensed consolidated interim financial statements consist of Coincheck Parent and its subsidiaries (together referred to as the “Company”). The Company primarily engages in providing end-to-end crypto asset exchange services by offering its customers multi-cryptocurrency marketplace and exchange platforms (the “Marketplace platform” and the “Exchange platform,” respectively) with a deep pool of liquidity for trading crypto assets through its user-friendly applications.

Coincheck Parent became publicly traded on Nasdaq on December 11, 2024 as a result of the business combination among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Parent, M1 Co G.K. (“M1 GK”), a Japanese limited liability company (godo kaisha) and a wholly owned subsidiary of Coincheck Parent, Coincheck Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Coincheck Parent, and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (“Coincheck”) (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of March 22, 2022, as amended from time to time, by and among such parties (the “Business Combination Agreement”) in the following steps:

•        On December 10, 2024, Coincheck and Coincheck Parent caused M1 GK to implement a share exchange (kabushiki koukan) under and in accordance with the applicable provisions of the Companies Act of Japan, pursuant to which the Ordinary Shares of Coincheck were exchanged for Ordinary Shares of Coincheck Parent (“Ordinary Shares”) (the “Share Exchange”).

•        The effect of the Share Exchange was that, amongst others, Coincheck shareholders became holders of the Ordinary Shares, and Coincheck became a direct, wholly owned subsidiary of M1 GK and an indirect wholly-owned subsidiary of Coincheck Parent.

•        Following the Share Exchange, Merger Sub was merged with and into Thunder Bridge (the “Merger”), following which the separate corporate existence of Merger Sub ceased and Thunder Bridge continued as the surviving corporation and became a wholly-owned subsidiary of Coincheck Parent.

•        As a result of the Merger: (a) each Thunder Bridge common share issued and outstanding immediately prior to the Merger was exchanged for the right to receive one Ordinary Share; and (b) each Thunder Bridge warrant that was outstanding immediately prior to the Merger (a “Thunder Bridge Warrant”) was automatically and irrevocably modified, pursuant to and in accordance with the Warrant Agreement, dated June 29, 2021, by and among Thunder Bridge and Continental Stock Transfer & Trust Company, as amended by the Warrant Assumption and Amendment Agreement, dated as of December 10, 2024, by and among Thunder Bridge, Coincheck Parent and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), to provide that, in lieu of the amount of Thunder Bridge common shares that a holder of a Thunder Bridge Warrant would have been entitled to acquire if the Thunder Bridge Warrant was exercised prior to the Merger, the holder thereof was now entitled to acquire the same amount of Ordinary Shares.

As a result of the Business Combination, Thunder Bridge, M1 GK and Coincheck have become wholly-owned subsidiaries of Coincheck Parent. On December 11, 2024, Ordinary Shares and public warrants of Coincheck Parent commenced trading on the Nasdaq Stock Market, (“Nasdaq”) under the symbols “CNCK” and “CNCKW,” respectively.

The transaction has been accounted for with Thunder Bridge being identified as the “acquired” entity for financial reporting purposes, accordingly, accounted for as the equivalent of Coincheck issuing shares for the net assets of Thunder Bridge, accompanied by a recapitalization. Therefore, these condensed consolidated interim financial statements have been presented as a continuation of Coincheck. Accordingly, the figures for the three months ended June 30, 2024, represent the results of Coincheck, including the effects of the recast of the share capital and earnings per share calculations.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

1.      Reporting Entity (cont.)

On January 31, 2025, Thunder Bridge changed its name to CCG Administrative Services, Inc. (“CCG AS”)

Next Finance Tech Co., Ltd and its subsidiaries (“Next Finance”) were acquired by the Company in March 2025.

On June 20, 2025, M1 GK and Coincheck merged, with Coincheck as the surviving entity and M1 GK dissolved immediately effective post-merger.

2.      Basis of preparation of condensed consolidated interim financial statements

(1)    Compliance with IFRS Accounting Standards

The condensed consolidated interim financial statements for the three months ended June 30, 2025, have been prepared in accordance with IAS 34, Interim Financial Reporting, and presented in a format consistent with the consolidated financial statements under IAS 1, Presentation of Financial Statements. However, they do not include all of the notes that would be required in a complete set of financial statements. Thus, these condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31, 2025.

(2)    Approval of the consolidated financial statements

The condensed consolidated interim financial statements were authorized for issuance on August 28, 2025 by the Chief Financial Officer, Jason Sandberg.

(3)    Use of judgements, estimates, and assumptions

The preparation of condensed consolidated interim financial statements in accordance with IFRS requires management to make certain judgments, estimates, and assumptions that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

These estimates and underlying assumptions are reviewed on a continuous basis. Changes in these accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The significant judgements made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those described in the consolidated financial statements for the year ended March 31, 2025.

3.      Material accounting policies

The accounting policies adopted in the presentation of these condensed consolidated interim financial statements are consistent with those adopted for the presentation of the consolidated financial statements for the year ended March 31, 2025. The Company adopted IAS 21, The Effects of Changes in Foreign Exchange Rates, for the fiscal year ending March 31, 2026. The adoption did not have a material impact on the condensed consolidated interim financial statements.

Additionally, for share-based payment arrangements granted to employees and others providing similar services, the grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

4.      Segment reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The CEO of the Company is the CODM of the Company. The CODM reviews financial information for purposes of making operating decisions, allocating resources, and evaluating financial performance. While the Company does have revenue from multiple services, no measures of profitability by service are available. As a result, discrete financial information is not available for each such component. As such, the Company has determined that it operates as one operating segment and one reportable segment.

The Company’s revenue is entirely derived from operations within Japan. Furthermore, there is no single customer from which revenue amounts to 10% or more of the Company’s total revenue.

5.      Revenue

(1)    Revenue breakdown

Revenue breakdowns by revenue from contracts with customers and other sources for the three months ended June 30, 2024 and 2025, are as follows:

	For the three months ended June 30,
(In millions)	2024	2025
Revenue arising from contracts with customers
Transaction revenue(1)	¥74,634	¥83,364
Commission received(2)	660	189
Sub-total	75,294	83,553

Other sources
Staking revenue	—	381
Other revenue(3)	6	55
Sub-total	6	436
Total	¥75,300	¥83,989

____________

(1)      Transaction revenue mainly refers to the revenue from sales of crypto assets to customers and cover counterparties.

(2)      Commission received refers to remittance fees, deposit and withdrawal fees, commissions that received from the issuer and the applicants in the IEO business, commissions that arise from transactions on the Coincheck NFT Marketplace and commissions that arise from transactions on the Exchange platform and others.

(3)      Other revenue is mainly related to the interest received from financial operations with JSF Trust and Banking Co., Ltd.

(2)    Contract balance

As of March 31 and June 30, 2025, there were no significant contract assets or contract liabilities.

For the three months ended June 30, 2024 and 2025, there was no revenue recognized for performance obligations fulfilled (or partially fulfilled) in the past.

(3)    Transaction price allocated to the remaining performance obligations

The Company does not have any contracts in which the projected initial contract period was longer than one year.

(4)    Assets recognized from the costs to obtain or fulfill contracts with customers

The Company does not have any significant costs to obtain or fulfill contracts with customers.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

6.      Financial instruments

(1)    The fair values of financial assets and liabilities are determined as below. Information about the fair value hierarchy is described in Note 6 “Fair value measurement”.

(a)     Cash and cash equivalents

Since cash and cash equivalents mainly consist of bank deposits, the carrying amount approximates their fair value.

(b)    Cash segregated as deposits

Cash segregated as deposits includes cash deposited in trust accounts. The carrying amount approximates its fair value.

(c)     Customer accounts receivable, Other financial assets, Deposits received, and Other financial liabilities

Other financial assets include receivables, guarantee deposits and USD Coin (a stablecoin). The carrying amount of instruments with short-term maturity approximates their fair value. The fair value of instruments with long-term maturity is measured using future cash flows discounted by a rate reflecting the counterparty or the Company’s credibility, which is a reasonable approximation of the carrying amount.

(d)    Warrant liabilities

As part of Thunder Bridge’s IPO, Thunder Bridge issued private and public warrants to third-party investors where each whole warrant entitled the holder to purchase one share of Thunder Bridge’s Class A common stock at an exercise price of USD11.5 per share. Simultaneously with the closing of the IPO, Thunder Bridge completed the private sale of warrants where each warrant allowed the holder to purchase one share of Thunder Bridge’s Class A common stock at USD11.5 per share.

Pursuant to a warrant assumption and amendment agreement, dated as of December 10, 2024, Thunder Bridge private and public warrants were exchanged for Coincheck Parent’s private and public warrants, respectively, and subject to the same material terms. As of December 10, 2024, there were 4,730,557 public warrants outstanding and 129,611 private warrants outstanding.

The warrants expire on the earlier of the fifth anniversary of December 10, 2024 or the date on which Coincheck Parent may call the public warrants for redemption, subject to the conditions outlined in the warrant assumption and amendment agreement. The warrants are exercisable at a price of USD11.5 per share.

7.      Fair value measurement

(1)    Fair value hierarchy

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in the fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:	Quoted prices without adjustments in an active market for identical assets or liabilities.
Level 2:	Inputs other than the quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
Level 3:	Unobservable inputs for the assets or liabilities.

The level of fair value hierarchy is determined by the lowest-level input that is significant to the measurement of the fair value.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

7.      Fair value measurement (cont.)

There were no transfers between levels for the three months ended June 30, 2024 and 2025.

(2)    Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis

Fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the condensed consolidated interim statements of financial position is as follows:

As of March 31, 2025

(In millions)	Note	Level 1	Level 2	Level 3	Total
Crypto assets held(1)		¥44,680	¥—	¥—	¥44,680
Other financial assets(2)		22	—	46	68
Total		¥44,702	¥—	¥46	¥44,748

Crypto asset borrowings		¥44,479	¥—	¥—	¥44,479
Warrant liability
Public warrant liabilities	5	398	—	—	398
Private warrant liabilities(3)	5	—	—	12	12
Total		¥44,878	¥—	¥12	¥44,889

As of June 30, 2025

(In millions)	Note	Level 1	Level 2	Level 3	Total
Crypto assets held(1)		¥53,613	¥—	¥—	¥53,613
Other financial assets(2)		25	—	143	168
Total		¥53,638	¥—	¥143	¥53,781

Crypto asset borrowings		¥53,307	¥—	¥—	¥53,307
Warrant liability
Public warrant liabilities	5	593	—	—	593
Private warrant liabilities(3)	5			22	22
Total		¥53,900	¥—	¥22	¥53,922

____________

(1)      Crypto assets held (current assets) consist of cryptocurrencies for facilitating customer transactions.

(2)      USD Coin which is included in “Other financial assets” is categorized as Level 1. Other financial assets categorized as Level 3 are equity investments in non-listed companies by using the valuation method based on net assets adjusted by items that are necessary for fair value measurement purposes. The changes in fair value are recognized through other income and expenses. The financial assets categorized as Level 3 are measured by valuation policy and procedures set by the Company and the valuation results are reviewed and approved by Chief Financial Officer.

The following table presents a reconciliation of other financial assets and warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs:

Equity security investments

	For the three months ended June 30
(In millions)	2024	2025
Balance, beginning of period	¥39	¥46
Purchases	—	100
Change in fair value	(3)	(3)
Balance, end of period	¥36	¥143

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

7.      Fair value measurement (cont.)

Private warrant liabilities

(In millions)	For the three months ended June 30, 2025
Balance, beginning of period	¥12
Change in fair value	11
Foreign exchange impact	(1)
¥22

____________

(3)      Private warrant liability is valued using a Black-Scholes Merton model. The assumptions used to value the private warrant liabilities were as follows.

	As of
	March 31, 2025		June 30, 2025
Exercise price	USD	11.5	USD	11.5
Share price	USD	5.1	USD	5.5
Volatility		35.9%		42.5%
Expected life (in years)		4.7		4.5
Risk-free rate		3.95%		3.76%
Dividend yield		0.00%		0.00%

(3)    Fair value hierarchy of assets and liabilities measured at fair value on a non-recurring basis

As of March 31, 2025

There were no significant assets or liabilities measured at fair value on a nonrecurring basis as of March 31, 2025.

As of June 30, 2025

There were no significant assets or liabilities measured at fair value on a nonrecurring basis as of June 30, 2025.

8.      Share-based payments

For the three months ended June 30, 2025, Coincheck Parent established an equity-settled share-based payment program. Under this program, the Company granted Restricted Share Units (the “RSUs”) to managing directors and officers, audit and supervisory board members of the Company, and the Company’s qualified employees and non-employee consultants. The RSUs are vested upon the satisfaction of service-based conditions or market conditions. Once vested, the RSUs are settled by delivery of one Ordinary Share per unit.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

8.      Share-based payments (cont.)

A summary of RSUs activity is as follows:

(1)    RSUs with service-based conditions (equity settled)

The RSUs with service-based conditions vest over a service period ranging from ten months to three years.

	Number of shares	Weighted Average Grant Date Fair Value Per Share
Balance as of April 1, 2025	—	$—
Granted	3,834,430	5.42
Vested	—	—
Forfeited and cancelled	—	—
Balance as of June 30, 2025	3,834,430	5.42

(2)    RSUs with market conditions (equity settled)

The RSUs with market conditions vest over three years, under which the average closing price for the Ordinary Shares for the 30 calendar days up to and including on trading prior to the date of vesting is at least $12.00 per share.

	Number of shares	Weighted Average Grant Date Fair Value Per Share
Balan as of April 1, 2025	—	$—
Granted	285,419	3.15
Vested	—	—
Forfeited and cancelled	—	—
Balance as of June 30, 2025	285,419	3.15

The fair value of RSUs with service-based conditions has been measured based on the Company’s observable share price. For RSUs with market conditions, the fair value has been measured using a Monte Carlo simulation. The valuation of all RSUs has incorporated neither dividends nor other features. The cost of RSUs is recognized in condensed consolidated interim statements of profit or loss and other comprehensive income together with a corresponding increase in share-based payment reserve in condensed consolidated interim statements of change in equity.

As of June 30, 2025, the total unrecognized compensation cost related to unvested RSUs was $19,615,575, which is expected to be recognized over a weighted-average period of 2.6 years.

9.      Earnings per share

The bases for calculating basic earnings (losses) per share and diluted earnings (losses) per share for the three months ended June 30, 2024 and 2025, are as follows:

	For the three months ended June 30,
(In millions, except per share data)	2024	2025
Net profits (losses) for the period attributable to owners of Coincheck Parent	¥436	¥(1,377)
Basic and diluted net earnings (losses) per share	¥3.56	¥(10.52)
Weighted-average number of shares, basic and diluted	122,587,617	130,814,526

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

9.      Earnings per share (cont.)

Weighted-average number of shares has been recasted to reflect the transaction on December 10, 2024. Basic net earnings (losses) per share are computed by dividing net profit (loss) by the weighted-average number of shares of Ordinary Shares outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares (i.e., warrants, RSUs). Diluted net profit (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. For the three months ended June 30, 2024 and 2025, the diluted earnings per share is equal to basic earnings per share, as there were no potentially dilutive securities. For the three months ended June 30, 2025, all potentially dilutive securities were not included in the calculation of diluted losses per share as their effect would be anti-dilutive.

10.    Income tax expense

The Company’s consolidated effective tax rate was 10.1% and 32.3% for the three months ended June 30, 2025 and June 30, 2024, respectively. The change in the effective tax rate was primarily due to Coincheck Parent recognizing a loss before income taxes for the three months ended June 30, 2025, which was not recognized as a deferred tax asset due to the fact that sufficient future taxable profits are not expected.

11.    Related parties

(1)    Related party transactions

Below are the related-party balances as of March 31 and June 30, 2025:

(Unit: In millions) Type of related party	Name of related party	Detail of transaction	Outstanding balance as of
			March 31, 2025	June 30, 2025
Subsidiaries of parent company	Monex Finance Corporation	Borrowing(3)(4)	751	2,300
Associates of parent company	Monex,Inc.	Provision of sales service	5	2

Below is the related-party transaction impact on the condensed consolidated interim statements of profit or loss and other comprehensive income for the three months ended June 30, 2024 and 2025:

(Unit: In millions) Type of related party	Name of related party	Detail of transaction	For the three months ended June 30,
			2024	2025
Parent company	Monex Group, Inc.	Business management service fee(2)	¥156	¥—
Subsidiaries of parent company	Monex Finance Corporation	Interest expense	4	22
Associates of parent company	Monex, Inc.	Transaction revenue(1)	1,619	1,715
		Cost of sales(1)	1,614	1,710
		Provision of sales service	15	6
		Derivative gains(5)	23	—

____________

(1)      Certain of Coincheck’s managing directors and related parties purchase or sell crypto assets on Coincheck’s marketplace platform. The transactions for the three months ended June 30, 2024 and 2025, were made on terms equivalent to those that prevail in arm’s-length transactions. The Company recognized the corresponding transaction revenue amounting to ¥1,619 million and ¥1,715 million for the three months ended June 30, 2024 and 2025, respectively.

COINCHECK GROUP N.V. and its subsidiaries.
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
(UNAUDITED)

11.    Related parties (cont.)

(2)      Business management service fee represents the considerations for guidance and support on general management and other consulting services provided by Monex, the parent company of Coincheck (prior to the Business Combination). The services include support on registration of cryptocurrency exchange business and negotiation with the Financial Services Agency necessary for continuing registration, assistance in cyber security risk management, and maintaining relationship with relevant financial institutions. According to the business management service fee agreements, the considerations were calculated based on 5% of Coincheck’s total revenue net of cost of sales (variable fees). This agreement was terminated in November 2024.

(3)      Coincheck entered into a line of credit of ¥6,000 million with Monex Finance Corporation, with aggregate commitments as of March 31 and June 30, 2025, respectively. The outstanding under this arrangement were ¥nil million and ¥500 million as of March 31, 2025 and June 30, 2025, respectively. The interest rate under this was 1.75% for the three months ended June 30, 2025.

(4)      Coincheck Parent entered into its own commitment line contract of ¥2,304 million as a debtor with Monex Finance Corporation for the purpose of operating capital as of March 31, 2025 and June 30, 2025, respectively. The balance outstanding under this was ¥751 million and ¥1,800 million as of March 31, 2025 and June 30, 2025, respectively. The interest rate under this was 5.68% for the three months ended June 30, 2025.

(5)      The derivative transaction is a forward exchange transaction between the USD and the Japanese yen. Realized gain of ¥23 million recognized in the condensed consolidated interim statement of profit or loss and other comprehensive income is included in the “Transaction amount” of the derivative transaction for the three months ended June 30, 2024. The fair value gain of the open foreign exchange forward transaction was ¥1 million as of June 30, 2024 with the principal amount of ¥43 million. There was no derivative transactions for the three months ended June 30, 2025.

(2)    Subsidiary

The number of consolidated subsidiaries decreased to 5 in the three months ended June 30, 2025, due to merger of M1 GK, compare with 6 as of March 31, 2025. The following is a list of the Company’s consolidated subsidiaries: 5 subsidiaries as of June 30, 2025.

Name of subsidiary	Place of incorporation and operation	Contents of business	Percentage of voting rights held by the Company
Coincheck, Inc.	Japan	Provides end-to-end crypto asset exchange services and operates a multi-cryptocurrency marketplaces.	100%
CCG Administrative Services, Inc.	US	Provides certain administrative services for Coincheck Group N.V.	100%
Next Finance Tech Group	Japan	Provides staking service.	100%
Next Finance Tech Digital Assets Co., Ltd.	Japan	Borrows cryptocurrencies.	100%
Next Finance Tech International Co., Ltd.	Cayman Islands	Manages Next Finance’s insurance.	100%

12.    Events after the reporting date

There were no events after the reporting date and through the date when the condensed consolidated interim financial statements were authorized for issue that would require adjustment to these condensed consolidated interim statements or disclosure.